--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                              AMENDMENT NO. 1

                                    TO

                                    FORM 10

                  GENERAL FORM FOR REGISTRATION OF SECURITIES

   PURSUANT TO SECTION 12(B) OR 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934

                               ----------------

                                NEW TENNECO INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                                 76-0515284
   (STATE OR OTHER JURISDICTION OF        (I.R.S. EMPLOYER IDENTIFICATION NO.)
   INCORPORATION OR ORGANIZATION)

     1275 KING STREET GREENWICH,                          06831
             CONNECTICUT                               (ZIP CODE)
   (ADDRESS OF PRINCIPAL EXECUTIVE
              OFFICES)

                                 (203) 863-1000
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                               ----------------

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

                 TITLE OF CLASS TO                 NAMES OF EACH EXCHANGE ON
                 BE SO REGISTERED               WHICH CLASS IS TO BE REGISTERED
                 -----------------              -------------------------------
   Common Stock ($.01 Par Value)                New York, Chicago, Pacific and
    (and associated Preferred                            London Stock
    Stock Purchase Rights)                                 Exchanges
   (Regular Way and When Issued)

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                                      NONE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                NEW TENNECO INC.

              CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT
                              AND ITEMS OF FORM 10

 ITEM
 NO.          ITEM CAPTION                LOCATION IN INFORMATION STATEMENT
 ----         ------------                ---------------------------------
  1.  Business....................   Summary of Certain Information;
                                     Management's Discussion and Analysis of
                                     Financial Condition and Results of
                                     Operations; and Business and Properties.
  2.  Financial Information.......   Summary of Certain Information; Unaudited
                                     Pro Forma Combined Financial Statements;
                                     and Management's Discussion and Analysis of
                                     Financial Condition and Results of
                                     Operations; and the Exhibits.
  3.  Properties..................   Business and Properties.
  4.  Security Ownership of
       Certain Beneficial Owners
       and Management.............   Management.
  5.  Directors and Executive        Management and Liability and
       Officers...................   Indemnification of Directors and Officers.
  6.  Executive Compensation......   Management.
  7.  Certain Relationships and      Summary of Certain Information; The
       Related Transactions.......   Industrial Distribution; and Management.
  8.  Legal Proceedings...........   Business and Properties.
  9.  Market Price of and
       Dividends on the
       Registrant's Common Equity    Summary of Certain Information; The
       and Related Stockholder       Industrial Distribution; and Description of
       Matters....................   Capital Stock.
 10.  Recent Sales of Unregistered
       Securities.................   Not Applicable.
 11.  Description of Registrant's
       Securities to be
       Registered.................   Description of Capital Stock.
 12.  Indemnification of Directors   Liability and Indemnification of Directors
       and Officers...............   and Officers.
 13.  Financial Statements and       Summary of Certain Information; Unaudited
       Supplementary Data.........   Pro Forma Combined Financial Statements;
                                     Management's Discussion and Analysis of
                                     Financial Condition and Results of
                                     Operations; and Combined Selected Financial
                                     Data.
 14.  Disagreements with
       Accountants and Accounting
       and Financial Disclosure...   Not Applicable.
 15.  Financial Statements and       Combined Selected Financial Data and
       Exhibits...................   Exhibit Index.

                             INFORMATION STATEMENT

                               NEW TENNECO INC.
           LOGO          (TO BE RENAMED TENNECO INC.)

                                 COMMON STOCK
                          (PAR VALUE $.01 PER SHARE)

  This Information Statement is being furnished to stockholders of Tenneco Inc., a Delaware corporation ("Tenneco"), in connection with the distribution (the "Industrial Distribution") by Tenneco to holders of its Common Stock, par value $5.00 per share ("Tenneco Common Stock"), of all the outstanding shares of Common Stock, par value $.01 per share ("Company Common Stock"), of its wholly owned subsidiary, New Tenneco Inc., a Delaware corporation (the "Company"). Concurrently, Tenneco will distribute to holders of Tenneco Common Stock all of the outstanding shares of Common Stock, par value $.01 per share ("Newport News Common Stock"), of Newport News Shipbuilding Inc., a Delaware corporation ("Newport News") (individually, the "Shipbuilding Distribution" and, together with the Industrial Distribution, the "Distributions"). The Distributions will occur immediately prior to the effective time (the "Merger Effective Time") of the proposed merger (the "Merger"), pursuant to an Agreement and Plan of Merger dated as of June 19, 1996, as amended (the "Merger Agreement"), of a wholly owned subsidiary of El Paso Natural Gas Company, a Delaware corporation ("El Paso"), with and into Tenneco (which upon consummation of the Merger will be renamed El Paso Tennessee Pipeline Co.). Pursuant to the Merger, Tenneco stockholders will receive Common Stock, par value $3.00 per share, of El Paso ("El Paso Common Stock") and, under certain circumstances, depositary shares each representing a 1/25th fractional interest in a share of Preferred Stock of El Paso ("El Paso Preferred Depositary Shares"). The Distributions, the Merger and the other transactions contemplated thereby are collectively referred to herein as the "Transaction."

  Unless the context otherwise requires, as used herein the term "Company" refers: (i) for periods prior to the Industrial Distribution, to the Tenneco Automotive, Tenneco Packaging and Tenneco Business Services businesses of Tenneco (collectively, the "Industrial Business") which New Tenneco Inc. will own and operate after the Industrial Distribution and (ii) for periods after the Industrial Distribution, to New Tenneco Inc. and its consolidated subsidiaries. See "The Industrial Distribution--Corporate Restructuring Transactions."

  The Company is a newly formed, wholly owned subsidiary of Tenneco that will conduct the Industrial Business. As part of the Transaction, the Industrial Business has been consolidated into the Company and disaffiliated with the other businesses of Tenneco as described under "The Industrial Distribution-- Corporate Restructuring Transactions."

  The consummation of the Transaction is conditioned upon, among other things, approval thereof by Tenneco stockholders. The consummation of the Distributions is subject to the satisfaction or waiver of a number of other conditions as described under "The Industrial Distribution--Conditions to Consummation of the Industrial Distribution."

  It is expected that the Industrial Distribution will be made on or about December 11, 1996 to holders of record of Tenneco Common Stock on the Distribution Record Date (as defined herein) on the basis of one share of Company Common Stock for each share of Tenneco Common Stock held of record. In addition, the Board of Directors of the Company will adopt a stockholder rights plan and cause to be issued, with each share of Company Common Stock to be distributed in the Industrial Distribution, one Right (as defined herein), entitling the holder thereof to, among other things, purchase under certain circumstances, and as described more fully herein, one one-hundredth of a share of Company Junior Preferred Stock (as defined herein). No consideration will be required to be paid by holders of Tenneco Common Stock for the shares of Company Common Stock to be distributed in the Industrial Distribution or the Rights associated therewith, nor will holders of Tenneco Common Stock be required to surrender or exchange their shares of Tenneco Common Stock in order to receive such shares of Company Common Stock and the Rights associated therewith.

  There is no current public market for Company Common Stock, although a "when issued" market is expected to develop prior to the effective date of the Industrial Distribution (the "Distribution Date"). The New York Stock Exchange has approved the listing of the Company Common Stock upon notice of issuance. The Company is also applying to the Chicago, Pacific and London Stock Exchanges for approval of the listing of Company Common Stock upon notice of issuance.

  RECIPIENTS OF COMPANY COMMON STOCK SHOULD NOTE THE FACTORS DISCUSSED IN "RISK FACTORS" BEGINNING ON PAGE 31.

                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION  OR BY  ANY STATE SECURITIES  COMMISSION, NOR  HAS THE
   SECURITIES  AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES  COMMISSION
     PASSED UPON THE ACCURACY OR  ADEQUACY OF THIS INFORMATION STATEMENT.
      ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       THE DATE OF THIS INFORMATION STATEMENT IS NOVEMBER 4, 1996.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION.....................................................    1
SUMMARY OF CERTAIN INFORMATION............................................    3
INTRODUCTION..............................................................   15
THE INDUSTRIAL DISTRIBUTION...............................................   16
  Manner of Distribution..................................................   16
  Corporate Restructuring Transactions....................................   16
  Debt and Cash Realignment...............................................   17
  Relationships Among Tenneco, the Company and Newport News after the Dis-
   tributions.............................................................   20
  Reasons for the Distributions...........................................   25
  Conditions to Consummation of the Industrial Distribution...............   25
  Amendment or Termination of the Distributions...........................   26
  Trading of Company Common Stock.........................................   26
  Certain Federal Income Tax Aspects of the Industrial Distribution.......   26
  Reasons for Furnishing the Information Statement........................   30
RISK FACTORS..............................................................   31
  No Current Public Market for Company Common Stock.......................   31
  Uncertainty Regarding Trading Prices of Stock Following the Transaction.   31
  Uncertainty Regarding Future Dividends..................................   31
  Potential Federal Income Tax Liabilities................................   31
  Certain Antitakeover Features...........................................   33
  Potential Liabilities Due to Fraudulent Transfer Considerations and Le-
   gal Dividend Requirements..............................................   33
THE COMPANY...............................................................   35
  Introduction............................................................   35
  Business Strategy.......................................................   35
FINANCING.................................................................   38
CAPITALIZATION............................................................   39
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS.........................   40
COMBINED SELECTED FINANCIAL DATA..........................................   46
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................   47
  Proposed Merger with El Paso............................................   47
  Results of Operations for the Six Months Ended June 30, 1996 and 1995...   48
  Results of Operations for the Years 1995, 1994 and 1993.................   54
BUSINESS AND PROPERTIES...................................................   62
  Tenneco Automotive......................................................   62
  Tenneco Packaging.......................................................   70
  Tenneco Business Services...............................................   76
  Properties..............................................................   76
  Environmental Matters...................................................   77
LEGAL PROCEEDINGS.........................................................   78
MANAGEMENT................................................................   79
  Board of Directors......................................................   79
  Executive Officers......................................................   81
  Stock Ownership of Management...........................................   82

                                                                           PAGE
                                                                           ----
  Committees of the Board of Directors....................................  83
  Executive Compensation..................................................  83
  Compensation of Directors...............................................  89
  Employment Contracts and Termination of Employment and Change-in-Control
   Arrangements...........................................................  89
  Transactions with Management and Others.................................  90
  Compensation Committee Interlocks and Insider Participation.............  91
  Benefit Plans Following the Industrial Distribution.....................  91
DESCRIPTION OF CAPITAL STOCK..............................................  92
  Authorized Capital Stock................................................  92
  Company Common Stock....................................................  92
  Company Preferred Stock.................................................  93
ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS................................  93
  Classified Board of Directors...........................................  93
  Number of Directors; Removal; Filling Vacancies.........................  94
  Special Meetings........................................................  94
  Advance Notice Provisions for Stockholder Nominations and Stockholder
   Proposals..............................................................  94
  Record Date Procedure for Stockholder Action by Written Consent.........  95
  Stockholders Meetings...................................................  96
  Company Preferred Stock.................................................  96
  Business Combinations...................................................  96
  Amendment of Certain Provisions of the Certificate and By-laws..........  97
  Rights..................................................................  97
  Antitakeover Legislation................................................  99
  Comparison with Rights of Holders of Tenneco Common Stock............... 100
LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS................... 103
  Elimination of Liability of Directors................................... 103
  Indemnification of Directors and Officers............................... 104
INDEX TO COMBINED FINANCIAL STATEMENTS AND SCHEDULE....................... F-1

                             AVAILABLE INFORMATION

  Tenneco is (and, following the Industrial Distribution, the Company will be) subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files (and the Company will file) reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Tenneco (and to be filed by the Company) with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Commission's Regional Offices, including the following: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such information may be obtained by mail at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Street, N.W., Washington, D.C. 20549 or accessed electronically on the Commission's Web site at (http://www.sec.gov). The Company Common Stock has been approved for listing on the New York Stock Exchange and reports and other information concerning the Company can be inspected at the New York Stock Exchange offices, 20 Broad Street, New York, New York, 10005.

  The Company intends to furnish holders of Company Common Stock with annual reports containing consolidated financial statements prepared in accordance with United States generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent public accounting firm, as well as quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

  The Company has filed with the Commission a Registration Statement on Form 10 (as amended, this "Registration Statement") under the Exchange Act covering Company Common Stock and the associated Rights.

  This Information Statement does not contain all of the information in the Registration Statement and the related exhibits and schedules. Statements in this Information Statement as to the contents of any contract, agreement or other document are summaries only and are not necessarily complete. For complete information as to these matters, refer to the applicable exhibit or schedule to the Registration Statement. The Registration Statement and the related exhibits filed by the Company with the Commission may be inspected at the public reference facilities of the Commission listed above.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS INFORMATION STATEMENT OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR TENNECO. NEITHER THE DELIVERY OF THIS INFORMATION STATEMENT NOR CONSUMMATION OF THE INDUSTRIAL DISTRIBUTION CONTEMPLATED HEREBY SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR TENNECO SINCE THE DATE HEREOF, OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

     CAUTIONARY STATEMENT FOR PURPOSES OF "SAFE HARBOR" PROVISIONS OF THE
               PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

  This Information Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, the Company's prospects, developments and business strategies for its operations, all of which are subject to risks and uncertainties. These forward-looking statements are identified by their use of terms and phrases such as "intends," "intend," "intended," "goal," "expects," "expect," "expected," "plans," "anticipates," "anticipated," "should," "designed to," "foreseeable future," "believe" and "believes" and similar terms and phrases, and in many cases are followed by a cross reference to "Risk Factors." The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include (a) the factors discussed in the section or sections under "Risk Factors" and particularly, in cases where the forward-looking statement is followed by a cross reference to "Risk Factors," the factors discussed in the section or sections under "Risk Factors" that are referred to in the cross reference, (b) the factors discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business and Properties" and (c) the following additional factors: (i) the general economic and competitive conditions in the markets and countries where the Company operates; (ii) changes in capital availability or costs such as changes in interest rates, market perceptions of the industries in which the Company operates or security ratings;
(iii) fluctuations in demand for certain of the Company's products; (iv) the cost of compliance with changes in regulations, including environmental regulations; (v) employee workforce factors, including collective bargaining agreements or work stoppages; (vi) growth strategies through acquisitions and investments in joint ventures may face legal and regulatory delays and other unforeseeable obstacles beyond the Company's control; (vii) cost control efforts may be affected by the timing of related work force reductions and might be further offset by unusual and unexpected items resulting from such events as unexpected environmental remediation costs in excess of reserves;
(viii) future operating results and success of business ventures in the United States and foreign markets may be subject to the effects of, and changes in, United States and foreign trade and monetary policies, laws and regulations, political and governmental changes, inflation and exchange rates, taxes, and operating conditions; and (ix) authoritative generally accepted accounting principle or policy changes from such standard setting bodies as the Financial Accounting Standards Board and the Commission.

  When a forward-looking statement includes a statement of the assumptions or basis underlying the forward-looking statement, the Company cautions that, while it believes such assumptions or basis to be reasonable and makes them in good faith, assumed facts or basis almost always vary from actual results, and the differences between assumed facts or basis and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, the Company or its management expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished.

                         SUMMARY OF CERTAIN INFORMATION

  This Summary is qualified by the more detailed and other information and financial statements set forth elsewhere in this Information Statement, which should be read in its entirety. Capitalized terms used but not defined in this Summary are defined elsewhere in this Information Statement. Unless the context otherwise requires, the term "Company" refers (i) for periods prior to the Industrial Distribution, to Tenneco's Industrial Business and (ii) for periods after the Industrial Distribution, to the Company and its consolidated subsidiaries.

                                  THE COMPANY

  The Company is a newly formed Delaware corporation which, upon completion of the Industrial Distribution, will be an independent, publicly held company (symbol "TEN"). The Company will own and operate, directly and through its direct and indirect subsidiaries, substantially all of the assets of, and will assume substantially all of the liabilities associated with, the principal industrial businesses of Tenneco: the Tenneco Automotive business ("Tenneco Automotive") and the Tenneco Packaging business ("Tenneco Packaging"). The Company will also own and operate the administrative services business of
Tenneco: Tenneco Business Services ("TBS"). Upon consummation of the Merger, the Company will change its name to Tenneco Inc.

  Although the separation of the Industrial Business from the remainder of the businesses, operations and companies currently constituting the "Tenneco Group" has been structured as a "spin-off" of the Company pursuant to the Industrial Distribution for legal, tax and other reasons, the Company will succeed to certain important aspects of the existing Tenneco business, organization and affairs, namely: (i) the Company will be renamed "Tenneco Inc." upon the consummation of the Merger; (ii) the Company will be headquartered at Tenneco's current headquarters in Greenwich, Connecticut; (iii) the Company's Board of Directors (the "Company Board") will consist of those persons currently constituting the Tenneco Board of Directors (the "Tenneco Board"); (iv) the Company's executive management will consist substantially of the current Tenneco executive management; and (v) the Industrial Business to be conducted by the Company will consist largely of Tenneco Automotive and Tenneco Packaging.

  Tenneco Automotive is one of the world's leading manufacturers of automotive exhaust and ride control systems for both the original equipment market and the replacement market, or aftermarket. Tenneco Automotive is a global business that sells its products in over 100 countries. Tenneco Automotive manufactures and markets its automotive exhaust systems primarily under the Walker(R) brand name and its ride control systems primarily under the Monroe(R) brand name.

  Tenneco Packaging is among the world's leading and most diversified packaging companies, manufacturing packaging products for consumer, institutional and industrial markets. The paperboard business group manufactures corrugated containers, folding cartons and containerboard, has a joint venture in recycled paperboard, and offers high value-added products such as enhanced graphics packaging and displays and kraft honeycomb products. Its specialty products group produces disposable aluminum, foam and clear plastic food containers, molded fiber and pressed paperboard products, as well as polyethylene bags and industrial stretch wrap. Tenneco Packaging's consumer products include such recognized brand names as Hefty(R), Baggies(R) and E-Z Foil(R).

  TBS designs, implements and administers shared administrative service programs for the Tenneco businesses as well as, on an "as requested" basis, for former Tenneco business entities.

  The Company's principal executive offices are located at 1275 King Street, Greenwich, Connecticut 06831; telephone: (203) 863-1000.

                               BUSINESS STRATEGY

The Company

  The Distributions and the Merger represent the most important step to date in accomplishing Tenneco's overall strategic objective of transforming itself from a highly diversified industrial corporation to a global manufacturing company focused on Tenneco Automotive and Tenneco Packaging. For the past several years, Tenneco's management team has redeployed resources from slower growth, more cyclical businesses to these higher growth businesses. The Distributions are expected to provide the Company with greater flexibility to pursue additional growth opportunities for Tenneco Automotive and Tenneco Packaging as a result of the increased management focus and additional financial flexibility at the Company. These additional growth opportunities are expected to include, among other things, strategic acquisitions, joint ventures, strategic alliances and further organic growth from additional product development and international expansion initiatives.

  Management Focus. As a result of the Distributions and the Merger, Tenneco's executive management team will be able to focus all of its efforts on exploring and implementing the most appropriate growth opportunities for Tenneco Automotive and Tenneco Packaging.

  Implementation of Management Programs. Tenneco's strategy of focusing on the Industrial Business will allow the Company to further refine and implement certain management processes that have been developed over the past several years in order to improve operating performance. These programs include: (i) the Cost of Quality program through which the Company has successfully reduced the failure costs in its manufacturing and administrative processes; (ii) the working capital initiative through which the Company plans to further reduce its working capital requirements; and (iii) the shared services program, administered by TBS, through which the Company plans on further improving efficiency and reducing the cost of general and administrative support functions. The Company believes that Tenneco Automotive and Tenneco Packaging are particularly well-suited to benefit from these types of programs due to the fragmented, non-regulated nature of the industries in which they operate.

  Strategic Acquisitions. Strategic acquisitions have been, and will continue to be, an important element of the Company's overall growth strategy. Tenneco's current executive management team, which will continue to serve as the Company's executive management team following the Industrial Distribution, has a proven track record of identifying, structuring and integrating strategic acquisitions. As a result of management's experience in implementing strategic acquisitions, the Company has developed comprehensive plans to efficiently integrate new companies into its existing corporate infrastructure. The Company intends to continue to pursue appropriate acquisition opportunities in which management can substantially improve the profitability of strategically related businesses by, among other things, rationalizing similar product lines and eliminating certain lower margin product lines; reconfiguring and upgrading manufacturing facilities; moving production to the lowest cost facilities; reducing selling, distribution, purchasing and administrative costs; increasing market share within either a geographic or product market; and acquiring businesses that possess leading brand name products.

  Continued growth in revenues and earnings at the pace sought by the Company will require continued success in completing major acquisitions and similar expansion efforts, and then successfully integrating the acquired businesses and operations into the Company. The identity, timing, frequency, terms and other factors involved in the overall acquisition/expansion program, and those relating to any particular major acquisition, will impact, positively or negatively, the Company's success in achieving its financial and other goals. Although certain factors in this regard will be beyond the Company's control, its executive management team believes that the Company will have the requisite significant opportunities, and the expertise, resources and commitment to successfully act on an appropriate number of those opportunities, to achieve its goals.

  Employee Incentives. In addition, the Distributions and the Merger will allow Tenneco's executive management team to develop incentive compensation systems for employees that are more closely aligned with the operational success of Tenneco Automotive and Tenneco Packaging.

 Tenneco Automotive

  Tenneco Automotive's primary goal is to enhance its leadership position in the global automotive parts industry in which it is currently one of the world's leading manufacturers of exhaust and ride control systems. Tenneco Automotive intends to capitalize on certain significant existing and emerging trends in the automotive industry, including (i) the consolidation and globalization of the original equipment manufacturers' ("OEMs") supplier base,
(ii) increased OEM outsourcing, particularly of more complex components, assemblies, modules and complete systems to sophisticated, independent suppliers and (iii) growth of emerging markets for both original equipment and replacement markets. Key components of Tenneco Automotive's strategy include:
(a) capitalizing on brand-name strength; (b) retaining and enhancing market share; (c) continuing development of high value-added products; (d) increasing ability to deliver full-system capabilities (rather than merely component parts); (e) continuing international expansion and strategic acquisitions; (f) maintaining operating cost leadership; and (g) continuing focus on the customer.

 Tenneco Packaging

  Tenneco Packaging's primary goal is to maintain and enhance its position as a leading specialty packaging company offering a broad line of products suited to provide customers with the best packaging solutions. Tenneco Packaging intends to capitalize on certain significant existing and emerging trends in the packaging industry, including (i) increasing materials substitution, (ii) changing fiber availability and (iii) global demand growth. Key components of Tenneco Packaging's strategy include: (a) continued development and growth of multi-material uses, broad product lines and packaging offering customers enhanced functionality and value; (b) fiber flexibility (primarily in the mix of virgin and recycled fiber sources); (c) growth through domestic and international acquisitions and joint ventures; (d) internal growth in base businesses; (e) reduction of sensitivity to changes in economic cyclicality through the pursuit of specialty and other high value-added product growth; and
(f) maintenance of market leadership positions in its primary business groups.

                                ----------------

    SUMMARY HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA OF THE COMPANY

  The summary combined financial data as of December 31, 1995 and 1994 and for the years ended December 31, 1995, 1994 and 1993 were derived from the audited Combined Financial Statements of the Company. The summary combined financial data as of December 31, 1993, 1992 and 1991 and for the years ended December 31, 1992 and 1991 are unaudited and were derived from the accounting records of Tenneco. The summary combined financial data as of and for each of the six-month periods ended June 30, 1996 and 1995 were derived from the unaudited Combined Financial Statements of the Company. In the opinion of the Company's management, the summary combined financial data of the Company as of December 31, 1993, 1992 and 1991 and for the years ended December 31, 1992 and 1991, and as of and for the six months ended June 30, 1996 and 1995 include all adjusting entries (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The results of operations for the six months ended June 30, 1996 should not be regarded as indicative of the results that may be expected for the full year.

  The summary pro forma combined financial data as of and for the six months ended June 30, 1996 and for the year ended December 31, 1995, have been prepared to reflect: (i) the acquisition of The Pullman Company and its Clevite products division ("Clevite") in July 1996 and the acquisition of the Amoco Foam Products Company, a unit of Amoco Chemical Company ("Amoco Foam Products"), in August 1996; (ii) the effect on the Company of the Cash Realignment and Debt Realignment (as each are defined herein); (iii) the effect on the Company of the Corporate Restructuring Transactions, and other transactions pursuant to the provisions of the Distribution Agreement and Merger Agreement; and (iv) the issuance of Company Common Stock as part of the Industrial Distribution. The unaudited pro forma combined financial data for the year ended December 31, 1995 also reflects the pro forma results of operations of the Mobil Plastics Division of Mobil Oil Corporation ("Mobil Plastics") prior to its acquisition in November 1995. The Clevite and Amoco Foam Products acquisitions do not meet the Commission's criteria for inclusion of separate historical financial statements. The unaudited pro forma combined Statements of Income Data have been prepared as if the transactions occurred on January 1, 1995; the unaudited pro forma combined Balance Sheet Data have been prepared as if the transactions occurred on June 30, 1996. The summary pro forma combined financial data are not necessarily indicative of the results of operations of the Company had the transactions reflected therein actually been consummated on the dates assumed and are not necessarily indicative of the results of operations for any future period.

  This information should be read in conjunction with "Unaudited Pro Forma Combined Financial Statements," "Combined Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Combined Financial Statements, and notes thereto, included elsewhere in this Information Statement.

                                  SIX MONTHS
                                ENDED JUNE 30,                    YEARS ENDED DECEMBER 31,
                           --------------------------  ---------------------------------------------------------
                           PRO FORMA                   PRO FORMA
(MILLIONS EXCEPT PER         1996    1996(A)  1995(A)    1995    1995(A)  1994(A)     1993(A)   1992       1991
SHARE AMOUNTS)             --------- -------  -------  --------- -------  -------     -------  ------     ------
STATEMENTS OF INCOME
 DATA(B):
Net sales and operating
 revenues from continuing
 operations--
  Automotive.............   $1,583   $1,463   $1,263    $2,710   $2,479   $1,989      $1,785   $1,763     $1,668
  Packaging..............    1,927    1,775    1,318     4,556    2,752    2,184       2,042    2,078      1,934
  Intergroup sales and
   other.................       (5)      (5)      (4)      (10)     (10)      (7)         (7)      (5)        (5)
                            ------   ------   ------    ------   ------   ------      ------   ------     ------
  Total..................   $3,505   $3,233   $2,577    $7,256   $5,221   $4,166      $3,820   $3,836     $3,597
                            ======   ======   ======    ======   ======   ======      ======   ======     ======
Income from continuing
 operations before
 interest expense, income
 taxes and minority
 interest--
  Automotive.............   $  170   $  163   $  134    $  258   $  240     $223      $  222   $  237     $  188
  Packaging..............      280      256      244       548      430      209         139      221        139(c)
  Other..................       (5)      (5)      --         2        2       24          20        7          3
                            ------   ------   ------    ------   ------   ------      ------   ------     ------
  Total..................      445      414      378       808      672      456         381      465        330
Interest expense (net of
 interest capitalized)...       83      100       74       166      160      104         101      102        111
Income tax expense.......      147      126      124       291      231      114         115      154         80
Minority interest........       10       10       12        23       23      --          --       --         --
                            ------   ------   ------    ------   ------   ------      ------   ------     ------
Income from continuing
 operations..............      205      178      168       328      258      238         165      209        139
Loss from discontinued
 operations, net of
 income tax..............       --       --       --        --       --      (31)         (7)      (7)       (12)
Cumulative effect of
 changes in accounting
 principles, net of
 income tax..............       --       --       --        --       --       (7)(d)      --      (99)(d)     --
                            ------   ------   ------    ------   ------   ------      ------   ------     ------
Net income...............   $  205   $  178   $  168    $  328   $  258   $  200      $  158   $  103     $  127
                            ======   ======   ======    ======   ======   ======      ======   ======     ======
Income from continuing
 operations per share....   $ 1.20      N/A      N/A    $ 1.89      N/A      N/A         N/A      N/A        N/A
                            ======                      ======
Net income per share.....   $ 1.20      N/A      N/A    $ 1.89      N/A      N/A         N/A      N/A        N/A
                            ======                      ======


BALANCE SHEET DATA(B):
Total assets.............   $7,617   $6,523   $4,430       N/A   $6,117   $3,940      $3,029   $2,812     $2,792
Short-term debt(e).......       13      530      205       N/A      384      108          94      182        758
Long-term debt(e)........    2,132    1,573    1,246       N/A    1,648    1,039       1,178    1,675      1,555
Minority interest........      301      301      297       N/A      301      301           1        1          2
Combined equity..........    2,988    2,168    1,163       N/A    1,852      987         533      (87)      (553)
STATEMENT OF CASH FLOWS
 DATA(B):
 Net cash provided (used)
  by operating
  activities.............      N/A   $  199   $   (9)      N/A   $  489   $  571      $  324   $  121     $  503
 Net cash provided (used)
  by investing
  activities.............      N/A     (340)    (206)      N/A   (2,041)    (303)       (152)     (78)      (237)
 Net cash provided (used)
  by financing
  activities.............      N/A      169      (52)      N/A    1,297       50        (165)     (41)      (251)
OTHER DATA:
EBITDA(f)................   $  603   $  551   $  458    $1,023   $  845   $  598      $  518   $  595     $  463

                                                        (continued on next page)

(continued from previous page)
-------
(a) For a discussion of the significant items affecting comparability of the financial information for 1995, 1994 and 1993 and for the six months ended June 30, 1996 and 1995, see "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this Information Statement.
(b) During 1995 and 1994, Tenneco Automotive and Tenneco Packaging each completed several acquisitions, the most significant of which was Tenneco Packaging's acquisition of Mobil Plastics for $1.3 billion in late 1995. See Note 4 to the Combined Financial Statements, included elsewhere in this Information Statement, for further information on the Company's acquisitions.
(c) Includes a gain of $42 million recorded by Tenneco Packaging related to the sale of three short-line railroads.
(d) In 1994, the Company adopted Statement of Financial Accounting Standards ("FAS") No. 112, "Employers' Accounting for Postemployment Benefits." In 1992, the Company adopted FAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and FAS No. 109, "Accounting for Income Taxes."
(e) Historical amounts include debt allocated to the Company from Tenneco based on the portion of Tenneco's investment in the Company which is deemed to be debt, generally based upon the ratio of the Company's net assets to Tenneco consolidated net assets plus debt. Tenneco's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Management believes that the historical allocation of corporate debt and interest expense is reasonable; however, it is not necessarily indicative of the Company's debt upon completion of the Debt Realignment (as defined), nor debt and interest that may be incurred by the Company as a separate public entity. See the Combined Financial Statements, and notes thereto, included elsewhere in this Information Statement.
(f) EBITDA represents income from continuing operations before interest expense, income taxes and depreciation, depletion and amortization. EBITDA is not a calculation based upon generally accepted accounting principles ("GAAP"); however, the amounts included in the EBITDA calculation are derived from amounts included in the combined historical or pro forma Statements of Income. In addition, EBITDA should not be considered as an alternative to net income or operating income, as an indicator of the operating performance of the Company or as an alternative to operating cash flows as a measure of liquidity.

                          THE INDUSTRIAL DISTRIBUTION

Distributing Company....  Tenneco Inc. (which will be renamed El Paso Tennessee
                          Pipeline Co. upon consummation of the Merger).

Distributed Company.....  New Tenneco Inc. (a wholly owned subsidiary of
                          Tenneco) which will, upon consummation of the Industrial Distribution, directly and indirectly through its consolidated subsidiaries, own and operate Tenneco Automotive, Tenneco Packaging, and TBS. Immediately following consummation of the Industrial Distribution, Tenneco will not have an ownership interest in the Company and, upon consummation of the Merger, the Company will be renamed "Tenneco Inc."

Distribution Ratio......  One share of Company Common Stock for each share of
                          Tenneco Common Stock held of record on the Distribution Record Date (as defined herein).

Securities to be
Distributed.............  Based on 170,755,576 shares of Tenneco Common Stock outstanding on September 30, 1996, 170,755,576 shares of Company Common Stock (and Rights associated therewith) will be distributed. Company Common Stock to be distributed will constitute all of the outstanding Company Common Stock immediately following the Industrial Distribution. See "Description of Capital Stock--Company Common Stock" and "Antitakeover Effects of Certain Provisions-- Rights."

Distribution Record       December 11, 1996.
Date....................

Distribution Date.......  December 11, 1996.

Distribution Agent and
 Transfer Agent for the
 Shares.................

                          First Chicago Trust Company of New York (the
                          "Distribution Agent").

Mailing Date............  Certificates representing the shares of Company
                          Common Stock to be distributed pursuant to the Industrial Distribution will be delivered to the Distribution Agent on the Distribution Date. The Distribution Agent will mail certificates representing the shares of Company Common Stock to holders of Tenneco Common Stock as soon as practicable thereafter. Holders of Tenneco Common Stock should not send stock certificates to Tenneco, the Company or the Distribution Agent in connection with the Industrial Distribution (however, holders will receive instructions from the Distribution Agent with respect to the disposition of their certificates in connection with the Merger). See "The Industrial Distribution--Manner of Distribution."

Conditions to the
 Industrial
 Distribution...........
                          The Transaction (and, accordingly, the Industrial Distribution) is conditioned upon, among other things, declaration of the special distributions by the Tenneco Board authorizing the Distributions and approval by the stockholders of Tenneco of the Transaction. The Transaction is also conditioned upon receipt of a private letter ruling (the "IRS Ruling Letter") from the Internal Revenue Service (the "IRS") in form and substance satisfactory to the Tenneco Board (see "The Industrial Distribution-- Certain Federal Income Tax Aspects of the Industrial Distribution"), which IRS Ruling Letter was issued on October 30, 1996. The Distributions and the Merger are part of a unified transaction and will not be effected separately (although Tenneco may elect subsequently to proceed with one or more of the transactions included in the Transaction which do not require stockholder approval if the Transaction is not approved by Tenneco stockholders). See "The Industrial Distribution--Conditions to Consummation of the Industrial Distribution" and "The Industrial Distribution--Amendment or Termination of the Distributions."

Reasons for the           The Distributions and the Merger are designed to
Distributions...........  separate three types of businesses, namely the
                          Industrial Business, the Shipbuilding Business (as defined below) and the Energy Business (as defined below), which have distinct financial, investment and operating characteristics, so that each can adopt strategies and pursue objectives appropriate to its specific needs. The Distributions will (i) enable the management of each company to concentrate its attention and financial resources on the core businesses of such company, (ii) permit investors to make more focused investment decisions based on the specific attributes of each of the three businesses,
                          (iii) facilitate employee compensation programs custom-tailored to the operations of each business, including stock-based and other incentive programs, which will more directly reward employees of each business based on the success of that business and
                          (iv) tailor the assets of Tenneco to facilitate the acquisition of the Energy Business by El Paso. Upon consummation of the Industrial Distribution, the Company will, primarily through its consolidated subsidiaries, own and operate Tenneco Automotive, Tenneco Packaging and TBS and Newport News will, primarily through its consolidated subsidiaries
                          (principally Newport News Shipbuilding and Dry Dock
                          Company), own and operate substantially all of the shipbuilding and related businesses of Tenneco (the
                          "Shipbuilding Business"). Immediately following consummation of the Distributions, a subsidiary of El
                          Paso will be merged with and into Tenneco, and thereafter the energy and other remaining businesses and operations of Tenneco, including liabilities and assets relating to discontinued Tenneco operations not related to the Industrial Business or the Shipbuilding Business (collectively, the "Energy
                          Business") will be owned and operated by El Paso. See
                          "The Industrial Distribution--Reasons for the
                          Distributions."

Federal Income Tax
Consequences............

                          The Tenneco Board has conditioned the Industrial Distribution on receipt of the IRS Ruling Letter substantially to the effect, among other things, that the Industrial Distribution and the receipt of shares of Company Common Stock by holders of Tenneco Common Stock will be tax-free to Tenneco and its stockholders, respectively, for federal income tax purposes. The IRS Ruling Letter received on October 30, 1996 satisfies the foregoing condition. Tenneco has also requested a ruling from the IRS as to the tax-free treatment of certain transactions to be effected as part of the Corporate Restructuring Transactions (as defined herein) and the Merger which was received as part of the IRS Ruling Letter. See "The Industrial Distribution--Certain Federal Income Tax Aspects of the Industrial Distribution" and "Risk Factors--Certain Federal Income Tax Considerations."

Trading Market..........
                          There is currently no public market for Company Common Stock, although a "when issued" market is expected to develop prior to the Distribution Date. The New York Stock Exchange has approved the listing of the Company Common Stock upon notice of issuance. The Company is also applying to the Chicago, Pacific and London Stock Exchanges for approval of the listing of Company Common Stock upon notice of issuance. The combined market value/trading prices of
                          (i) Company Common Stock, (ii) Newport News Common Stock and (iii) El Paso Common Stock and, under certain circumstances, El Paso Preferred Depositary Shares after the Transaction may be less than, equal to or greater than the market value/trading price of Tenneco Common Stock prior to the Transaction. See "The Industrial Distribution--Trading of Company Common Stock" and "Risk Factors--No Current Public Market for Company Common Stock."

Dividends...............  The Company's dividend policy will be established by the Company Board from time to time based on the results of operations and financial condition of the Company and such other business considerations as the Company Board considers relevant. There can be no assurances that the combined annual dividends on (i) El Paso Common Stock and, if issued in connection with the Merger, El Paso Preferred Depositary Shares,
                          (ii) Company Common Stock and (iii) Newport News Common Stock after the Transaction will be equal to the annual dividends on Tenneco Common Stock prior to the Transaction (and it is unlikely that the dividends would be greater than the annual dividends on Tenneco Common Stock prior to the Transaction). See "Risk Factors--Dividends" and "Description of Capital Stock--Company Common Stock."

Antitakeover              The Restated Certificate of Incorporation and the
Provisions..............  Amended and Restated By-laws of the Company, as well as the Company's stockholder rights plan (which will expire on June 10, 1998 unless extended with stockholder approval) and Delaware statutory law, contain provisions that may have the effect of discouraging an acquisition of control of the Company in a transaction not approved by the Company Board.
                          These provisions, which are substantially the same as those provisions which are currently applicable to Tenneco (see "Antitakeover Effects of Certain
                          Provisions--Comparison with Rights of Holders of Tenneco Common Stock"), should better enable the Company to develop its business and foster its long-term growth without the disruptions that can be caused by the threat of certain types of takeovers not deemed by the Company Board to be in the best interests of the Company and its stockholders. Such provisions may also have the effect of discouraging third parties from making proposals involving an acquisition or change of control of the Company, although such proposals, if made, might be considered desirable by a majority of the Company's stockholders. Such provisions could further have the effect of making it more difficult for third parties to cause the immediate removal and replacement of the members of the then current Company Board or the then current management of the Company without the concurrence of the Company Board. See "Risk Factors--
                          Certain Antitakeover Features," "Description of
                          Capital Stock," and "Antitakeover Effects of Certain
                          Provisions."

Risk Factors............  Stockholders of Tenneco should be aware that the
                          Industrial Distribution and ownership of Company Common Stock involve certain risk factors, including those described under "Risk Factors," as well as elsewhere in this Information Statement, which could adversely affect the value of their holdings. Such matters include, among others, the lack of a current public market for Company Common Stock, the absence of assurance that the combined market value/trading prices of, and dividends on, El Paso Common Stock and any El Paso Preferred Depositary Shares, Company Common Stock and Newport News Common Stock held by stockholders after the Transaction will be equal to or greater than the market value/trading price of or dividends on Tenneco Common Stock prior to the Transaction, the risk that the Industrial Distribution may not qualify as a tax-free distribution under Section 355 of the Code (as defined herein), certain antitakeover effects of certain provisions of the Company's Restated Certificate of Incorporation, the Amended and Restated By-laws, the Company's stockholder rights plan and Delaware statutory law, and the risk that the Transaction is subject to review under federal and state fraudulent conveyance laws. See "Risk Factors."

Corporate Restructuring
 Transactions...........
                          Prior to the consummation of the Industrial
                          Distribution, Tenneco and its subsidiaries will undertake various intercompany transfers and distributions designed to restructure Tenneco's existing businesses, assets and liabilities so that substantially all of the assets, liabilities and operations of (i) the Industrial Business will be directly and indirectly owned and operated by the Company, (ii) the Shipbuilding Business will be directly and indirectly owned and operated by Newport News and (iii) the Energy Business will be directly and indirectly owned and operated by Tenneco, which will, upon consummation of the Merger, be a subsidiary of El Paso and be renamed El Paso Tennessee Pipeline Co. (the "Corporate Restructuring Transactions"). See "The Industrial Distribution-- Corporate Restructuring Transactions."

Debt and Cash
 Realignment; Exchange
 Offer; Revolving
 Credit Financing.......
                          The Merger Agreement, the Distribution Agreement to be entered into pursuant to the Merger Agreement (the "Distribution Agreement") and certain of the other agreements and documents attached as exhibits to the Merger Agreement or the Distribution Agreement (the "Ancillary Agreements") provide for (i) the restructuring (through debt tender and exchange offers, defeasances, prepayments, refinancings and the like), immediately prior to the Distributions, of the outstanding indebtedness for money borrowed ("Tenneco Energy Consolidated Debt") of Tenneco and certain of its consolidated subsidiaries (the "Debt Realignment") and (ii) the allocation of cash and cash equivalents of Tenneco and its consolidated subsidiaries (the "Cash Realignment"). As of June 30, 1996, the total book value of Tenneco Energy Consolidated Debt was $4,443 million, including $3,734 million book value ($3,955 million principal amount) of publicly held debt ("Tenneco Public Debt").

                          Tenneco will be allocated (and thereby retain) certain of the Tenneco Energy Consolidated Debt, as so restructured pursuant to the Debt Realignment. A post-Transaction audit will be conducted and if the amount of Tenneco Energy Consolidated Debt (together with the proceeds (which is currently expected to be approximately $275 million) of the public offering of one or more new series of junior preferred stock (the

                          "Tenneco Junior Preferred Stock") issued by Tenneco (the "NPS Issuance") prior to the Distributions) so retained by Tenneco exceeds $2.65 billion (subject to certain adjustments as more fully described in this Information Statement), the Company will pay the excess to Tenneco in cash, and conversely, if the amount of Tenneco Energy Consolidated Debt (together with the proceeds of the NPS Issuance) so retained by Tenneco is less than $2.65 billion (subject to the same adjustments), Tenneco will pay the difference to the Company in cash.

                          As part of the Debt Realignment, the Company will offer to exchange (the "Debt Exchange Offers") $1,950 million aggregate principal amount of new, publicly traded debt securities of the Company ("Company Public Debt") for an equal amount of Tenneco Public Debt. The Company Public Debt will have similar maturities, but higher interest rates than the Tenneco Public Debt for which it is being exchanged. Upon consummation of the Debt Exchange Offers, Tenneco will purchase (and thereafter extinguish) the Tenneco Public Debt held by the Company, and the Company will then distribute such proceeds as a dividend to Tenneco.

                          In addition, the Company will enter into a $1,750 million Revolving Credit Facility (the "Company Credit Facility"). The Company will use the Company Credit Facility primarily for working capital, acquisitions and other general corporate purposes; however, the Company may borrow funds under the Company Credit Facility and declare and pay a dividend to Tenneco of such amount in connection with the Debt Realignment. See "The Industrial Distribution--Debt and Cash Realignment."

                          Also as part of the Debt Realignment, Tenneco has agreed with El Paso that Tenneco will make certain minimum capital expenditures with respect to the Energy Business pending consummation of the Transaction. If the actual amount of such capital expenditures exceeds the required amount, after consummation of the Transaction Tenneco will be required to pay the excess to the Company in cash. Likewise, the Company will be required to pay to Tenneco in cash the amount, if any, by which such actual capital expenditures are less than the required amount. The required amount of Energy Business capital expenditures is equal to $333,200,000 for 1996, plus $27,750,000 per month for each month (or pro rata portion thereof) from January 1, 1997 to the Merger Effective Time.

                          Pursuant to the Cash Realignment, Tenneco will be allocated $25 million (subject to certain adjustments) of cash and cash equivalents, Newport News will be allocated $5 million of cash and cash equivalents and the Company will be allocated all remaining cash and cash equivalents on hand as of the Merger Effective Time, which would have totalled approximately $200 million if the Transaction had been consummated as of June 30, 1996. Following the post-Transaction audit described above, the Company will be required to pay to each of Tenneco or Newport News, as the case may be, the amount by which such company's total cash and cash equivalents on hand as of the Merger Effective Time is less than the above-described allocation to such company. Likewise, Tenneco and Newport News will each be required to pay to the Company the amount of any excess as of the Merger Effective Time from the above-described allocation.

                          See "The Industrial Distribution--Debt and Cash Realignment."

Relationships Among
 Tenneco, the Company
 and Newport News after
 the Distributions......
                          Tenneco will have no stock ownership in the Company upon consummation of the Industrial Distribution. The Company, Newport News and Tenneco will enter into the Distribution Agreement prior to the Industrial Distribution for the purposes of governing certain ongoing relationships among Tenneco, the Company and Newport News after the Industrial Distribution and to provide for an orderly transition in the disaffiliation of the Industrial Business, the Energy Business and the Shipbuilding Business. The Distribution Agreement provides for, among other things, the Distributions and the allocation among the Company, Tenneco and Newport News of assets and liabilities. The parties will also enter into the Ancillary Agreements, including: (i) the Benefits Agreement, providing for allocations of responsibilities with respect to employee compensation, benefits and labor matters; (ii) the Tax Sharing Agreement pursuant to which Tenneco, the Company and Newport News will allocate liabilities for taxes arising prior to, as a result of, and subsequent to the Distribution Date; (iii) the Debt Realignment plan pursuant to which the Tenneco Energy Consolidated Debt will be restructured, paid and/or refinanced by Tenneco, the Company and Newport News;
                          (iv) the Debt and Cash Allocation Agreement, providing for, among other things, the allocation of cash among, and the restructuring and refinancing of certain of the debt of Tenneco existing prior to the Distributions by (or with funds provided by) the Company, Tenneco and Newport News; (v) the TBS Services Agreement, pursuant to which TBS will continue to provide certain administrative and other services to Tenneco and Newport News for a certain period of time; (vi) the Tenneco Transition Trademark License and the Shipbuilding Transition Trademark License Agreement, which will allow Tenneco and Newport News to use the trademark and tradenames of the Company for certain specified periods of time for certain purposes; and (vii) the Insurance Agreement, providing for, among other things, coverage arrangements for Tenneco, the Company and Newport News in respect of various insurance policies. In addition, pursuant to a Transition Services Agreement, the Company may also provide certain services to Tenneco and El Paso on a transitional basis at prevailing market rates.

                          In addition, the Company and Newport News will share one common director, Dana G. Mead, and the Company and El Paso (which will be the parent of Tenneco) will share one common director, Peter T. Flawn. The Company, Newport News and El Paso will adopt policies and procedures to be followed by the Board of Directors of each company to limit the involvement of Mr. Mead and Dr. Flawn in situations that could give rise to potential conflicts of interest, including requesting them to abstain from voting as a director of either the Company or Newport News, with respect to Mr. Mead, or either the Company or El Paso, with respect to Dr. Flawn, on certain matters which present a conflict of interest between the Company and Newport News or El Paso, as the case might be. The Company believes that such conflict situations will be minimal.

                          See "The Industrial Distribution--Relationships Among Tenneco, the Company and Newport News After the Distributions."

                            RECENT DEVELOPMENTS

  On October 22, 1996, Tenneco announced consolidated earnings for the nine months ended September 30, 1996. The Company's earnings, on a stand alone basis, for the nine months ended September 30, 1996 and 1995, are summarized below (amounts in millions).

                                                               NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                               -----------------
                                                                  1996     1995
                                                               -------- --------
                                                                  (UNAUDITED)
      Revenues...............................................  $  4,886 $  3,839
                                                               ======== ========
      Income before interest expense, income taxes and minor-
       ity interest..........................................  $    585 $    551
      Interest expense.......................................       145      113
      Income tax expense.....................................       171      180
      Minority interest......................................        15       17
                                                               -------- --------
      Net income.............................................  $    254 $    241
                                                               ======== ========

  Tenneco Automotive's revenues for the year to date period increased approximately $360 million. Recent acquisitions contributed $136 million of the increase while the remainder resulted primarily from volume increases. Tenneco Packaging's revenues were $2,671 million for the first nine months of 1996 compared with $1,983 million in 1995. Lower price realizations in the paperboard business were more than offset by revenues from recent acquisitions of approximately $966 million.

  Operating income for Tenneco Automotive for the first nine months of 1996 was $245 million, an increase of $50 million from the same period in 1995. Of the increase, approximately $21 million was due to recent acquisitions with the remainder primarily due to volume increases. Tenneco Packaging reported operating income of $341 million compared to $355 million in 1995. The lower pricing realizations in the paperboard business were offset by operating income of approximately $127 million from recent acquisitions and a $50 million gain on the sale of two recycled paperboard mills and a recovered fiber recycling and brokerage business to a joint venture.

  Interest expense increased due to higher borrowings resulting from acquisitions completed late in 1995 and during 1996.

                                 INTRODUCTION

  This Information Statement is being furnished to stockholders of Tenneco in connection with the Industrial Distribution pursuant to which Tenneco intends to distribute to holders of Tenneco Common Stock all of the outstanding shares of Company Common Stock. Concurrently, Tenneco will distribute to holders of Tenneco Common Stock all of the outstanding shares of Newport News Common Stock. The Distributions will occur prior to the consummation of the Merger pursuant to which a subsidiary of El Paso will merge with and into Tenneco (which will, upon consummation of the Merger, be renamed El Paso Tennessee Pipeline Co.) and whereby Tenneco will become a subsidiary of El Paso.

  It is expected that the Distribution Date of the Industrial Distribution will be on or about December 11, 1996 to holders of record of Tenneco Common Stock on December 11, 1996 (the "Distribution Record Date") on the basis of one share of Company Common Stock for each share of Tenneco Common Stock held of record. In addition, prior to the Industrial Distribution the Company Board will adopt a stockholder rights plan and cause to be issued, with each share of Company Common Stock to be distributed in the Industrial Distribution, one Right, entitling the holder thereof to, among other things, purchase under certain circumstances, and as described more fully herein, one one-hundredth of a share of Company Junior Preferred Stock. No consideration will be required to be paid by holders of Tenneco Common Stock for the shares of Company Common Stock to be distributed in the Industrial Distribution or the Rights associated therewith, nor will holders of Tenneco Common Stock be required to surrender or exchange their shares of Tenneco Common Stock in order to receive such shares of Company Common Stock and the Rights associated therewith.

  Upon consummation of the Distributions and the Merger (i) holders of Tenneco Common Stock as of the Distribution Record Date and Merger Effective Time will receive the securities of three publicly held companies--the Company, Newport News and El Paso and (ii) holders of Tenneco Preferred Stock (as defined herein) as of the Merger Effective Time will receive El Paso Common Stock. Immediately thereafter, the Company will own and operate the Industrial Business, Newport News will own and operate the Shipbuilding Business and El Paso will own and operate the Energy Business.

  The Industrial Distribution, the Shipbuilding Distribution and the Merger are separate components of the Transaction. However, the Industrial Distribution, the Shipbuilding Distribution and the Merger as described herein will not be consummated unless the Transaction as a whole is approved at a special meeting of the Tenneco stockholders (although Tenneco may elect subsequently to proceed with one or more of the transactions included in the Transaction which do not require stockholder approval if the Transaction is not approved by Tenneco stockholders). Furthermore, the Industrial Distribution will not be consummated until all other conditions to the Merger have been satisfied (or can be contemporaneously satisfied) other than the filing of a Certificate of Merger with the Secretary of State of Delaware. See "The Industrial Distribution--Conditions to Consummation of the Industrial Distribution" and "The Industrial Distribution--Amendment or Termination of the Distributions."

  Stockholders of Tenneco with inquiries relating to the Industrial Distribution should contact the Distribution Agent at (800) 446-2617, or Tenneco Inc., Shareholders Services, 1275 King Street, Greenwich, Connecticut 06831; telephone: (203) 863-1170.

                          THE INDUSTRIAL DISTRIBUTION

  The following descriptions of certain provisions of the Distribution Agreement and certain of the Ancillary Agreements are only summaries and do not purport to be complete. These descriptions are qualified in their entirety by reference to the complete text of the Distribution Agreement and the Ancillary Agreements. A copy of the Distribution Agreement and each of the Ancillary Agreements as currently agreed to is included as an exhibit to the Company's Registration Statement on Form 10 under the Exchange Act relating to Company Common Stock, and the following discussion with respect to such agreements is qualified in its entirety by reference to the subject agreement as filed.

MANNER OF DISTRIBUTION

  Pursuant to the Distribution Agreement, the Tenneco Board will declare the special distribution necessary to effect the Industrial Distribution and will set the Distribution Record Date and the Distribution Date (which will be prior to the Merger Effective Time). Subject to the conditions summarized below, on the Distribution Date Tenneco will distribute, pro rata to all holders of record of Tenneco Common Stock as of the Distribution Record Date, one share of Company Common Stock for each share of Tenneco Common Stock so held (including the Right associated therewith). Pursuant to the Distribution Agreement as soon as practicable on or after the Distribution Date, Tenneco will deliver to the Distribution Agent, as agent for holders of Tenneco Common Stock as of the Distribution Record Date, certificates representing such shares of Company Common Stock as are required for the Industrial Distribution.

  If any shares of Company Common Stock are returned to the Distribution Agent as unclaimed or cannot be distributed by the Distribution Agent, any post-Distribution dividends or distributions thereon will be paid to the Distribution Agent (or set aside and retained by the Company). On the 180th day following the Distribution Date, the Distribution Agent will return to Tenneco all unclaimed shares of Company Common Stock and dividends or other distributions with respect thereto. Thereafter, holders of Tenneco Common Stock as of the Distribution Date will be entitled to look only to Tenneco for such amounts to which they are entitled, subject to applicable escheat or other abandoned property laws.

  NO HOLDER OF TENNECO COMMON STOCK WILL BE REQUIRED TO PAY CASH OR OTHER CONSIDERATION FOR THE SHARES OF COMPANY COMMON STOCK TO BE RECEIVED IN THE INDUSTRIAL DISTRIBUTION, OR TO SURRENDER OR EXCHANGE SHARES OF TENNECO COMMON STOCK IN ORDER TO RECEIVE COMPANY COMMON STOCK.

CORPORATE RESTRUCTURING TRANSACTIONS

  Prior to consummation of the Distributions (and pursuant to the Distribution Agreement), Tenneco will effect the Corporate Restructuring Transactions. Upon completion of the Corporate Restructuring Transactions, Tenneco's existing businesses and assets will be restructured so that, in general, substantially all of the assets, liabilities and operations of (i) the Industrial Business will be owned and operated, directly or indirectly, by the Company and (ii) the Shipbuilding Business will be owned and operated, directly or indirectly, by Newport News. The remaining assets, liabilities and operations of Tenneco and its remaining subsidiaries will then consist solely of those related to the Energy Business, which includes liabilities and assets relating to discontinued Tenneco operations not related to the Industrial Business or the Shipbuilding Business.

  The assets which will be owned by the Company upon consummation of the Corporate Restructuring Transactions (the "Industrial Assets") are generally those related to the conduct of the past and current Industrial Business, as reflected on the Unaudited Pro Forma Combined Balance Sheet of the Company as of June 30, 1996 included herein under "Unaudited Pro Forma Combined Financial Statements" which is also attached as an exhibit to the Distribution Agreement (the "Pro Forma Balance Sheet"), to the extent still held on the Distribution Date (plus any subsequently acquired asset which is of a nature or type that would have resulted in such asset being included on the Pro Forma Balance Sheet had it been acquired prior to the date thereof), plus all rights expressly allocated to the Company and its subsidiaries under the Distribution Agreement or any of the Ancillary Agreements. As part of the Corporate Restructuring Transactions, the Company will acquire various corporate assets of Tenneco such as the "Tenneco" trademark and associated rights. The assets which will be owned by Newport News (the "Shipbuilding Assets") upon consummation of the Corporate Restructuring Transactions are generally those related to the conduct of the past and current Shipbuilding Business, as reflected on the Newport News pro forma balance sheet attached as an exhibit to the Distribution Agreement, to the extent still held on the Distribution Date (plus any subsequently acquired asset which is of a nature or type that would have resulted in such asset being included thereon had it been acquired prior to the date thereof), plus all rights expressly allocated to Newport News and its subsidiaries under the Distribution Agreement or any Ancillary Agreement. The remaining assets (the "Energy Assets") will continue to be owned and operated by Tenneco (as a subsidiary of El Paso) following the Corporate Restructuring Transactions and the Distributions.

  The liabilities to be retained or to be assumed by the Company and for which the Company will be responsible pursuant to the Distribution Agreement (the "Industrial Liabilities") generally include (i) those liabilities related to the Industrial Assets and the current and past conduct of the Industrial Business, including liabilities reflected on the Pro Forma Balance Sheet which remain outstanding as of the Distribution Date (plus subsequently incurred or accrued liabilities determined on a basis consistent with the determination of liabilities thereon), (ii) certain liabilities for possible violations of securities laws in connection with the Transaction and (iii) those liabilities expressly allocated to the Company or its subsidiaries under the Distribution Agreement or any Ancillary Agreement.

  The liabilities to be retained or assumed by Newport News and for which Newport News will be responsible pursuant to the Distribution Agreement (the "Shipbuilding Liabilities") generally include (i) those liabilities related to the Shipbuilding Assets and the current and past conduct of the Shipbuilding Business, including liabilities reflected on the aforementioned Newport News pro forma balance sheet which remain outstanding as of the Distribution Date (plus liabilities that were subsequently incurred or accrued, determined on a basis consistent with the determination of liabilities thereon), (ii) certain liabilities for possible violations of securities laws in connection with the Transaction and (iii) those liabilities expressly allocated to Newport News or its subsidiaries under the Distribution Agreement or any Ancillary Agreement.

  The liabilities to be retained or assumed by Tenneco and for which Tenneco will be responsible pursuant to the Distribution Agreement (the "Energy Liabilities") generally include (i) those liabilities related to the Energy Assets and the current and past conduct of the Energy Business, including liabilities reflected on the Tenneco pro forma balance sheet attached as an exhibit to the Distribution Agreement which remain outstanding as of the Distribution Date (plus liabilities that were subsequently incurred or accrued, determined on a basis consistent with the determination of liabilities thereon), (ii) those liabilities expressly allocated to Tenneco or its subsidiaries under the Distribution Agreement or any Ancillary Agreement and (iii) all other liabilities of Tenneco or any other member of the Energy Group which do not constitute Industrial Liabilities or Shipbuilding Liabilities.

  In connection with the Corporate Restructuring Transactions, the Company expects to obtain all consents relating to its material contracts necessary to effect the Transaction.

  For a description of certain liabilities that will be expressly allocated among Tenneco, the Company and Newport News by the Distribution Agreement and Ancillary Agreements, including liability for the Tenneco Consolidated Debt, taxes and certain employee benefits, see "--Debt and Cash Realignment" and "-- Relationships Among Tenneco, the Company and Newport News After the Distributions."

DEBT AND CASH REALIGNMENT

  From and after the Distributions, each of Tenneco, the Company and Newport News will, in general, be responsible for the debts, liabilities and obligations related to the business or businesses that it owns and operates following consummation of the Corporate Restructuring Transactions. See "-- Corporate Restructuring Transactions." However, Tenneco's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Accordingly, the Merger Agreement, the Distribution Agreement and the Ancillary Agreements provide for (i) the pre-Distribution restructuring of the Tenneco Energy Consolidated Debt pursuant to the Debt Realignment, (ii) the allocation among each of Tenneco, the Company and Newport News of the total amount of the cash and cash equivalents on hand as of the Merger Effective Time pursuant to the Cash Realignment and (iii) settlement payments with respect to certain capital expenditures related to the Energy Business, all as described below.

  The Debt Realignment is intended to facilitate the disaffiliation of the Industrial Business, the Energy Business and the Shipbuilding Business in connection with the Distributions and to facilitate the Merger. Additionally, the Debt Realignment is intended to reduce the total amount of the Tenneco Energy Consolidated Debt to an amount that, when added to certain other liabilities and obligations of Tenneco outstanding as of the Merger Effective Time (the "Actual Energy Debt Amount"), equals $2.65 billion, less the proceeds of the NPS Issuance and subject to certain other specified adjustments (the "Base Amount"). As of June 30, 1996, the total book value of Tenneco Energy Consolidated Debt was $4,443 million, including $3,734 million book value ($3,955 million principal amount) of Tenneco Public Debt. The Debt and Cash Allocation Agreement to be entered into among the Company, Tenneco and Newport News (the "Debt and Cash Allocation Agreement") contemplates that, as of the Merger Effective Time, the Actual Energy Debt Amount be limited to the Base Amount. The "Base Amount" will equal $2.65 billion less the proceeds to Tenneco from the sale of Tenneco Junior Preferred Stock issued pursuant to the NPS Issuance plus (i) the sum of (a) the amount of all cash payments made by Tenneco and any of its subsidiaries after the date of the Merger Agreement to the Merger Effective Time with respect to Tenneco gas purchase contracts as a result or in respect of any settlement, judgment or satisfaction of a bond in excess of the market price for gas received by Tenneco and/or any of its subsidiaries reduced by the amount of any cash payments received by Tenneco and its subsidiaries from customers, insurers or other third parties with respect thereto (other than ones refunded prior to the Merger Effective Time) or with respect to any gas supply realignment costs which are so recovered (and not refunded) on or prior to the Merger Effective Time, (b) the amount of any purchase price paid by Tenneco or its subsidiaries to acquire an additional interest in certain pipeline operations prior to the Merger Effective Time, (c) the amount of all cash payments made from the date of the Merger Agreement to the Merger Effective Time by any member of the Energy Business in settlement of any significant claim, action, suit or proceeding to the extent such matter would be an Energy Liability with the consent of El Paso (less the amount of related recoveries in respect thereof from third parties), and (d) the amount of certain other capital expenditures and settlements of certain claims by the Energy Business prior to the Merger, and
(ii) less (a) the amount, calculated as of the Merger Effective Time, of any rate refunds, including interest, which would be payable to customers pursuant to the finally approved settlement of a certain gas rate case which have not been paid as of the Merger Effective Time. The Actual Energy Debt Amount is defined by the Debt and Cash Allocation Agreement to consist of (1) outstanding amounts of borrowings by Tenneco under a new credit facility to be entered into by Tenneco in connection with the Transaction (plus accrued and accreted interest and fees), (2) the value of remaining Tenneco Public Debt after the Tenneco Debt Tender Offers (as defined below) and the Debt Exchange Offers, (3) the outstanding amount of other Tenneco Energy Consolidated Debt (plus accrued and accreted interest and fees), (4) the unpaid amount of Transaction expenses incurred by Tenneco and its subsidiaries, (5) certain sales and use, gross receipt or other transfer taxes applicable to the Transaction, (6) certain income taxes resulting from the Transaction, (7) the outstanding amount of any off-balance sheet indebtedness incurred after the date of the Merger Agreement to finance the acquisition by Tenneco of an additional interest in the aforesaid pipeline assets, (8) unpaid dividends declared on Tenneco Common Stock and Tenneco Preferred Stock (as defined herein) which have a record date before the Merger Effective Time and (9) dividends accrued on the Tenneco Junior Preferred Stock which are unpaid as of the Merger Effective Time.

  A post-Transaction audit will be conducted and if the Actual Energy Debt Amount as of the Merger Effective Time exceeds the Base Amount, the Company will be required to pay the excess to Tenneco in cash. Likewise, Tenneco will be required to pay to the Company in cash the amount, if any, by which such Actual Energy Debt Amount is less than the Base Amount.

  The Debt Realignment is expected to create tax benefits to Tenneco of approximately $120 million. Pursuant to the tax sharing agreement to be entered into by Tenneco, the Company and Newport News in connection with the Distribution, any such tax benefits will be allocated to the Company. For a description of this tax sharing arrangement, see "The Industrial Distribution--Relationships Among Tenneco, the Company and Newport News After the Distributions--Tax Sharing Agreement."

  Also as part of the Debt Realignment, Tenneco has agreed to make certain minimum capital expenditures with respect to the Energy Business pending consummation of the Transaction. If the actual amount of such capital expenditures exceeds the required amount, after consummation of the Transaction, Tenneco will be required to pay the excess to the Company in cash. Likewise, the Company will be required to pay to Tenneco in cash the amount, if any, by which such actual capital expenditures are less than the required amount. The required amount of Energy Business capital expenditures is equal to $333,200,000 for 1996, plus $27,750,000 per month for each month (or pro rata portion thereof) from January 1, 1997 to the Merger Effective Time.

  Pursuant to the Cash Realignment, as of the Merger Effective Time Tenneco will be allocated $25 million (subject to certain adjustments) of cash and cash equivalents, Newport News will be allocated $5 million of cash and cash equivalents and the Company will be allocated all remaining cash and cash equivalents on hand which would total approximately $200 million if the Transaction had been consummated as of June 30, 1996. Following the post-Transaction audit described above, the Company will be required to pay to each of Tenneco or Newport News, as the case may be, the amount by which such company's total cash and cash equivalents on hand as of the Merger Effective Time is less than the above-described allocation to such company, as the case may be. Likewise, Tenneco and Newport News will each be required to pay to the Company the amount of any excess cash and cash equivalents as of the Merger Effective Time from the above-described allocation determined pursuant to such audit.

  The Merger Agreement contemplates that Tenneco, in its discretion, will, or will cause its relevant subsidiaries to, (i) defease or let mature approximately $428 million of Tenneco Public Debt and (ii) offer to purchase for cash approximately $1,580 million of aggregate principal amount of Tenneco Public Debt prior to the Distributions (the "Tenneco Debt Tender Offers"). As of June 30, 1996, there was outstanding approximately $4,443 million in net book value of Tenneco Energy Consolidated Debt. The defeasences and Tenneco Debt Tender Offers described above, as well as the retirement of existing short-term and certain non-public debt, will be financed by internally generated cash, borrowings by Tenneco under a new credit facility to be entered into by Tenneco in connection with the Transaction, the net proceeds received by Tenneco from the NPS Issuance, the sale of certain Tenneco Credit Corporation receivables and a cash distribution of $600 million to be paid by Newport News to Tenneco or one or more of its subsidiaries principally using borrowings under one or more credit facilities and/or financings to be entered into by Newport News in connection with the Transaction. The balance of the funding will be financed by a cash distribution to be paid by the Company to Tenneco principally using borrowings under the $1,750 million Company Credit Facility. See "Financing."

  Also in connection with the Debt Realignment, the Company will offer to exchange up to $1,950 million of aggregate principal amount of Company Public Debt for an equal amount of Tenneco Public Debt pursuant to the Debt Exchange Offers. The Company Public Debt will have similar maturities, but higher interest rates than the Tenneco Public Debt for which it is being exchanged. Upon consummation of the Debt Exchange Offer, Tenneco will purchase for cash (and thereafter extinguish) the Tenneco Public Debt held by the Company, and the Company will then distribute such proceeds as a dividend to Tenneco. Assuming all of the Tenneco Public Debt subject to the Debt Exchange Offers is tendered and accepted for exchange, the Company will have $1,950 million aggregate principal amount of Company Public Debt outstanding bearing interest at a weighted average of approximately 8.38% and with a weighted average maturity of approximately 11 years.

  Concurrently with the Debt Exchange Offer, the Company will solicit consents from the holders of the Tenneco Public Debt to certain amendments to the indenture governing such Tenneco Public Debt which would specifically permit Tenneco to consummate the Distributions and the transactions contemplated thereby without compliance with a covenant that, if held to apply, might otherwise require each of the Company and Newport News to become a co-obligor of the Tenneco Public Debt issued under such indenture in connection therewith (the application of which the Company and Tenneco believe, in any event, is uncertain in these circumstances).

  Consummation of the Debt Exchange Offers is conditioned on, among other things, acceptance of the Debt Exchange Offers and the Tenneco Debt Tender Offers by holders of at least a majority of the aggregate principal amount of the Tenneco Public Debt of all series taken together such that the necessary amendments to the relevant indenture have been approved.

  The offering of the Company Public Debt in the Debt Exchange Offers will be made by means of a separate prospectus that constitutes a part of the Company's Registration Statement on Form S-4 (File No. 333-14003) which has been filed with the SEC.

  If the Debt Realignment and the acquisitions of Clevite and Amoco Foam Products had been consummated on June 30, 1996, on a pro forma basis the Company would have had total indebtedness for money borrowed of approximately $2,145 million. See "Unaudited Pro Forma Consolidated Financial Statements."

RELATIONSHIPS AMONG TENNECO, THE COMPANY AND NEWPORT NEWS AFTER THE
DISTRIBUTIONS

  The businesses to be owned and operated by the Company following consummation of the Industrial Distribution have historically been included in Tenneco's consolidated financial results. After the Transaction, neither the Company, Tenneco nor Newport News will have an ownership in the others. The Company and Newport News will be independent, publicly held companies, while Tenneco will become a subsidiary of El Paso.

  Tenneco, the Company and Newport News have entered into the Distribution Agreement which governs certain aspects of their relationships both prior to and following the Distributions. In addition, Tenneco, the Company and/or Newport News (and their appropriate subsidiaries) have entered into, or will prior to the Distributions enter into, the Ancillary Agreements which are intended to further effect the disaffiliation of the Energy Business, the Industrial Business and the Shipbuilding Business and to govern certain additional aspects of their ongoing relationships.

Terms of the Distribution Agreement

  In addition to providing for the terms of the Distributions and the various actions to be taken prior to the Distributions, the Distribution Agreement contains other provisions governing the relationship among Tenneco, the Company and Newport News prior to and following the Distributions.

  The Distribution Agreement provides that from and after the Distribution Date (i) Tenneco will (and will cause the other members of the Energy Business to) assume, pay, perform and discharge all Energy Liabilities in accordance with their terms, (ii) the Company will (and will cause the other members of the Industrial Business to) assume, pay, perform and discharge all of the Industrial Liabilities in accordance with their terms and (iii) Newport News will (and will cause the other members of the Shipbuilding Business to) assume, pay, perform and discharge all Shipbuilding Liabilities in accordance with their terms. See "The Industrial Distribution--Corporate Restructuring Transactions."

  In addition, the Distribution Agreement provides for cross-indemnities such that (i) Tenneco must indemnify the Company and Newport News (and their respective subsidiaries, directors, officers, employees and agents, and certain other related parties) against all losses arising out of or in connection with the Energy Liabilities or the breach of the Distribution Agreement or any Ancillary Agreement by Tenneco, (ii) the Company must indemnify Tenneco and Newport News (and their respective subsidiaries, directors, officers, employees and agents, and certain other related parties) against all losses arising out of or in connection with the Industrial Liabilities or the breach of the Distribution Agreement or any Ancillary Agreement by the Company and (iii) Newport News must indemnify Tenneco and the Company (and their respective subsidiaries, directors, officers, employees and agents, and certain other related parties) against all losses arising out of or in connection with the Shipbuilding Liabilities or the breach of the Distribution Agreement or any Ancillary Agreement by Newport News, and for contributions in certain circumstances.

  Notwithstanding the foregoing cross-indemnification provisions, the Company and Newport News have agreed to certain other arrangements with respect to certain inquiries from the Defense Contract Audit Agency (the "DCAA") concerning the disposition of the Tenneco Inc. Retirement Plan (the "Tenneco Retirement Plan"), which covers salaried employees of Newport News and other Tenneco divisions. The DCAA has been advised that (i) the Tenneco Retirement Plan will retain the liability for all benefits accrued by Newport News' employees through the Distribution Date, (ii) Newport News' employees will not accrue additional benefits under the Tenneco Retirement Plan after the Distribution Date and (iii) no liabilities or assets of the Tenneco Retirement Plan will be transferred from the Tenneco Retirement Plan to any plan maintained by Newport News. A determination of the ratio of assets to liabilities of the Tenneco Retirement Plan attributable to Newport News will be based on facts, assumptions and legal issues which are complicated and uncertain; however, it is likely that the Government will assert a claim against Newport News and/or the Company with respect to the amount, if any, by which the assets of the Tenneco Retirement Plan attributable to Newport News' employees are alleged to exceed the liabilities. The Company, with the full cooperation of Newport News, will defend against any claim by the Government and, in the event there nevertheless is a determination that an amount with respect to this matter is due to the Government, the Company and Newport News will share the obligation for such amount and related defense expenses in the ratio of 80% and 20%, respectively. Although at this preliminary stage it is impossible to predict with certainty any eventual outcome regarding this matter, the Company does not believe that this matter will have a material adverse effect on its financial condition or results of operations.

  Pursuant to the Distribution Agreement, each of the parties has agreed to use all reasonable efforts to take or cause to be taken all action, and do or cause to be done all things, reasonably necessary, proper or advisable to consummate the transactions contemplated by and carry out the purposes of the Distribution Agreement. As such, the Distribution Agreement provides that if any contemplated pre-Distribution transfers and assignments have not been effected on or prior to the Distribution Date, the parties will cooperate to effect such transfers as quickly thereafter as practicable. The entity retaining any asset or liability which should have been transferred prior to the Distribution Date will continue to hold that asset for the benefit of the party entitled thereto or that liability for the account of the party required to assume it, and must take such other action as may be reasonably requested by the party to whom such asset was to be transferred or by whom such liability was to be assumed in order to place such party, insofar as reasonably possible, in the same position as would have existed had such asset or liability been transferred or assumed as contemplated by the Distribution Agreement.

  The Distribution Agreement provides for the transfer of books and records among Tenneco, the Company and Newport News and their respective subsidiaries and grants to each party access to certain information in the possession of the others (subject to certain confidentiality requirements). In addition, the Distribution Agreement provides for the allocation of shared privileges with respect to certain information and requires each party to obtain the consent of the others prior to waiving any shared privilege.

Terms of the Ancillary Agreements

  Below are descriptions of the principal Ancillary Agreements which have been, or prior to consummation of the Distributions will be, entered into by Tenneco, the Company and/or Newport News (and, in certain circumstances, their appropriate subsidiaries). The Ancillary Agreements are intended to further effectuate the disaffiliation of the Industrial Business and the Shipbuilding Business from the Energy Business and to facilitate the operation of each of Tenneco, the Company and Newport News as a separate entity.

  Benefits Agreement. The Benefits Agreement to be entered into among Tenneco, the Company and Newport News (the "Benefits Agreement") will define certain labor, employment, compensation and benefit matters in connection with the Distributions and the transactions contemplated thereby. Pursuant to the Benefits Agreement, from and after the Distribution Date, each of Tenneco, the Company and Newport News will continue employment of each of their respective retained employees (subject to their rights to terminate said employees) with the same compensation as prior to the Distribution Date, continue to honor all related existing collective bargaining agreements, recognize related incumbent labor organizations and continue sponsorship of hourly employee benefit plans. The Company will become the sole sponsor of the Tenneco Retirement Plan and of the Tenneco Inc. Thrift Plan (the "Tenneco Thrift Plan") from and after the Distribution Date, and Tenneco and Newport News will establish defined contribution plans for the benefit of each of their respective employees to which the account balances of retained and former employees of Tenneco and Newport News in the Tenneco Thrift Plan will be transferred. The benefits accrued by Tenneco and Newport News employees in the Tenneco Retirement Plan will be frozen as of the last day of the calendar month including the Distribution Date, and the Company will amend the Tenneco Retirement Plan to provide that all benefits accrued through that day by Tenneco and Newport News employees are fully vested and non-forfeitable. Tenneco will retain and assume employment contracts with certain individuals related to the Energy Business. All liabilities under the Tenneco Inc. Benefit Equalization Plan and the Supplemental Executive Retirement Plan will be assumed by the Company pursuant to the Benefits Agreement; however, the Company is entitled to reimbursement for certain payments thereunder from Tenneco and Newport News. Generally, each of Tenneco, the Company and Newport News will retain liabilities with respect to the welfare benefits of its current and former employees and their dependents, but Tenneco will assume all liabilities for retiree medical benefits of the employees of discontinued operations and their dependents. In addition, as of the Distribution Date, participation by retained and former employees of Tenneco and Newport News in the Tenneco Inc. Deferred Compensation Plan and the Tenneco Inc. 1993 Deferred Compensation Plan will be discontinued. See "Management."

  Debt and Cash Allocation Agreement. The Debt and Cash Allocation Agreement will govern the allocation among the parties of cash and cash equivalents of Tenneco and its subsidiaries on hand as of the Merger Effective Time, the Tenneco Consolidated Debt and settlement payments with respect to certain capital expenditures related to the Energy Business pursuant to the Cash Realignment and Debt Realignment, as described above. See "--Debt and Cash Realignment."

  Insurance Agreement. Tenneco has historically maintained at the parent-company level various insurance policies for the benefit or protection of itself and its subsidiaries. The Insurance Agreement to be entered into among Tenneco, the Company and Newport News (the "Insurance Agreement") will provide for the respective continuing rights and obligations from and after the Distribution Date of the parties with respect to these insurance policies other than directors' and officers' liability insurance policies (which are addressed by the Merger Agreement).

  In general, following consummation of the Transaction policies which relate exclusively to the Energy Business will be retained by and be the sole responsibility of Tenneco, policies which relate exclusively to the Industrial Business will be retained by the Company and policies which relate exclusively to the Shipbuilding Business will be retained by Newport News.

  Pursuant to the Insurance Agreement, any non-exclusive Tenneco policies which are in effect as of the Distribution Date (other than those which are cost plus, fronting, high deductible or retrospective premium programs, as described below) will either be transferred into the name of the Company or cancelled, at the Company's option. In general, "go-forward" coverage under these policies for the Energy Business and Shipbuilding Business (and certain related persons) will be terminated as follows: (i) coverage under "claims-made" policies (i.e., those policies which provide coverage for claims made during a specified period) will be terminated on the Distribution Date for any claims not made prior thereto and (ii) coverage under "occurrence-based" policies (i.e., those policies which provide coverage for acts or omissions occurring during a specified period) will be terminated on the Distribution Date for acts or omissions occurring thereafter. However, the Energy Business, Industrial Business and Shipbuilding Business (and certain related persons) will all continue to have access to these policies ("go-backward" coverage) for claims made prior to the Distribution Date, in the case of claims-made policies, and for acts or omissions which occurred prior to the Distribution Date, in the case of occurrence-based policies (subject to certain obligations to replace any policy limits exhausted by it). Each respective group will be liable for premiums, costs and charges under these policies that relate to its coverage thereunder (and will likewise get the benefit of any refunded amounts).

  Pursuant to the Insurance Agreement, policies which are cost plus, fronting, high deductible or retrospective premium programs will be retained by the Energy Business following the Distributions and will provide no go-forward coverage to the Industrial Business or Shipbuilding Business. However, go-backward coverage will continue to be available to these groups, subject to an obligation to reimburse Tenneco for premiums, costs and charges under these policies related to their respective coverages following the Distributions. Following the Transaction, Tenneco will be required to maintain in place certain letters of credit and surety bonds securing obligations under these policies.

  Tax Sharing Agreement. The Tax Sharing Agreement to be entered into among Tenneco, the Company, Newport News and El Paso (the "Tax Sharing Agreement") will provide for the allocation of tax liabilities among the parties arising prior to, as a result of, and subsequent to the Distributions. As a general rule, Tenneco will be liable for all taxes not specifically allocated to the Company or Newport News under the specific terms of the Tax Sharing Agreement. Generally, the Company will be liable for taxes imposed exclusively on the Company and its affiliates engaged in the Industrial Business (the "Industrial Group"), and Newport News will be liable for taxes imposed exclusively on Newport News and its affiliates engaged in the Shipbuilding Business (the "Shipbuilding Group") (including for pre-Transaction periods, taxes imposed on Newport News). In the case of federal income taxes imposed on the combined activities of Tenneco, the Industrial Group and the Shipbuilding Group, each of the Company and Newport News will be liable to Tenneco for federal income taxes attributable to their activities, and each will be allocated an agreed-upon share of estimated tax payments made by the Tenneco consolidated group, except that (i) tax benefits attributable to the Debt Realignment ("Debt Discharge Items"), presently anticipated to total approximately $120 million, will be specifically allocated to the Industrial Group and Tenneco will make a cash payment to the Company equal to the amount of such tax benefits when and to the extent realized by Tenneco and (ii) tax benefits attributable to certain items included in the Base Amount ("Base Amount Adjustment Items") will be specifically allocated to Tenneco. The Company will also be responsible for tax items attributable to certain discontinued operations of Tenneco to the extent that such items exceed forecasted amounts by more than a specified amount. In the case of state income taxes imposed on the combined activities of the business groups, Tenneco will be responsible for payment of the combined tax to the state tax authority, and the Company and Newport News will pay Tenneco a deemed tax equal to the tax that would be imposed if the Industrial Group and the Shipbuilding Group had filed combined returns for their respective groups, except that Debt Discharge Items and Base Amount Adjustment Items will be specifically allocated to the Company and Tenneco, respectively.

  In general, and except as provided below, Tenneco will be responsible for any taxes imposed on or resulting from the Transaction ("Transaction Taxes"). The Company will be responsible for any Transaction Taxes resulting from any inaccuracy in factual statements or representations in connection with the IRS Ruling Letter or the opinion of counsel contemplated by the Merger Agreement (the "Tax Opinion") to the extent attributable to facts in existence prior to the Merger, but excluding facts relating to the Shipbuilding Group or El Paso. Newport News and El Paso will each be responsible for the accuracy of any factual statements or representations relating to them or their respective affiliates. Each of the Company, Newport News and El Paso will be responsible for any Transaction Tax to the extent such tax is attributable to action taken by that entity which is inconsistent with the tax treatment contemplated in the IRS Ruling Letter received in the Transaction or the Tax Opinion. Certain Transaction Taxes (i.e., transfer taxes, and federal and state income taxes imposed on those Corporate Restructuring Transactions which are known to be taxable) are included in the determination of the Actual Energy Debt Amount and consequently may be economically borne by the Company (because the Company must pay to Tenneco in cash the amount, if any, by which the Actual Energy Debt Amount exceeds the Base Amount). If between the date of the Merger Agreement and the Merger Effective Time, there is a change in law (as defined in the Tax Sharing Agreement) and as a result of such change in law Tenneco is required to restore certain deferred gains to income, then any resulting tax will be shared equally between the Company and Tenneco.

  Transition Services Agreement. TBS currently provides certain administrative and other services to Tenneco, including mainframe computing services, backup, recovery and related operations, consulting services and payroll services. Under the Transition Services Agreement to be entered into among Tenneco, TBS and El Paso (the "Transition Services Agreement"), at the request of El Paso at least 45 days prior to the Merger Effective Time, TBS (which will, following the Distributions, be a subsidiary of the Company) will continue to provide the services specified in El Paso's request for a period of 12 months from the Merger Effective Time at a price to be negotiated among the parties and based on the market rate for comparable services. If elected, any or all of the services may be terminated by Tenneco on 45 days notice to TBS.

  TBS Services Agreement. TBS will enter into a series of separate services agreements (the "Service Agreements"), as described below, with Newport News and the Company (and its subsidiaries other than TBS), which together will constitute the "TBS Services Agreement" which is to be delivered as an "Ancillary Agreement" under the Distribution Agreement.

  One of the Service Agreements between TBS and Newport News will be for mainframe data processing services (the "NNS Processing Services Agreement"). Under the NNS Processing Services Agreement, TBS will supply, as a vendor, mainframe data processing services to Newport News for a period from the Merger

Effective Time through December 31, 1998, and thereafter only by mutual agreement. The rate of compensation to TBS for services will be $9.1 million in 1997 and $9.6 million in 1998, payable in monthly installments, subject to adjustment if Newport News requests a change in the scope of services. TBS will lease the space currently used by it at the Newport News headquarters in Newport News, Virginia for the period from the Merger Effective Time through December 31, 1998, with an option for TBS to extend for one month periods for up to 12 months, for continued use by TBS as its mainframe data processing facility. The rent under such lease will be approximately $1.2 million per year plus pass-throughs of certain occupancy-related costs.

  TBS has also entered into a Supplier Participation Agreement (the "NNS Supplier Participation Agreement") with Newport News to govern the procedures under which Newport News will continue to participate with the Company in vendor purchase agreements between TBS and various suppliers of goods and services. The NNS Supplier Participation Agreement will provide for continued participation of Newport News in various purchase programs, absent a termination for cause, for the full existing terms of the agreements with each such vendor. Under this Agreement, as is the case currently, purchases of goods and services will be made directly by Newport News at prices negotiated by TBS which are applicable to all participating purchasers. TBS will charge Newport News a fixed fee of $5,000 per month for TBS contract administration services including data collection, negotiations, progress reporting, benefits reporting, follow-up and consulting in connection with the vendor agreements.

  Additionally, as described above, a separate Service Agreement may also be entered into with Tenneco for transitional services to be supplied by TBS to Tenneco and its subsidiaries. The services covered and the compensation for such services would depend on the services elected by Tenneco, and negotiations among the parties pursuant to the Transition Services Agreement.

  Trademark Transition License Agreements. Upon consummation of the Corporate Restructuring Transactions, the Company will hold the rights to various trademarks, servicemarks, tradenames and similar intellectual property, including rights in the marks "Tenneco," "Ten" and "Tenn" (but not "Tennessee"), alone and in combination with other terms and/or symbols and variations thereof (collectively, the "Trademarks"), in the United States and elsewhere throughout the world. In connection with the Distributions, Trademark Transition License Agreements will be entered into as of the Distribution Date between both (i) the Company and Tenneco and (ii) the Company and Newport News. Pursuant to these agreements the Company will grant to each of Tenneco and Newport News a limited, non-exclusive, royalty-free license to use the Trademarks with respect to specified goods and services as follows: (a) Tenneco and Newport News will be permitted to use the Trademarks in their corporate names for 30 days after the date of the agreements (and, pursuant to the Distribution Agreement, each have agreed to remove the Trademarks from such corporate names within 30 days after the Distribution
Date); (b) Tenneco and Newport News will be permitted to use their existing supplies and documents which have the Trademarks imprinted on them for six months after the date of the agreements; and (c) Tenneco and Newport News will be permitted to use the Trademarks on existing signs, displays or other identifications for a period (after the date of the agreements) of two years (in the case of Tenneco) and one year (in the case of Newport News). However, so long as Tenneco or Newport News continues to use the Trademarks, it must maintain certain quality standards prescribed by the Company in the conduct of business operations in which the Trademarks are used. In addition, under these agreements each of Tenneco and Newport News will agree to indemnify the Company from any claims that arise as a result of its use of the Trademarks or any breach of its agreement and neither Tenneco nor Newport News may adopt or use at any time a word or mark likely to be similar to or confused with the Trademarks. Each Trademark Transition License Agreement will be immediately terminable by the Company upon a material breach of the agreement by Tenneco or Newport News, as the case may be.

Directors

  After the Distribution Date, the Company and Newport News will share one common director, Dana G. Mead, and the Company and El Paso (which will be the parent of Tenneco) will share one common director, Peter T. Flawn. The Company, Newport News and El Paso will adopt policies and procedures to be followed by the Board of Directors of each company to limit the involvement of Mr. Mead and Dr. Flawn in situations that could give rise to potential conflicts of interest, including requesting them to abstain from voting as a director of either the Company or Newport News, with respect to Mr. Mead, or either the Company or El Paso, with respect to Dr. Flawn, on certain matters which present a conflict of interest between the Company and Newport News or El Paso, as the case might be. The Company believes that such conflict situations will be minimal. See "Management."

Expenses

  In general, and except for certain environmental costs and expenses, Tenneco is responsible for all fees and expenses incurred by Tenneco in connection with the Transaction for periods prior to the Distribution Date. Any such fees and expenses which are unpaid as of the Merger Effective Time will be allocated to and remain the responsibility of Tenneco pursuant to the Debt Realignment, and El Paso has agreed to pay or cause to be paid all such amounts. However, because the aggregate amount of debt to be allocated upon consummation of the Merger to Tenneco is limited to $2.65 billion (subject to certain adjustments), the amount of unpaid Tenneco transaction fees and expenses as of the Merger Effective Time may impact the amount of debt allocated to the Company in connection with the Transaction. See "--Debt and Cash Realignment." Each party has agreed to bear its own respective fees and expenses incurred after consummation of the Transaction.

Settlement of Intercompany Accounts

  Pursuant to the Merger Agreement and the Distribution Agreement, all intercompany receivables, payables and loans (unless specifically provided for in any Ancillary Agreement) among the Energy Business, the Industrial Business and the Shipbuilding Business will be settled, capitalized or converted into ordinary trade accounts as of the close of business on the Distribution Date. Further, all intercompany agreements among such businesses (other than those contemplated by the Transaction) will be terminated.

REASONS FOR THE DISTRIBUTIONS

  The Distributions and the Merger are designed to separate three types of businesses, namely the Industrial Business, the Shipbuilding Business and the Energy Business, which have distinct financial, investment and operating characteristics, so that each can adopt strategies and pursue objectives appropriate to its specific needs. The Distributions will (i) enable the management of each company to concentrate its attention and financial resources on the core businesses of such company, (ii) permit investors to make more focused investment decisions based on the specific attributes of each of the three businesses, (iii) facilitate employee compensation programs custom-tailored to the operations of each business, including stock-based and other incentive programs, which will more directly reward employees of each business based on the success of that business and (iv) tailor the assets of Tenneco to facilitate the acquisition of the Energy Business by El Paso. Upon consummation of the Industrial Distribution, the Company will, primarily through its consolidated subsidiaries, own and operate Tenneco Automotive, Tenneco Packaging and TBS, and Newport News will, primarily through its consolidated subsidiaries (principally Newport News Shipbuilding and Dry Dock Company), own and operate the Shipbuilding Business. Immediately following consummation of the Distributions, a subsidiary of El Paso will be merged with and into Tenneco, and thereafter the Energy Business will be owned and operated by El Paso.

CONDITIONS TO CONSUMMATION OF THE INDUSTRIAL DISTRIBUTION

  The Industrial Distribution is conditioned on, among other things, stockholder approval of the Distributions by the holders of Tenneco Stock (as defined) at a special meeting of the Tenneco stockholders and by holders of Tenneco Junior Preferred Stock, if issued prior to the effectiveness of the Charter Amendment, and formal declaration of the Distributions by the Tenneco Board. Other conditions to the Industrial Distribution include (i) execution and delivery of the Distribution Agreement and the Ancillary Agreements and consummation of the various pre-Distribution transactions (such as the Corporate Restructuring Transactions, the Debt Realignment and the Cash Realignment), (ii) receipt of the IRS Ruling Letter to the effect that for federal income tax purposes the Distributions qualify as tax-free distributions to Tenneco and its stockholders under Section 355 of the Code (as defined herein) and that certain internal spin-off transactions involving Tenneco or its subsidiaries to be effected pursuant to the Corporate Restructuring Transactions will qualify as tax-free (see "--Certain Federal Income Tax Aspects of the Industrial Distribution"), (iii) approval for listing on the New York Stock Exchange of Company Common Stock and Newport News Common Stock to be distributed, (iv) registration of Company Common Stock and Newport News Common Stock under the Exchange Act, (v) receipt of all material consents to the Corporate Restructuring Transactions, the Distributions and transactions contemplated in the Distribution Agreement, (vi) performance of the various covenants required to be performed prior to the Distribution Date (see "-- Corporate Restructuring Transactions," "--Debt and Cash Realignment" and "-- Relationships Among Tenneco, the Company and Newport News After the Distributions") and (vii) lack of prohibition of the Distributions by any law or governmental authority. The IRS Ruling Letter was issued on October 30, 1996 and covered the matters referred to in clause (ii) above. On November 1, 1996 the New York Stock Exchange approved the listing of Company Common Stock and Newport News Common Stock upon notice of issuance. Even if all the conditions to the Distributions are satisfied, Tenneco has reserved the right, under certain circumstances, to amend or terminate the Distribution Agreement and to modify or abandon the transactions contemplated thereby. The Tenneco Board has not attempted to identify or establish objective criteria for evaluating the particular types of events or conditions that would cause the Tenneco Board to consider amending or terminating the Distributions. See "-- Amendment or Termination of the Distributions." Although the foregoing conditions (other than declaration of the Distributions) may be waived by Tenneco (to the extent permitted by law), the Tenneco Board presently has no intention to proceed with either of the Distributions unless each of these conditions is satisfied. See "Introduction."

AMENDMENT OR TERMINATION OF THE DISTRIBUTIONS

  Prior to the Distributions, the Distribution Agreement may be terminated and the Distributions may be amended, modified or abandoned by Tenneco without the approval of the Company or Newport News or the stockholders of Tenneco, subject to the consent of El Paso as described below. Any amendment or modification prior to the termination of the Merger Agreement or consummation of the Merger which adversely affects the Energy Business (other than to a de minimis extent) or materially delays or prevents the consummation of the Merger can be effectuated only with the prior consent of El Paso. Termination of the Distribution Agreement prior to the termination of the Merger Agreement or consummation of the Merger can be effectuated only with the prior written consent of El Paso.

  After consummation of the Distributions, the Distribution Agreement may be amended or terminated only by a written agreement signed by Tenneco, the Company and Newport News. Certain amendments or terminations after the Distributions also require the consent of third-party beneficiaries to the extent that the Distribution Agreement has expressly granted them rights.

TRADING OF COMPANY COMMON STOCK

  See "Risk Factors--No Current Market for Company Common Stock" and "Risk Factors--Uncertainty Regarding Trading Prices of Stock Following the Transaction" for a discussion of certain considerations relating to the market for and trading prices of Company Common Stock following the Industrial Distribution.

  Shares of Company Common Stock received by shareholders of Tenneco pursuant to the Industrial Distribution will be freely transferable, except for shares received by persons who may be deemed to be "affiliates" of the Company under the Securities Act of 1933, as amended (the "Securities Act"). Persons who are affiliates of the Company will be permitted to sell their shares of Company Common Stock, only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act. There would not, however, be any 90-day waiting period before sales could be made by affiliates under Rule 144 of the Securities Act, as long as the other provisions of Rule 144 are met.

CERTAIN FEDERAL INCOME TAX ASPECTS OF THE INDUSTRIAL DISTRIBUTION

General

  The following is a summary description of the material federal income tax aspects of the Industrial Distribution. This summary is for general informational purposes only and is not intended as a complete description of all of the tax consequences of the Industrial Distribution, the Shipbuilding Distribution, the Merger or the other transactions contemplated as part of the Transaction and does not discuss tax consequences under the laws of state or local governments or any other jurisdiction. Moreover, the tax treatment of a stockholder may vary depending upon his, her or its particular situation. In this regard, certain stockholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign trusts or estates, as defined for United States federal income tax purposes, stockholders that hold shares as part of a position in a "straddle" or as part of a "hedging" or "conversion" transaction for United States federal income tax purposes and stockholders with a "functional currency" other than the United States dollar) may be subject to special rules not discussed below. In addition, this summary applies only to shares which are held as capital assets. The following discussion may not be applicable to a stockholder who acquired his or her shares pursuant to the exercise of stock options or otherwise as compensation.

  THE FOLLOWING DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), EXISTING, PROPOSED AND TEMPORARY TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE, WHICH MAY OR MAY NOT BE RETROACTIVE, AND ANY SUCH CHANGES COULD AFFECT THE VALIDITY OF THE FOLLOWING DISCUSSION. SEE "POSSIBLE FUTURE LEGISLATION" BELOW.

  EACH STOCKHOLDER IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM, HER OR IT OF THE TRANSACTION DESCRIBED HEREIN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND THE POSSIBLE EFFECTS OF CHANGES OF APPLICABLE TAX LAWS.

Tax Rulings

  On October 30, 1996, the IRS issued the IRS Ruling Letter to the effect, among other things, that:

    (i) the Industrial Distribution will be tax-free for federal income tax purposes to Tenneco under Section 355(c)(1) of the Code and to the stockholders of Tenneco under Section 355(a) of the Code;

    (ii) the Shipbuilding Distribution will be tax-free for federal income tax purposes to Tenneco under Section 355(c)(1) of the Code and to the stockholders of Tenneco under Section 355(a) of the Code; and

    (iii) the following distributions to be effected as part of the Corporate Restructuring Transactions will be tax-free for federal income tax purposes to the respective transferor corporations under Section 355(c)(1) or 361(c) of the Code and to the respective stockholders of the transferor corporations under Section 355(a) of the Code: (a) the distribution by Newport News of the capital stock of Tenneco Packaging Inc. to Tenneco Corporation; (b) the distribution by Tenneco Corporation of the capital stock of the Company and Newport News to Tennessee Gas Pipeline Company ("TGP"); and (c) the distribution by TGP of the capital stock of the Company and Newport News to Tenneco.

  Receipt of the IRS Ruling Letter satisfied a condition to consummation of the Industrial Distribution.

  A ruling from the IRS, while generally binding on the IRS, may under certain circumstances be retroactively revoked or modified by the IRS. The rulings obtained from the IRS will be based on certain facts and representations, some of which will have been made by El Paso. Generally, the IRS Ruling Letter would not be revoked or modified retroactively provided that (i) there has been no misstatement or omission of material facts, (ii) the facts at the time of the Transaction are not materially different from the facts upon which the IRS private letter ruling was based and (iii) there has been no change in the applicable law.

The Distributions

  It is expected that the Distributions will qualify as tax-free distributions under Section 355 of the Code. Assuming that the Distributions so qualify, (i) the holders of Tenneco Common Stock will not recognize gain or loss upon receipt of shares of Company Common Stock or shares of Newport News Common Stock, (ii) each holder of Tenneco Common Stock will allocate his, her or its aggregate tax basis in the Tenneco Common Stock immediately before the Distributions among Tenneco Common Stock, Company Common Stock and Newport News Common Stock in proportion to their respective fair market values, (iii) the holding period of each holder of Tenneco Common Stock for Company Common Stock and Newport News Common Stock will include the holding period for his, her or its Tenneco Common Stock, provided that Tenneco Common Stock is held as a capital asset at the time of the Distributions and (iv) Tenneco will not recognize any gain or loss on its distribution of Company Common Stock or Newport News Common Stock to its stockholders.

  No fractional shares of Company Common Stock or Newport News Common Stock will be distributed in the Distributions. A holder of Tenneco Common Stock who, pursuant to the Distributions, receives cash in lieu of fractional shares of Newport News Common Stock will be treated as having received such fractional shares of Newport News Common Stock pursuant to the Distributions and then as having received such cash in a sale of such fractional shares of Newport News Common Stock. Such holders will generally recognize capital gain or loss on such deemed sale equal to the difference between the amount of cash received and such holders' adjusted tax basis in the fractional share of Newport News Common Stock received. Such gain or loss will be capital (provided Tenneco Common Stock is held as a capital asset at the time of the Distributions) and will be treated as a long-term capital gain or loss if the holding period for the fractional shares of Newport News Common Stock deemed to be received and then sold is more than one year.

  If the Distributions were not to qualify as tax-free distributions under
Section 355 of the Code, then in general a corporate level federal income tax would be payable by the consolidated group of which Tenneco is the common parent, which tax (assuming the internal spin-off transactions included in the Corporate Restructuring Transactions also failed to qualify under Code Section
355) would be based upon the gain (computed as the difference between the fair market value of the stock distributed and the distributing corporation's adjusted basis in such stock) realized by each of the distributing corporations upon its distribution of the stock of one or more controlled corporations to its stockholders in the Transaction. The corporate level federal income tax would be payable by Tenneco. Under the terms of the Tax Sharing Agreement, the Company will not be liable to indemnify Tenneco for any additional taxes incurred by reason of the Industrial Distribution being taxable, unless the Industrial Distribution fails to qualify for tax-free treatment under Section 355 of the Code as a result of the inaccuracy of certain factual statements or representations made by the Company in connection with the requests for the IRS private letter ruling or the Tax Opinion or the Company takes any action which is inconsistent with any factual statements or representations or the tax treatment of the Transaction as contemplated in the IRS private letter ruling request or the Tax Opinion. See the discussion of the Tax Sharing Agreement under "--Relationships Among Tenneco, the Company and Newport News After the Distributions."

  Furthermore, if the Distributions do not qualify as tax-free distributions under Section 355 of the Code, then each holder of Tenneco Common Stock who receives shares of Company Common Stock and Newport News Common Stock in the Distributions would be treated as if such stockholder received taxable distributions in an amount equal to the fair market value of Company Common Stock and Newport News Common Stock received, which would result in (i) a dividend to the extent paid out of Tenneco's current and accumulated earnings and profits; then (ii) a reduction in such stockholder's basis in Tenneco's Common Stock to the extent the amount received exceeds the amount referenced in clause (i); and then (iii) gain from the sale or exchange of Tenneco Common Stock to the extent the amount received exceeds the sum of the amounts referenced in clauses (i) and (ii). Each stockholder's basis in his, her or its Company Common Stock and Newport News Common Stock would be equal to the fair market value of such stock at the time of the Distributions.

Possible Future Legislation

  The Administration's Budget Proposal issued March 19, 1996 (the "Budget Proposal") contains several revenue proposals, including a proposal (the "Anti-Morris Trust Proposal") which would require a distributing corporation in a transaction otherwise qualifying as a tax-free distribution under Section 355 of the Code to recognize gain on the distribution of the stock of the controlled corporation unless the direct and indirect stockholders of the distributing corporation own more than 50% of the distributing corporation and controlled corporations at all times during the four-year period commencing two years prior to the distribution. The Anti-Morris Trust Proposal would apply to any distributions occurring after March 19, 1996, unless such distribution was (i) pursuant to a binding contract on such date, (ii) described in a ruling request submitted to the IRS on or before such date or (iii) described in a public announcement or Commission filing on or before such date.

  On March 29, 1996, Senator William V. Roth, Chairman of the Senate Finance Committee and Congressman Bill Archer, Chairman of the House Ways and Means Committee, issued a joint statement (the "Roth-Archer Statement") to the effect that should certain of the revenue proposals included in the Administration's Budget Proposal, including the Anti-Morris Trust Proposal, be enacted, the effective date will be no earlier than the date of "appropriate Congressional action." As of the date of this Information Statement, no legislation has been introduced relating to the Anti-Morris Trust Proposal. On June 27, 1996, Tenneco submitted its request for rulings (including rulings on the tax-free treatment of the Distributions) to the IRS. Accordingly, in view of the Roth-Archer Statement, any future Anti-Morris Trust legislation should not apply to the Distributions assuming that the effective date of such legislation contains a grandfather clause for transactions for which a ruling request has been filed with the IRS prior to the date of "appropriate Congressional action." Nevertheless, there can be no assurances that Congress will not adopt Anti-Morris Trust legislation which would apply retroactively to the Distributions. In the event such legislation is announced or introduced prior to the consummation of the Transaction, under the terms of the Merger Agreement El Paso may elect not to proceed with the Merger if it reasonably determines that there exists a reasonable likelihood that the Distributions or the Merger would not be tax-free for federal income tax purposes. If El Paso elects to proceed with the Merger notwithstanding the announcement or introduction of Anti-Morris Trust legislation, the Distributions, if ultimately subject to such legislation, may result in significant taxable gain to the Tenneco consolidated group under Section 355(c) of the Code. Although Tenneco stockholders would not recognize taxable gain or loss on the receipt of the stock of the Company and Newport News under the current Anti-Morris Trust Proposal, the taxable gain required to be recognized by the Tenneco consolidated group under Code Section 355(c) would significantly reduce the value of the El Paso Common Stock and any Depositary Shares received by the Tenneco stockholders in the Merger.

  The Budget Proposal also contains a proposal (the "Nonqualified Preferred Stock Proposal") that would, among other things, treat certain preferred stock received in a reorganization as "other property" (boot) resulting in gain (but not loss) recognition to the recipient of such stock. The Nonqualified Preferred Stock Proposal would apply to transactions entered into after December 7, 1995, with certain exceptions, including an exception for stock issued pursuant to a written agreement binding (subject to customary conditions) on such date.

  The Roth-Archer Statement provides that should certain revenue proposals included in the Budget Proposal (including the Nonqualified Preferred Stock Proposal) be enacted, their effective date will be no earlier than the date of "appropriate congressional action." As of the date of this Information Statement, no legislation has been introduced relating to the Nonqualified Preferred Stock Proposal. The Merger Agreement which provides for the issuance of preferred stock of El Paso (the "El Paso Preferred Stock"), was entered into on June 19, 1996 and amended and restated on November 1, 1996 (effective as of June 19, 1996). Accordingly, in view of the Roth-Archer Statement, any future legislation including the Nonqualified Preferred Stock Proposal should not apply to the El Paso Preferred Stock, if issued, assuming the effective date of such legislation contains a grandfather clause for stock issued pursuant to a binding agreement (subject to customary conditions) entered into on or before the date of such Congressional action.

  Nevertheless, there can be no assurances that Congress will not adopt legislation containing the Nonqualified Preferred Stock Proposal that would apply retroactively to the issuance of El Paso Preferred Stock. In the event such legislation is announced or introduced prior to the consummation of the Transaction, if either Tenneco or El Paso determines that there exists a reasonable likelihood that issuance of the El Paso Preferred Stock would cause the Merger to be taxable to holders of Tenneco stock, El Paso is obligated, under the terms of the Merger Agreement, at its own cost, to amend the terms of the El Paso Preferred Stock in a manner so as not to cause the Merger to be taxable to holders of Tenneco stock. If, however, legislation containing the Nonqualified Preferred Stock Proposal were enacted following the Transaction, and such legislation applied retroactively to the issuance of the El Paso Preferred Stock, it is possible that the Merger would not qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Code and holders of Tenneco stock receiving El Paso Common Stock or El Paso Preferred Stock in the Merger would recognize gain on the exchange. Even if the issuance of El Paso Preferred Stock did not prevent qualification of the Merger as a tax-free reorganization, holders of Tenneco stock receiving El Paso Preferred Depository Shares would recognize gain on the exchange that might be taxable as ordinary income to the extent of the earnings and profits of Tenneco. The failure of the Merger to qualify as a reorganization within the meaning of Code Section 368(a)(1)(B) of the Code or the recognition of gain by shareholders as a result of the receipt of El Paso Preferred Depository Shares may also cause the Industrial Distribution to not qualify as a tax-free distribution under Section 355 of the Code.

Back-up Withholding Requirements

  United States information reporting requirements and backup withholding at the rate of 31% may apply with respect to dividends paid on, and proceeds from the taxable sale, exchange or other disposition of Company Common Stock, unless the stockholder (i) is a corporation or comes within certain other exempt categories, and, when required, demonstrates these facts or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A stockholder who does not supply the Company with his, her or its correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amount withheld under these rules will be creditable against the stockholder's federal income tax liability. Stockholders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. If information reporting requirements apply to a stockholder, the amount of dividends paid with respect to such shares will be reported annually to the IRS and to such stockholder.

  These backup withholding tax and information reporting rules currently are under review by the United States Treasury Department and proposed Treasury Regulations issued on April 15, 1996 would modify certain of such rules generally with respect to payments made after December 31, 1997. Accordingly, the application of such rules could be changed.

REASONS FOR FURNISHING THE INFORMATION STATEMENT

  This Information Statement is being furnished by Tenneco solely to provide information to Tenneco stockholders who will receive Company Common Stock in the Industrial Distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of Tenneco or the Company. The information contained in this Information Statement is believed by Tenneco and the Company to be accurate as of the date set forth on its cover. Changes may occur after that date, and neither the Company nor Tenneco will update the information except in the normal course of their respective public disclosure practices.

                                 RISK FACTORS

  Stockholders of Tenneco should be aware that the Industrial Distribution and ownership of Company Common Stock involves certain risk factors, including those described below and elsewhere in this Information Statement, which could adversely affect the value of their holdings. Neither the Company nor Tenneco makes, nor is any other person authorized to make, any representation as to the future market value of Company Common Stock.

NO CURRENT PUBLIC MARKET FOR COMPANY COMMON STOCK

  Currently, there is no public market for Company Common Stock, although a "when issued" market is expected to develop prior to the Distribution Date. There can be no assurance as to the prices at which trading in Company Common Stock will occur after the Industrial Distribution. Until Company Common Stock is fully distributed and an orderly market develops, the prices at which trading in such stock occurs may fluctuate significantly. The New York Stock Exchange has approved the listing of Company Common Stock upon notice of issuance. The Company is also applying to the Chicago, Pacific and London Stock Exchanges for approval of the listing of Company Common Stock upon notice of issuance. See "The Industrial Distribution--Trading of Company Common Stock."

UNCERTAINTY REGARDING TRADING PRICES OF STOCK FOLLOWING THE TRANSACTION

  Upon consummation of the Transaction, the then-outstanding shares of Tenneco Common Stock will be cancelled and holders of Tenneco Common Stock will receive (i) in connection with the Merger, shares of El Paso Common Stock and, under certain circumstances, El Paso Preferred Depositary Shares and (ii) in connection with the Distributions, Company Common Stock and Newport News Common Stock. Tenneco Common Stock is currently listed and traded and, following the Distributions, Company Common Stock will be listed and traded on the New York, Chicago, Pacific and London Stock Exchanges. El Paso Common Stock, El Paso Preferred Depositary Shares, if any, and Newport News Common Stock will be listed and traded on the New York Stock Exchange. There can be no assurance that the combined market value/trading prices of El Paso Common Stock and any Depositary Shares, Company Common Stock and Newport News Common Stock held by stockholders after the Transaction will be equal to or greater than the market value/trading prices of Tenneco Common Stock prior to the Transaction. See "The Industrial Distribution--Trading of Company Common Stock."

UNCERTAINTY REGARDING FUTURE DIVIDENDS

  The Company's dividend policy will be established by the Company Board from time to time based on the results of operations and financial condition of the Company and such other business considerations as the Company Board considers relevant. There can be no assurances that the combined annual dividends on El Paso Common Stock and any El Paso Preferred Depositary Shares, Company Common Stock and Newport News Common Stock after the transaction will be equal to the annual dividends on Tenneco Common Stock prior to the Transaction (and it is unlikely that the dividends would be greater than the annual dividends on Tenneco Common Stock prior to the Transaction).

POTENTIAL FEDERAL INCOME TAX LIABILITIES

  On October 30, 1996, the IRS issued the IRS Ruling Letter to the effect, among other things, that the Industrial Distribution will qualify as a tax-free distribution under Section 355 of the Code. Receipt of the IRS Ruling Letter satisfied a condition to consummation of the Industrial Distribution. See "The Industrial Distribution--Certain Federal Income Tax Aspects of the Industrial Distribution." Such a ruling, while generally binding upon the IRS, is based upon certain factual representations and assumptions. If any of such factual representations and assumptions were incomplete or untrue in a material respect, or the facts upon which such ruling was based are materially different from the facts at the time of the Distributions, the IRS could modify or revoke such ruling retroactively. Tenneco is not aware of any facts or circumstances which would cause any of such representations and assumptions to be incomplete or untrue. The Company, Tenneco, Newport News and El Paso have each agreed to certain covenants on its future actions to provide further assurances that the Industrial Distribution will be tax-free for federal income tax purposes. See "The Industrial Distribution--Relationships Among Tenneco, the Company and Newport News After the Distributions."

  If the Distributions were not to qualify as tax-free distributions under
Section 355 of the Code, then in general a corporate level federal income tax would be payable by the consolidated group of which Tenneco is the common parent, which tax (assuming the internal spin-off transactions included in the Corporate Restructuring Transactions also failed to qualify under Code Section
355) would be based upon the gain (computed as the difference between the fair market value of the stock distributed and the distributing corporation's adjusted basis in such stock) realized by each of the distributing corporations upon its distribution of the stock of one or more controlled corporations to its stockholders in the Transaction. In this regard, the failure of the Merger to qualify as a reorganization within the meaning of Code Section 368(a)(1)(B) could cause the Industrial Distribution to be taxable to Tenneco and its stockholders. The corporate level federal income tax would be payable by Tenneco. Under certain limited circumstances, however, the Company has agreed to indemnify Tenneco for a defined portion of such tax liabilities. See "The Industrial Distribution--Relationships Among Tenneco, the Company and Newport News After the Distributions--Terms of the Ancillary Agreements--Tax Sharing Agreement." In addition, under IRS regulations, each member of the consolidated group (including the Company) is severally liable for such tax liability.

  The Budget Proposal contains a provision that would require a distributing corporation in a transaction otherwise qualifying as a tax-free distribution under Section 355 of the Code to recognize gain on the distribution of the stock of one or more controlled corporations under certain circumstances. If such legislation were enacted, the Industrial Distribution, if ultimately subject to such legislation, may result in significant taxable gain to Tenneco under Section 355(c) of the Code. The Budget Proposal also contains a provision under which the receipt by a stockholder of certain preferred stock in an otherwise tax-free reorganization would result in gain recognition to the stockholder. If such legislation were enacted, it is possible that the receipt of the El Paso Preferred Depositary Shares would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Code resulting in the recognition of gain by Tenneco stockholders as described below. Even if the issuance of El Paso Preferred Stock and El Paso Preferred Depositary Shares did not prevent qualification of the Merger as a tax-free reorganization, holders of Tenneco Stock receiving El Paso Preferred Depositary Shares would recognize gain on the exchange that might be taxable as ordinary income to the extent of the earnings and profits of Tenneco. The failure of the Merger to qualify as a reorganization within the meaning of
Section 368(a)(1)(B) of the Code or the recognition of gain by shareholders as a result of the receipt of El Paso Preferred Depositary Shares, may also cause the Industrial Distribution to not qualify as tax-free distributions under
Section 355 of the Code. See "Certain Federal Income Tax Consequences-- Possible Future Legislation."

  Furthermore, if the Industrial Distribution were not to qualify as tax-free distributions under Section 355 of the Code, then each holder of Tenneco Common Stock who receives shares of Company Common Stock and Newport News Common Stock in the Distributions would be treated as if such stockholder received a taxable distribution in an amount equal to the fair market value of Company Common Stock and Newport News Common Stock received, which would result in: (i) a dividend to the extent paid out of Tenneco's current and accumulated earnings and profits; then (ii) a reduction in such stockholder's basis in Tenneco Common Stock to the extent the amount received exceeds the amount referenced in clause (i); and then (iii) gain from the sale or exchange of Tenneco Common Stock to the extent the amount received exceeds the sum of the amounts referenced in clauses (i) and (ii). See "The Industrial Distribution--Certain Federal Income Tax Aspects of the Industrial Distribution."

CERTAIN ANTITAKEOVER FEATURES

  Upon consummation of the Industrial Distribution, certain provisions of the Company's Restated Certificate of Incorporation and its Amended and Restated By-laws, along with the Company's stockholder rights plan and Delaware statutory law, could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of Company Common Stock. Such provisions may also inhibit fluctuations in the market price of Company Common Stock that could result from takeover attempts. The provisions could also have the effect of making it more difficult for third parties to cause the immediate removal and replacement of the members of the then current Company Board or the then current management of the Company without the concurrence of the Company Board. See "Antitakeover Effects of Certain Provisions."

POTENTIAL LIABILITIES DUE TO FRAUDULENT TRANSFER CONSIDERATIONS AND LEGAL DIVIDEND REQUIREMENTS

  The Corporate Restructuring Transactions, the Debt Realignment and the Distributions are subject to review under federal and state fraudulent conveyance laws. Under these laws, if a court in a lawsuit by an unpaid creditor or a representative of creditors (such as a trustee or debtor-in-possession in bankruptcy of Tenneco, the Company, Newport News or any of their subsidiaries) were to determine that Tenneco did not receive fair consideration or reasonably equivalent value for distributing Company Common Stock and Newport News Common Stock or that Tenneco, the Company, Newport News or any of their subsidiaries did not receive fair consideration or reasonably equivalent value for incurring indebtedness or transferring assets in connection with the Debt Realignment and Corporate Restructuring Transactions and, at the time of such distribution, incurrence of indebtedness or transfer of assets, Tenneco, the Company, Newport News or any of their subsidiaries (i) was insolvent or would be rendered insolvent, (ii) had unreasonably small capital with which to carry on its business and all businesses in which it intended to engage, or (iii) intended to incur, or believed it would incur, debts beyond its ability to repay such debts as they would mature, then such court could order the holders of Company Common Stock and the Newport News Common Stock to return the value of the stock and any dividends paid thereon, bar future dividend and redemption payments on the stock, and invalidate, in whole or in part, the Corporate Restructuring Transactions, Debt Realignment or Distributions, as fraudulent conveyances.

  The measure of insolvency for purposes of the fraudulent conveyance laws will vary depending on which jurisdiction's law is applied. Generally, however, an entity would be considered insolvent if the present fair saleable value of its assets is less than (i) the amount of its liabilities (including contingent liabilities) or (ii) the amount that will be required to pay its probable liabilities on its existing debts as they become absolute and mature. No assurance can be given as to what standard a court would apply in determining insolvency or that a court would not determine that Tenneco, the Company, Newport News or any of their subsidiaries was "insolvent" at the time of or after giving effect to the Corporate Restructuring Transactions, the Debt Realignment and the Distributions.

  In addition, the Distributions and the distributions pursuant to the Corporate Restructuring Transactions and Debt Realignment, are subject to review under state corporate distribution statutes. Under the General Corporation Law of the State of Delaware (the "DGCL"), a corporation may only pay dividends to its stockholders either (i) out of its surplus (net assets minus capital) or (ii) if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Although all distributions are intended to be made entirely from surplus, no assurance can be given that a court will not later determine that some or all of the distributions were unlawful.

  Prior to the Industrial Distribution the Tenneco Board expects to obtain an opinion regarding the solvency of the Company and Tenneco and the permissibility of the Industrial Distribution and the dividend which may be paid by the Company to Tenneco under Section 170 of the DGCL. The Tenneco Board and management believe that, in accordance with this opinion which is expected to be rendered in connection with the Industrial Distribution, (i) the Company and Tenneco each will be solvent (in accordance with the foregoing definitions) at the time of the Transaction (including after the payment of any dividend by the Company to Tenneco and after the consummation of the Industrial Distribution), will be able to repay its debts as they mature following the Transaction and will have sufficient capital to carry on its businesses and
(ii) the Industrial Distribution and the distribution to Tenneco will be made entirely out of surplus in accordance with Section 170 of the DGCL. There is no certainty, however, that a court would find the solvency opinion rendered by Tenneco's financial advisor to be binding on creditors of the Company or Tenneco or that a court would reach the same conclusions set forth in such opinion in determining whether the Company or Tenneco was insolvent at the time of, or after giving effect to, the Transaction or whether lawful funds were available for the Industrial Distribution and the distribution to Tenneco.

  The Distribution Agreement, the Merger Agreement and certain of the Ancillary Agreements provide for the allocation, immediately prior to the Distributions, of the Tenneco Energy Consolidated Debt remaining following consummation of the Corporate Restructuring Transactions. Further, pursuant to the Distribution Agreement, from and after the Distribution Date, each of Tenneco, the Company and Newport News will be responsible for the debts, liabilities and other obligations related to the business or businesses which it owns and operates following the consummation of the Transaction. Although the Company does not expect to be liable for any such obligations not expressly assumed by it pursuant to the Distribution Agreement and the Debt Realignment, it is possible that a court would disregard the allocation agreed to among the parties, and require the Company to assume responsibility for obligations allocated to Tenneco or Newport News (for example, tax and/or environmental liabilities), particularly if one of such other parties were to refuse or were to be unable to pay or perform the subject allocated obligations. See "The Industrial Distribution--Relationships Among Tenneco, the Company and Newport News After the Distributions."

                                  THE COMPANY

INTRODUCTION

  The Company is a newly formed Delaware corporation which, upon completion of the Industrial Distribution, will be an independent, publicly held company (symbol "TEN"). The Company will own and operate, directly and through its direct and indirect subsidiaries, substantially all of the assets of, and will assume substantially all of the liabilities associated with, the principal industrial businesses of Tenneco: Tenneco Automotive and Tenneco Packaging. The Company will also own and operate the administrative services unit of
Tenneco: TBS.

  Although the separation of the Industrial Business from the remainder of the businesses, operations and companies currently constituting the "Tenneco Group" has been structured as a "spin-off" of the Company pursuant to the Industrial Distribution for legal, tax and other reasons, the Company will succeed to certain important aspects of the existing Tenneco business, organization and affairs, namely: (i) the Company will be renamed "Tenneco Inc." upon the consummation of the Merger; (ii) the Company will be headquartered at Tenneco's current headquarters in Greenwich, Connecticut;
(iii) the Company Board will consist of those persons currently constituting the Tenneco Board; (iv) the Company's executive management will consist substantially of the current Tenneco executive management; and (v) the Industrial Business to be conducted by the Company will consist largely of Tenneco Automotive and Tenneco Packaging.

  Tenneco Automotive is one of the world's leading manufacturers of automotive exhaust and ride control systems for both the original equipment market and the replacement market, or aftermarket. Tenneco Automotive is a global business that sells its products in over 100 countries. Tenneco Automotive manufactures and markets its automotive exhaust systems primarily under the Walker(R) brand name and its ride control systems primarily under the Monroe(R) brand name.

  Tenneco Packaging is among the world's leading and most diversified packaging companies, manufacturing packaging products for consumer, institutional and industrial markets. The paperboard business group manufactures corrugated containers, folding cartons and containerboard, has a joint venture in recycled paperboard, and offers high value-added products such as enhanced graphics packaging and displays and kraft honeycomb products. Its specialty products group produces disposable aluminum, foam and clear plastic food containers, molded fiber and pressed paperboard products, as well as polyethylene bags and industrial stretch wrap. Tenneco Packaging's consumer products include such recognized brand names as Hefty(R), Baggies(R) and E-Z Foil(R).

  TBS designs, implements and administers shared administrative service programs for the Tenneco businesses as well as, on an "as requested" basis, for former Tenneco business entities.

BUSINESS STRATEGY

The Company

  The Distributions and the Merger represent the most important step to date in accomplishing Tenneco's overall strategic objective of transforming itself from a highly diversified industrial corporation to a global manufacturing company focused on Tenneco Automotive and Tenneco Packaging. For the past several years, Tenneco's management team has redeployed resources from slower growth, more cyclical businesses to these higher growth businesses. The Distributions are expected to provide the Company with greater flexibility to pursue additional growth opportunities for Tenneco Automotive and Tenneco Packaging as a result of the increased management focus and additional financial flexibility at the Company. These additional growth opportunities are expected to include, among other things, strategic acquisitions, joint ventures, strategic alliances and further organic growth from additional product development and international expansion initiatives.

  Management Focus. As a result of the Distributions and the Merger, Tenneco's executive management team will be able to focus all of its efforts on exploring and implementing the most appropriate growth opportunities for Tenneco Automotive and Tenneco Packaging.

  Implementation of Management Programs. Tenneco's strategy of focusing on the Industrial Business will allow the Company to further refine and implement certain management processes that have been developed over the past several years in order to improve operating performance. These programs include: (i) the Cost of Quality program through which the Company has successfully reduced the failure costs in its manufacturing and administrative processes; (ii) the working capital initiative through which the Company plans to further reduce its working capital requirements; and (iii) the shared services program, administered by TBS, through which the Company plans on further improving efficiency and reducing the cost of general and administrative support functions. The Company believes that Tenneco Automotive and Tenneco Packaging are particularly well-suited to benefit from these types of programs due to the fragmented, non-regulated nature of the industries in which they operate.

  Strategic Acquisitions. Strategic acquisitions have been, and will continue to be, an important element of the Company's overall growth strategy. Tenneco's current executive management team, which will continue to serve as the Company's executive management team following the Industrial Distribution, has a proven track record of identifying, structuring and integrating strategic acquisitions. As a result of management's experience in implementing strategic acquisitions, the Company has developed comprehensive plans to efficiently integrate new companies into its existing corporate infrastructure. The Company intends to continue to pursue appropriate acquisition opportunities in which management can substantially improve the profitability of strategically related businesses by, among other things, rationalizing similar product lines and eliminating certain lower margin product lines; reconfiguring and upgrading manufacturing facilities; moving production to the lowest cost facilities; reducing selling, distribution, purchasing and administrative costs; increasing market share within either a geographic or product market; and acquiring businesses that possess leading brand name products.

  Continued growth in revenues and earnings at the pace sought by the Company will require continued success in completing major acquisitions and similar expansion efforts, and then successfully integrating the acquired businesses and operations into the Company. The identity, timing, frequency, terms and other factors involved in the overall acquisition/expansion program, and those relating to any particular major acquisition, will impact, positively or negatively, the Company's success in achieving its financial and other goals. Although certain factors in this regard will be beyond the Company's control, its executive management team believes that the Company will have the requisite significant opportunities, and the expertise, resources and commitment to successfully act on an appropriate number of those opportunities, to achieve its goals.

  Employee Incentives. In addition, the Distributions and the Merger will allow Tenneco's executive management team to develop incentive compensation systems for employees that are more closely aligned with the operational success of Tenneco Automotive and Tenneco Packaging.

 Tenneco Automotive

  Tenneco Automotive's primary goal is to enhance its leadership position in the global automotive parts industry in which it is currently one of the world's leading manufacturers of exhaust and ride control systems. Tenneco Automotive intends to capitalize on certain significant existing and emerging trends in the automotive industry, including (i) the consolidation and globalization of the OEMs' supplier base, (ii) increased OEM outsourcing, particularly of more complex components, assemblies, modules and complete systems to sophisticated, independent suppliers and (iii) growth of emerging markets for both original equipment and replacement markets. Key components of Tenneco Automotive's strategy include: (a) capitalizing on brand-name strength; (b) retaining and enhancing market shares; (c) continuing development of high value-added products; (d) increasing ability to deliver full-system capabilities (rather than merely component parts); (e) continuing international expansion and strategic acquisitions; (f) maintaining operating cost leadership; and (g) continuing focus on the customer.

 Tenneco Packaging

  Tenneco Packaging's primary goal is to maintain and enhance its position as a leading specialty packaging company offering a broad line of products suited to provide customers with the best packaging solutions.

Tenneco Packaging intends to capitalize on certain significant existing and emerging trends in the packaging industry, including (i) increasing materials substitution, (ii) changing fiber availability and (iii) global demand growth. Key components of Tenneco Packaging's strategy include: (a) continued development and growth of multi-material uses, broad product lines and packaging offering customers enhanced functionality and value; (b) fiber flexibility (primarily in the mix of virgin and recycled fiber sources); (c) growth through domestic and international acquisitions and joint ventures; (d) internal growth in base businesses; (e) reduction of sensitivity to changes in economic cyclicality through the pursuit of specialty and other high value-added product growth; and (f) maintenance of market leadership positions in its primary business groups.

                                   FINANCING

  The Company intends to enter into the Company Credit Facility in connection with the Transaction, under which it is expected that a syndicate of banks (the "Lenders") will commit to provide up to $1,750 million of financing to the Company on an unsecured basis. It is expected that Morgan Guaranty Trust Company of New York will arrange the Company Credit Facility and will act as Administrative Agent for the Lenders. It is expected that Bank of America Illinois will act as Documentation Agent. The Company Credit Facility is expected to be a revolving credit facility, which will terminate in November 2001, the proceeds of which will be used to effect the Debt Realignment and for other general corporate purposes.

  Initial borrowings under the Company Credit Facility are expected to occur on or shortly before the Merger Effective Time. See "Unaudited Pro Forma Combined Financial Information" for a description of the application of the proceeds of such borrowings.

  Borrowings under the Company Credit Facility are expected to bear interest at a rate per annum equal to, at the Company's option, either (i) a rate consisting of the higher of Morgan Guaranty Trust Company of New York's prime rate or the federal funds rate plus 50 basis points; (ii) a rate of LIBOR plus a margin determined pursuant to a pricing schedule; or (iii) a rate based on money market rates pursuant to competitive bids by the Lenders.

  It is expected that the Company Credit Facility will require that the Company's ratio of total indebtedness to total indebtedness plus net worth not exceed 70%. Failure to satisfy the foregoing minimum requirement will be a prepayment event under the Company Credit Facility that will enable the Lenders to refuse to loan funds to the Company and to require prepayment of the indebtedness thereunder after a 30 day cure period.

  It is also expected that the Company Credit Facility will impose prohibitions or limitations on liens (other than agreed permitted liens), subsidiary indebtedness and guarantee obligations, and dispositions of substantially all of its assets, among others.

  It is expected that the Company Credit Facility will contain certain default provisions, including, among other things, (i) nonpayment of any amount due to the Lenders under the Company Credit Facility, (ii) material breach of representations and warranties, (iii) default in the performance of covenants following a 30 day cure period, (iv) bankruptcy or insolvency, (v) cross-default with respect to indebtedness for borrowed money and related guaranty obligations in excess of $100 million in any one instance or $200 million of aggregate indebtedness (but only aggregating any single item of indebtedness of at least $20 million) and (vi) a judgment suffered by the Company in excess of $100 million not covered by insurance and which judgment shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days.

  Also in connection with the Debt Realignment, the Company will offer to exchange up to $1,950 million of aggregate principal amount of Company Public Debt for an equal amount of Tenneco Public Debt pursuant to the Debt Exchange Offers. The Company Public Debt will have similar maturities, but higher interest rates than the Tenneco Public Debt for which it is being exchanged. Upon consummation of the Debt Exchange Offers, Tenneco will purchase (and thereafter extinguish) the Tenneco Public Debt held by the Company, and the Company will then distribute such proceeds as a dividend to Tenneco. Assuming all of the Tenneco Public Debt subject to the Debt Exchange Offers is tendered and accepted for exchange, the Company will have $1,950 million aggregate principal amount of Company Public Debt outstanding bearing interest at a weighted average of approximately 8.38% and with a weighted average maturity of approximately 11 years.

  See "The Industrial Distribution--Debt and Cash Realignment" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                CAPITALIZATION

  The following table sets forth the unaudited historical capitalization of the Company as of June 30, 1996, and unaudited pro forma capitalization as of June 30, 1996, after giving effect to the transactions described in the "Unaudited Pro Forma Combined Financial Statements." The capitalization of the Company should be read in conjunction with the Combined Financial Statements, and notes thereto, the "Combined Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," each contained elsewhere in this Information Statement.

                                                            JUNE 30, 1996
                                                         ---------------------
                                                         HISTORICAL  PRO FORMA
                                                         ----------  ---------
                                                            (IN MILLIONS)
      Short-term debt:
       Allocated from Tenneco...........................   $  523(a)  $  --
       Other............................................        7         13
                                                           ------     ------
        Total...........................................      530         13
                                                           ------     ------
      Long-term debt:
       Allocated from Tenneco...........................    1,510(a)     --
       Company Public Debt..............................      --       2,069(b)
       Other............................................       63         63
                                                           ------     ------
                                                            1,573      2,132
                                                           ------     ------
      Minority interest.................................      301        301
                                                           ------     ------
      Common stock......................................      --           2
      Paid-in capital...................................      --       2,986
      Retained earnings.................................      --         --
      Combined equity...................................    2,168        --
                                                           ------     ------
        Total equity....................................    2,168      2,988
                                                           ------     ------
      Total capitalization..............................   $4,572     $5,434
                                                           ======     ======

--------
(a) Represents debt allocated to the Company from Tenneco based on the portion of Tenneco's investment in the Company which is deemed to be debt, generally based on the portion of the Company's net assets to Tenneco's consolidated net assets plus debt. Tenneco's historical practice has been generally to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Management believes that the historical allocation of corporate debt is reasonable; however, it is not necessarily indicative of the Company's debt upon completion of the Debt Realignment, nor debt that may be incurred by the Company as a separate public entity.

(b) Represents the $1,950 million aggregate principal amount of Company Public Debt assumed to be exchanged pursuant to the Debt Exchange Offers which will be recorded based on the fair value of the Company Public Debt (estimated to be $2,069 million) upon consummation of the Debt Exchange Offers. At this time, the Company and Tenneco cannot determine the ultimate amount of Tenneco Public Debt which will be exchanged by Tenneco Public Debt holders into Company Public Debt pursuant to the Debt Exchange Offers, and such amount could vary significantly. For purposes of the pro forma capitalization, it is assumed that 100% of the Tenneco Public Debt subject to the Debt Exchange Offers will be exchanged for Company Public Debt pursuant to the Debt Exchange Offers.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

  The following Unaudited Pro Forma Combined Balance Sheet of the Company as of June 30, 1996 and the Unaudited Pro Forma Combined Statements of Income for the six months ended June 30, 1996 and the year ended December 31, 1995 have been prepared to reflect: (i) the acquisition of Clevite in July 1996 and the acquisition of Amoco Foam Products in August 1996; (ii) the effect on the Company of the Cash Realignment and Debt Realignment; (iii) the effect on the Company of the Corporate Restructuring Transactions, and other transactions pursuant to the provisions of the Distribution Agreement and Merger Agreement; and (iv) the issuance of Company Common Stock as part of the Industrial Distribution. The "Combined Acquisitions" caption in the Unaudited Pro Forma Combined Statement of Income for the year ended December 31, 1995 also reflects the pro forma results of operations of Mobil Plastics prior to its acquisition in November 1995.

  The acquisitions of Clevite and Amoco Foam Products have been included in the accompanying Unaudited Pro Forma Combined Financial Statements for the respective periods under the caption "Combined Acquisitions." The Combined Acquisitions have been accounted for under the purchase method of accounting. As such, pro forma adjustments are reflected in the accompanying Unaudited Pro Forma Combined Financial Statements to reflect a preliminary allocation of the Company's purchase cost for the assets acquired and liabilities assumed as well as additional depreciation and amortization resulting from the Company's purchase cost.

  The historical Combined Financial Statements reflect the financial position and results of operations for the Industrial Business whose net assets will be transferred to the Company pursuant to the Corporate Restructuring Transactions, and other transactions pursuant to the provisions of the Distribution Agreement and Merger Agreement. The accounting for the transfer of assets and liabilities pursuant to the Corporate Restructuring Transactions represents a reorganization of companies under common control and, accordingly, all assets and liabilities are reflected at their historical cost in the Combined Financial Statements of the Company.

  The Unaudited Pro Forma Combined Balance Sheet has been prepared as if such transactions occurred on June 30, 1996; the Unaudited Pro Forma Combined Statements of Income have been prepared as if such transactions occurred as of January 1, 1995. The Unaudited Pro Forma Combined Financial Statements set forth on the following pages are unaudited and not necessarily indicative of the results that would have actually occurred if the transactions had been consummated as of June 30, 1996, or January 1, 1995, or results which may be attained in the future.

  The pro forma adjustments, as described in the Notes to the Unaudited Pro Forma Combined Financial Statements, are based upon available information and upon certain assumptions that management believes are reasonable. The Unaudited Pro Forma Combined Financial Statements should be read in conjunction with the Combined Financial Statements, and notes thereto, and the pre-acquisition Combined Financial Statements of Mobil Plastics, and notes thereto, included elsewhere in this Information Statement. The Clevite and Amoco Foam Products acquisitions do not meet the Commission's criteria for inclusion of separate historical financial statements.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                 JUNE 30, 1996

                                   (MILLIONS)

                                     COMBINED ACQUISITIONS
                                    -----------------------
                                                                   POST-
                                                                ACQUISITIONS TRANSACTION
                          COMPANY                PRO FORMA       PRO FORMA    PRO FORMA    PRO FORMA
                         HISTORICAL HISTORICAL* ADJUSTMENTS       COMBINED   ADJUSTMENTS   COMBINED
                         ---------- ----------- -----------     ------------ -----------   ---------
ASSETS
Current assets:
  Cash and temporary
   cash investments.....   $  129      $  2     $                  $  131      $    36 (e)  $  205
                                                                                    38 (f)
  Receivables...........      829        74                           903         (113)(a)   1,044
                                                                                   182 (b)
                                                                                   (48)(c)
                                                                                   120 (d)
  Inventories...........      820        46              6 (i)        872                      872
  Deferred income taxes.       28                                      28                       28
  Other current assets..      196         8                           204           (5)(c)     204
                                                                                     5 (e)
                           ------      ----     ----------         ------      -------      ------
   Total Current Assets.    2,002       130              6          2,138          215       2,353
                           ------      ----     ----------         ------      -------      ------
Goodwill and
 intangibles............      965                      384 (i)      1,349                    1,349
Other Assets............      808         9                           817            9 (c)     836
                                                                                    10 (g)
Plant, property and
 equipment, net.........    2,748       148            144 (i)      3,040           39 (c)   3,079
                           ------      ----     ----------         ------      -------      ------
   Total Assets.........   $6,523      $287     $      534         $7,344      $   273      $7,617
                           ======      ====     ==========         ======      =======      ======
LIABILITIES AND EQUITY
Current liabilities:
  Short-term debt.......   $  530      $        $      638 (i)     $1,168      $(1,155)(g)  $   13
  Payables..............      622        28                           650          (23)(a)     629
                                                                                     2 (b)
  Other current
   liabilities..........      558        76                           634           17 (c)     651
                           ------      ----     ----------         ------      -------      ------
   Total Current
    Liabilities.........    1,710       104            638          2,452       (1,159)      1,293
                           ------      ----     ----------         ------      -------      ------
Long-term debt..........    1,573         1                         1,574          558 (g)   2,132
Deferred income taxes...      451                       (5)(i)        446           13 (b)     459
Deferred credits and
 other liabilities......      320        53             30 (i)        403           41 (e)     444
Minority interest.......      301                                     301                      301
                           ------      ----     ----------         ------      -------      ------
  Total Liabilities.....    4,355       158            663          5,176         (547)      4,629
                           ------      ----     ----------         ------      -------      ------
Equity:
  Combined equity.......    2,168       129           (129)(i)      2,168          (90)(a)      --
                                                                                   167 (b)
                                                                                   (22)(c)
                                                                                   120 (d)
                                                                                    38 (f)
                                                                                   607 (g)
                                                                                (2,988)(h)
  Common Stock..........       --        --                            --            2 (h)       2
  Paid-in Capital.......       --        --                            --        2,986 (h)   2,986
  Retained Earnings.....       --        --                            --           -- (h)      --
                           ------      ----     ----------         ------      -------      ------
    Total Liabilities
     and Equity.........   $6,523      $287     $      534         $7,344      $   273      $7,617
                           ======      ====     ==========         ======      =======      ======

--------
  * Certain amounts have been reclassified to conform to the Company's classification.

      See the accompanying Notes to Unaudited Pro Forma Combined Financial
                                  Statements.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                     FOR THE SIX MONTHS ENDED JUNE 30, 1996

                      (MILLIONS EXCEPT PER SHARE AMOUNTS)

                                      COMBINED ACQUISITIONS
                                     -----------------------
                                                                  POST-
                                                               ACQUISITIONS TRANSACTION
                           COMPANY                PRO FORMA     PRO FORMA    PRO FORMA     PRO FORMA
                          HISTORICAL HISTORICAL* ADJUSTMENTS     COMBINED   ADJUSTMENTS    COMBINED
                          ---------- ----------- -----------   ------------ -----------   -----------
Net Sales and Operating
 Revenues...............   $ 3,233      $272       $              $3,505      $                $3,505
Other Income, Net.......        71        --                          71                           71
Costs and Expenses......     2,890       232             9 (j)     3,131                        3,131
                           -------      ----       -------        ------      -------     -----------
Income Before Interest
 Expense,
 Income Taxes and Minor-
 ity
 Interest...............       414        40            (9)          445                          445
Interest Expense........       100        12             7 (j)       119          (36)(k)          83
Income Tax Expense......       126         8            (1)(j)       133           14 (k)         147
Minority Interest.......        10                                    10                           10
                           -------      ----       -------        ------      -------     -----------
Income from continuing
 operations ............   $   178      $ 20       $   (15)       $  183      $    22     $       205
                           =======      ====       =======        ======      =======     ===========
Average number of common
 shares outstanding.....                                                                  170,351,740
                                                                                          ===========
Income from continuing
 operations per share...                                                                  $      1.20
                                                                                          ===========

--------
* Certain amounts have been reclassified to conform to the Company's classification.



      See the accompanying Notes to Unaudited Pro Forma Combined Financial
                                  Statements.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                      (MILLIONS EXCEPT PER SHARE AMOUNTS)

                                      COMBINED ACQUISITIONS
                                     -----------------------
                                                                 POST-
                                                              ACQUISITIONS TRANSACTION
                           COMPANY                PRO FORMA    PRO FORMA    PRO FORMA      PRO FORMA
                          HISTORICAL HISTORICAL* ADJUSTMENTS    COMBINED   ADJUSTMENTS     COMBINED
                          ---------- ----------- -----------  ------------ -----------    -----------
Net Sales and Operating
 Revenues...............    $5,221     $2,035       $            $7,256     $                  $7,256
Other Income, Net.......        39          6                        45                            45
Costs and Expenses......     4,588      1,888         17 (j)      6,493                         6,493
                            ------     ------       ----         ------     --------      -----------
Income Before Interest
 Expense,
 Income Taxes and Minor-
 ity Interest...........       672        153        (17)           808                           808
Interest Expense........       160        126          5 (j)        291         (125)(k)          166
Income Tax Expense......       231         19         (9)(j)        241           50 (k)          291
Minority Interest.......        23         --                        23                            23
                            ------     ------       ----         ------     --------      -----------
Income from continuing
 operations ............    $  258     $    8       $(13)        $  253     $     75      $       328
                            ======     ======       ====         ======     ========      ===========
Average number of common
 shares outstanding.....                                                                  173,995,941
                                                                                          ===========
Income from continuing
 operations per share...                                                                  $      1.89
                                                                                          ===========

--------
* Certain amounts have been reclassified to conform to the Company's classification.



      See the accompanying Notes to Unaudited Pro Forma Combined Financial
                                  Statements.

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(a) To reflect the settlement or capitalization of intercompany accounts receivable and payable with Tenneco affiliates pursuant to the Corporate Restructuring Transactions.

(b) To reflect the acquisition by the Company of certain receivables from Tenneco Credit Corporation, a Tenneco affiliate, in connection with the Merger.

(c) To reflect the allocation between the Company, Newport News and Tenneco of certain corporate assets and liabilities in connection with the Corporate Restructuring Transactions, the Distributions and the Merger.

(d) To reflect a $120 million receivable from El Paso pursuant to the Merger Agreement and Distribution Agreement for certain tax benefits to be realized as a result of the Debt Realignment.

(e) To reflect the transfer to the Company of insurance liabilities and the related portfolio of short-term cash investments and other assets previously held by Eastern Insurance Company Limited, a Tenneco affiliate, in connection with the Corporate Restructuring Transactions and the Merger.

(f) To reflect the cash contribution from Tenneco to the Company pursuant to the Cash Realignment provisions of the Distribution Agreement and Merger Agreement. The contribution of cash between Tenneco and the Company as part of the Cash Realignment may be adjusted by the sale of Energy Business receivables prior to the Merger Effective Time.

(g) To reflect adjustments to the Company's indebtedness for the pre-Distribution restructuring and refinancing of debt pursuant to the Debt Realignment. If the Debt Realignment had been consummated on June 30, 1996, on a pro forma basis, the Company would have had total long-term debt of $2,132 million, and short-term debt of $13 million. The total pro forma long-term debt includes $2,069 million of Company Public Debt ($1,950 million aggregate principal amount) assumed to be exchanged in the Debt Exchange Offers, which will be recorded based on the fair values of the Company Public Debt, and $63 million of long-term debt of Company subsidiaries. At this time, the Company and Tenneco cannot determine the ultimate amount of Tenneco Public Debt which will be exchanged by the applicable Tenneco Public Debt holders into Company Public Debt pursuant to the Debt Exchange Offers and such amount could vary significantly. For purposes of these pro forma adjustments, it is assumed that 100% of the Tenneco Public Debt subject to the Debt Exchange Offers will be exchanged for Company Public Debt pursuant to the Debt Exchange Offers. Tenneco expects to incur an extraordinary charge as a result of the Debt Realignment. Tenneco estimates that this cost will be approximately $300 million after-tax based on current market rates of interest. Certain other costs will also be incurred in connection with the Corporate Restructuring Transactions and the Distributions which Tenneco estimates will be approximately $100 million after tax. The effect on the Company's debt of these costs has been reflected in this pro forma adjustment. However, such charges have not been reflected in the pro forma income statement.

(h) To reflect the distribution of Company Common Stock to the holders of Tenneco Common Stock at an exchange ratio of one share of Company Common Stock for each share of Tenneco Common Stock.

(i) To reflect short-term debt issued to complete the Combined Acquisitions and the preliminary allocation of purchase price to the assets acquired and liabilities assumed related to the Combined Acquisitions. These purchase accounting adjustments for Clevite and Amoco Foam Products are based on preliminary estimates of fair values and will be adjusted when more complete evaluations of fair values are received. The preliminary allocations have been made solely for purposes of developing these Unaudited Pro Forma Combined Financial Statements.

(j) To reflect additional depreciation and amortization related to the Combined Acquisitions resulting from the Company's purchase accounting adjustments, interest expense at an assumed rate of 5.90% on the debt issued to complete the acquisitions, and the related tax effects at an assumed effective tax rate of 40%. The excess of the Company's purchase cost over the fair value of assets acquired and liabilities assumed is amortized over 40 years for Clevite and 30 years for Amoco Foam Products.

(k) To reflect the adjustment to interest expense, and related tax effects at an assumed effective tax rate of 40%, from the changes in the debt of the Company pursuant to the Debt Realignment as discussed in (g) above. For purposes of this pro forma adjustment, the Company Public Debt are assumed to bear interest at a weighted average annual effective interest rate of 7.5%. In addition, the pro forma adjustment to interest expense includes commitment fees on the unused borrowing capacity of the Company Credit Facility and amortization of deferred debt financing costs incurred in connection with the Debt Exchange Offers and the Company Credit Facility. A 1/8% change in the assumed interest rates would change annual pro forma interest expense by approximately $2.7 million, before the effect of income taxes.

(l) EBITDA, on a pro forma basis, was $603 million and $1,023 million for the six months ended June 30, 1996 and the year ended December 31, 1995, respectively. EBITDA represents income from continuing operations before interest expense, income taxes and depreciation, depletion and amortization. EBITDA is not a calculation based upon GAAP; however, the amounts included in the EBITDA calculation are derived from amounts included in the combined pro forma Statements of Income. In addition, EBITDA should not be considered as an alternative to net income or operating income, as an indicator of the operating performance of the Company or as an alternative to operating cash flows as a measure of liquidity.

                       COMBINED SELECTED FINANCIAL DATA

  The following combined selected financial data as of December 31, 1995 and 1994 and for the years ended December 31, 1995, 1994 and 1993 were derived from the audited Combined Financial Statements of the Company. The combined selected financial data as of December 31, 1993, 1992 and 1991 and for the years ended December 31, 1992 and 1991 are unaudited and were derived from the accounting records of Tenneco. The combined selected financial data as of and for each of the six-month periods ended June 30, 1996 and 1995 were derived from the unaudited Combined Financial Statements of the Company. In the opinion of the Company's management, the combined selected financial data of the Company as of December 31, 1993, 1992 and 1991 and for the years ended December 31, 1992 and 1991, and as of and for the six months ended June 30, 1996 and 1995 include all adjusting entries (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The results of operations for the six months ended June 30, 1996 should not be regarded as indicative of the results that may be expected for the full year. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Combined Financial Statements, and notes thereto, included elsewhere in this Information Statement.

                            SIX MONTHS
                          ENDED JUNE 30,          YEARS ENDED DECEMBER 31,
                          ----------------  -----------------------------------------------
                          1996(A)  1995(A)  1995(A)  1994(A)     1993(A)   1992       1991
(MILLIONS)                -------  -------  -------  -------     -------  ------     ------
STATEMENTS OF INCOME
 DATA(B):
 Net sales and operating
  revenues from
  continuing
  operations--
  Automotive............  $1,463   $1,263   $ 2,479  $1,989      $1,785   $1,763     $1,668
  Packaging.............   1,775    1,318     2,752   2,184       2,042    2,078      1,934
  Intergroup sales and
   other................      (5)      (4)      (10)     (7)         (7)      (5)        (5)
                          ------   ------   -------  ------      ------   ------     ------
   Total................  $3,233   $2,577   $ 5,221  $4,166      $3,820   $3,836     $3,597
                          ======   ======   =======  ======      ======   ======     ======
 Income from continuing
  operations before in-
  terest
  expense, income taxes
  and minority inter-
  est--
  Automotive............  $  163   $  134   $   240  $  223      $  222   $  237     $  188
  Packaging.............     256      244       430     209         139      221        139(c)
  Other.................      (5)      --         2      24          20        7          3
                          ------   ------   -------  ------      ------   ------     ------
   Total................     414      378       672     456         381      465        330
 Interest expense (net
  of interest
  capitalized)..........     100       74       160     104         101      102        111
 Income tax expense.....     126      124       231     114         115      154         80
 Minority interest......      10       12        23      --          --       --         --
                          ------   ------   -------  ------      ------   ------     ------
 Income from continuing
  operations............     178      168       258     238         165      209        139
 Loss from discontinued
  operations, net of
  income tax............      --       --        --     (31)         (7)      (7)       (12)
 Cumulative effect of
  changes in accounting
  principles,
  net of income tax.....      --       --        --      (7)(d)      --      (99)(d)     --
                          ------   ------   -------  ------      ------   ------     ------
 Net income.............  $  178   $  168   $   258  $  200      $  158   $  103     $  127
                          ======   ======   =======  ======      ======   ======     ======
BALANCE SHEET DATA(B):
 Total assets...........  $6,523   $4,430   $ 6,117  $3,940      $3,029   $2,812     $2,792
 Short-term debt(e) ....     530      205       384     108          94      182        758
 Long-term debt(e) .....   1,573    1,246     1,648   1,039       1,178    1,675      1,555
 Minority interest......     301      297       301     301           1        1          2
 Combined equity........   2,168    1,163     1,852     987         533      (87)      (553)
STATEMENT OF CASH FLOWS
 DATA(B):
 Net cash provided
  (used) by operating
  activities............  $  199   $   (9)  $   489  $  571      $  324   $  121     $  503
 Net cash provided
  (used) by investing
  activities............    (340)    (206)   (2,041)   (303)       (152)     (78)      (237)
 Net cash provided
  (used) by financing
  activities............     169      (52)    1,297      50        (165)     (41)      (251)
 Capital expenditures
  for continuing
  operations............     263      179       562     280         217      159        202
OTHER DATA:
 EBITDA(f)..............  $  551   $  458   $   845  $  598      $  518   $  595     $  463

-------
(a)For a discussion of the significant items affecting comparability of the financial information for 1995, 1994 and 1993 and for the six months ended June 30, 1996 and 1995, see "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this Information Statement.
(b) During 1995 and 1994, Tenneco Automotive and Tenneco Packaging each completed several acquisitions, the most significant of which was Tenneco Packaging's acquisition of Mobil Plastics for $1.3 billion in late 1995. See Note 4 to the Combined Financial Statements, included elsewhere in this Information Statement, for further information on the Company's acquisitions.
(c) Includes a gain of $42 million recorded by Tenneco Packaging related to the sale of three short-line railroads.
(d) In 1994, the Company adopted FAS No. 112, "Employers' Accounting for Postemployment Benefits". In 1992, the Company adopted FAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and FAS No. 109, "Accounting for Income Taxes."
(e) Historical amounts include debt allocated to the Company from Tenneco based on the portion of Tenneco's investment in the Company which is deemed to be debt, generally based upon the ratio of the Company's net assets to Tenneco consolidated net assets plus debt. Tenneco's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Management believes that the historical allocation of corporate debt and interest expense is reasonable; however, it is not necessarily indicative of the Company's debt upon completion of the Debt Realignment, nor debt and interest that may be incurred by the Company as a separate public entity. See the Combined Financial Statements, and notes thereto, included elsewhere in this Information Statement.
(f) EBITDA represents income from continuing operations before interest expense, income taxes and depreciation, depletion and amortization. EBITDA is not a calculation based upon GAAP; however, the amounts included in the EBITDA calculation are derived from amounts included in the Statements of Income. In addition, EBITDA should not be considered as an alternative to net income or operating income, as an indicator of the operating performance of the Company or as an alternative to operating cash flows as a measure of liquidity.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The following review of the Company's financial condition and results of operations should be read in conjunction with the Combined Financial Statements of the Company, and notes thereto, presented on pages F-3 to F-27. Reference is made to the "Basis of Presentation" section of Note 1 to such Combined Financial Statements for the definition of the "Company" as utilized herein.

PROPOSED MERGER WITH EL PASO

  In the first quarter of 1996, Tenneco announced its intention to focus Tenneco on its automotive parts and packaging businesses. This strategic action included the spin-off of the Shipbuilding Business to the holders of Tenneco Common Stock and the development of options to separate the Energy Business from the Industrial Business. On June 19, 1996, Tenneco announced that it signed a definitive agreement to merge a subsidiary of El Paso into Tenneco. Prior to the Merger, Tenneco will effect the Industrial Distribution and the Shipbuilding Distribution.

  The Merger represents a total value for Tenneco stockholders of approximately $4 billion which includes:

  . New shares of El Paso equity valued at approximately $750 million (subject to the effect of a collar on the market price of El Paso Common Stock issuable in connection with the Merger).

  . Assumption by El Paso of $2.65 billion (subject to certain adjustments) of Tenneco Energy Consolidated Debt and Tenneco Junior Preferred Stock.

  . Other payments and certain liability retentions by El Paso which El Paso estimated at an aggregate of approximately $600 million.

  Consequently, after the Transaction is consummated, current holders of Tenneco Common Stock will hold shares of Newport News, the Company (to be renamed Tenneco Inc.) and El Paso. The Company would then consist of two industrial manufacturing businesses, Tenneco Packaging and Tenneco Automotive, both of which reported record earnings and revenues in 1995, and TBS, the Company's administrative services unit.

  . Tenneco Automotive is one of the world's leading manufacturers of automotive exhaust and ride control systems for both the original equipment market and the replacement market, or aftermarket. Tenneco Automotive is a global business that sells its products in over 100 countries. Tenneco Automotive manufactures and markets its automotive exhaust systems primarily under the Walker(R) brand name and its ride control systems primarily under the Monroe(R) brand name.

  . Tenneco Packaging is among the world's leading and most diversified packaging companies, manufacturing packaging products for consumer, institutional and industrial markets. The paperboard business group manufactures corrugated containers, folding cartons and containerboard, has a joint venture in recycled paperboard, and offers high value-added products such as enhanced graphics packaging and displays and kraft honeycomb products. Its specialty products group produces disposable aluminum, foam and clear plastic food containers, molded fiber and pressed paperboard products, as well as polyethylene bags and industrial stretch wrap. Tenneco Packaging's consumer products include such recognized brand names as Hefty(R), Baggies(R) and E-Z Foil(R).

  . TBS designs, implements and administers shared administrative service programs for the Tenneco businesses as well as, on an "as requested" basis, for former Tenneco business entities.

  The consummation of the Transaction is conditioned upon approval thereof by Tenneco stockholders. In addition, the consummation of the Transaction is conditioned upon receipt of a favorable ruling by the IRS that the spin-offs of Newport News and New Tenneco will be tax-free for federal income tax purposes to Tenneco and its stockholders, which ruling was issued on October 30, 1996. The consummation of the Transaction is also subject to the satisfaction or waiver of a number of other conditions as described under "The Industrial Distribution--Conditions to Consummation of the Industrial Distribution."

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995

1996 STRATEGIC ACTIONS

  In the second quarter of 1996, the Company continued its strategy to redeploy capital to faster-growing, more profitable and less cyclical business operations. In June, Tenneco Packaging and Caraustar Industries ("Caraustar") entered into an agreement to jointly operate clay-coated recycled paperboard mills in Rittman, Ohio and Tama, Iowa and a recovered fiber recycling and brokerage business with operations in Rittman and Cleveland, Ohio. Tenneco Packaging sold these assets to the joint venture for cash and an equity ownership position in the new venture. This strategic action resulted in a pre-tax gain of $50 million.

  In addition, the Company initiated several other strategic actions:

  . In early 1996, Tenneco Automotive acquired two ride control companies, National Springs, the largest manufacturer of automotive coil and leaf springs in Australia and New Zealand, and ATESO s.a., one of the largest automotive equipment manufacturing groups in the Czech Republic, for an aggregate of $31 million.

  . In July 1996, Tenneco Automotive acquired Clevite for approximately $330 million. Clevite is a leading North American original equipment manufacturer of automotive vibration control components, including bushings and engine mounts for the auto, light truck and heavy truck markets. Clevite will be integrated into Monroe to form an operation with the ability to design, manufacture, test and sell a complete automotive suspension system.

  . In June 1996, Tenneco Packaging announced that it had reached an agreement to acquire the stock of Amoco Foam Products for $310 million. Amoco Foam Products manufactures expanded polystyrene tableware, including cups, plates and carrying trays; hinged-lid food containers; packaging trays, primarily for meat and poultry and industrial products for residential and commercial construction applications. The transaction closed in August 1996.

  . In August 1996, Tenneco Automotive acquired Luis Minuzzi e Hijos
    ("Minuzzi"), an Argentinian exhaust system manufacturer. The acquisition will establish Walker's presence in the rapidly growing Argentinean and South American automobile markets.

RESULTS OF OPERATIONS--SIX MONTHS ENDED JUNE 30, 1996 AND 1995

  The Company's income from continuing operations for the 1996 first half of $178 million improved by six percent compared with $168 million in the first half of 1995 due to improved results from both Tenneco Packaging (which included the $50 million pre-tax gain on the sale of two recycled paperboard mills and a recovered fiber recycling and brokerage business to a joint venture) and Tenneco Automotive, all of which are discussed below.

NET SALES AND OPERATING REVENUES

                                                                  SIX MONTHS
                                                                  ENDED JUNE
                                                                      30,
                                                                 --------------
                                                                  1996    1995
                                                                 ------  ------
                                                                  (MILLIONS)
      Tenneco Automotive........................................ $1,463  $1,263
      Tenneco Packaging.........................................  1,775   1,318
      Intergroup sales and other................................     (5)     (4)
                                                                 ------  ------
                                                                 $3,233  $2,577
                                                                 ======  ======

  The Company's revenues for the first six months of 1996 increased $656 million or 25 percent, and benefited from higher sales volumes in the automotive business along with revenues from recent acquisitions. The results of each business group are discussed in detail below.

INCOME BEFORE INTEREST EXPENSE, INCOME TAXES AND MINORITY INTEREST (OPERATING INCOME)

                                                                   SIX MONTHS
                                                                   ENDED JUNE
                                                                       30,
                                                                  --------------
                                                                   1996    1995
                                                                  ------  ------
                                                                   (MILLIONS)
      Tenneco Automotive......................................... $  163  $  134
      Tenneco Packaging..........................................    256     244
      Other......................................................     (5)     --
                                                                  ------  ------
                                                                  $  414  $  378
                                                                  ======  ======

  The Company's operating income for the first half of 1996 increased by $36 million compared with the 1995 period. Tenneco Automotive benefited from improved results in both the exhaust and ride control operations. Also, Tenneco Packaging recognized a gain from the sale of the recycled paperboard mills to a joint venture of $50 million in the Company's 1996 second quarter. The results of each segment are discussed in detail below.

TENNECO AUTOMOTIVE

                                                                    SIX MONTHS
                                                                    ENDED JUNE
                                                                        30,
                                                                   -------------
                                                                    1996   1995
                                                                   ------ ------
                                                                    (MILLIONS)
      Revenues.................................................... $1,463 $1,263
      Operating income............................................    163    134

  Tenneco Automotive's revenues increased in both the exhaust and ride control operations. Revenues for exhaust increased 16 percent to $847 million. North American and European original equipment volumes were up, contributing $84 million in additional revenues driven by a record number of new product launches and new vehicle production. Exhaust aftermarket volumes also increased primarily due to the third quarter 1995 acquisition of Manufacturas Fonos, S.L. ("Fonos"). Fonos added $22 million in revenue in the first half of 1996.

  Ride control reported an increase in revenues of $83 million or 16 percent. Ride control's North American aftermarket revenues increased 13 percent as a result of new customers and consumer response to aggressive marketing programs. The European original equipment revenues improved $25 million driven by new vehicle production. Revenues in Australia increased $10 million as a result of the 1996 acquisition of National Springs.

  Exhaust's operating income for the 1996 first half improved 30 percent to $74 million primarily due to increased volumes, which contributed $10 million, and improved manufacturing efficiencies. Ride control's operating income increase of $12 million was due primarily to higher sales volumes and product mix.

OUTLOOK

  Tenneco Automotive's aggressive acquisition and business initiative strategy is helping it to maintain its market leadership positions around the world. The Company has committed substantial resources to improve and expand production capacity, expand existing businesses and enter new markets in order to serve its customers throughout the world. During the first half of 1996, Tenneco Automotive announced an exhaust system joint venture in China and the acquisition of Clevite. The Clevite acquisition is expected to produce positive results immediately, impacting the second half of 1996. In addition, Tenneco Automotive continues to develop business opportunities in emerging markets such as China, India, Eastern Europe, and Latin America. Tenneco Automotive expects the North American aftermarket to remain at 1995 activity levels for the remainder of 1996. Original equipment volumes are expected to increase as a result of the high level of new product launches undertaken in 1995 and early 1996 and continued interest by original equipment customers in hydroforming technology. The Company believes it is well positioned to respond to the many changes currently underway in the original equipment market.

TENNECO PACKAGING

                                                                    SIX MONTHS
                                                                    ENDED JUNE
                                                                        30,
                                                                   -------------
                                                                    1996   1995
                                                                   ------ ------
                                                                    (MILLIONS)
      Revenues.................................................... $1,775 $1,318
      Operating income............................................    256    244

  Tenneco Packaging's operating income was $256 million in the first half of 1996 compared with $244 million in the prior year period. The results for the 1996 first half included a $50 million pre-tax gain on the sale of two recycled paperboard mills and a recovered fiber recycling and brokerage business to a new joint venture between Tenneco Packaging and Caraustar. The results were also driven by a strong performance from its plastics business. The recently acquired plastics business contributed $73 million in operating income on revenues of $516 million for the first half of 1996.

  In Tenneco Packaging's paperboard business, revenues were down $75 million to $903 million compared with the 1995 first half. Operating income in the paperboard business declined $107 million to $98 million compared with the 1995 first half, excluding the 1996 second quarter $50 million pre-tax gain on the sale of assets to the joint venture with Caraustar. 1995 acquisitions contributed $88 million to revenues and $5 million to operating income in 1996. Excluding acquisitions, lower volume and price realization resulted in $157 million in lower revenues and $100 million in lower operating income for the paperboard business. The 1996 operating income was also reduced by a $14 million cost related to downtime at mills taken to match inventories to market demand. In addition, the first half of 1995 included a $14 million gain on the sale of a mill in North Carolina.

  Revenues in Tenneco Packaging's specialty packaging business increased $532 million to $872 million compared with the 1995 first half, primarily as a result of the recently acquired plastics business which provided $516 million of this improvement.

  The specialty packaging business earned $108 million in operating income for the 1996 first half, an $83 million increase compared with the 1995 first half results. Operating income from the plastics business acquired in November 1995 contributed $73 million of this increase. The plastics, aluminum and molded fiber units also continued to improve due to lower raw material cost of aluminum and lower operating cost as a result of productivity improvements. Plastics volumes improved 5 percent for the first half of 1996 and demand continued to be strong.

OUTLOOK

  Tenneco Packaging anticipates strong revenue growth in the second half of 1996 in the specialty packaging unit. Tenneco Packaging will continue to make strong progress in lessening the effects on it of cyclicality in the paperboard industry as shown in the first half of 1996. The Amoco Foam Products acquisition, which was finalized in the third quarter, will be beneficial to building the specialty packaging product lines. In addition, Tenneco Packaging continues to achieve productivity improvements, to streamline manufacturing, and to obtain benefits from the recent restructuring in the molded fiber and aluminum product operations.

OTHER

  The Company's other operations reported an operating loss of $5 million during the first half of 1996 compared with breakeven in the 1995 first half. This decrease in operating income resulted from decreased interest income resulting from lower cash investments.

INTEREST EXPENSE (NET OF INTEREST CAPITALIZED)

  Tenneco's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Consequently, corporate debt of Tenneco and its related interest expense has been allocated to the Company based on the portion of Tenneco's investment in the Company which is deemed to be debt, generally based upon the ratio of the Company's net assets to Tenneco consolidated net assets plus debt. Interest expense was allocated at a rate equivalent to the weighted-average cost of all corporate debt, which was 7.7 percent, 8.3 percent and 7.4 percent for 1995, 1994 and 1993, respectively. Although interest expense, and the related tax effects, have been allocated to the Company for financial reporting on a historical basis, the Company has not been billed for these amounts. The changes in allocated corporate debt and the after-tax allocated interest have been included as a component of the Company's combined equity. Although management believes that the historical allocation of corporate debt and interest is reasonable, it is not necessarily indicative of the Company's debt upon completion of the Debt Realignment nor debt and interest that may be incurred by the Company as a separate public company. For additional information, see "The Industrial Distribution--Debt and Cash Realignment."

  Interest expense increased from $74 million in the 1995 first half to $100 million in the 1996 first half. The increase was primarily attributable to higher levels of allocated corporate debt. Interest capitalized was $5 million for the 1996 first half compared with $1 million for the prior year period.

INCOME TAXES

  Income tax expense for the first half of 1996 was $126 million compared with $124 million for the 1995 first half. The effective tax rate for the first half of 1996 was 40 percent compared with 41 percent in the prior year first half.

  In connection with the Industrial Distribution, the current tax sharing agreement will be cancelled and the Company will enter into a tax sharing agreement with Tenneco, Newport News and El Paso. The tax sharing agreement will provide, among other things, for the allocation of taxes among the parties of tax liabilities arising prior to, as a result of, and subsequent to the Distributions. Generally, the Company will be liable for taxes imposed on the Company and its affiliates engaged in the automotive and packaging businesses. In the case of federal income taxes imposed on the combined activities of the consolidated group, the Company and Newport News will be liable to Tenneco for federal income taxes attributable to their activities, and each will be allocated an agreed-upon share of estimated tax payments made by the Tenneco consolidated group.

CHANGE IN ACCOUNTING PRINCIPLES

  The Company adopted FAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," in the first quarter of 1996. FAS No. 121 establishes new accounting standards for measuring the impairment of long-lived assets. The adoption of the new standard did not have a material effect on the Company's financial position or results of operations.

  In June 1996, the Financial Accounting Standards Board issued FAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and
Extinguishments of Liabilities," which establishes new accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. The statement is effective for transactions occurring after December 31, 1996. The impact of the new standard has not been determined.

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOW

                                                           SIX MONTHS ENDED
                                                               JUNE 30,
                                                           ------------------
      CASH PROVIDED (USED) BY:                               1996      1995
      ------------------------                             --------  --------
                                                              (MILLIONS)
      Operating activities................................ $    199  $     (9)
      Investing activities................................     (340)     (206)
      Financing activities................................      169       (52)

  The Company's operating results, combined with proceeds from sales of assets and businesses, contributions from Tenneco and short-term borrowings, have provided funds for acquisitions and capital investments in existing businesses.

Operating Activities

  Operating cash flow for the first six months of 1996 increased due to higher income from operations and improvements in working capital. Working capital improved $147 million compared with the 1995 first half primarily due to lower inventories and the Company's working capital initiatives. Inventories dropped as a result of downtime taken at the mills to keep inventories in line and higher exhaust and ride control revenues driven by new vehicle production.

Investing Activities

  The Company invested $263 million in capital expenditures in its existing businesses during the first half of 1996. Capital expenditures during the first six months of 1996 included $84 million for Tenneco Automotive, $155 million for Tenneco Packaging and $24 million related to the Company's other operations. For Tenneco Packaging, these expenditures related to the paper machine upgrade at the Counce, Tennessee mill and the expansion of specialty packaging facilities. Capital expenditures were $179 million for continuing operations during the first half of 1995.

Financing Activities

  Cash provided by financing activities was $169 million during the first six months of 1996, compared with cash used by financing activities of $52 million for the same period in the previous year. The Company had a net decrease in short-term debt of $23 million in the first six months of 1996 compared to $2 million for the same period in 1995. The Company also received $200 million in cash contributions from Tenneco in the first six months of 1996 compared to a $39 million cash contribution to Tenneco in the first six months of 1995. See "Liquidity" below for further discussion of cash contributions to and from Tenneco.

CAPITALIZATION

                                                           JUNE 30, DECEMBER 31,
                                                             1996       1995
                                                           -------- ------------
                                                                (MILLIONS)
Short-term debt and current maturities....................  $  530     $  384
Long-term debt............................................   1,573      1,648
Minority interest.........................................     301        301
Combined equity...........................................   2,168      1,852
                                                            ------     ------
Total capitalization......................................  $4,572     $4,185
                                                            ======     ======

  Debt increased $71 million at June 30, 1996 compared with December 31, 1995 primarily due to higher levels of allocated debt. For additional information on corporate debt allocation, see "Interest Expense (net of interest capitalized)" above.

OTHER

  The increase in the Company's plant, property and equipment and receivables balances at June 30, 1996 when compared to December 31, 1995 is the result of the acquisitions of ATESO and National Springs by Tenneco Automotive and capital expenditures in the first half of 1996, as well as an increase in receivables due to higher sales revenues from those acquisitions in the first half of 1996.

LIQUIDITY

  Historically, the Company's excess net cash flows from operating and investing activities have been used by its parent, Tenneco, to meet consolidated debt and other obligations. Conversely, when the Company's cash requirements have been in excess of cash flows from operations, Tenneco has utilized its consolidated credit facilities to fund the Company's obligations. Also, depending on market and other conditions, the Company has utilized external sources of capital to meet specific funding requirements. Management of the Company believes that cash flows from operations will generally be sufficient to meet future capital requirements. However, during 1995, the Company received on a net basis $1.3 billion from Tenneco primarily to fund its strategic acquisitions discussed below.

  Prior to the Transaction as discussed under the caption "Proposed Merger with El Paso," Tenneco intends to initiate a realignment of its existing indebtedness. As part of the Debt Realignment, certain Company Public Debt will be offered in exchange for certain issues of Tenneco Public Debt. Tenneco will initiate tender offers for other Tenneco Public Debt, and certain debt issues may be defeased. These tender offers and defeasances will be financed by a combination of new lines of credit of Tenneco, the Company (which may declare and pay a dividend to Tenneco, as discussed below) and Newport News (which will declare and pay a dividend of approximately $600 million to Tenneco). Upon completion of the Debt Realignment, Tenneco will have responsibility for $2.65 billion of debt and preferred stock, subject to certain adjustments, Newport News will have responsibility for the borrowings under its credit lines and the Company will have responsibility for any remaining Tenneco Energy Consolidated Debt.

  The Company will enter into the Company Credit Facility, a portion of which may be borrowed by the Company and distributed to Tenneco as a dividend for use by Tenneco in retiring certain of the Tenneco Energy Consolidated Debt. The remainder of the Company Credit Facility, along with cash flows from operations, will be available by the Company to fund its future financing needs including working capital and possible acquisitions.

  For additional information, see "The Industrial Distribution--Debt and Cash Realignment" and "Financing."

ENVIRONMENTAL MATTERS

  The Company and certain of its subsidiaries and affiliates are parties to environmental proceedings. Expenditures for ongoing compliance with environmental regulations that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and that do not contribute to current or future revenue generation are expensed. Liabilities are recorded when environmental assessments indicate that remedial efforts are probable and the costs can be reasonably estimated. Estimates of the liability are based upon currently available facts, existing technology, and presently enacted laws and regulations taking into consideration the likely effects of inflation and other societal and economic factors. All available evidence is considered, including prior experience in remediation of contaminated sites, other companies' cleanup experience and data released by the United States Environmental Protection Agency ("EPA") or other organizations. These estimated liabilities are subject to revision in future periods based on actual costs or new circumstances. These liabilities are included in the balance sheet at their undiscounted amounts. Recoveries are evaluated separately from the liability and, when recovery is assured, are recorded and reported separately from the associated liability in the financial statements.

  At July 1, 1996, the Company had been designated as a potentially responsible party in 12 "Superfund" sites. With respect to its pro rata share of the remediation costs of certain of these sites, the Company is fully indemnified by third parties. With respect to certain other of these sites, the Company has sought to resolve its liability through settlements which provide for payments of the Company's allocable share of the remediation costs. For the remaining sites, the Company has estimated its share of the remediation costs to be between $3 million and $23 million or .003 percent to
 .020 percent of the total remediation costs for those sites and has provided reserves it believes are adequate for such costs. Because the clean-up costs are estimates and are subject to revision as more information becomes available about the extent of remediation required, the Company's estimate of its share of remediation costs could change. Moreover, liability under the Comprehensive Environmental Response, Compensation and Liability Act is joint and several, meaning that the Company could be required to pay in excess of its pro rata share of remediation costs. The Company's understanding of the financial strength of other potentially responsible parties has been considered, where appropriate, in the Company's determination of its estimated liability. The Company believes that the costs associated with its current status as a potentially responsible party in the Superfund or other waste disposal sites referenced above will not be material to its financial position or results of operations.

RESULTS OF OPERATIONS FOR THE YEARS 1995, 1994 AND 1993

1995 STRATEGIC ACTIONS

  The Company acquired or announced intentions to acquire several new businesses during 1995, as part of its strategy to redeploy capital to less cyclical, higher-growth businesses, including:

  . On November 17, 1995 Tenneco Packaging acquired Mobil Plastics, which is one of the largest North American producers of polyethylene and polystyrene packaging, for $1.3 billion. Its consumer products are marketed under the Hefty(R), Kordite(R), Baggies(R) and Hefty OneZip(TM) brand names. The acquired plastics business is also a leader in polystyrene foam packaging, thermoformed polystyrene packaging and polyethylene film products for food service and industrial consumers. In addition to this acquisition, during 1995 Tenneco Packaging acquired two plastics packaging operations in the United Kingdom for an aggregate of $25 million, making Tenneco Packaging a leading supplier of single-use, thermoformed plastic packaging in that market.

  . During 1995 Tenneco Packaging also completed eight acquisitions in the paperboard packaging business for an aggregate of $171 million in cash, notes and Tenneco Common Stock. Four of these acquisitions are in enhanced graphics which helps reduce sensitivity to raw material prices and offers greater opportunities to add value. Tenneco Packaging also acquired Hexacomb Corporation ("Hexacomb"), one of the world's largest suppliers of paper honeycomb products, for $58 million. These acquisitions present many opportunities for internal and external synergies.

  . During 1995 Tenneco Automotive acquired an exhaust company in Spain and a catalytic converter company in the United States for an aggregate of $40 million and entered into two ride control joint ventures in India and China for an aggregate of $14 million.

RESULTS OF OPERATIONS--YEARS 1995 AND 1994

  The Company's income from continuing operations in 1995 of $258 million increased by 8 percent compared with $238 million in 1994 due to improved results from both Tenneco Packaging and Tenneco Automotive, as discussed below.

  In 1994, the Company recorded a loss of $31 million from the discontinued operations of Tenneco Automotive's brakes operations. Also, 1994 results included a charge of $7 million for the adoption of a new accounting principle, FAS No. 112, "Employers' Accounting for Postemployment Benefits." No similar costs were incurred in 1995.

NET SALES AND OPERATING REVENUES

                                                                  1995    1994
                                                                 ------  ------
                                                                  (MILLIONS)
      Tenneco Automotive........................................ $2,479  $1,989
      Tenneco Packaging.........................................  2,752   2,184
      Intergroup sales and other................................    (10)     (7)
                                                                 ------  ------
                                                                 $5,221  $4,166
                                                                 ======  ======

  The Company's 1995 revenues increased $1,055 million, or 25 percent and benefited from strong market conditions in its automotive and packaging businesses along with revenues from acquisitions made in late 1994 and 1995. The results of each segment are discussed in detail below.

INCOME BEFORE INTEREST EXPENSE, INCOME TAXES AND MINORITY INTEREST (OPERATING INCOME)

                                                                     1995  1994
                                                                     ----- -----
                                                                     (MILLIONS)
      Tenneco Automotive............................................ $ 240 $ 223
      Tenneco Packaging.............................................   430   209
      Other.........................................................     2    24
                                                                     ----- -----
                                                                     $672  $ 456
                                                                     ===== =====

  The Company's 1995 operating income increased by $216 million, or 47 percent compared with 1994. Tenneco Packaging benefited from favorable market conditions in the packaging industry and Tenneco Automotive improved as European original equipment and aftermarkets both performed well. The results of each segment are discussed in detail below.

  Significant transactions affecting the comparability of operating income between 1995 and 1994 are:

  . Pre-tax gains on sales of assets and businesses of $15 million in 1995
    (primarily a mill in North Carolina) compared with gains of $5 million in 1994.

  . Reserves established in 1995 of $30 million for restructuring at Tenneco
    Packaging's molded fiber and aluminum foil packaging operations.

  . Charges in 1994 of $22 million at Tenneco Automotive for a plant closing in Ohio and consolidations in Europe associated with the acquisition of Heinrich Gillet GmbH & Company ("Gillet"), the German exhaust manufacturer.

TENNECO AUTOMOTIVE

                                                                    1995   1994
                                                                   ------ ------
                                                                    (MILLIONS)
   Revenues....................................................... $2,479 $1,989
   Operating income............................................... $  240 $  223

  Revenues from Tenneco Automotive's exhaust operations increased during 1995 by $392 million to $1,466 million. Eighty-eight percent, or $346 million of this increase resulted from revenues at Gillet. European original equipment volumes were up significantly in 1995 where Gillet is the leading original equipment manufacturer of exhaust components. European exhaust business revenues were also stronger in the aftermarket. Of the 23% increase in European aftermarket revenues, $14 million resulted from volume increases and $10 million from the acquisition of Fonos while positive foreign exchange rate movements contributed $28 million. North American exhaust revenues declined slightly in 1995. The 7 percent decrease in the North American aftermarket was caused by an unusually mild winter in the northeast and midwest which slowed automotive parts replacement rates. In addition, the U.S. automakers' continued migration toward stainless steel exhaust systems has negatively impacted North American aftermarket revenues. The aftermarket decrease was partially offset by increased original equipment unit volumes, resulting in a $15 million increase in revenues, due to increased demand for light truck and sport-utility vehicle exhaust systems.

  Operating income for the exhaust operations increased during 1995 by $14 million to $114 million. The 1994 operating income included a $5 million charge recorded for a plant closing and a $17 million charge related to plant consolidations as part of the Gillet acquisition. The Gillet operations contributed $16 million to operating income in 1995. The remainder of the operating income change in 1995 is due primarily to a high level of costs related to new product launches. Tenneco Automotive's exhaust business launched 50 products for 1996 model year vehicles in 1995, more than twice the normal levels which adversely affected 1995 earnings. In connection with the new product launches, Tenneco Automotive incurred additional costs of $10 million in 1995 including those related to a new process, hydroforming. Hydroforming is a liquid, high-pressure process for bending and shaping metal parts in ways not feasible using traditional manufacturing technology.

  Revenues from Tenneco Automotive's ride control operations increased during 1995 by $98 million to $1,013 million. Fifty-seven percent or $56 million of this increase resulted from increased original equipment volumes in North America and Europe. Original equipment volumes increased due to higher demand for light truck and sport-utility vehicles in North America and improved economic conditions in Europe. An increase in aftermarket revenues in Europe more than offset the decrease in North American aftermarket revenues which declined due to the overall decline in the North American aftermarket.

  Operating income for the ride control operations increased in 1995 by $3 million to $126 million. The increased revenues in 1995 did not result in higher operating income primarily due to increased costs associated with the large number of new product launches for 1996 model year vehicles. These 18 launches, a significant increase over 1994 launches, adversely affected 1995 earnings.

  Tenneco Automotive's margins decreased to 9.7 percent from 11.2 percent in 1994. North American margins decreased to 10.2 percent in 1995 compared with
12.1 percent in 1994 due to higher costs related to new product launches and lower North American aftermarket sales volumes. European operations margins improved to 8.1 percent from 7.8 percent as a result of improved economic conditions in Europe and higher earnings associated with the Gillet acquisition.

TENNECO PACKAGING

                                                                    1995   1994
                                                                   ------ ------
                                                                    (MILLIONS)
   Revenues....................................................... $2,752 $2,184
   Operating income............................................... $  430 $  209

  Tenneco Packaging's paperboard operations experienced excellent results during 1995. Revenues were up $399 million to $1,928 million in 1995, primarily as a result of strong pricing improvements in linerboard prices during 1995 that began in late 1994 and continued to drive the paperboard business until the end of 1995. As a result of the move into higher margin graphics and specialty corrugated segments, Tenneco Packaging realized higher revenues on comparable volumes. In addition, strong industry demand for linerboard and corrugated products served to substantially increase prices for those products in 1995 and contributed to record revenues.

  Operating income in the paperboard operations improved by $260 million to $399 million in 1995. This improvement includes the 1995 pre-tax gain of $14 million on the sale of a recycled medium mill in North Carolina. Effective mix management allowed Tenneco Packaging to absorb rapidly rising raw material prices for corrugated products while posting increased margins. Additionally, Tenneco Packaging continued to post new productivity gains, especially in the operation of its containerboard mills, resulting in record operating margins in 1995.

  Revenues in Tenneco Packaging's specialty packaging operations increased by $169 million to $824 million during 1995. Revenues of $106 million from the recently acquired plastics business (November 1995) are included in the results of the specialty packaging business. The remainder of the revenue increase over 1994 resulted from price realizations in the aluminum product line.

  The specialty packaging business earned $31 million in operating income in 1995, a $39 million decrease compared with 1994 results. Specialty packaging recorded a restructuring charge of $30 million in 1995 for its molded fiber and aluminum foil packaging operations and recognized income from the recently acquired plastics business of $15 million. Excluding these two items, the decline in operating income for specialty packaging resulted from 20 percent raw material cost increases that more than offset the positive effects of the pricing increases initiated during the year. The major contributors to the raw material cost increases were higher prices for polystyrene, aluminum and old newspaper. However, these prices declined during the second half of the year.

OTHER

  The Company's other operations reported operating income of $2 million during 1995. During 1994, other operations reported operating income of $24 million. This decrease in operating income resulted from lower interest income on temporary cash investments.

INTEREST EXPENSE (NET OF INTEREST CAPITALIZED)

  The Company's interest expense in 1995 was $160 million compared with $104 million in 1994. The higher interest expense in 1995 compared to 1994 is principally due to higher levels of allocated corporate debt. Interest capitalized was $5 million in 1995 compared with $2 million in 1994 due to higher levels of capital spending in 1995. For a discussion of the historical allocation of indebtedness of Tenneco and its subsidiaries, see "Results of Operations--Six Months Ended June 30, 1996 and 1995--Interest Expense (Net of Interest Capitalized)."

MINORITY INTEREST

  Minority interest of $23 million in 1995 related to dividends on preferred stock of a U.S. subsidiary which was issued in December 1994.

INCOME TAXES

  Income tax expense for 1995 was $231 million compared with $114 million in 1994. The Company's effective tax rate was 45 percent in 1995, compared with 32 percent in 1994.

  The increased tax expense in 1995 was primarily from higher pre-tax income and higher foreign tax expense. In 1994, the Company recorded tax benefits from the realization of deferred tax assets resulting from consolidation of the Company's German operations.

DISCONTINUED OPERATIONS

  Loss from discontinued operations in 1994 of $31 million, net of income tax benefit of $20 million, resulted from the sale of Tenneco Automotive's brakes business. The loss on the sale of the brakes business was $26 million, net of income tax benefit of $15 million. Net loss in 1994 from the brakes operations was $5 million, net of income tax benefit of $5 million.

CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE

  Effective January 1, 1994, the Company adopted FAS No. 112, "Employers' Accounting for Postemployment Benefits," using the cumulative catch-up method. It requires employers to account for postemployment benefits for former or inactive employees after employment but before retirement on the accrual basis rather than the "pay-as-you-go" basis. As a result of adopting this statement, an after-tax charge of $7 million was recorded in 1994.

  In October 1995, the Financial Accounting Standards Board issued FAS No. 123, "Accounting for Stock-Based Compensation." This statement defines a fair value based method of accounting for stock issued to employees and others but also allows companies to choose to continue to measure compensation cost for such plans as it is measured currently. The Company has elected to continue to use the current method of accounting for stock issued to employees. Consequently, FAS No. 123 will have no impact on the Company's consolidated financial position or results of operations.

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOW

      CASH PROVIDED (USED) BY:                                    1995   1994
      ------------------------                                   ------  ----
                                                                 (MILLIONS)
      Operating activities...................................... $  489  $571
      Investing activities...................................... (2,041) (303)
      Financing activities......................................  1,297    50

  The Company's operating results, combined with proceeds from sales of assets and businesses, and supplemented by contributions from Tenneco, have provided funds for acquisitions and capital investments in existing businesses.

Operating Activities

  Operating cash flow for 1995 declined compared with 1994 primarily due to the build up of paperboard inventories at Tenneco Packaging as a result of a planned mill shut-down in Counce, Tennessee in early 1996 and a net increase in other working capital balances.

Investing Activities

  Cash used for business acquisitions during 1995 totaled approximately $1.5 billion. The largest single transaction was the acquisition of Mobil Plastics by Tenneco Packaging for $1.3 billion, which was financed by a cash contribution from Tenneco. Also, Tenneco Packaging and Tenneco Automotive made other key acquisitions during the year. Further, the Company invested $562 million in capital expenditures in its existing businesses during the year. Capital expenditures during the year included $208 million for Tenneco Automotive, $316 million for Tenneco Packaging and $38 million related to the Company's other operations. For Tenneco Packaging, these expenditures included $60 million for a paper machine addition at the Counce, Tennessee mill as well as $33 million for a new container plant in Salt Lake City, Utah. Tenneco Automotive's capital spending included $22 million related to new product launches in plants related to Gillet, which Tenneco Automotive acquired in 1994 for $44 million, and $24 million for expanding a key exhaust plant and distribution center. Capital expenditures increased in 1995 compared with the prior year in all businesses. Net proceeds from sales of businesses and assets during 1995 were $56 million, which included the $30 million proceeds from the sale of a mill in North Carolina.

Financing Activities

  Cash flows from financing activities was $1.3 billion in 1995 and primarily included a $1.3 billion cash contribution from Tenneco for the acquisition of Mobil Plastics in November 1995. Cash provided from financing activities during 1994 was $50 million. In December 1994 Tenneco sold a 25 percent preferred stock interest in a subsidiary which resulted in net cash proceeds of $293 million. This was included in the balance sheet as minority interest at December 31, 1994. Furthermore, in 1994 the Company had a net decrease in short- term debt of $94 million and retired $152 million of long-term debt. See "Results of Operations--Six Months Ended June 30, 1996 and 1995-- Liquidity" for further discussion of cash contributions to and from Tenneco.

CAPITALIZATION

                                                                   1995   1994
                                                                  ------ ------
                                                                   (MILLIONS)
      Short-term debt and current maturities..................... $  384 $  108
      Long-term debt.............................................  1,648  1,039
      Minority interest..........................................    301    301
      Combined equity............................................  1,852    987
                                                                  ------ ------
      Total capitalization....................................... $4,185 $2,435
                                                                  ====== ======

  For additional information on corporate debt allocation, see "Interest Expense (net of interest capitalized)" above.

OTHER

  As a result of the acquisition of Mobil Plastics in November 1995 for $1.3 billion and other acquisitions made by the Company in 1995, the Company's plant, property and equipment, goodwill and intangibles, inventories and receivables increased at December 31, 1995 when compared to December 31, 1994.

RESULTS OF OPERATIONS--YEARS 1994 AND 1993

NET SALES AND OPERATING REVENUES

  Revenues for 1994 were $4.17 billion, up from $3.82 billion in 1993. Tenneco Automotive revenues were $1,989 million, a $204 million, or an 11 percent increase, compared with 1993 primarily due to increased new vehicle production in North America and an improving European economy. Aftermarket revenues also benefited from the introduction of Monroe's new premium ride control product, Sensa-Trac(R). A major trade and consumer promotion in North America of the new Sensa-Trac(R) products helped lead to an 11 percent increase in revenues for the ride control replacement business worldwide. Packaging revenues increased $142 million, or seven percent, to $2.18 billion in 1994, as prices in the paperboard business recovered from the seven-year low reached in the third quarter of 1993.

INCOME BEFORE INTEREST EXPENSE, INCOME TAXES AND MINORITY INTEREST (OPERATING INCOME)

  Operating income was $456 million for 1994. This was an improvement of $75 million compared with 1993's operating income of $381 million. Excluding gains from asset sales and other special items including plant consolidations, 1994 operating income increased $126 million, or 36 percent, compared with 1993 primarily due to improved pricing in Tenneco Packaging's containerboard business.

  Tenneco Automotive operating income for 1994 was $223 million, compared with $222 million in 1993. The 1994 operating income included a $17 million charge for plant consolidations in Europe associated with acquiring Gillet and a $5 million charge taken in the second quarter for closing a plant in Ohio. Excluding special items, operating income increased $23 million, or 10 percent, compared with 1993. This increase is a result of higher volumes in North America and Europe and was partially offset by higher costs for new product development and new facility start-up.

  Tenneco Automotive's margins were 11.2 percent in 1994 compared with 12.4 percent in 1993. North American margins decreased to 12.1 percent in 1994 compared with 13.6 percent in 1993 due to higher costs related to new product development and new facility start-up. European operations margins decreased to 7.8 percent from 9.5 percent as a result of costs for plant consolidations associated with the Gillet acquisition.

  In November 1994, Tenneco Automotive acquired Gillet for $44 million in cash and $69 million in assumed debt. Gillet is the leading manufacturer of original equipment exhaust systems and components for European automakers.

  Tenneco Packaging's operating income for 1994 was $209 million, compared with $139 million in 1993. The 1993 operating income included $29 million from gains related to asset realignment. Excluding these gains, operating income increased $99 million, or 90 percent, compared with 1993 primarily because of improved paperboard pricing.

  The paperboard business earned $139 million, up $104 million compared with 1993, excluding the 1993 asset realignment gains. Prices rose from depressed levels in 1993 and contributed $125 million, excluding the recycling business, of increased operating income. This was partially offset by higher raw material costs of $32 million, but improved productivity helped counter rising raw material costs. Paperboard productivity rose 1.6 percent, with mill operating rates exceeding rated capacity for the full year. The specialty business operating income for 1994 declined $5 million to $70 million, excluding the asset realignment gains in 1993. Both the aluminum and plastic packaging businesses reported improved operating income. Plastic packaging volumes grew seven percent in 1994 and demand continued to be strong. Operating income for plastics rose 40 percent in 1994, reflecting increased volumes and higher pricing. The increase in operating income provided by the aluminum and plastic businesses was more than offset by weak performance in the molded fiber business, where higher raw material costs had a negative effect on operating income. Prices for recycled newspaper, a major raw material for molded fiber, rose to over $100 per ton, compared with $26 per ton in 1993.

  The Company's other operations reported operating income of $24 million in 1994, compared with operating income of $20 million for 1993.

INTEREST EXPENSE (NET OF INTEREST CAPITALIZED)

  The Company's interest expense in 1994 was $104 million compared with $101 million in 1993. Interest capitalized increased to $2 million in 1994 from $1 million in 1993 due to higher levels of major capital spending. For a discussion of the historical allocation of indebtedness of Tenneco and its subsidiaries, see "Results of Operations--Six Months Ended June 30, 1996 and 1995--Interest Expense (Net of Interest Capitalized)."


INCOME TAXES

  Income tax expense was $114 million for 1994 compared with $115 million for 1993. The Company's effective tax rate was 32 percent in 1994, compared with 41 percent in 1993. The lower effective tax rate in 1994 was the result of tax benefits from the realization of deferred tax assets resulting from consolidation of the Company's German operations.

CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE

  Effective January 1, 1994, the Company adopted FAS No. 112, "Employers' Accounting for Postemployment Benefits." As a result, an after-tax charge of $7 million was recorded in 1994.

DISCONTINUED OPERATIONS

  Loss from discontinued operations in 1994 of $31 million, net of income tax benefit of $20 million resulted from the Company's brakes business. Loss from discontinued operations in 1993 of $7 million, net of income tax benefit of $4 million, was also attributable to the Company's brakes business.

CASH FLOW

Operating Activities

  Net cash provided by operating activities was $571 million for the year 1994, compared with $324 million for 1993, an increase of $247 million. This increase was due to higher income from operations and improved receivable collections.

Investing Activities

  Net cash used by investing activities in 1994 was $303 million, compared with $152 million in 1993. Net proceeds from the sale of businesses in 1993 of $83 million resulted from the sales of various international aluminum ventures.

  Expenditures for plant, property and equipment from continuing operations for 1994 were $280 million, compared with $217 million for 1993. Increased expenditures were reported for Tenneco Automotive ($20 million), Tenneco Packaging ($42 million) and the Company's other operations ($1 million).

Financing Activities

  Cash flows used by financing activities in 1993 was $165 million compared with cash flows provided by financing activities of $50 million in 1994. Cash flows used by financing activities in 1993 included a net decrease of short-term debt of $29 million, the retirement of $21 million of long-term debt, and a cash contribution to Tenneco of $115 million. Cash flows from financing activities in 1994 primarily included net cash proceeds of $293 million from the sale of a 25 percent preferred stock interest in a subsidiary, offset by a net decrease in short-term debt of $94 million and the retirement of $152 million of long-term debt. See "Results of Operations--Six Months Ended June 30, 1996 and 1995--Liquidity" for further discussion of cash contributions to and from Tenneco.

                            BUSINESS AND PROPERTIES

TENNECO AUTOMOTIVE

  Tenneco Automotive is one of the world's leading manufacturers of automotive exhaust and ride control systems for the original equipment market and aftermarket. Tenneco Automotive is a global business that sells its products in over 100 countries, manufacturing and marketing its automotive exhaust systems primarily under the Walker(R) brand name and its ride control equipment primarily under the Monroe(R) brand name.

Overview of Automotive Parts Industry

  The global market for automotive parts was approximately $435.3 billion in 1995, comprised of $352 billion in original equipment ("OE") sales and $83.3 billion in aftermarket sales. This market is expected to grow by 7.6% to $468.4 billion in 1996 and by approximately 7.2% per year through 2000 resulting in a total market size of approximately $617.6 billion in that year. As the North American and Western European automotive markets are relatively mature (expected to grow at an estimated rate of 7.0% and 6.0%, respectively through 2000), original equipment manufacturers ("OEMs") and automotive parts suppliers are increasingly focusing on emerging markets for additional growth opportunities, particularly China, Eastern Europe, India and Latin America.

  Automotive parts are generally segmented into two categories: (i) OE sales in which parts are sold in large quantities directly to the vehicle manufacturers and (ii) aftermarket sales in which parts are sold in varying quantities to a wide range of wholesalers, retailers and repair shops as replacement parts in the aftermarket. Demand for automotive parts in the OE market is driven by the number of new vehicle sales which in turn are determined by prevailing economic conditions. Factors affecting demand in the aftermarket include the number of vehicles on the road, the average useful life of parts, the average age of such vehicles and number of miles driven.

Industry Trends


  Currently, there are significant existing and emerging trends that are dramatically reshaping the automotive industry. As the dynamics of the automotive industry change, so do the roles, responsibilities and relationships of its participants. Key trends affecting automotive parts suppliers include:

  Consolidation of Parts Suppliers. The automotive parts industry, particularly with respect to OE suppliers, has been rapidly consolidating for the last several years. The number of Tier I suppliers has decreased from 3,000 to 1,500 since 1990. By the year 2000, the number of suppliers is expected to decrease by nearly 75%, leaving approximately 400 Tier I suppliers. The primary reasons for this consolidation include: (i) an increasing desire by OEMs to work with fewer, larger suppliers that can provide fully-integrated systems and (ii) the inability of smaller suppliers to compete on price with the larger companies who benefit from purchasing and distribution economies of scale.

  Full-System Integration by Parts Suppliers. OEMs are moving towards outsourcing entire automotive parts systems in order to take advantage of the lower cost structure of the automotive parts suppliers. Development of advanced electronics has enabled formerly independent components to become "interactive," leading to a shift in demand from individual parts to fully-integrated systems. OEMs seem to have accepted the need to work more closely with suppliers, whose roles are now being transformed from "parts suppliers" to "developers of modules and systems." This shift has created the role of the systems integrator, who will increasingly have the ability to execute a number of activities, such as design, product development, engineering, testing of component systems, and purchasing from Tier II suppliers. It is estimated that there will be approximately 60 systems integrators by the year 2005. This emerging structure should allow the vehicle manufacturers to concentrate on the activities which are core to their success such as product planning and marketing, thus limiting their involvement to setting the "look and feel" and cost parameters for new vehicle platforms. OEMs are also stimulating further manufacturing cost improvements by implementing strategies that would provide parts suppliers with greater input and allow them to share in the benefits of cost savings and productivity enhancements, thus strengthening the role and potential margins of the surviving Tier I suppliers.

  Globalization of the Automotive Industry. As a result of several factors, OEMs are increasingly requiring "global" parts suppliers with global management expertise. As the customer base of OEMs changes, and emerging markets become more important to achieving growth, suppliers must be prepared to provide products any place in the world. This requires a worldwide approach to engineering, sales and distribution.

  . Location of Production Closer to End Markets. OEMs have relocated production globally on an "on-site" basis that is closer to end markets. This international expansion allows suppliers to pursue sales in developing markets, to take advantage of relatively lower labor costs and, to some extent, to offset the counter-cyclicality of the European and North American markets.

  . Growing Importance of Emerging Markets. As the North American and Western
    European automotive markets are relatively mature, OEMs are increasingly focusing on emerging markets for growth opportunities, particularly China, Eastern Europe, India and Latin America. The increased focus on the OE markets has in turn increased the growth opportunities in the aftermarket.

  . Increasing Requirement of Government for Local Parts Content. Many governments are beginning to require certain percentages of local content.

  Standardization of OEM Vehicle Platforms. OEMs are increasingly designing "world cars" with standard bases and localized features, while also developing niche market products such as multipurpose vehicles, four-wheel drive and sports cars for mature markets. OEMs have learned that they can realize significant economies of scale by limiting variations across items such as steering columns, brake systems, transmissions, axles, exhaust systems, support structures, fasteners, and power window and door lock mechanisms. This shift towards standardization will have a large impact on components manufacturers, who should experience a reduction in production costs if the OEMs reduce components variations. This should result in not only higher production volumes per unit and greater economies of scale, but also lower investment costs for molds and dies, reduced development and prototype costs and more efficient die changes and retooling.

  Aftermarket. There are several factors that are positively affecting the North American demand for automotive parts in the aftermarket, including:

  . The average age of vehicles on the road is at an industry record-high of
    8.4 years.

  . The aggregate number of annual miles driven by all vehicles has increased by 38% from 1,925 billion miles in 1988 to 2,360 billion miles in 1995.

  . The size of the vehicle fleet has increased from approximately 157 million registrations in 1988 to approximately 188 million registrations in 1995.

On the other hand, a factor negatively affecting the demand for aftermarket parts is the increasing average useful life of most OEM automotive parts as a result of technological advancements.

  Emphasis on Clean Air and Efficiency. The enactment of strict environmental regulations regarding both pollution and recycling content has led suppliers and OEMs to design products and develop materials to comply with increasingly stringent requirements. The Clean Air Act Amendments of 1990 require substantial reductions in automobile tailpipe emissions, longer warranties on certain parts of an automobile's pollution-control equipment and additional equipment to control fuel-vapor emissions. Manufacturers have responded by focusing their efforts towards technological development, thus lowering costs while minimizing industrial waste and pollution. Automakers are designing vehicles that will be easier to dismantle and recycle at the end of their useful lives and nearly all component manufacturers now deliver parts and components in reusable shipping containers to reduce the amount of waste produced at an assembly plant.

Overview of Tenneco Automotive

  Tenneco Automotive is one of the world's leading manufacturers of automotive exhaust and ride control systems for the OE market and the aftermarket. Tenneco Automotive is a global business that sells its products in over 100 markets worldwide. Tenneco Automotive manufactures and markets its automotive exhaust systems primarily under the Walker(R) brand name, and its ride control equipment is primarily manufactured under the Monroe(R) brand name.

  The following table sets forth information relating to the net sales of both of Tenneco Automotive's primary product groups:

                                                 NET SALES ($ IN MILLIONS)
                                             ----------------------------------
                                              SIX MONTHS   YEAR ENDED DECEMBER
                                                 ENDED             31,
                                             JUNE 30, 1996  1995   1994   1993
                                             ------------- ------ ------ ------
EXHAUST SYSTEMS PRODUCTS GROUP
  Aftermarket...............................    $  348     $  637 $  609 $  562
  OE Market.................................       499        829    465    385
                                                ------     ------ ------ ------
                                                $  847     $1,466 $1,074 $  947
                                                ------     ------ ------ ------
RIDE CONTROL PRODUCTS GROUP
  Aftermarket...............................    $  406     $  687 $  644 $  580
  OE Market.................................       210        326    271    258
                                                ------     ------ ------ ------
                                                $  616     $1,013 $  915 $  838
                                                ------     ------ ------ ------
    Total Tenneco Automotive................    $1,463     $2,479 $1,989 $1,785
                                                ======     ====== ====== ======

  Brands. Tenneco Automotive has established leading brand-name products. Monroe(R) and Walker(R) are two of the most recognized brand names in the automotive parts industry. As Tenneco Automotive acquires related product lines, it is envisioned that they will be incorporated within these existing product families.

  Customers. Tenneco Automotive has developed long-standing business relationships with many of its customers around the world, working with its customers in all stages of production, including design, development, component sourcing, quality assurance, manufacturing and delivery. Tenneco Automotive has a strong and established reputation with its customers for providing high quality products at competitive prices as well as for timely delivery and customer service. Attention to these customer priorities has been recognized by numerous customers who have awarded Tenneco Automotive supplier quality awards.

  Tenneco Automotive serves both the OE market and the aftermarket since the investment and technology required to produce products for the OEMs can be profitably parlayed into the higher margin aftermarket. Tenneco Automotive serves over 25 different OEM customers on a global basis, including the following:

     NORTH AMERICA          EUROPE                          JAPAN
     CAMI                   BMW                             Mazda
     Chrysler               DAF                             Nissan
     Ford                   Daihatsu                        Suzuki
     General Motors         Fiat                            Toyota
     Honda                  Ford
     Mazda                  Jaguar                          AUSTRALIA
     Mitsubishi             Lada                            Ford
     Nissan                 Leyland                         General Motors
     NUMMI                  Mercedes-Benz                   Mitsubishi
     Toyota                 Mitsubishi                      Toyota

                            Nissan
     SOUTH AMERICA          Opel
     Fiat                   Peugeot/Citroen
     Ford                   Porsche
     General Motors         Renault/Matra
     Volkswagen             Rover/Land Rover
                            Saab/Scania
                            Toyota
                            Volkswagen/Audi/SEAT/Skoda
                            Volvo

  Tenneco Automotive's aftermarket customers include such wholesalers and retailers as National Auto Parts Association (NAPA), Big A Stores, Midas International Corp. ("Midas"), Speedy Muffler King and Western Auto in North America and Midas, Pit Stop and Kwik-Fit in Europe.

Exhaust Systems

  Tenneco Automotive designs, manufactures and distributes exhaust systems primarily under the Walker(R) brand name. These products include a variety of automotive exhaust systems and emission control products, including mufflers, catalytic converters, tubular exhaust manifolds, pipe, exhaust accessories and electronic noise cancellation products. Founded in 1888 and a division of Tenneco Automotive since 1967, Walker is the replacement market leader for exhaust systems in North America, Europe and Australia. Walker is a leading supplier in the OE market in the U.S. as well, supplying exhaust systems used in 7 of the 10 top-selling 1996 new car models sold in the U.S. Walker has long been the European market leader in the replacement market for exhaust systems, and with the acquisition of Gillet in 1994, Walker became Europe's leading OE supplier.

  Exhaust systems play a critical role in safely conveying noxious gases away from the passenger compartment, reducing the level of pollutants and reducing engine exhaust noise to an acceptable level. Precise engineering of the manifold, pipe, catalytic converter and muffler leads to a pleasant, tuned engine sound, minimal pollutants and optimized engine performance.

  Manufacturing and Engineering. With plants in North America, Europe, South America, South Africa, Asia and Australia, Walker locates its manufacturing facilities in close proximity to its OE customers to provide just-in-time delivery. In the U.S., Walker operates 10 manufacturing facilities and seven distribution centers, three of which are located at manufacturing facilities. Walker also has two research and development facilities in the U.S. In addition, Walker operates 26 manufacturing facilities located in Argentina, Australia, Canada, China, the Czech Republic, the United Kingdom, Mexico, Denmark, Germany, France, Spain, Portugal, South Africa and Sweden. Walker is in the process of establishing a production line in Brazil. It also has one engineering and technical center at its facility in Germany and one at its facility in Australia. Its engineering facilities include full anechoic chambers in the U.S. and Europe.

  Strategic Acquisitions/Joint Ventures. As part of its international growth strategy, Walker acquired ownership of Gillet, a manufacturer of exhaust systems, in November 1994. The acquisition of Gillet, Europe's largest OE exhaust supplier, recast Tenneco Automotive as the market leader in exhaust systems for the OE market in Europe. The acquisition also brought many new OE customers and orders to the Walker business. Before Gillet, Walker had only Toyota as a European OE exhaust customer. As a result of the acquisition of Gillet, a variety of new customers have been added, including: Audi, Ford-Europe, Opel (General Motors), Mercedes Benz, Peugeot/Citroen, Renault, Seat, Skoda and Volkswagen. Significantly, following the Gillet acquisition, Ford selected Walker as a supplier for its 1997 "world" car.

  In 1995, Walker acquired ownership of Fonos, Spain's largest participant in the exhaust systems aftermarket, and Perfection Automotive Products, a U.S. catalytic converter producer, further expanding Walker's presence in the exhaust systems replacement market. In 1996, Walker established a joint venture in China (Dalian) to supply exhaust systems to the northern Chinese automotive market.

  The following table sets forth information relating to Tenneco Automotive's sales of exhaust systems:

                                               PERCENTAGE OF SALES
                                        --------------------------------------
                                        SIX MONTHS YEAR ENDED DECEMBER 31,
                                          ENDED    ---------------------------
                                         JUNE 30,
                                           1996     1995      1994      1993
                                        ---------- -------   -------   -------
      United States Sales
        Aftermarket....................     42%         46%       48%       52%
        OE Market......................     58          54        52        48
                                           ---     -------   -------   -------
                                           100%        100%      100%      100%
                                           ===     =======   =======   =======
      Foreign Sales
        Aftermarket....................     40%         42%       68%       70%
        OE Market......................     60          58        32        30
                                           ---     -------   -------   -------
                                           100%        100%      100%      100%
                                           ===     =======   =======   =======
      Total Sales by Geographic Area
        United States..................     42%         42%       58%       60%
        European Union.................     44          45        24        23
        Canada.........................      8           7        10        12
        Other areas....................      6           6         8         5
                                           ---     -------   -------   -------
                                           100%        100%      100%      100%
                                           ===     =======   =======   =======

Ride Control Products

  Tenneco Automotive designs, manufactures and distributes ride control equipment primarily under the Monroe(R) brand name. Tenneco Automotive's ride control equipment consists of hydraulic shock absorbers, air adjustable shock absorbers, spring assisted shock absorbers, gas charged shock absorbers and struts, replacement cartridges and electronically adjustable suspension systems. Tenneco Automotive manufactures and markets replacement shock absorbers for virtually all domestic and foreign makes of automobiles. In addition, Tenneco Automotive manufactures and markets shock absorbers and struts for use as original equipment on passenger cars and trucks, as well as for other uses. Founded in 1916, Monroe introduced the world's first shock absorber in 1926 and became part of Tenneco Automotive in 1977. Tenneco Automotive is the market leader for ride control equipment in the aftermarket in North America, Europe and Australia, as well as in the OE market in Australia.

  Superior ride control is governed by a vehicle's suspension system, including its shocks and struts. Shocks and struts are components that help maintain vertical loads placed on a vehicle's tires to help keep the tires in contact with the road. A vehicle's ability to steer, brake and accelerate depends on the adhesion, or friction, between the vehicle's tires and the road. Adhesion is directly influenced by shock absorber and strut performance. Worn or low quality shocks and struts allow weight to transfer from side to side (roll), from front to rear (sway) and up and down (bounce). Monroe shocks maintain vertical loads placed on tires by providing resistance to vehicle bounce, sway and roll. Variations in tire to road contact affect a vehicle's handling and braking performance and the safe operation of a vehicle; thus, by enhancing the tire to road contact, Monroe's ride control products actually function as safety components of a vehicle rather than merely providing a comfortable ride.

  Manufacturing and Engineering. Monroe has ten manufacturing facilities in the United States and 14 foreign manufacturing operations in Australia, Belgium, Brazil, Canada, the Czech Republic, Mexico, the United Kingdom, Spain, Turkey and New Zealand. Monroe also has controlling interests in joint ventures that own manufacturing operations in China and India as described below. In designing its shock absorbers and struts, Monroe uses advanced engineering and test capabilities to provide product reliability, endurance and performance. Monroe's engineering capabilities feature state-of-the-art testing equipment, advanced computer aided design equipment, and the talents of over 100 engineers. Monroe's dedication to innovative solutions has led to such technological advances as adaptive dampening systems; manual, hydraulic and electronically adjustable suspensions; semi-active and active systems; and air and hydraulic leveling systems. Conventional shocks and struts were only able to provide either ride comfort or vehicle control. Monroe's innovative new grooven-tube, gas-charged shocks and struts enable both ride comfort and vehicle control, resulting in improved handling (less roll), reduced vibration, a wider range of vehicle control and a lessening of the reduction in performance as the struts become overheated (fade). This new technology, together with Monroe's Position Sensitive Dampening(R) valve can be found in Monroe's premium quality Sensa-Trac(R) shocks.

  Strategic Acquisitions/Joint Ventures. As a means of expanding its product lines and offering OEMs a complete modular ride control system, in July 1996, Tenneco Automotive acquired Clevite. Clevite is a leading OE manufacturer of elastomeric vibration control components, including bushings and engine mounts, for the auto, light truck and heavy truck markets. With this acquisition, Tenneco Automotive now has full capability to deliver complete suspension systems to the OEMs. The Clevite acquisition also complements Tenneco Automotive's interest in global growth opportunities, as both Clevite and Monroe have manufacturing operations in Mexico and Brazil. In addition to the operations mentioned in the preceding paragraph, Tenneco Automotive has a 51% interest in a joint venture that has three ride control manufacturing facilities in India and has a 51% interest in a joint venture that has one ride control manufacturing facility in China. It is anticipated that the joint venture in India will also manufacture exhaust systems.

  The following table sets forth information relating to Tenneco Automotive's sales of ride control equipment:

                                               PERCENTAGE OF SALES
                                        --------------------------------------
                                        SIX MONTHS YEAR ENDED DECEMBER 31,
                                          ENDED    ---------------------------
                                         JUNE 30,
                                           1996     1995      1994      1993
                                        ---------- -------   -------   -------
      United States Sales
        Aftermarket....................     72%         70%       72%       72%
        OE Market......................     28          30        28        28
                                           ---     -------   -------   -------
                                           100%        100%      100%      100%
                                           ===     =======   =======   =======
      Foreign Sales
        Aftermarket....................     61%         66%       69%       63%
        OE Market......................     39          34        31        37
                                           ---     -------   -------   -------
                                           100%        100%      100%      100%
                                           ===     =======   =======   =======
      Total Sales by Geographic Area
        United States..................     45%         48%       49%       50%
        European Union.................     36          36        32        29
        Canada.........................      4           3         5         7
        Other areas....................     15          13        14        14
                                           ---     -------   -------   -------
                                           100%        100%      100%      100%
                                           ===     =======   =======   =======

Sales and Marketing

  Both of the exhaust and ride control systems groups utilize similar sales and marketing systems to distribute Tenneco Automotive products. Both groups take advantage of a dedicated sales force and consumer brand marketing professionals together with extensive marketing support, including trade and consumer marketing, promotions and general advertising. Tenneco Automotive maintains a customer order fill rate consistently exceeding 95%, which it believes is among the highest in the industry.

  Tenneco Automotive sells its OEM products directly. With respect to the aftermarket, Tenneco Automotive employs three primary distribution techniques:
(i) the traditional three-step distribution system: warehouse distributors, jobbers and installers; (ii) direct sales to retailers; and (iii) sales to buying groups.

Strategy

  Tenneco Automotive's primary goal is to enhance its leadership position in the global automotive parts industry in which it is currently one of the leading manufacturers of exhaust and ride control systems. Tenneco Automotive intends to capitalize on certain significant existing and emerging trends in the automotive industry, including (i) the consolidation and globalization of the OEM supplier base, (ii) increased OEM outsourcing, particularly of more complex components, assemblies, modules and complete systems to sophisticated, independent suppliers and (iii) growth of emerging markets for both original equipment and replacement markets. Key components of Tenneco Automotive's strategy include:

  Branding. Tenneco Automotive, whose major strategic strength is the performance of its leading Monroe and Walker brand names and their market shares, intends to emphasize product differentiation to give consumers added reasons for specifying their brands. For example, Monroe introduced a premium grade shock and strut called Sensa-Trac(R) in 1994, which helped it regain its technological leadership in the ride control market, and Walker's Advantage(TM) and Dyno Max(TM) brands are the leading brands in their product categories. Tenneco Automotive also plans on capitalizing on its brand strength by incorporating newly acquired product lines within existing product families, as it did with Gillet.

  Maintain Focus on Core Business. Tenneco Automotive intends to retain market share in its core businesses with its primary customers while increasing market share with customers with whom it has not fully realized its potential market penetration. These objectives are designed to enable Tenneco Automotive to respond better to the OEMs' evolving purchasing requirements, where in addition to manufacturing, the supplier is required to provide design, engineering and project management support for a complete package of integrated products.

  Continue to Develop High Value-Added Products. Tenneco Automotive intends to continue to manufacture high value-added products and to develop strategic alliances with Tier I and Tier II suppliers in order to facilitate development of these value-added products, including the development of highly engineered or complex assemblies or systems. Tenneco Automotive intends to expand its product lines by continuing to identify and fill new fast-growing niche markets, by developing new products for existing markets, by acquiring companies with product portfolios that complement the products currently applied by Tenneco Automotive and by establishing strategic alliances with other suppliers.

  Increase Ability to Provide Full-System Capabilities. The automotive parts industry is encountering a consolidation of parts suppliers as OEMs require suppliers to provide design assistance and innovation and full-system capabilities rather than just specific parts. In response to this trend, the Company plans to dedicate more resources towards strengthening technical capability and design expertise and pursue appropriate strategic acquisitions, joint ventures and strategic alliances in order to increase Tenneco Automotive's ability to deliver such full-system capability. For example, the recent acquisition of Clevite now gives Tenneco Automotive the ability to deliver complete suspension systems to OEMs.

  International Expansion. As Tenneco Automotive's OE customers expand their assembly operations globally and in response to the development of global aftermarkets, Tenneco Automotive plans to continue its international expansion through joint ventures, acquisitions and strategic alliances. For example, since August 1995, Tenneco Automotive has made eight acquisitions and entered into four international joint ventures. These strategic initiatives have given Tenneco Automotive an enhanced presence in Argentina, Brazil, China, Australia, the Czech Republic, Spain, India and most recently, Turkey. In September 1996, Tenneco Automotive acquired ownership of its Borusan Amortisor shock absorber joint venture in Turkey ("Borusan Amortisor"). Borusan Amortisor currently has approximately 23% of the OE market and 30% of the aftermarket in Turkey. Both markets are expected to grow significantly by the year 2000. The recent international acquisitions complement the November 1994 acquisitions of Gillet, Europe's largest supplier of automotive exhaust equipment for the OEM market, which has already been successfully integrated into Tenneco Automotive. Rather than segment the world, Tenneco Automotive plans to integrate its international operations through the standardization of products and processes, improvements in information technology and the global coordination of purchasing, costing and quoting procedures.

  Strategic Acquisitions. Strategic acquisitions have been, and management believes will continue to be, an important element of Tenneco Automotive's growth. Through such acquisitions, Tenneco Automotive can expand its product portfolio, gain access to new customers and achieve leadership positions within new geographic markets, while drawing on the strengths of existing distribution channels with OEM relationships. Tenneco Automotive has developed comprehensive integration plans to quickly integrate new companies into its infrastructure. Tenneco Automotive intends to continue to pursue acquisition opportunities in which management can substantially improve the profitability of strategically related businesses by, among other things, rationalizing similar product lines and eliminating certain lower margin product lines; reconfiguring and upgrading manufacturing facilities; moving production to the lowest cost facilities; and reducing selling, distribution, purchasing and administrative costs.

  Operating Cost Leadership. Tenneco Automotive will continue to seek cost reductions as it standardizes its product and processes throughout its international operations, improves its information technology, increases employee training, invests in more efficient machinery and enhances the global coordination of purchasing, costing and quoting procedures.

Other

  As of July 1, 1996, Tenneco Automotive had approximately 21,000 employees. Tenneco Automotive believes that its relations with its employees are good.

  The principal raw material utilized by Tenneco Automotive is steel. Tenneco Automotive believes that an adequate supply of steel can presently be obtained from a number of different domestic and foreign suppliers.

  Tenneco Automotive holds a number of domestic and foreign patents and trademarks relating to its products and businesses. It manufactures and distributes its products primarily under the names Walker(R) and Monroe(R), which are well recognized in the marketplace. The patents, trademarks and other intellectual property owned by Tenneco Automotive are important in the manufacturing and distribution of its products.

  The operations of Tenneco Automotive face competition from other manufacturers of automotive equipment, including affiliates of certain of its customers, in both the OE market and the aftermarket.

  Tenneco Automotive is headquartered in Deerfield, Illinois.

TENNECO PACKAGING

  Tenneco Packaging is among the world's leading and most diversified packaging companies, manufacturing packaging products for consumer, institutional and industrial markets. The paperboard business group manufactures corrugated containers, folding cartons and containerboard, has a joint venture in recycled paperboard, and offers high value-added products such as enhanced graphics packaging and displays and kraft honeycomb products. Its specialty products group produces disposable aluminum, foam and clear plastic food containers, molded fiber and pressed paperboard products, as well as polyethylene bags and industrial stretch wrap. Tenneco Packaging's consumer products include such recognized brand names as Hefty(R), Baggies(R) and E-Z Foil(R).

Overview of Packaging Industry

  The global packaging market is estimated at nearly $360 billion with about one quarter in North America, slightly less in Europe and the balance spread throughout the rest of the world. Tenneco Packaging now ranks as the fourth largest packaging manufacturer in North America by sales and the tenth largest in the world. Packaging remains one of the most fragmented major industries, with the top five companies comprising only a 10% worldwide market share. Within packaging material categories, Tenneco Packaging participates in the three growing segments of paper, plastic and aluminum, with substantial or leading market shares in virtually all of its product segments.

Business Strategy

  Tenneco Packaging has embarked upon an aggressive growth plan to be the leading specialty packaging company offering a broad line of packaging products to provide customers with the best packaging solutions. In the past two years, Tenneco Packaging has doubled its size to nearly $4 billion in annualized revenues through internal growth in its base businesses, productivity gains and 12 acquisitions that have been completed since early 1995.

  As a result of these redeployment activities, Tenneco Packaging has significantly reduced its sensitivity to changes in economic cyclicality:

  . Tenneco Packaging's business is now over half specialty (including the full year impact of the Mobil Plastic acquisition and the recently announced Amoco Foam Products purchase), which reduces exposure to business cycles.

  . On the paperboard side, four acquisitions in specialty graphics and the purchase of Hexacomb, the world's largest supplier of kraft paper honeycomb products used for protective packaging, have reduced its sensitivity to raw material prices and offer greater opportunities to add value. Currently, over 20% of Tenneco Packaging's paperboard business is in higher margin, enhanced graphics including folding cartons, point-of-purchase displays and point-of-sale packaging, as well as protective packaging products.

  In the future, Tenneco Packaging will continue to pursue value-added, non-cyclical growth opportunities, maintain market leadership positions in its primary business groups and leverage its new product development expertise.

  As with any manufacturing company whose product demand is sensitive to general economic conditions, Tenneco Packaging's business results may be adversely impacted by several uncertainties including raw material cost fluctuations and pricing variability related to industry supply/demand dynamics. In addition, potential packaging legislation or regulatory changes, material substitution, new packaging technologies and changes in consumer preferences or distribution channels could have an adverse impact on the Company. However, Tenneco Packaging has positioned itself to deal strategically with these challenges through its:

  . Multi-material focus, broad product line and concentration of growth in packaging that offers customers greater functionality and value;

  . Fiber flexibility, which enables Tenneco Packaging's paperboard business to manage its mix of virgin and recycled fiber sources to take advantage of changing market conditions;

  . Raw material purchasing leverage in both fiber and plastic resin;

  . Technology and new product development expertise, offering innovative packaging design and materials applications; and

  . Global expansion strategy of growing its international business through value-added acquisitions, joint ventures, and multi-national customer partnerships.

  Tenneco Packaging believes that factors critical to its success include a focused strategic direction, operating cost leadership, management expertise, a committed and skilled workforce and a systems infrastructure to meet stringent customer quality requirements and service needs. Tenneco Packaging will spend approximately $110 million by the end of 1998 to provide state-of-the-art customer linked manufacturing systems, shop floor scheduling and real-time data for marketing and production management.

Overview of Tenneco Packaging

  Tenneco Packaging is an industry leader in the manufacture and sale of packaging products, offering a wide range of fiber-based materials and packaging for consumer, institutional and industrial applications, as well as aluminum and plastic-based specialty packaging for consumer, retail, food service and food processing applications.

  The following tables set forth information relating to the net sales of both of Tenneco Packaging's primary business groups, in dollars and by percentages:

                                                 NET SALES (MILLIONS)
                                          ------------------------------------
                                                        YEAR ENDED DECEMBER
                                           SIX MONTHS           31,
                                              ENDED     ----------------------
                                          JUNE 30, 1996  1995    1994    1993
                                          ------------- ------  ------  ------
PAPERBOARD PRODUCTS GROUP
  Corrugated shipping containers and
   containerboard products...............    $  751     $1,589  $1,214  $1,086
  Folding cartons and recycled paperboard
   mill products.........................        92        204     196     196
  Paper Stock and other..................        60        135     119     100
                                             ------     ------  ------  ------
                                                903      1,928   1,529   1,382
                                             ------     ------  ------  ------
SPECIALTY PRODUCTS GROUP
  Disposable plastic and aluminum packag-
   ing products..........................       756        593     434     442
  Molded fiber products..................       100        191     186     183
  Other..................................        16         40      35      35
                                             ------     ------  ------  ------
                                                872        824     655     660
                                             ------     ------  ------  ------
    Total Tenneco Packaging..............    $1,775     $2,752  $2,184  $2,042
                                             ======     ======  ======  ======
                                               PERCENTAGE OF NET SALES
                                          ------------------------------------
                                                        YEAR ENDED DECEMBER
                                           SIX MONTHS           31,
                                              ENDED     ----------------------
                                          JUNE 30, 1996  1995    1994    1993
                                          ------------- ------  ------  ------
PAPERBOARD PRODUCTS GROUP
  Corrugated shipping containers and
   containerboard products...............        42%        58%     56%     53%
  Folding cartons and recycled paperboard
   mill products.........................         5          7       9      10
  Paper Stock and other..................         4          5       5       5
                                             ------     ------  ------  ------
                                                 51         70      70      68
                                             ------     ------  ------  ------
SPECIALTY PRODUCTS GROUP
  Disposable plastic and aluminum
   packaging products....................        43%        22%     20%     22%
  Molded fiber products..................         5          7       9       9
  Other..................................         1          1       1       1
                                             ------     ------  ------  ------
                                                 49         30      30      32
                                             ------     ------  ------  ------
    Total Tenneco Packaging..............       100%       100%    100%    100%
                                             ======     ======  ======  ======
SALES BY GEOGRAPHIC AREA(A)
  United States..........................        92%        91%     90%     88%
  European Union.........................         5          5       6       8
  Canada.................................         1          1       1       2
  Other areas............................         2          3       3       2
                                             ------     ------  ------  ------
                                                100%       100%    100%    100%
                                             ======     ======  ======  ======

--------
(a) Restated 1995, 1994 and 1993 to reflect countries included in European Union as of December 31, 1995: Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, Netherlands, Portugal, Spain and Sweden.

Paperboard Products

  The paperboard business group manufactures and sells corrugated containers, folding cartons, containerboard, lumber and building products, and has a joint venture in recycled paperboard. The group's product line includes high value-added products such as enhanced graphics packaging and displays and kraft honeycomb products. It produces over 2 million tons of containerboard that is converted by its corrugated container plants and sold to both domestic and export customers. Over 80% of the containerboard used by the corrugated converting operations is either produced by Tenneco Packaging's own mills or supplied through trade partnerships for other grades in exchange for product produced at Tenneco Packaging's mills, which helps assure a secure supply of product in a wide variety of grades to meet the requirements of its customers. It also produces high quality, innovative folding carton products utilizing the latest in printing and cutting technology for the sheet-fed offset, narrow-web flexo and rotogravure processes. Finally, Tenneco Packaging participates in the wood products business and has access to over 1.0 million acres of timberland in the United States through both owned and leased properties.

  Sales and Marketing. Tenneco Packaging maintains a sales and marketing organization of over 400 sales personnel. Tenneco Packaging also has four graphics design centers with two more planned which help it meet its customers' design and functional requirements.

  New Product Development and Design. Tenneco Packaging's paperboard group is establishing a nationwide network of new product development and creative packaging design centers to develop and manufacture product packaging and product display solutions to meet more sophisticated, complex customer needs. This network includes four regional design centers, 22 primary and mid-range graphics facilities and almost 100 sales personnel, new product development engineers, and product graphics and design specialists. These centers offer state-of-the-art computer and design equipment for 24-hour turnaround and reduced product delivery times.

  Manufacturing and Engineering. Tenneco Packaging has two kraft linerboard mills and two medium mills, located in Tennessee, Georgia, Michigan and Wisconsin, which together account for 7% of annual U.S. production, or 2.1 million tons. As of June 30, 1996, Tenneco Packaging had invested $75 million at the Counce, Tennessee mill, which added 120,000 tons annually of capacity and enabled the mill to meet a growing demand for lighter weight board. Each of the mills has a strong focus on quality and is ISO 9002 certified. Two paperstock recycling facilities provide some of the mills' recycled fiber requirements.

  Domestically, Tenneco Packaging's corrugated container network includes 64 geographically dispersed plants that manufacture approximately 7% of the total annual U.S. corrugated shipments based on revenue, as well as seven kraft paper honeycomb product plants, making it one of the top six integrated producers. Tenneco Packaging also operates six folding carton plants located primarily in the Midwest.

  Tenneco Packaging has access to 1.0 million acres of timberland in the United States through both owned and leased properties. To maximize the value of the timber harvested, Tenneco Packaging operates four wood products operations which produce hardwood dimensional lumber and utility poles. Further, Tenneco Packaging is a party to a joint venture in a chip mill, as well as a wood drying facility.

  Tenneco Packaging's paperboard group operates a manufacturing and technical support center located in Skokie, Illinois which provides engineering, manufacturing and technical support to its corrugated operations. In addition, it currently has a network of four design centers and a design organization which includes more than 60 structural, graphic and package engineering specialists for its corrugated and folding carton converting operations.

  Strategic Acquisitions/Joint Ventures. As part of Tenneco Packaging's value-added growth strategy, eight acquisitions were made during 1995 in the Paperboard Products Group. Tenneco Packaging expanded its graphics and printing capabilities to that of a full service supplier of point-of-purchase displays and point-of-sale packaging by acquiring four facilities with expertise in high impact graphics and design. The addition of Lux Packaging, in Waco, Texas; the United Group in Los Angeles, California; Menasha Corporation's South

Brunswick, New Jersey plant; and DeLine Box in Windsor, Colorado have broadened Tenneco Packaging's offering of products and services to include permanent point-of-purchase displays, rotogravure preprint, litho-lamination and advanced graphics design.

  Tenneco Packaging added to its network of specialty sheet plants through the acquisition of Mid-Michigan Container in Michigan; Sun King Container in El Paso, Texas; and Domtar Packaging's Watertown, New York facility. It also increased its protective packaging capabilities through the purchase of Hexacomb, the world's largest supplier of honeycomb corrugated products used for protective packaging, materials handling and specialized structural applications.

  In June 1996, Tenneco Packaging and Caraustar entered a joint venture pursuant to which Tenneco Packaging contributed its two recycled paperboard mills (Rittman, Ohio and Tama, Iowa) and a recovered paper stock and brokerage operation for cash and a 20% equity position in the business. The mills will continue to supply recycled paperboard to Tenneco Packaging's six folding carton plants.

Specialty Products

  Tenneco Packaging's Specialty Products Group produces disposable aluminum, foam and clear plastic products for the food processing, food preparation and food service industries. It also manufactures molded fiber and pressed paperboard products, as well as polyethylene bags and industrial stretch film. Consumer products are sold under such recognized brand names of Hefty(R), Baggies(R), Hefty OneZip(TM) and E-Z Foil(R).

  Tenneco Packaging's lightweight, durable plastic packaging for in-store deli, produce, bakery and catering applications maintain quality and enhance presentation. Plastic food storage and trash bags, foam and molded fiber dinnerware, disposable aluminum baking pans and related products are sold through a variety of retail outlets. Tenneco Packaging also manufactures molded fiber for produce and egg packaging, food service items and institutional tableware.

  Sales and Marketing. Specialty packaging products are marketed to five primary market segments: food service, supermarkets, institutional, packer processor and industrial users. The sales organization is specialized by user segment and its teams work in alliance with strategic customers to build sales. Approximately 85% of specialty packaging products are sold to its distributors, while the remainder are sold directly to retailers.

  Consumer products are marketed primarily through three classes of retailers or channels of trade: grocery (supermarkets and convenience stores), non-food (mass merchandisers, drug stores, hardware stores, home centers), and warehouse clubs with sales distributed 66%, 30%, and 4%, respectively, based on 1994 net revenues. Consumer products' internal sales management personnel are augmented by a national network of grocery brokers and manufacturing representatives to provide headquarter and in-store sales coverage for the grocery channel. Consumer products covers warehouse clubs and selected non-food retailers on a direct basis. The overall sales breakdown is approximately 19% direct and 81% broker/representative.

  Manufacturing and Engineering. In North America, Tenneco Packaging operates 30 specialty products facilities. With the acquisitions of the Mobil Plastics division and Amoco Foam Products, Tenneco Packaging now has polystyrene production in 18 locations in 13 states. It produces polyethylene products in six locations including a Canadian facility. Aluminum roll stock is converted at five locations, including three locations shared with polystyrene production. Molded fiber packaging is produced in six locations. Finally, pressed paperboard products are manufactured at one facility in Columbus, Ohio. Research and development centers for packaging and process development are located in Macedon, New York and Northbrook, Illinois.

  Within the Specialty Products Group there are two major types of plastic manufacturing plants, offering excellent process technology and high quality equipment in polystyrene extrusion/thermoforming/automation, consumer waste bags and stretch films. Tenneco Packaging's polyethylene plants produce liners, food bags, grocery sacks and stretch film, as well as retail waste and food bags for consumer applications. Most of the Specialty Products Group's polyethylene processes are in-line. Polystyrene plants make foam products including consumer tableware, foodservice disposables, meat trays and clear containers. With multiple production lines, each plant is generally capable of making several product types. Polystyrene pellets are marketed and extruded and subsequently thermoformed and converted into finished products.

  Strategic Acquisitions. Tenneco Packaging acquired Mobil Plastics in late 1995 which more than doubled the size of its Specialty Products Group and added new technologies and product development capabilities. It provides strong consumer branded products such as Hefty(R) trash bags, Baggies(R) food bags, and Hefty OneZip(TM) food storage bags. In addition, it manufactures clear and foam polystyrene food service containers; plates and meat trays; and, polyethylene film products including can liners, produce and retail bags, and medical and industrial disposable packaging.

  In August 1996, Tenneco Packaging purchased Amoco Foam Products. Amoco Foam Products, with 1995 sales of $288 million, manufactures foam polystyrene tableware including cups, plates, carrying trays; hinged-lid food containers; packaging trays, primarily for meat and poultry; and industrial products for residential and commercial construction applications.

International

  Tenneco Packaging has a growing international presence with a revenue base of nearly $200 million and an additional $100 million in export sales to approximately 38 countries, manufacturing products that serve a wide range of packaging needs. It expects to significantly enlarge its international operations by growing its base businesses, strengthening its export capabilities for both fiber-based and plastic products, and by growing selectively in new markets, geographies or channels that represent high-potential opportunities.

  Manufacturing and Engineering. Tenneco Packaging currently operates or has an ownership interest in 12 international manufacturing locations. Omni-Pac is Europe's leading manufacturer of molded fiber packaging with facilities in Elsfleth, Germany and Great Yarmouth, England. Tenneco Packaging's Alupak operation in Belp, Switzerland is a major producer of smoothwall aluminum portion packs. In plastic, Tenneco Packaging has the leading share of single-use thermoformed plastic food containers in the United Kingdom, with four manufacturing operations in England, Scotland and Wales.

  Tenneco Packaging also operates a folding carton plant in Budapest, Hungary and is building a wood products operation in Romania. It participates in several international joint ventures, including folding carton plants in Donngguan, China and Bucharest, Romania and a corrugated converting facility in Zhejiang, China.

  Acquisitions/Business Development. In 1995, Tenneco Packaging purchased Penlea and Delyn, two plastic thermoforming operations in the United Kingdom. In 1996, it entered the European wood products business with the startup of a venture in Buchin, Romania. In addition to harvesting rights in excess of 1.8 million cubic meters of timber, Tenneco Packaging is constructing a wood processing plant for value-added furniture components, to be supported by a full sawmill operation.

Other

  As of June 30, 1996, Tenneco Packaging had approximately 19,000 employees. Tenneco Packaging believes that its relations with its employees are good.

  Tenneco Packaging holds a number of domestic and foreign patents and trademarks relating to its products and businesses. The patents, trademarks and other intellectual property owned by Tenneco Packaging are important in the manufacturing, marketing and distribution of its products.

  The principal raw materials used by Tenneco Packaging in its manufacturing operations are virgin pulp, recycled fiber, plastic resin and aluminum roll stock. Tenneco Packaging obtains its virgin pulp from timberland owned or controlled by it as well as from outside purchases. Recycled fiber is supplied from both outside contractual sources as well as internally from its two recycling centers and its own containerboard clippings and trim. Tenneco Packaging obtains plastic resin and aluminum roll stock from various suppliers.

  As of June 30, 1996, Tenneco Packaging owned approximately 188,000 acres of timberland in Alabama, Michigan, Mississippi and Tennessee and leased, managed or had cutting rights on an additional 808,000 acres of timberland in Alabama, Mississippi, Tennessee, Florida, Wisconsin and Georgia. In 1995, 1994, and 1993, approximately 30%, 28% and 28%, respectively, of the virgin fiber used by Tenneco Packaging in its mill operations was obtained from Tenneco Packaging-controlled timberlands.

  The operations of Tenneco Packaging face competition from other manufacturers of packaging products, including manufacturers of alternative products, in each of its geographic and product markets.

  Tenneco Packaging is headquartered in Evanston, Illinois.

TENNECO BUSINESS SERVICES

  TBS designs, implements and administers shared administrative service programs for the various Tenneco businesses as well as, on an "as requested" basis, for former Tenneco business entities.

  Primary service areas of TBS include (i) Financial Accounting Services, including asset management, general accounting, purchasing and payables, travel and entertainment, tax compliance and reporting and other applications;
(ii) Supplier Development and Administration, including vendor negotiations and contract administration; (iii) Employee Benefits Administration for all major salaried and hourly benefit plans; (iv) Technology Services, including main frame computing services, telecommunication services and distributed processing services; (v) Human Resources and Payroll Services, including payroll processing, relocation services, government compliance services and expatriate relocation and repatriation services; and (vi) Environmental Health and Safety Services, including remediation consultation, operations risk analysis and compliance audits.

  TBS has to date only serviced other Tenneco businesses and, on an as requested basis, former Tenneco businesses such as Case Corporation. However, TBS is in the process of investigating opportunities to provide similar services to outside businesses. It is anticipated that after the Distributions, TBS will continue to provide services to Newport News and Tenneco pursuant to the terms of the TBS Services Agreement. See "The Industrial Distributions--Relationships Among Tenneco, the Company and Newport News After the Distributions--Terms of the Ancillary Agreements--TBS Services Agreement."

  In connection with its operations, TBS holds numerous software licenses, owns and operates computer equipment and has agreements with numerous vendors for supplies and services.

  As of June 30, 1996, TBS had approximately 300 employees. TBS believes that its relations with its employees are good.

  Although to date TBS has provided its administrative programs exclusively to current and former Tenneco businesses, once TBS attempts to begin providing similar services to outside businesses it will face intense competition from other providers of administrative services, many of whom are larger and have more experience providing administrative services in a competitive environment.

  TBS is headquartered in The Woodlands, Texas.

PROPERTIES

Corporate Headquarters

  The Company's corporate offices are located in Greenwich, Connecticut.

Tenneco Automotive

  In the United States, Walker operates 10 manufacturing facilities and seven distribution centers, three of which are located at manufacturing facilities, and also has two research and development facilities. In addition, Walker operates 25 manufacturing facilities located in Australia, Canada, China, the Czech Republic, the United Kingdom, Mexico, Denmark, Germany, France, Spain, Portugal, South Africa and Sweden, and also has one engineering and technical center in Germany.

  Monroe has seven manufacturing facilities and one research and development facility and three distribution centers. In addition, Monroe has 14 foreign manufacturing operations in Australia, Belgium, Brazil, Canada, China, the Czech Republic, India, Mexico, the United Kingdom, Spain, Turkey and New Zealand.

  Overall, Tenneco Automotive now operates 65 facilities in 21 countries in North America, Europe, South America, Australia and the Asia-Pacific region.

Tenneco Packaging

  In North America, Tenneco Packaging operates or has an ownership interest in a total of 122 facilities. The paperboard business group has 71 corrugated products plants, six folding carton plants and nine containerboard machines at four mills. Two of the mills (located in Georgia and Wisconsin), including substantially all of the equipment associated with both mills, are leased from third parties. Additionally, the paperboard business group operates a wood products group including two hardwood facilities, one dimensional lumber plant, one utility pole facility, one air drying facility for wood, and a joint venture in a chip mill. Two recycled paperstock facilities provide furnish for the mills. Tenneco Packaging also has a minority equity position in two recycled paperboard mills and one recycling center and brokerage operation.

  In July 1996, Tenneco Packaging exercised its early termination and purchase options under the leases of the two mills located in Georgia and Wisconsin discussed above, pursuant to which Tenneco Packaging has the right to purchase the mills at an agreed cost of approximately $750 million in January 1997. Tenneco Packaging has reached an agreement in principle pursuant to which another lessor will acquire the mills directly from Tenneco's original lessor and thereafter enter into a new lease with Tenneco Packaging. This agreement is subject to the completion of definitive documentation and the consent of the original lessor to allow the assignment of Tenneco Packaging's rights under the purchase option. In the event this new lease transaction is not consummated, Tenneco Packaging would be required to complete the purchase of both mills.

  Tenneco Packaging's Specialty Products Group operates six molded fiber plants, one pressed paperboard plant and 23 disposable plastic and aluminum packaging products plants in North America.

  Internationally, Tenneco Packaging operates or has an ownership position in 15 locations. These include three folding carton operations, one corrugated container plant and a wood products operation. Additionally, it also manufactures plastics products at four locations, aluminum portion packs at one facility, molded fiber products at two locations and protective packaging at two locations.

TBS

  TBS operates out of its headquarters in The Woodlands, Texas, as well as offices in Evanston, Illinois, Newport News, Virginia and Houston, Texas.

  The Company believes that substantially all of its plants and equipment are, in general, well maintained and in good operating condition. They are considered adequate for present needs and as supplemented by planned construction are expected to remain adequate for the near future.

  The Company is of the opinion that it and its subsidiaries have generally satisfactory title to the properties owned and used in their respective businesses, subject to liens for current taxes and easements, restrictions and other liens which do not materially detract from the value of such property or the interests therein or the use of such properties in their businesses.

ENVIRONMENTAL MATTERS

  The Company estimates that its subsidiaries will make capital expenditures for environmental matters of approximately $15 million in 1996 and that capital expenditures for environmental matters will be approximately $71 million in the aggregate for the years 1996 through 2006.

  For information regarding environmental matters, see "Legal Proceedings," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and Note 14, "Commitments and Contingencies," to the Combined Financial Statements of the Company.

                               LEGAL PROCEEDINGS

  On August 2, 1993, the U.S. Department of Justice filed suit against Tenneco Packaging Inc. in the Federal District Court for the Northern District of Indiana, alleging that wastewater from Tenneco Packaging's molded fiber products plant in Griffith, Indiana, interfered with or damaged the Town of Griffith's municipal sewage pumping station on two occasions in 1991 and 1993, resulting in discharges by the Town of Griffith of untreated wastewater into a river. Tenneco Packaging and the Department of Justice have executed a consent decree which has been lodged with the court and published for public notice and comment. The Company believes that the resolution of this matter will not have a material adverse effect on the financial condition or results of operations of the Company and its subsidiaries.

  In 1993 and 1995, the EPA issued notices of violation for particulate and opacity violations at the three coal-fired boilers of the Rittman, Ohio paperboard mill (owned by Tenneco Packaging until June 1996). Tenneco Packaging filed responses disputing the alleged violations. Stack testing has demonstrated Tenneco Packaging's compliance. In July 1996, Tenneco Packaging received an EPA administrative complaint seeking a $126,997 penalty for alleged emissions violations. Tenneco Packaging has filed its answer to the complaint. The Company believes that the resolution of this matter will not have a material adverse effect on the financial condition or results of operations of the Company and its subsidiaries.

  At July 1, 1996, the Company had been designated as a potentially responsible party in 12 "Superfund" sites. With respect to its pro rata share of the remediation costs of certain sites, the Company is fully indemnified by third parties. With respect to certain other of these sites, the Company has sought to resolve its liability through settlements which provide for payments of the Company's allocable share of remediation costs. For the remaining sites, the Company has estimated its share of the remediation costs to be between $3 million and $23 million or .003% to .020% of the total remediation costs for those sites and has provided reserves that it believes are adequate for such costs. Because the clean-up costs are estimates and are subject to revision as more information becomes available about the extent of remediation required, the Company's estimate of its share of remediation costs could change. Moreover, liability under the Comprehensive Environmental Response, Compensation and Liability Act is joint and several, meaning that the Company could be required to pay in excess of its pro rata share of remediation costs. The Company's understanding of the financial strength of other potentially responsible parties has been considered, where appropriate, in the Company's determination of its estimated liability. The Company believes that the costs associated with its current status as a potentially responsible party in the Superfund or other waste sites referenced above will not be material to its consolidated financial position or results of operations.

  For additional information concerning environmental matters, see "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business and Properties" and the caption "Environmental Matters" under Note 14, in the Combined Financial Statements of the Company.

  The Company and its subsidiaries are parties to numerous other legal proceedings arising from their operations. The Company believes that the outcome of these other proceedings, individually and in the aggregate, will have no material effect on the Company's combined financial condition or results of operations.

                                  MANAGEMENT

BOARD OF DIRECTORS

  Upon consummation of the Industrial Distribution, the Company Board will consist of eleven members. Each director will serve for a term expiring at the annual meeting of stockholders in the year indicated below and until his or her successor shall have been elected and qualified. Pursuant to the Certificate (as defined herein), the Company Board is divided into three classes. Information concerning the individuals who will serve as directors of the Company as of the Distribution Date is set forth below.

Term Expiring at the 1997 Annual Meeting of Stockholders (Class I)

  MARK ANDREWS has been Chairman of Andrews Associates, Inc., a government consulting firm, since February 1987. From 1963 to 1980, he served in the U.S. House of Representatives, and from 1980 to 1986 he served in the U.S. Senate. He is also a director of Union Storage Co. and Case Corporation. Mr. Andrews is 70 years old and has been a director of Tenneco since 1987. He has served as a member of the Compensation and Benefits Committee and the Nominating and Management Development Committee of Tenneco, and will serve as a member of the Compensation and Benefits Committee and the Nominating and Management Development Committee of the Company.

  W. MICHAEL BLUMENTHAL has been a consultant to Lazard Freres & Co. L.L.C., an investment banking firm, since January 1995 and was a limited partner of that firm from April 1990 through December 1994. Prior to that time he was Chairman of Unisys Corporation, a manufacturer of business information systems, and had been an executive officer of that company for more than five years. He is also a director of Daimler-Benz InterServices (Debis) AG. Mr. Blumenthal is 70 years old and has been a director of Tenneco since 1985. He has served as a member and the Chairman of the Nomination and Management Development Committee of Tenneco, and will serve as a member and the Chairman of the Nomination and Management Development Committee of the Company.

  BELTON K. JOHNSON is engaged in farming, ranching and investments and has pursued such interest for more than five years. He is also a director of AT&T Corp. Mr. Johnson is 66 years old and has been a director of Tenneco since 1979. He has served as a member of the Executive Committee and the Compensation and Benefits Committee of Tenneco, and will serve as a member of the Executive Committee and the Compensation and Benefits Committee of the Company.

  WILLIAM L. WEISS has been Chairman Emeritus of Ameritech Corporation, a telecommunications and information services company, since 1994, formerly serving as Chairman and Chief Executive Officer of that company for more than five years. Mr. Weiss is a director of Abbott Laboratories, Inc., Merrill Lynch & Co., Inc. and the Quaker Oats Company. Mr. Weiss is 67 years old and has been a director of Tenneco since January 1994. He has served as a member of the Audit Committee of Tenneco and will serve as a member of the Audit Committee of the Company.

Term Expiring at the 1998 Annual Meeting of Stockholders (Class II)

  M. KATHRYN EICKHOFF has been President of Eickhoff Economics, Inc., a consulting firm, since 1987. From 1985 to 1987 she was Associate Director for Economic Policy for the U.S. Office of Management and Budget, and prior to 1985 was Executive Vice President and Treasurer of Townsend-Greenspan & Co., Inc., an economic consulting firm. She is also a director of AT&T Corp., Pharmacia & Upjohn, Inc. and Fleet N.A. Ms. Eickhoff is 57 years old and has been a director of Tenneco since 1987. She has served as a member of the Executive Committee, Audit Committee and Nominating and Management Development Committee of Tenneco, and will serve as a member of the Executive Committee, Audit Committee and Nominating and Management Development Committee of the Company. She previously served as a member of the Tenneco Board from 1982 until her resignation to join the Office of Management and Budget in 1985.

  PETER T. FLAWN is a former President of The University of Texas at Austin, having served in such capacity for more than five years preceding his retirement in 1985. He is also a director of National Instruments Corp., Harte-Hanks Communications, Inc., Global Marine Inc. and Input/Output, Inc. Dr. Flawn is 70 years old and has been a director of Tenneco since 1980. He has served as a member of the Executive Committee and is a member and the Chairman of the Audit Committee of Tenneco, and will serve as a member of the Executive Committee and as a member and Chairman of the Audit Committee of the Company.

  JOHN B. MCCOY is Chairman and Chief Executive Officer of Banc One Corporation, a bank holding company, and has served in that position since 1987, prior to which he was President of that company from 1983. He is a director of Cardinal Health, Inc., the Federal Home Loan Mortgage Corporation, and Ameritech Corporation. He also serves on the advisory council of the American Bankers Association. Mr. McCoy is 53 years old and has been a director of Tenneco since 1992. He has served as a member of the Compensation and Benefits Committee of Tenneco, and will serve as a member of the Compensation and Benefits Committee of the Company.

  DANA G. MEAD is Chairman and Chief Executive Officer of the Company and has served as an executive officer of Tenneco since April 1992, when he joined Tenneco as Chief Operating Officer. Prior to joining Tenneco, Mr. Mead served as an Executive Vice President of International Paper Company, a manufacturer of paper, pulp and wood products, from 1988, and served as Senior Vice President of that company from 1981. He is also a director of Alco Standard Corporation, Baker Hughes Incorporated, Case Corporation and Textron Inc. Mr. Mead is 60 years old and has been a director of Tenneco since April 1992. He has served as a member and Chairman of the Executive Committee and an ex officio member of the Audit, and Nominating and Management Development Committees of Tenneco, and will serve as a member and Chairman of the Executive Committee and as an ex officio member of the Audit and Nominating and Management Development Committees of the Company.

Term Expiring at the 1999 Annual Meeting of Stockholders (Class III)

  HENRY U. HARRIS, JR., since 1992, has been Vice Chairman Emeritus of Smith Barney Inc., an investment banking firm, and for more than five years prior to which he served as an executive officer of that firm. Mr. Harris is 69 years old and has been a director of Tenneco since 1968. He has served as a member of the Executive Committee, Audit Committee and the Nominating and Management Development Committee of Tenneco, and will serve as a member of the Executive Committee, Audit Committee and the Nominating and Management Development Committee of the Company.

  CLIFTON R. WHARTON, JR., served as Chairman and Chief Executive Officer of Teachers Insurance and Annuity Association and the College Retirement Equities Fund from 1987 to 1993 and as Deputy Secretary of State, U.S. Department of State, from January to November of 1993. From 1978 to 1987 he served as Chancellor of the State University of New York System. From 1970 to 1978 Mr. Wharton served as President of Michigan State University. Prior to 1970 he spent 22 years working in foreign economic and agricultural development in Latin America and Southeast Asia for the Rockefeller family philanthropic interests. He is also a director of the TIAA Board of Overseers, Ford Motor Company, the New York Stock Exchange, Inc. and Harcourt General, Inc. Mr. Wharton is 69 years old and has been a director of Tenneco since June 1994. He has served as a member and Chairman of the Compensation and Benefits Committee of Tenneco, and will serve as a member and Chairman of the Compensation and Benefits Committee of the Company.

  SIR DAVID PLASTOW is Chairman of the Medical Research Council, which promotes and supports research and post-graduate training in the biomedical and other sciences. He served as Chairman of Inchcape plc from June 1992 to December 1995 and Chairman and Chief Executive Officer of Vickers plc, an engineering and manufacturing company headquartered in London, from January 1987 to May 1992. He is also a director of Lloyds TSB Group plc. Sir David Plastow is 64 years old and has been a director of Tenneco since May 14, 1996. He previously served as a member of the Tenneco Board from 1985 until his resignation in 1992. He has served as a member of the Compensation and Benefits Committee and Nominating and Management Development Committee of Tenneco, and will serve as a member of the Compensation and Benefits Committee and Nominating and Management Development Committee of the Company.

EXECUTIVE OFFICERS

  The following table sets forth certain information concerning the persons who have served as executive officers of Tenneco and, upon consummation of the Industrial Distribution, will serve as executive officers of the Company after the Industrial Distribution. Each such person will be elected to the indicated office with the Company in anticipation of the Industrial Distribution and will serve at the discretion of the Company Board. Those persons who have been officers and/or employees of Tenneco and/or Newport News will relinquish such positions in connection with the Industrial Distribution.

                                                                       EFFECTIVE DATE OF TERM
NAME (AND AGE AT JULY                                                   AS EXECUTIVE OFFICER
31, 1996)                                OFFICES HELD*                       OF TENNECO
---------------------                    -------------                 ----------------------
Dana G. Mead (60).......  Chairman                                     May 1994
                          Chief Executive Officer                      February 1994
                          Director                                     April 1992
                          Chairman of the Executive Committee          February 1994
                          Member of the Executive Committee            May 1992
Theodore R. Tetzlaff      General Counsel                              July 1992
 (51)...................
Robert T. Blakely (54)..  Executive Vice President                     May 1996
                          Chief Financial Officer                      July 1981
Stacy S. Dick (39)......  Executive Vice President                     January 1996
John J. Castellani (45).  Senior Vice President--Government            March 1995
                           Relations
Arthur H. House (54)....  Senior Vice President--Corporate Affairs     March 1995
Barry R. Schuman (55)...  Senior Vice President--Human Resources       March 1993
Kenneth D. Allen (57)...  Vice President                               March 1987
David T. Ellis (43).....  Vice President--Environment, Health and      July 1995
                           Safety
Ilene S. Gordon (43)....  Vice President--Operations                   May 1994
Jack Lascar (42)........  Vice President--Investor Relations           July 1994
Mark A. McCollum (37)...  Vice President and Controller                May 1995
Robert S. McKinney (54).  Vice President and Chief Information Officer May 1996
Thomas G. Oakley (43)...  Vice President                               May 1996
Karen R. Osar (47)......  Vice President and Treasurer                 January 1994
Robert G. Simpson (44)..  Vice President--Tax                          May 1990
Stephen J. Smith (51)...  Vice President--Human Resources              July 1994
Karl A. Stewart (53)....  Vice President                               May 1991
                          Secretary                                    May 1986
R. A. Snell (54)........  President and Chief Executive Officer--      September 1993
                           Tenneco Automotive
Paul T. Stecko (51).....  President and Chief Executive Officer--      December 1993
                           Tenneco Packaging

--------
*Unless otherwise indicated, all offices held are with Tenneco.

  Each of the executive officers of Tenneco has been continuously engaged in the business of Tenneco, its subsidiaries, affiliates or predecessor companies during the past five years except that: (i) from 1986 to 1992, Dana G. Mead was employed by International Paper Co., last serving in the capacity of Executive Vice President; (ii) Theodore R. Tetzlaff has been a partner in the law firm of Jenner & Block, Chicago, for more than five years; (iii) from 1985 to 1992, Stacy S. Dick was employed by The First Boston Corporation, last serving in the capacity of Managing Director and from August 1992 to January 1996 he served as Senior Vice President--Strategy of Tenneco; (iv) from 1980 to 1992, John J. Castellani was employed by TRW Inc., last serving in the capacity of Vice President of Government Relations and from August 1992 to March 1995 he served as Vice President--Government Relations of Tenneco; (v) from 1988 until his employment by Tenneco in 1992, Barry

R. Schuman was employed by Union Pacific Railroad Company, last serving in the capacity of Vice President of Human Resources; (vi) from 1990 until 1992, Arthur H. House served as Vice President, Corporate Communications of Aetna Life & Casualty Company; from June 1992 until March 1995, he served as Vice President--Corporate Affairs of Tenneco; (vii) from 1990 to May 1996, Robert
S. McKinney was chief information officer and a member of the board of directors of Paine Webber; (viii) from 1975 to 1994, Karen R. Osar was employed by J.P. Morgan & Co., Inc., last serving in the capacity of Managing Director--Corporate Finance Group; (ix) from 1980 to 1994, Mark A. McCollum was employed by Arthur Andersen LLP, last serving as an Audit Partner and from January 1995 to May 1995 he served as Vice President--Financial Analysis and Planning of Tenneco; and (x) from 1977 to 1993, Paul T. Stecko was employed by International Paper Co., last serving as Vice President and General Manager of Publications Papers, Bristols and Converting Papers.

STOCK OWNERSHIP OF MANAGEMENT

  Set forth below is the ownership as of September 30, 1996 (without giving effect to the Transaction) of the number of shares and percentage of Tenneco Common Stock beneficially owned by (i) each director of the Company, (ii) each of the executive officers of the Company whose names are set forth on the Summary Compensation Table and (iii) all executive officers and directors of the Company.

                                                                  PERCENT OF
                                      SHARES OF TENNECO COMMON  TENNECO COMMON
      DIRECTORS                          STOCK OWNED(A)(B)     STOCK OUTSTANDING
      ---------                       ------------------------ -----------------
      Mark Andrews..................            5,404                 (c)
      W. Michael Blumenthal.........            3,555                 (c)
      M. Kathryn Eickhoff...........            3,697                 (c)
      Peter T. Flawn................            3,850                 (c)
      Henry U. Harris, Jr...........            5,802                 (c)
      Belton K. Johnson.............            6,111                 (c)
      John B. McCoy.................            2,850                 (c)
      Dana G. Mead..................          199,310                 (c)
      Sir David Plastow.............            2,100                 (c)
      William L. Weiss..............            4,850                 (c)
      Clifton R. Wharton, Jr........            2,350                 (c)
      EXECUTIVE OFFICERS
      ------------------
      Theodore R. Tetzlaff..........           33,637                 (c)
      Robert T. Blakely.............           55,262                 (c)
      Stacy S. Dick.................           32,062                 (c)
      Paul T. Stecko................           28,151                 (c)
      All executive officers and di-
       rectors as a group...........          690,753(d)              (c)

--------
(a) Each director and executive officer has sole voting and investment power over the shares beneficially owned (or has the right to acquire shares as set forth in note (b) below) as set forth in this column, except for (i) shares that are held in trust for each director and executive officer under Tenneco's restricted stock plans and (ii) shares that executive officers of the Company have the right to acquire pursuant to Tenneco's stock option plans. It is anticipated that all restricted stock held by employees (including executive officers) will be vested prior to the consummation of the Distributions except that a small number of TBS employees will be given cash in lieu of vesting of their restricted stock. It is also anticipated that restricted stock held by directors will be vested prior to the consummation of the Distributions, and the directors will be paid an amount in cash to defray taxes incurred on such vesting. As described in footnote (f) to the Option Grant Table, it is anticipated that Tenneco options held by Company employees will be replaced by options to acquire Company Common Stock upon consummation of the Industrial Distribution.

(b) Includes shares that are: (i) held in trust under Tenneco's restricted stock plans; at September 30, 1996, Messrs. Mead, Tetzlaff, Blakely, Dick, and Stecko held 24,500; 15,000; 7,775; 7,000; and 5,000 restricted shares, respectively; and (ii) subject to options, which were granted under Tenneco's stock option plans, and are exercisable at September 30, 1996 or within 60 days of said date, for Messrs. Mead, Tetzlaff, Blakely, Dick, and Stecko to purchase 133,335; 16,667; 16,259; 12,667; and 18,667 shares, respectively.
(c) Less than one percent.

(d) Includes 305,231 shares of Tenneco Common Stock that are subject to options that are exercisable at September 30, 1996 or within 60 days of said date by all executive officers of the Company as a group, and includes 198,250 shares that are held in trust under the Tenneco restricted stock plans, for all executive officers and directors of the Company as a group.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Company Board will establish four standing committees as permitted by the By-laws, which will have the following described responsibilities and authority:

  The Audit Committee will have the responsibility, among other things, to (i) recommend the selection of the Company's independent public accountants, (ii) review and approve the scope of the independent public accountants' audit activity and extent of non-audit services, (iii) review with management and such independent public accountants the adequacy of the Company's basic accounting system and the effectiveness of the Company's internal audit plan and activities, (iv) review with management and the independent public accountants the Company's certified financial statements and exercise general oversight of the Company's financial reporting process and (v) review with the Company litigation and other legal matters that may affect the Company's financial condition and monitor compliance with the Company's business ethics and other policies.

  The Compensation and Benefits Committee will have the responsibility, among other things, to (i) establish the salary rate of officers and employees of the Company and its subsidiaries, (ii) examine periodically the compensation structure of the Company and (iii) supervise the welfare and pension plans and compensation plans of the Company.

  The Nominating and Management Development Committee will have the responsibility, among other things, to (i) review possible candidates for election to the Company Board and recommend a slate of nominees for election as directors at the Company's annual stockholders' meeting, (ii) review the function and composition of the other committees of the Company Board and recommend membership on such committees and (iii) review the qualifications and recommend candidates for election as officers of the Company.

  Other than matters assigned to the Compensation and Benefits Committee, the Executive Committee will have, during the interval between the meetings of the Company Board, the authority to exercise all the powers of the Company Board that may be delegated legally to it by the Company Board in the management and direction of the business and affairs of the Company.

EXECUTIVE COMPENSATION

  Prior to the Industrial Distribution, the Industrial Business was owned and operated by Tenneco through its direct and indirect subsidiaries and as such, the management of the Company has been employed by Tenneco and its direct and indirect subsidiaries. The following table sets forth the remuneration paid by Tenneco and/or its direct and indirect subsidiaries (i) to the Chairman of the Board and Chief Executive Officer of the Company and (ii) to each of the four key executive officers expected to be the most highly compensated executive officers of the Company, other than the Chief Executive Officer, whose salary and bonus exceeded $100,000, for the years indicated in connection with his position with Tenneco:

                          SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                    ANNUAL COMPENSATION              COMPENSATION
                          --------------------------------------- ------------------
                                                                  RESTRICTED
     NAME AND                                      OTHER ANNUAL     STOCK                  ALL OTHER
PRINCIPAL POSITION        YEAR SALARY(A)  BONUS   COMPENSATION(B) AWARDS(C)  OPTIONS    COMPENSATION(D)
------------------        ---- --------- -------- --------------- ---------- -------    --------------- ---
Dana G. Mead              1995 $957,375  $800,000    $143,970           --   100,000(e)    $149,972(f)
Chairman and Chief        1994 $878,177  $900,000    $149,110      $647,256  100,000       $142,966
 Executive Officer        1993 $664,839  $700,000    $ 60,007      $582,813   50,000       $ 93,979
Theodore R. Tetzlaff      1995 $400,000  $350,000    $ 14,400           --    18,000(e)         -- (f)
General Counsel           1994 $400,000  $300,000    $    307      $539,380   16,000            --
                          1993 $350,000  $250,000         --       $243,440      --             --
Robert T. Blakely         1995 $422,760  $230,000    $ 33,684           --    16,000       $ 44,570
Executive Vice President  1994 $407,640  $230,000    $ 10,704      $230,585   15,675       $ 44,144
 and Chief Financial      1993 $393,846  $200,000    $ 11,288      $163,188      --        $ 49,616
 Officer
Stacy S. Dick             1995 $377,736  $280,000    $ 31,317           --    14,000       $ 31,432
Executive Vice President  1994 $343,560  $235,000    $    582      $215,752   12,000       $ 24,926
                          1993 $325,214  $200,000    $ 95,392      $139,875      --        $ 23,744
Paul T. Stecko            1995 $381,545  $300,000    $ 21,027           --    24,000       $ 31,974
President and Chief       1994 $320,004  $200,000    $200,724      $269,690   16,000       $ 30,605
 Executive Officer        1993 $ 23,188  $500,000         --            --       --             --
 Tenneco Packaging

--------
(a) Includes base salary plus amounts paid in lieu of Tenneco matching contributions to the Tenneco Thrift Plan.
(b) Includes amounts attributable to (i) the value of personal benefits provided by Tenneco to its executive officers, which have an aggregate value in excess of $50,000, such as the personal use of Tenneco owned property, membership dues, and assistance provided to such person with regard to financial, tax and estate planning, (ii) reimbursement for taxes and (iii) amounts paid as dividend equivalents on performance share equivalent units ("Dividend Equivalents"). The amount of each such personal benefit that exceeds 25% of the estimated value of the total personal benefits provided by Tenneco, reimbursement for taxes and amounts paid as Dividend Equivalents to the individuals named in the table was as follows: During 1995: $38,984 for use of Tenneco owned property, $29,750 for financial planning services, $28,706 for reimbursement for taxes, and $40,000 in Dividend Equivalents paid to Mr. Mead; $4,437, $16,917 and $1,827 for reimbursement for taxes and $14,400, $14,400 and $19,200 in Dividend Equivalents for Messrs. Blakely, Dick, and Stecko, respectively; and $14,400 in Dividend Equivalents paid to Mr. Tetzlaff; During 1994:
    $57,540 for use of Tenneco owned property and $50,606 for reimbursement for taxes for Mr. Mead; $100,794 in relocation expenses and $59,954 in reimbursement for taxes for Mr. Stecko; and $307, $582, and $582 for reimbursement for taxes for Messrs. Tetzlaff, Blakely, and Dick, respectively; During 1993: $34,832 for use of Tenneco owned property, $19,950 for financial planning services and $824 for reimbursement for taxes for Mr. Mead; $823 for reimbursement for taxes for Mr. Blakely; and $50,000 in relocation expenses and $35,266 for reimbursement for taxes for Mr. Dick.
(c) Includes the dollar value of grants of restricted stock made pursuant to Tenneco's restricted stock plans based on the price of Tenneco Common Stock on the date of grant. At December 31, 1995, Messrs. Mead, Tetzlaff, Blakely, Dick and Stecko held 49,500; 24,000; 20,280; 31,000; and 17,000 restricted shares and/or performance share equivalent units, respectively, under such plans. The value at December 31, 1995 (based on a per share price of $49.625 on that date) of all restricted shares and/or performance share equivalent units held was $2,456,438 for Mr. Mead; $1,191,000 for Mr. Tetzlaff; $1,006,395 for Mr. Blakely;

   $1,538,375 for Mr. Dick; and $843,625 for Mr. Stecko. Dividends/Dividend Equivalents will be paid on the restricted shares and performance share equivalent units held by each individual.
(d) Includes amounts attributable during 1995 to benefit plans of Tenneco as follows:
  (i) The amounts contributed pursuant to the Tenneco Thrift Plan for the accounts of Messrs. Mead, Blakely, Dick, and Stecko were $4,625;
      $9,240; $4,626; and $6,000, respectively.
  (ii) The amounts accrued under the Tenneco Inc. Deferred Compensation Plan, together with adjustments based upon changes in the Consumer Price Index for All Urban Households, as computed by the Bureau of Labor Statistics, for Messrs. Mead, Blakely, Dick, and Stecko were $108,405; $32,167; $23,764; and $23,132, respectively.
  (iii) Amounts imputed as income for federal income tax purposes under Tenneco's group life insurance plan for Messrs. Mead, Blakely, Dick, and Stecko were $36,942; $3,163; $3,041; and $2,842, respectively.
(e) In addition to the options granted by Tenneco in 1995, Messrs. Mead and Tetzlaff, each in his capacity as a director of Case Corporation (an affiliate of Tenneco during 1995) ("Case"), was granted an option by Case to acquire 1,000 shares of Case common stock. Information on terms of Tenneco options and the Case options is set forth in "Option Grants in 1995."
(f) As directors of Case, Messrs. Mead and Tetzlaff each received a director's fee of $20,000 and meeting attendance fees of $4,000. In addition, Mr. Tetzlaff received from Case an additional $3,000 for attendance at the Case Compensation Committee meetings. Messrs. Mead and Tetzlaff elected to receive their director fees in common stock of Case. The amounts in the above table do not include the payments from Case.

                             OPTION GRANTS IN 1995

  The following table sets forth the number of options to acquire Tenneco Common Stock that were granted by Tenneco during 1995 to the persons named in the Summary Compensation Table.

                                                                                   POTENTIAL REALIZABLE
                                                                                     VALUE AT ASSUMED
                                                                                   ANNUAL RATES OF STOCK
                                                                                    PRICE APPRECIATION
                                             INDIVIDUAL GRANTS                      FOR OPTION TERM(D)
                         --------------------------------------------------------- ---------------------
                                            % OF TOTAL   EXERCISE
                                             OPTIONS     OR BASE
                         OPTIONS GRANTED    GRANTED TO    PRICE
                             (NO. OF        EMPLOYEES      PER
NAME                     SHARES)(A)(B)(F) IN FISCAL YEAR SHARE(C) EXPIRATION DATE      5%        10%
----                     ---------------- -------------- -------- ---------------- ---------- ----------
Dana G. Mead............     100,000(e)        6.7%      $42.875  January 10, 2005 $2,696,000 $6,833,000
Theodore R. Tetzlaff....      18,500(e)        1.2%      $42.875  January 10, 2005 $  485,280 $1,229,940
Robert T. Blakely.......      16,000           1.1%      $42.875  January 10, 2005 $  431,360 $1,093,280
Stacy S. Dick...........      14,000            .9%      $42.875  January 10, 2005 $  377,440 $  956,620
Paul T. Stecko..........      24,000           1.6%      $42.875  January 10, 2005 $  647,040 $1,639,920

--------
(a) The options reported in this column and in the Summary Compensation Table consist of non-qualified options. The options become exercisable at the rate of one-third per year on January 10 of 1996, 1997 and 1998, respectively. As described in footnote (f) below, it is anticipated that Tenneco options held by Company employees will be replaced by options to acquire Company Common Stock upon consummation of the Industrial Distribution.
(b) These options provide that a grantee who delivers shares of Tenneco Common Stock to pay the option exercise price will be granted, upon such delivery and without further action by Tenneco, an additional option to purchase the number of shares so delivered. These "reload" options are granted at 100% of the fair market value (as defined in the plan) on the date they are granted, become exercisable six months from that date and expire coincident with the options they replace. Grantees are limited to 10 reload options and the automatic grant of such reload options is limited to twice during any one calendar year.

(c) All options were granted at 100% of the fair market value on the date of grant.
(d) The dollar amounts under these columns are the result of calculations for the period from the date of grant to the expiration of the option at the 5% and 10% annual appreciation rates set by the Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the price of Tenneco Common Stock. No gain to the optionee is possible without an increase in price of the underlying stock. In order to realize the potential values set forth in the 5% and 10% columns of this table, the per share price of Tenneco Common Stock would be $69.84 and $111.21, respectively, or 63% and 160%, respectively, above the exercise or base price. As described in footnote (f) below, however, it is anticipated that options to acquire Tenneco Common Stock held by Company employees will be replaced by options to acquire Company Common Stock upon consummation of the Industrial Distribution.
(e) In addition, Messrs. Mead and Tetzlaff, each in his capacity as a director of Case, were granted an option to purchase 1,000 shares of Case common stock at a purchase of $21.125 per share. These options, which are each less than 1% of the total options granted by Case to employees in 1995, become exercisable on January 1, 1998 and expire January 1, 2005. The potential realizable value, calculated for the period from the date of grant to the expiration of the respective option, at 5% and 10% assumed annual rates of stock price appreciation for the term of the options would be $13,285 and $33,665, respectively. In order to realize these potential values, the per share price of the Case common stock would be $34.41 and $54.79, respectively, or 63% and 160%, respectively, above the exercise or base price. The 5% and 10% annual appreciation rates are not intended to forecast possible future appreciation, if any, in the price of Case common stock. No gain to the optionee is possible without an increase in the price of the Case common stock.
(f) All Tenneco stock options held by employees of the Company will be cancelled as of the Industrial Distribution. The Company has adopted a plan (the "Company Stock Ownership Plan") which is substantially similar to the 1994 Tenneco Inc. Stock Ownership Plan. Prior to the Industrial Distribution, Tenneco will have approved the Company Stock Ownership Plan as the sole shareholder of the Company. Options will be granted under the Company Stock Ownership Plan as of the Distribution Date to all employees of the Company who formerly held Tenneco options. Each such employee will receive options of the Company under which the excess of the fair market value of the shares subject to the options immediately after the grant over the aggregate option price is not more than the excess of the aggregate fair market value of all Tenneco shares subject to his or her Tenneco stock options immediately before such cancellation over the aggregate option price under such Tenneco options. The terms of the Company options will be the same as if the Tenneco options had remained outstanding except to the extent that the Company Stock Ownership Plan reflects legal changes adopted after the Tenneco options were granted. These options provide that a grantee who delivers shares of Company Common Stock to pay the option exercise price will be granted, upon such delivery and without further action by the Company, an additional option to purchase the number of shares so delivered. These "reload" options are granted at 100% of the fair market value (as defined in the Company Stock Ownership Plan) on the date they are granted, become exercisable six months from that date and expire at the same time as the options they replace. Grantees are limited to 10 reload options and automatic grant of such reload options is limited to twice during any one calendar year.

              OPTIONS EXERCISED IN 1995 AND 1995 YEAR-END VALUES

  The following table sets forth the number of options to acquire Tenneco Common Stock held, as of December 31, 1995, by the persons named in the Summary Compensation Table. No options to acquire shares of Tenneco Common Stock were exercised during 1995.

                                  TOTAL NUMBER OF        VALUE OF UNEXERCISED
                             UNEXERCISED OPTIONS HELD  IN-THE-MONEY OPTIONS HELD
                              AT DECEMBER 31, 1995(A)   AT DECEMBER 31, 1995(A)
                             ------------------------- -------------------------
NAME                         EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                         ----------- ------------- ----------- -------------
Dana G. Mead................   66,667       183,333      $31,233     $690,617
Theodore R. Tetzlaff........    5,334        28,666          --      $121,500
Robert T. Blakely...........    5,700        26,450      $ 4,038     $108,000
Stacy S. Dick...............    4,000        22,000          --      $ 94,500
Paul T. Stecko..............    5,344        34,666          --      $162,000

--------
(a) As described in footnote (f) to the Option Grant Table, the options to acquire Tenneco Common Stock will be replaced by options to acquire Company Common Stock.

                           LONG-TERM INCENTIVE PLANS
         PERFORMANCE SHARE EQUIVALENT UNIT AWARDS IN LAST FISCAL YEAR

  The following table sets forth information concerning performance based awards made to the persons named in the Summary Compensation Table during 1995 by Tenneco.

                                   PERFORMANCE
                                    OR OTHER    ESTIMATED FUTURE PAYOUTS UNDER
                         NUMBER OF   PERIOD     NON-STOCK PRICE BASED PLANS(A)
                          SHARES,     UNTIL    ---------------------------------
                         UNITS OR  MATURATION
                           OTHER       OR
NAME                     RIGHTS(B)  PAYOUT(C)  THRESHOLD(D) TARGET(D) MAXIMUM(D)
----                     --------- ----------- ------------ --------- ----------
Dana G. Mead............  25,000     4 years        --       12,500     25,000
Theodore R. Tetzlaff....   9,000     4 years        --        4,500      9,000
Robert T. Blakely.......   9,000     4 years        --        4,500      9,000
Stacy S. Dick...........   9,000     4 years        --        4,500      9,000
Paul T. Stecko..........  12,000     4 years        --        6,000     12,000

--------
(a) Estimated Future Payouts are based on earnings per share ("EPS") from continuing operations as shown in the record of progress included in the published financial statements of Tenneco. Earnings per share for 1995 were $4.16 and represent achievement of 25% of the performance goal applicable to this award. Messrs. Mead, Tetzlaff, Blakely, Dick, and Stecko each were provisionally credited with 100% of their performance goal for 1995 and 6,250; 2,250; 2,250; 2,250; and 3,000 shares were credited to their respective Plan accounts, subject to adjustment, for payout at the end of the performance cycle.
(b) Each performance share equivalent unit represents one share of Tenneco's Common Stock that may be earned under this award and the number of performance share equivalent units listed in this column represents the maximum number of performance share equivalent units that may be earned under this award.
(c) Performance share equivalent units are earned at the rate of 25% per year based on achievement of annual EPS goals. However, it is anticipated that prior to the consummation of the Industrial Distribution the conditions to issuance of all shares of Tenneco Common Stock underlying the performance share unit equivalent awards will be waived and the maximum number of shares of Tenneco Common Stock subject thereto will be issued.
(d) Represents maximum performance share equivalent units earned where the goals were consistently within the indicated performance range on an individual year and accumulated four year basis.

  The following table sets forth the aggregate estimated annual benefits payable upon normal retirement pursuant to the Tenneco Retirement Plan, the Tenneco Inc. Benefit Equalization Plan (the "Tenneco Benefit Equalization Plan"), and the Tenneco Inc. Supplemental Executive Retirement Plan (the "Tenneco

Supplemental Executive Retirement Plan") to persons in specified remuneration and years of credited participation classifications, each of which plans were assumed by the Company pursuant to the Benefits Agreement. Under the Distribution Agreement and the Benefits Agreement, the Company will continue to sponsor those plans, but all other entities will cease to sponsor them, and the benefits that the employees of such entities have accrued under those plans will be frozen.

                              PENSION PLAN TABLE

                            YEARS OF CREDITED PARTICIPATION
                ----------------------------------------------------------------
REMUNERATION       15           20           25            30             35
------------    --------     --------     --------     ----------     ----------
 $  350,000     $ 82,500     $110,000     $137,500     $  165,000     $  192,500
    400,000       94,300      125,700      157,100        188,600        220,000
    450,000      106,100      141,400      176,800        212,100        247,500
    500,000      117,900      157,100      196,400        235,700        275,000
    550,000      129,600      172,900      216,100        259,300        302,500
    600,000      141,400      188,600      235,700        282,900        330,000
    650,000      153,200      204,300      255,400        306,400        357,000
    700,000      165,000      220,000      275,000        330,000        365,000
    750,000      176,800      235,700      294,600        353,600        412,500
    800,000      188,600      251,400      314,300        377,100        440,000
    850,000      200,400      267,100      333,900        400,700        467,500
    900,000      212,100      282,900      353,600        424,300        495,000
    950,000      223,900      298,600      373,200        447,900        522,500
  1,000,000      235,700      314,300      392,900        471,400        550,000
  1,100,000      259,300      345,700      432,100        518,600        605,000
  1,200,000      282,900      377,100      471,400        565,700        660,000
  1,300,000      306,400      408,600      510,700        612,900        715,000
  1,400,000      330,000      440,000      550,000        660,000        770,000
  1,500,000      353,600      471,400      589,300        707,100        825,000
  1,600,000      377,100      502,900      628,600        754,300        880,000
  1,700,000      400,700      534,300      667,900        801,400        935,000
  1,800,000      424,300      565,700      707,100        848,600        990,000
  1,900,000      447,900      597,100      746,400        895,700      1,045,000
  2,000,000      471,400      628,600      785,700        942,900      1,100,000
  2,100,000      495,000      660,000      825,000        990,000      1,155,000
  2,200,000      518,600      691,400      864,300      1,037,100      1,210,000

  The benefits set forth above are computed as a straight life annuity and are based on years of credited participation in the Tenneco Retirement Plan and the employee's average base salary during the final five years of credited participation in the Tenneco Retirement Plan; such benefits are not subject to any deduction for Social Security or other offset amounts. The years of credited participation under the Tenneco Retirement Plan (or any supplemental plan) For Messrs. Mead, Blakely, Dick and Stecko are 3, 14, 3 and 2, respectively. (See the paragraph below for additional information relating to Messrs. Mead, Dick and Stecko; and the "Summary Compensation Table" for salary and bonus information for Messrs. Mead, Blakely, Dick and Stecko).

  Pursuant to employment agreements with Messrs. Mead, Dick and Stecko described under the heading "Employment Contracts and Termination of Employment and Change-in-Control Arrangement" the Company has agreed to pay Messrs. Mead, Dick and Stecko such supplemental payments (in addition to any benefits payable under the Company's qualified and non-qualified pension plans) as may be necessary to make each person's total payments equal to the amount each would have received had he continued to be covered under pension plans maintained by his former employer (based on his credited service with the Company plus 14.6, 15 and 17 years, respectively, of credited service with each person's former employer, and on the compensation received from the Company as salary and bonuses).

  The Company provides Mr. Tetzlaff with an individual pension benefit. The benefit is based on Mr. Tetzlaff's salary and bonus and also provides for guaranteed graduated minimum annual benefits of $100,000 beginning in 1998, $200,000 per year beginning in 2003 and $300,000 per year beginning in 2008 (See "Summary Compensation Table" for salary and bonus information on Mr. Tetzlaff).

COMPENSATION OF DIRECTORS

  Following the Industrial Distribution, all directors who are not also officers of the Company or its subsidiaries will each be paid a director's fee of $32,000 per annum and receive 300 restricted shares of Company Common Stock (discussed below) and each will be paid an attendance fee of $1,500 plus expenses for each meeting of the Company Board attended. Each director who serves as a Chairman of the Audit, Compensation and Benefits, or Nominating and Management Development Committees of the Company Board will be paid an additional fee of $7,000 per Chairmanship, and directors who serve as members of such committees will be paid an additional fee of $4,000 per committee membership. Members of the Executive Committee will receive an additional $1,500 attendance fee plus expenses for each meeting of that committee attended. Payment of all or a portion of such fees, together with interest and an adjustment based upon changes in the Consumer Price Index For All Urban Households as computed by the Bureau of Labor Statistics, may be deferred at the election of the director until the earliest of (i) the year next following the date upon which he or she ceases to be a director of the Company or (ii) the year selected by the director for commencement of payment of the deferred amount. The foregoing compensation structures and amounts are the same as currently apply to the Tenneco Board.

  During 1995, Tenneco had a retirement plan for directors who are not also officers of the Company which provided retirement payments based on years of service and the aggregate amount of director and committee fees being received at the time of retirement. Prior to the Industrial Distribution, Tenneco eliminated this retirement plan, and increased the amount of restricted stock each director will receive each year in conjunction with their annual directors' fees. Messrs. Flawn, Harris and Johnson are vested under this prior retirement plan and, therefore, have the option to continue under such plan and to receive monthly payments upon retirement. This plan will be assumed by the Company.

  Directors who are not also officers of the Company will receive annually 300 restricted shares of Company Common Stock. Such restricted shares may not be sold, transferred, assigned, pledged or otherwise encumbered and are subject to forfeiture should the director cease to serve on the Company Board prior to the expiration of the restricted period that ends upon such director's normal retirement from the Company Board, unless such director is disabled, dies, or the Compensation and Benefits Committee of the Company Board, at its discretion, determines otherwise. During such restricted period, holders of restricted shares are entitled to vote the shares and receive dividends.

  It is anticipated that restricted shares of Tenneco Common Stock held by directors will be vested prior to the consummation of the Distributions, and the directors will be paid an amount in cash to defray taxes incurred on such vesting.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

  Tenneco has an employment agreement and a supplemental pension agreement with Mr. Mead which will be continued by the Company providing for the payment to Mr. Mead of a salary of not less than $575,000 per year (with such increases as determined by the Compensation and Benefits Committee of the Company Board) and the supplemental pension payments described above. Also, the Company has agreed that in the event Mr. Mead's employment is terminated for any reason other than for cause, death or permanent disability, the Company will pay to Mr. Mead an amount equal to three times his annual salary plus $300,000.

  Tenneco also has an employment agreement with Mr. Dick which will also be continued by the Company providing for the payment to Mr. Dick of a salary of not less than $325,000 per year (with such increases as

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determined by the Compensation and Benefits Committee of the Company Board).
Also, the Company has agreed that in the event Mr. Dick's employment is terminated for any reason other than for cause, death or permanent disability, the Company will pay to Mr. Dick an amount equal to his annual salary.

  The Company has an employment agreement with Mr. Stecko which will also be continued by the Company providing for the payment to Mr. Stecko of a salary of not less than $320,000 per year (with such increases as determined by the Compensation and Benefits Committee of the Company Board). Mr. Stecko is entitled to reimbursement for the cost of financial and estate planning up to $20,000 per year and to be provided a country club membership related to his performance as President and CEO of Tenneco Packaging. The Company has also agreed that, in the event Mr. Stecko's employment is terminated for any reason other than for cause, death or permanent disability, the Company will pay to Mr. Stecko an amount equal to three times his base salary and will purchase his home in accordance with the Company's home purchase program. Additionally, in the event Mr. Stecko's employment is terminated within 3 years of the date of a change in control of Tenneco Packaging, the Company will pay Mr. Stecko an amount equal to three times his base salary. The Transaction is not deemed to constitute a change in control of Tenneco Packaging under Mr. Stecko's employment agreement.

  The Company will succeed to sponsorship of the Tenneco Benefits Protection Program (the "Tenneco Benefits Protection Program") established by Tenneco to enable the Company to continue to attract, retain and motivate highly qualified employees by eliminating (to the maximum practicable extent) any concern on the part of such employees that their job security or benefit entitlements will be jeopardized by a "Change-in-Control" of the Company (as such term is defined in the Tenneco Benefits Protection Program). The Tenneco Benefits Protection Program is designed to achieve this purpose through (i) the establishment of a severance plan for the benefit of certain employees and officers whose position is terminated under certain circumstances following such Change-in-Control and (ii) the establishment of a trust fund designed to ensure the payment of benefits accrued under certain plans. Under the Tenneco Benefits Protection Program, Messrs. Mead, Tetzlaff, Blakely, Dick and Stecko would have become entitled to receive payments from the Company in the amount of $5,175,000; $2,151,000; $1,860,000; $1,839,000; and $1,980,000,
respectively, had their position been terminated on December 31, 1995, and, in addition, restricted shares held in the name of such individuals under Tenneco's restricted stock plans would have automatically reverted to Tenneco, and Tenneco would have been obliged to pay such individuals the fair market value thereof all as provided by such plans. The performance share equivalent units would also have been fully vested and paid. The Transaction is not deemed to constitute a "Change in Control" for purposes of the Tenneco Benefits Protection Program.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

  During 1995 Tenneco and its subsidiaries paid the law firm of Jenner & Block, of which Theodore R. Tetzlaff, General Counsel of Tenneco, is a partner, approximately $9.4 million for legal services (pursuant to an agreement with Tenneco, Mr. Tetzlaff has agreed to devote whatever time is necessary to attend to the responsibilities of General Counsel of Tenneco, and will not receive from Jenner & Block any part of the fees paid by Tenneco to that firm during such period he serves as General Counsel); and paid the firm Eickhoff Economics, Inc., of which Ms. Eickhoff is the sole owner, approximately $31,000 for financial consulting services. All such transactions discussed above were in the ordinary course of business.

  Tenneco and certain of its subsidiaries held, as of December 31, 1995, approximately 21% of the outstanding common stock of Case, of which Mr. Mead is a director. During 1995, Tenneco received payments from Case of approximately $8.6 million in fixed charges for administrative and other services provided to Case by Tenneco and its subsidiaries. Additionally, a subsidiary of Tenneco paid Case approximately $11.8 million for retail receivable services. The fee for such services is based on the amount of outstanding receivables. Tenneco and Case have an agreement which provides for the allocation of obligations for income and franchise taxes with respect to Case and its subsidiaries for years preceding the 1994 reorganization and public offering of Case common stock.


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  Certain executive officers of Tenneco are indebted to Tenneco and, upon consummation of the Industrial Distribution, will be indebted to the Company. Such indebtedness was incurred in connection with relocation of such persons and all amounts outstanding are secured by a subordinated mortgage note which accrues interest at the rate of 3% per year on the unpaid balance and matures at the earlier of the individual's termination of employment or the year 2026. Principal is payable in full at maturity and the payment of interest has been deferred for 1996. The following sets forth the approximate aggregate amount outstanding as of September 30, 1996 (and is the largest aggregate amount outstanding during 1996); Robert T. Blakely, $404,000; Stacy S. Dick, $405,000; Barry R. Schuman, $404,000; Jack Lascar, $403,000; Mark A. McCollum, $405,000; Karen R. Osar, $404,000; Stephen J. Smith, $407,000; and Karl A.
Stewart, $410,000.

  Transactions involving Mr. McCoy are set out below under the caption "Compensation Committee Interlocks and Insider Participation."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Messrs. Andrews, Johnson, McCoy and Wharton are members of the Compensation and Benefits Committee of the Tenneco Board and each will serve as members of the Compensation and Benefits Committee of the Company Board.

  During 1995, an investment fund, of which a subsidiary of Tenneco owns 50%, paid approximately $558,000 to a subsidiary of Banc One Corporation, of which Mr. McCoy is a director and an executive officer, under a line of credit in an amount of approximately $10 million under which approximately $9.4 million is outstanding. Such line of credit is guaranteed 80% by a subsidiary of Tenneco and is due to mature in 1997. All such transactions involving Banc One Corporation were in the ordinary course of business.

BENEFIT PLANS FOLLOWING THE INDUSTRIAL DISTRIBUTION

  As described above, the Company will succeed to sponsorship of two plans qualified under Section 401(a) of the Code: the Tenneco Retirement Plan and the Tenneco Thrift Plan. The Tenneco Retirement Plan is a defined benefit pension plan. The Tenneco Thrift Plan is a 401(k) plan with an employer matching contribution. The Company will also succeed to sponsorship of the Tenneco Supplemental Executive Retirement Plan and Tenneco Benefit Equalization Plan, both of which are non-qualified plans designed to provide covered individuals with benefits which they would receive under the Tenneco Retirement Plan absent legal limitations. The Company will also succeed to sponsorship of the Tenneco Benefits Protection Program as well as the Tenneco Inc. Deferred Compensation Plan and 1993 Deferred Compensation Plan, both of which are non-qualified deferred compensation plans.

  Prior to the consummation of the Industrial Distribution, the Company will adopt the Company Stock Ownership Plan, which will be approved by Tenneco as the sole stockholder of the Company. The Company Stock Ownership Plan will be substantially similar to the Tenneco Inc. 1994 Stock Ownership Plan and will provide for the grant of stock options, restricted stock, performance shares and other forms of awards. The Company will adopt, and Tenneco will approve as its sole stockholder, an employee stock purchase plan which will be substantially similar to the Tenneco employee stock purchase plan.


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

                         DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

  Prior to the Distribution Date, the Company Board and Tenneco, as sole stockholder of the Company, will approve and adopt the Company's Restated Certificate of Incorporation (the "Certificate"), and Tenneco, as sole stockholder of the Company, will approve and adopt the Amended and Restated By-laws of the Company (the "By-laws"). Under the Certificate, the Company's authorized capital stock will consist of 350,000,000 shares of Company Common Stock and 50,000,000 shares of Preferred Stock, par value $.01 per share ("Company Preferred Stock"). In addition, it is anticipated that the Company Board will adopt resolutions pursuant to the Certificate designating 3,500,000 shares of Company Preferred Stock as Series A Participating Junior Preferred Stock, par value $.01 per share, of the Company ("Company Junior Preferred Stock") and reserving 3,500,000 shares of Company Junior Preferred Stock for issuance in connection with the Rights to be issued in connection with the Industrial Distribution. No Company Preferred Stock will be issued in the Industrial Distribution. Based on the number of shares of Tenneco outstanding on September 30, 1996, up to approximately 170,755,576 shares of Company Common Stock will be issued in the Industrial Distribution.

COMPANY COMMON STOCK

  The holders of Company Common Stock will be entitled to one vote for each share on all matters on which stockholders generally are entitled to vote, and except as otherwise required by law or provided in any resolution adopted by the Company Board with respect to any series of Company Preferred Stock, the holders of Company Common Stock will possess 100% of the voting power. The Certificate does not provide for cumulative voting.

  Subject to the preferential rights of any outstanding Company Preferred Stock which may be created by the Company Board under the Certificate, the holders of Company Common Stock will be entitled to such dividends as may be declared from time to time by the Company Board and paid from funds legally available therefor, and the holders of Company Common Stock will be entitled to receive pro rata all assets of the Company available for distribution upon liquidation. All shares of Company Common Stock received in the Industrial Distribution will be fully paid and nonassessable, and the holders thereof will not have any preemptive rights.

  There is no established public trading market for Company Common Stock, although a "when issued" market is expected to develop prior to the Distribution Date. The New York Stock Exchange has approved the listing of the Company Common Stock upon notice of issuance. The Company is also applying to the Chicago, Pacific and London Stock Exchanges for approval of the listing of Company Common Stock upon notice of issuance.

  The declaration of dividends on Company Common Stock will be at the discretion of the Company Board. The Company Board has not adopted a dividend policy as such. Subject to legal and contractual restrictions, its decisions regarding dividends will be based on all considerations that in its business judgment are relevant at the time, including past and projected earnings, cash flows, economic, business and securities market conditions and anticipated developments concerning the Company's business and operations. For additional information concerning the payment of dividends by the Company, see "Risk Factors--Dividends" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The Company's cash flow and the consequent ability of the Company to pay any dividends on Company Common Stock will be substantially dependent upon the Company's earnings and cash flow available after its debt service and the availability of such earnings to the Company by way of dividends, distributions, loans and other advances.

  Under the DGCL, dividends may be paid by the Company out of "surplus" (as defined under Section 154 of the DGCL) or, if there is no surplus, out of net profits for the fiscal year in which the dividends are declared and/or the preceding fiscal year. On a pro forma basis, at June 30, 1996, the Company had surplus of

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

approximately $3,051 million (on a book value basis) for the payment of dividends, and the Company will also be able to pay dividends out of any net profits for the current and/or prior fiscal year, if any.

COMPANY PREFERRED STOCK

  Under the Certificate, the Company Board is authorized to issue Company Preferred Stock, in one or more series, and to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. See "Antitakeover Effects of Certain Provisions."

                  ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS

  The Certificate, the By-laws, the Rights and Delaware statutory law contain certain provisions, which are substantially the same as those provisions which are currently applicable to Tenneco, that could make the acquisition of the Company by means of a tender offer, a proxy contest or otherwise more difficult. The description set forth below is intended as a summary only and is qualified in its entirety by reference to the Certificate, the By-laws and the Rights Agreement which are attached as exhibits to the Company's Registration Statement on Form 10 under the Exchange Act relating to Company Common Stock.

CLASSIFIED BOARD OF DIRECTORS

  The Certificate provides that the Company Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. The Company Board consists of the persons referred to in "Management--Board of Directors" above. The Certificate provides that, of the initial directors of the Company, approximately one-third will continue to serve until the first succeeding annual meeting of the Company's stockholders, approximately one-third will continue to serve until the second succeeding annual meeting of the Company's stockholders and approximately one-third will continue to serve until the third succeeding annual meeting of the Company's stockholders. Of the initial directors, Messrs. Andrews, Blumenthal, Johnson and Weiss will serve until the first succeeding annual meeting of the Company's stockholders, Ms. Eickhoff and Messrs. Flawn, McCoy and Mead will serve until the second succeeding annual meeting of the Company's stockholders and Messrs. Harris, Wharton and Plastow will serve until the third succeeding annual meeting of the Company's stockholders. At each annual meeting of the Company's stockholders, one class of directors will be elected for a term expiring at the third succeeding annual meeting of stockholders.

  The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Company Board. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the members of the Company Board. Such a delay may help ensure that the Company's directors, if confronted by a stockholder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interest of the stockholders. The classification provisions will apply to every election of directors, however, regardless of whether a change in the composition of the Company Board would be beneficial to the Company and its stockholders and whether or not a majority of the Company's stockholders believe that such a change would be desirable.

  The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. The classification of the Company Board could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification provisions may discourage accumulations of large blocks of the Company's stock by purchasers whose objective is to take control of the Company and remove a majority of the members of the Company Board,

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

the classification of the Company Board could tend to reduce the likelihood of fluctuations in the market price of Company Common Stock that might result from accumulations of large blocks for such a purpose. Accordingly, stockholders could be deprived of certain opportunities to sell their shares of Company Common Stock at a higher market price than might otherwise be the case.

  Notwithstanding the foregoing, the Certificate provides that whenever the holders of any one or more series of Company Preferred Stock have the right, voting separately as a class or series, to elect directors, such directors will not be classified, unless expressly provided by the terms of such series of Company Preferred Stock.

NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

  The Certificate provides that the business and affairs of the Company will be managed by or under the direction of a Board of Directors, consisting of not less than eight nor more than sixteen directors, the exact number thereof to be determined from time to time by affirmative vote of a majority of the entire Board of Directors. In addition, the Certificate provides that any vacancy on the Company Board that results from an increase in the number of directors may be filled by a majority of the Company Board then in office, provided that a quorum is present, and any other vacancy occurring in the Company Board may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

  Under the DGCL, unless otherwise provided in the Certificate, directors serving on a classified board may only be removed by the stockholders for cause. The Certificate does not provide that directors may be removed without cause.

  Notwithstanding the foregoing, the Certificate provides that whenever the holders of any one or more series of Company Preferred Stock have the right, voting separately as a class or series, to elect directors, the election, removal, term of office, filling of vacancies and other features of such directorships will be governed by the terms of the Certificate applicable thereto.

SPECIAL MEETINGS

  The By-laws provide that special meetings of stockholders will be called by the Company Board. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the purposes specified in the notice of meeting given by the Company.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND STOCKHOLDER
PROPOSALS

  The By-laws establish an advance notice procedure for stockholders to make nominations of candidates for election of directors, or to bring other business before an annual meeting of stockholders of the Company (the "Stockholder Notice Procedure").

  The Stockholder Notice Procedure provides that only persons who are nominated by, or at the direction of, the Company Board, or by a stockholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company. The Stockholder Notice Procedure provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Company Board or by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder's intention to bring such business before such meeting. Under the Stockholder Notice Procedure, for stockholder notice in respect of the annual meeting of the Company's stockholders to be timely, such notice must be delivered to the Secretary of the Company not less than 50 days nor more than 75 days prior to the annual meeting; provided, however, that in the event that less than 65 days' notice or prior public announcement of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the annual meeting was mailed or such public announcement was made, whichever first occurs.


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

  Under the Stockholder Notice Procedure, a stockholder's notice to the Company proposing to nominate a person for election as a director must contain certain information, including, without limitation, the identity and address of the nominating stockholder, the class and number of shares of stock of the Company which are beneficially owned by such stockholder, and as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence of the person,
(ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Company which are beneficially owned by the person and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14A under the Exchange Act. Under the Stockholder Notice Procedure, a stockholder's notice relating to the conduct of business other than the nomination of directors must contain certain information about such business and about the proposing stockholder, including, without limitation, a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting such business at such meeting, the name and address of such stockholder, the class and number of shares of stock of the Company beneficially owned by such stockholder, and any material interest of such stockholder in the business so proposed. If the Chairman of the meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the Stockholder Notice Procedure, such person will not be eligible for election as a director, or such business will not be conducted at any such meeting, as the case may be.

  By requiring advance notice of nominations by stockholders, the Stockholder Notice Procedure will afford the Company Board an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Company Board, to inform stockholders about such qualifications. By requiring advance notice of other proposed business, the Stockholder Notice Procedure will also provide a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the Company Board, will provide the Company Board with an opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to the Company Board's position regarding action to be taken with respect to such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

  Although the By-laws do not give the Company Board any power to approve or disapprove stockholder nominations for the election of directors or proper stockholder proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its stockholders.

RECORD DATE PROCEDURE FOR STOCKHOLDER ACTION BY WRITTEN CONSENT

  The By-laws establish a procedure for the fixing of a record date in respect of action proposed to be taken by the Company's stockholders by written consent in lieu of a meeting. The By-laws provide that any person seeking to have the stockholders authorize or take corporate action by written consent without a meeting shall, by written notice addressed to the Secretary and delivered to the Company, request that a record date be fixed for such purpose. The By-laws state that the Company Board may fix a record date for such purpose which shall be no more than 10 days after the date upon which the resolution fixing the record date is adopted by the Company Board and shall not precede the date such resolution is adopted. If the Company Board fails within 10 days after the Company receives such notice to fix a record date for such purpose, the By-laws provide that the record date shall be the day on which the first written consent is delivered to the Company unless prior action by the Company Board is required under the DGCL, in which event the record date shall be at the close of business on the day on which the Company Board adopts the resolution taking such prior action. The By-laws also provide that the Secretary of the Company or, under certain circumstances, two inspectors designated by the Secretary shall promptly conduct such ministerial review of the sufficiency of any written consents of stockholders duly delivered to the Company and of the validity of the action to be taken by stockholder consent as he deems necessary or appropriate, including, without limitation, whether the holders of a number of shares having the requisite voting power to authorize or take the action specified in the written consents have given consent.

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

STOCKHOLDER MEETINGS

  The By-laws provide that the Company Board and the chairman of a meeting may adopt rules for the conduct of stockholder meetings and specify the types of rules that may be adopted (including the establishment of an agenda, rules relating to presence at the meeting of persons other than stockholders, restrictions on entry at the meeting after commencement thereof and the imposition of time limitations for questions by participants at the meeting).

COMPANY PREFERRED STOCK

  The Certificate authorizes the Company Board to provide for series of Company Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series.

  Tenneco and the Company believe that the ability of the Company Board to issue one or more series of Company Preferred Stock will provide the Company with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. The authorized shares of the Company Preferred Stock, as well as shares of Company Common Stock, will be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. The NYSE currently requires stockholder approval as a prerequisite to listing shares in several instances, including where the present or potential issuance of shares could result in a 20% increase in the number of shares of common stock outstanding or in the amount of voting securities outstanding. If the approval of the Company's stockholders is not required for the issuance of shares of Company Preferred Stock or Company Common Stock, the Company Board may determine not to seek stockholder approval.

  Although the Company Board has no intention at the present time of doing so, it could issue a series of Company Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Company Board will make any determination to issue such shares based on its judgment as to the best interests of the Company and its stockholders. The Company Board, in so acting, could issue Company Preferred Stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the Company Board, including a tender offer or other transaction that some, or a majority, of the Company's stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

BUSINESS COMBINATIONS

  The Certificate prohibits "Business Combinations" (as defined in the Certificate) with "Interested Stockholders" (as defined in the Certificate) without the approval of the holders of at least 66 2/3% in voting power of the outstanding shares of stock entitled to vote in the election of directors ("Voting Stock") not owned by an Interested Stockholder unless (i) approved by a majority of the "Continuing Directors" (as defined in the Certificate) or
(ii) certain detailed requirements as to, among other things, the value and type of consideration to be paid to the Company's stockholders, the maintenance of the Company's dividend policy, the public disclosure of the Business Combination and the absence of any major change in the Company's business or equity capital structure without the approval of a majority of the Continuing Directors, have been satisfied. The Certificate generally defines an "Interested Stockholder" as any person (other than the Company or any subsidiary, any employee benefit plan of the Company or any subsidiary or any trustee or fiduciary with respect to any such plan or holding Voting Stock for the purpose of funding any such plan or funding other employee benefits for employees of the Company or any subsidiary when acting in such capacity) who
(a) is or has announced or publicly disclosed a plan or intention to become the beneficial owner of Voting Stock representing five percent or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock or (b) is an affiliate or associate of the Company and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Voting Stock representing five percent or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock. The Certificate defines a "Continuing Director" as any member of the Company Board, while such person is a member of the Company Board, who is not an affiliate or associate or representative of the Interested Stockholder and was a member of the Company Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor thereto who is not an affiliate or associate or representative of the Interested Stockholder and is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors.

AMENDMENT OF CERTAIN PROVISIONS OF THE CERTIFICATE AND BY-LAWS

  Under the DGCL, the stockholders of a corporation have the right to adopt, amend or repeal the by-laws and, with the approval of the board of directors, the certificate of incorporation of a corporation. In addition, if the certificate of incorporation so provides, the by-laws may be adopted, amended or repealed by the board of directors. The Certificate provides that the By-laws may be amended by the Company Board or by the stockholders.

  The Certificate also provides that, in addition to approval by the Company Board and notwithstanding that a lesser percentage or separate class vote may be specified by law, the Certificate or the By-laws, any proposal to amend or repeal, or adopt any provision inconsistent with, the provisions of the Certificate regarding Business Combinations proposed by or on behalf of an Interested Stockholder or affiliate thereof requires the affirmative vote of the holders of 66 2/3% in voting power of the outstanding shares of Voting Stock, excluding Voting Stock beneficially owned by any Interested Stockholder, unless the amendment or repeal of, or the adoption of any provision inconsistent with, the provisions regarding Business Combinations is unanimously recommended by the members of the Company Board and each of the members of the Company Board qualifies as a Continuing Director. Approval by the Company Board, together with the affirmative vote of the holders of a majority in voting power of the outstanding shares of Voting Stock, is required to amend all other provisions of the Certificate. The Business Combination supermajority voting requirement could have the effect of making more difficult any amendment by stockholders of the Business Combination provisions of the Certificate described above, even if a majority of the Company's stockholders believe that such amendment would be in their best interest.

RIGHTS

  The Company Board will adopt a stockholder rights plan and cause to be issued, with each share of Company Common Stock to be distributed in the Industrial Distribution, one preferred share purchase right (a "Right"). Each Right will entitle the registered holder to purchase from the Company a unit consisting of one one-hundredth of a share (a "Unit") of Company Junior Preferred Stock, at a price of $130 per Unit (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement"), between the Company and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent").

  Initially, the Rights will be represented by Company Common Stock certificates, and no separate certificates representing the Rights ("Rights Certificates") will be distributed. The Rights will separate from the Company Common Stock and a distribution date (a "Rights Distribution Date") will occur upon the earlier of (i) 10 business days following the first date of public announcement (the "Stock Acquisition Date") that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Company Common Stock, (ii) 10 business days (or such later date as may be determined by the Company Board) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of such outstanding shares of Company Common Stock or (iii) 10 business days after the Company Board determines that any person, alone or together with its affiliates and associates, has become the Beneficial Owner of an amount of Company Common Stock which the Company Board determines to be substantial (which amount shall in no event be less than 10% of the shares of Company Common Stock outstanding) and at least a majority of the Company Board who are not officers of the Company, after reasonable inquiry and investigation, including consultation with such persons as such directors shall deem appropriate, shall determine that (a) such beneficial ownership by such person is intended to cause the Company to repurchase the Company Common Stock beneficially owned by such person or to cause pressure on the Company to take action or enter into a transaction or series of transactions intended to provide such person with short-term financial gain under circumstances where the Company Board determines that the best long-term interests of the Company and its stockholders would not be served by taking such action or entering into such transactions or series of transactions at that time or (b) such beneficial ownership is causing or is reasonably likely to cause a material adverse impact (including, but not limited to, impairment of relationships with customers or impairment of the Company's ability to maintain its competitive position) on the business or prospects of the Company (any such person being referred to herein and in the Rights Agreement as an "Adverse Person").

  Until the Rights Distribution Date, (i) the Rights will be evidenced by Company Common Stock certificates and will be transferred with and only with such Company Common Stock certificates, (ii) Company Common Stock certificates will contain a notation incorporating the Rights Agreement by reference and
(iii) the surrender for transfer of any certificates for Company Common Stock outstanding will also constitute the transfer of the Rights associated with Company Common Stock represented by such certificate.

  The Rights will not be exercisable until the Rights Distribution Date and will expire at the close of business on June 10, 1998 (the "Final Expiration Date"), unless (i) earlier redeemed by the Company as described below or (ii) the Rights Agreement is extended (with stockholder approval) as discussed below. The Final Expiration Date is the same date on which the stockholder rights issued under the current Tenneco's stockholder's rights plan would have terminated, but for the Merger.

  As soon as practicable after the Rights Distribution Date, Rights Certificates will be mailed to holders of record of the Company Common Stock as of the close of business on the Rights Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except as otherwise determined by the Company Board, only shares of Company Common Stock issued prior to the Rights Distribution Date will be issued with Rights.

  In the event that (i) any person becomes an Acquiring Person (except pursuant to an offer for all outstanding shares of Company Common Stock that the independent directors determine to be fair to and otherwise in the best interests of the Company and its stockholders) or (ii) the Company Board determines that a person is an Adverse Person, each holder of a Right will thereafter have the right to receive, upon exercise, Company Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. Upon the occurrence of either of the events set forth in the preceding sentence, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by the Acquiring Person or Adverse Person (or certain related parties) will be null and void. Rights will not be exercisable following the occurrence of either of such events until such time as the Rights are no longer redeemable by the Company as set forth below.

  For example, at an exercise price of $130 per Right, each Right not owned by an Acquiring Person or by an Adverse Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $260 worth of Company Common Stock (or other consideration, as noted above) for $130. Assuming that Company Common Stock had a per share value of $50 at such time, the holder of each valid Right would be entitled to purchase 5.2 shares of Company Common Stock for $130.

  In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction (other than a merger meeting prescribed terms and conditions that follows an offer described in the second preceding paragraph) or (ii) more than 50% of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights that previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

  The Purchase Price payable, and the number of Units of Company Junior Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution

(i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, Company Junior Preferred Stock, (ii) if holders of Company Junior Preferred Stock are granted certain rights or warrants to subscribe for Company Junior Preferred Stock or convertible securities at less than the current market price of Company Junior Preferred Stock or (iii) upon the distribution to holders of the Company Junior Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

  With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of Company Junior Preferred Stock on the last trading date prior to the date of exercise.

  In general, at any time until 10 business days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.02 per Right. The Company may not redeem the Rights if the Company Board has previously declared a person to be an Adverse Person. Immediately upon the action of the Company Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.02 redemption price.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights became exercisable for Company Common Stock (or other consideration) of the Company or for common stock of the acquiring company as set forth above.

  Other than those provisions relating to the duration of the Rights Agreement and the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the Company Board prior to the Rights Distribution Date. After the Rights Distribution Date, the provisions of the Rights Agreement may be amended by the Company Board in order to cure any ambiguity, to make changes that do not adversely affect the interests of holders of Rights, or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable. Notwithstanding the foregoing, unless approved by a vote of the stockholders of the Company, the Rights Agreement may not be supplemented or amended to alter the redemption price, the Final Expiration Date, the Purchase Price or the number of Units for which a Right is exercisable.

  The Rights Agreement is designed to protect the stockholders of the Company in the event of unsolicited offers to acquire the Company and other coercive takeover tactics which, in the opinion of the Company Board, could impair its ability to represent stockholder interests. The provisions of the Rights Agreement may render an unsolicited takeover of the Company more difficult or less likely to occur, even though such takeover may offer the Company's stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of the Company's stockholders.

  THE FOREGOING SUMMARY OF THE TERMS OF THE RIGHTS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE RIGHTS AGREEMENT, A COPY OF WHICH HAS BEEN FILED AS AN EXHIBIT TO THE COMPANY'S REGISTRATION STATEMENT ON FORM 10 UNDER THE EXCHANGE ACT RELATING TO COMPANY COMMON STOCK. THE RIGHTS ARE BEING REGISTERED UNDER THE EXCHANGE ACT, TOGETHER WITH COMPANY COMMON STOCK, PURSUANT TO SUCH REGISTRATION STATEMENT. IN THE EVENT THAT THE RIGHTS BECOME EXERCISABLE, THE COMPANY WILL REGISTER THE SHARES OF COMPANY JUNIOR PREFERRED STOCK FOR WHICH THE RIGHTS MAY BE EXERCISED, IN ACCORDANCE WITH APPLICABLE LAW.

ANTITAKEOVER LEGISLATION

  Section 203 of the DGCL provides that, subject to certain exceptions specified therein, a corporation shall not engage in any "business combination" with any "interested stockholder" for a three-year period following the time that such stockholder becomes an interested stockholder unless (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (iii) on or subsequent to such time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Section 203 of the DGCL generally defines an "interested stockholder" to include (x) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person.
Section 203 of the DGCL generally defines a "business combination" to include
(1) mergers and sales or other dispositions of 10% or more of the assets of the corporation with or to an interested stockholder, (2) certain transactions resulting in the issuance or transfer to the interested stockholder of any stock of the corporation or its subsidiaries, (3) certain transactions which would result in increasing the proportionate share of the stock of the corporation or its subsidiaries owned by the interested stockholder and (4) receipt by the interested stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges, or other financial benefits.

  Under certain circumstances, Section 203 of the DGCL makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the certificate of incorporation or stockholder-adopted by-laws may exclude a corporation from the restrictions imposed thereunder. Neither the Certificate nor the By-laws exclude the Company from the restrictions imposed under
Section 203 of the DGCL. It is anticipated that the provisions of Section 203 of the DGCL may encourage companies interested in acquiring the Company to negotiate in advance with the Company Board since the stockholder approval requirement would be avoided if the Company Board approves, prior to the time the stockholder becomes an interested stockholder, either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

COMPARISON WITH RIGHTS OF HOLDERS OF TENNECO COMMON STOCK

  Except as otherwise described herein, the provisions of the Certificate and the By-laws (including the provisions thereof relating to the classification of directors, the calling of special meetings of stockholders, the advance notice requirements for stockholder nominations and proposals, the approval of Business Combinations, the supermajority voting requirement for amendment of the Business Combinations provisions and the setting of record dates for actions by written consent of stockholders in lieu of a meeting) are substantially the same as the provisions of the Tenneco Certificate of Incorporation (the "Tenneco Certificate") and the Tenneco By-laws (the "Tenneco By-laws").

Capitalization

  Tenneco's authorized capital stock consists of 350,000,000 shares of Tenneco Common Stock, 15,000,000 shares of Preferred Stock, without par value ("Tenneco Preferred Stock"), and 50,000,000 shares of Junior Preferred Stock, without par value ("Tenneco Junior Preferred Stock"). The Company's authorized capital stock consists of 350,000,000 shares of Company Common Stock, 50,000,000 shares of Company Preferred Stock, 3,500,000 shares of which have been designated Company Junior Preferred Stock.

  The Tenneco Board is generally authorized to issue Tenneco Preferred Stock and Tenneco Junior Preferred Stock in series and to fix the terms of such series, but such authority is subject to numerous requirements and/or limitations relating to, among other things, the voting rights of such series and the ability of Tenneco to pay dividends and acquire its capital stock. The Company Board is authorized to issue Company Preferred Stock in series and to fix the terms of such series, without limitation (other than as provided in the DGCL).

  All series of Tenneco Preferred Stock (but not Tenneco Junior Preferred Stock) must rank on a parity with respect to the payment of dividends. Any of the terms of a series of Company Preferred Stock may differ from those of any other series.

Class Voting

  Under the Tenneco Certificate, approval of 66 2/3% of the outstanding shares of Tenneco Preferred Stock or Tenneco Junior Preferred Stock, or of a series thereof, is required for any charter amendment which adversely affects the rights, powers or preferences of the Tenneco Preferred Stock or Tenneco Junior Preferred Stock, or of a series thereof, as the case may be. Under the Certificate, there is no such two-thirds approval requirement; however, the DGCL generally requires any charter amendment that so adversely affects a particular class or series of stock be approved by a majority of the outstanding shares of such class or series, as the case may be.

  The Tenneco Certificate requires separate class votes of Tenneco Preferred Stock and of Tenneco Junior Preferred Stock (i) to create a class of stock ranking senior thereto, (ii) to sell, lease, transfer or convey all or substantially all of Tenneco's assets or (iii) to merge with another corporation (unless Tenneco survives). No such class votes are required under the Certificate.

Stockholder Meetings

  The By-laws provide that the Company Board and the chairman of a meeting may adopt rules for the conduct of stockholder meetings and specify the types of rules that may be adopted (including the establishment of an agenda, rules relating to presence at the meeting of persons other than stockholders, restrictions on entry at the meeting after commencement thereof and the imposition of time limitations for questions by participants at the meeting). Such issues are not expressly addressed by the Tenneco By-laws.

Stockholder Rights Plans

  Tenneco adopted a stockholder rights plan on May 24, 1988, which was amended and restated on October 1, 1989 (the "Tenneco Rights Plan"). Pursuant to and in accordance with such plan, one preferred share purchase right (a "Tenneco Right") is attached to each share of Tenneco Common Stock. Each Tenneco Right entitles the registered holder thereof to, among other things, purchase, under certain circumstances, from Tenneco a unit consisting of one one-hundredth of a share of Tenneco Series A Junior Preferred Stock. Tenneco has amended the Tenneco Rights Plan to exempt El Paso and El Paso Merger Company from becoming an "acquiring person" thereunder, or otherwise triggering the Tenneco Rights, solely by reason of the execution of the Merger Agreement and consummation of the transactions contemplated thereby, and to cause the Tenneco Rights to expire at the Merger Effective Time.

  The Company will adopt the Rights Agreement. The Rights Agreement is, in all material respects, the same as the Tenneco Rights Plan except that the Redemption Price (as defined therein), the Final Expiration Date, the Purchase Price and the number of one one-hundredths of a share of Company Junior Preferred Stock for which a Right is exercisable (which under the Tenneco Rights Plan may not be supplemented or amended) may be supplemented or amended with stockholder approval.

Indemnification

  The Tenneco By-laws provide for mandatory indemnification for directors and officers of Tenneco and for directors and officers of Tenneco serving as directors and officers of other entities at the request of Tenneco to the fullest extent permitted by the DGCL. The By-laws provide similar mandatory indemnification except (i) such indemnification includes directors and officers of the Company serving as directors, officers, employees or agents of another entity at the request of the Company and (ii) suits (or parts thereof) instituted by any such indemnitee without Company Board approval are excluded from such mandatory indemnification.

  The By-laws also provide for mandatory advancement of expenses in defending any proceeding for which mandatory indemnification may be available. The Tenneco By-laws do not provide for such mandatory advancement of expenses.

  Under the By-laws, persons claiming indemnification or advancement may file suit in respect thereof if the Company does not pay such a claim within 30 days after receipt of a written claim therefor and, if successful in whole or in part, are entitled to be paid the expense of prosecuting such claim. The By-laws provide that in any such action, the Company has the burden of proving that the indemnitee is not entitled to the requested indemnification or advancement. Such issues are not expressly addressed by the Tenneco By-laws.

Director Exculpation

  Pursuant to Section 102(b)(7) of the DGCL, the Tenneco Certificate provides that a director thereof shall not be liable to Tenneco or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Tenneco or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under
Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

  The Certificate provides that a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may thereafter be amended. The Certificate, therefore, affords directors of the Company the benefit of any subsequent broadening of director exculpation permitted by the DGCL without the need for a further charter amendment.

Ratification

  The Tenneco Certificate provides that a director of Tenneco shall not be disqualified by his office from dealing or contracting with Tenneco either as a vendor, purchaser or otherwise, nor shall any transaction or contract of Tenneco be void or voidable by reason of the fact that any director or any firm of which any director is a member, or any corporation of which any director is a shareholder, officer or director, is in any way interested in such transaction or contract, provided that such transaction or contract is or shall be authorized, ratified or approved either (i) by a vote of a majority of a quorum of the Tenneco Board or of the Executive Committee of Tenneco, without counting in such majority or quorum any director so interested or a member of a firm so interested, or a shareholder, officer or director of a corporation so interested or (ii) by the written consent, or by the vote at any stockholders' meeting, of the holders of record of a majority of all the outstanding shares of stock of Tenneco entitled to vote, nor shall any director be liable to account to Tenneco for any profits realized by or from or through any such transaction or contract of Tenneco authorized, ratified or approved as aforesaid by reason of the fact that he, or any firm of which he is a member or any corporation of which he is a shareholder, officer or director was interested in such transaction or contract.

  The Tenneco By-laws provide that any transaction questioned in any stockholders derivative suit on the ground of lack of authority, defective or irregular execution, adverse interest of director, officer or stockholder, nondisclosure, miscomputation, or the application of improper principles or practices of accounting may be ratified before or after judgment, by the Tenneco Board or by Tenneco's stockholders. The Tenneco By-laws also provide that, if so ratified, the transaction shall have the same force and effect as if it had been originally duly authorized, and said ratification shall be binding upon Tenneco and shall continue as a bar to any claim or execution of any judgment in respect of such questioned transaction.

  Such issues are not expressly addressed by either the Certificate or the By-laws. However, Section 144 of the DGCL provides, in relevant part, that no contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if: (i) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (ii) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee or the stockholders.

Contracts

  The By-laws provide that, except as otherwise required by law, the Certificate or the By-laws, any contracts or other instruments may be executed and delivered in the name and on the behalf of the Company by such officer or officers of the Company as the Company Board may from time to time direct. The By-laws state that such authority may be general or confined to specific instances as the Company Board may determine. The By-laws also provide that
(i) the Chairman of the Board, the President or any Vice President may execute bonds, contracts, deeds, leases and other instruments to be made or executed for or on behalf of the Company and (ii) subject to any restrictions imposed by the Company Board, the Chairman of the Board, the President or any Vice President of the Company may delegate contractual powers to others under his jurisdiction, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power. Such issues are not expressly addressed by the Tenneco By-laws.

Proxies

  The By-laws provide that unless otherwise provided by resolution adopted by the Company Board, the Chairman of the Board, the President or any Vice President may from time to time appoint an attorney or attorneys or agent or agents of the Company, in the name and on behalf of the Company, to cast the votes which the Company may be entitled to cast as the holder of stock or other securities in any other corporation or other entity, any of whose stock or other securities may be held by the Company, at meetings of the holders of the stock or other securities of such other corporation or other entity, or to consent in writing, in the name of the Company as such holder, to any action by such other corporation or other entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed in the name and on behalf of the Company and under its corporate seal or otherwise, all such written proxies or other instruments as he may deem necessary or proper in the premises. Such issues are not expressly addressed by the Tenneco By-laws.

            LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

ELIMINATION OF LIABILITY OF DIRECTORS

  The Certificate provides that a director of the Company will not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may thereafter be amended. Based on the DGCL as presently in effect, a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions or (iv) for any transactions from which the director derived an improper personal benefit.

  While the Certificate provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Certificate will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of the Certificate described above apply to an officer of the Company only if he or she is a director of the Company and is acting in his or her capacity as director, and do not apply to officers of the Company who are not directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The By-laws provide that the Company will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may thereafter be amended, any person (an "Indemnitee") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another Company or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Indemnitee. The By-laws also provide that, notwithstanding the foregoing, but except as described in the second following paragraph, the Company will be required to indemnify an Indemnitee in connection with a proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such proceeding (or part thereof) by the Indemnitee was authorized by the Company Board.

  The By-laws further provide that the Company will pay the expenses (including attorneys' fees) incurred by an Indemnitee in defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that the Indemnitee is not entitled to be indemnified under the relevant section of the By-laws or otherwise.

  Pursuant to the By-laws, if a claim for indemnification or payment of expenses thereunder is not paid in full within 30 days after a written claim therefor by the Indemnitee has been received by the Company, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, will be entitled to be paid the expense of prosecuting such claim. The By-laws provide that, in any such action, the Company will have the burden of proving that the Indemnitee is not entitled to the requested indemnification or payment of expenses under applicable law.

  The By-laws also provide (i) that the rights conferred on any Indemnitee thereby are not exclusive of any other rights which such Indemnitee may have or thereafter acquire under any statute, provision of the Certificate, the By-laws, agreement, vote of stockholders or disinterested directors or otherwise,
(ii) that the Company's obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at its request as a director, officer, employee or agent of another Company, partnership, joint venture, trust, enterprise or nonprofit entity will be reduced by any amount such Indemnitee may collect as indemnification or advancement of expenses from such other Company, partnership, joint venture, trust, enterprise or nonprofit enterprise and (iii) that any repeal or modification of the relevant provisions of the By-laws will not adversely affect any right or protection thereunder of any Indemnitee in respect of any act or omission occurring prior to the time of such repeal or modification.

  The By-laws also expressly state that the provisions thereof will not limit the right of the Company, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Indemnitees when and as authorized by appropriate corporate action.

              INDEX TO COMBINED FINANCIAL STATEMENTS AND SCHEDULE

                                                                           PAGE
                                                                           ----
THE BUSINESSES OF NEW TENNECO
  Report of Independent Public Accountants................................ F-2
  Combined Statements of Income for each of the three years in the period ended December 31, 1995 and for the six months ended June 30, 1996 and
   1995................................................................... F-3
  Combined Balance Sheets--December 31, 1995 and 1994 and June 30, 1996... F-4
  Combined Statements of Cash Flows for each of three years in the period ended December 31, 1995 and for the six months ended June 30, 1996 and
   1995................................................................... F-5
  Statements of Changes in Combined Equity for each of the three years in the period ended
   December 31, 1995 and the six months ended June 30, 1996............... F-6
  Notes to Combined Financial Statements.................................. F-7
THE MOBIL PLASTICS DIVISION OF MOBIL CORPORATION
  Report of Independent Auditors.......................................... F-28
  Combined Statements of Net Assets--December 28, 1994 and November 17,
   1995................................................................... F-29
  Combined Statements of Operations Before Income Taxes--Year ended Decem-
   ber 28, 1994 and period ended November 17, 1995........................ F-30
  Combined Statements of Changes in Net Assets--Year Ended December 28,
   1994 and period ended November 17, 1995................................ F-31
  Combined Statements of Cash Flows--Year ended December 28, 1994 and pe-
   riod ended
   November 17, 1995...................................................... F-32
  Notes to Combined Financial Statements.................................. F-33
FINANCIAL STATEMENT SCHEDULE
  Valuation and Qualifying Accounts--The Businesses of New Tenneco ....... S-1

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Tenneco Inc.:

We have audited the accompanying combined balance sheets of the businesses of New Tenneco (see Note 1) as of December 31, 1995 and 1994, and the related combined statements of income, cash flows and changes in combined equity for each of the three years in the period ended December 31, 1995. These combined financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the businesses of New Tenneco as of December 31, 1995 and 1994, and the results of its combined operations and cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 3 to the combined financial statements, effective January 1, 1994, the businesses of New Tenneco changed its method of accounting for postemployment benefits.

Our audits were made for the purpose of forming an opinion on the basic combined financial statements taken as a whole. The supplemental schedule listed in the index to the combined financial statements and schedule is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic combined financial statements. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic combined financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic combined financial statements of the businesses of New Tenneco taken as a whole.

                                             ARTHUR ANDERSEN LLP

Houston, Texas
August 19, 1996

                         THE BUSINESSES OF NEW TENNECO

                         COMBINED STATEMENTS OF INCOME

                                     YEARS ENDED DECEMBER    SIX MONTHS ENDED
                                             31,                 JUNE 30,
                                     ----------------------  ------------------
(MILLIONS)                            1995    1994    1993      1996      1995
----------                           ------  ------  ------  --------  --------
                                                                (UNAUDITED)
REVENUES
Net sales and operating revenues--
  Automotive.......................  $2,479  $1,989  $1,785  $  1,463  $  1,263
  Packaging........................   2,752   2,184   2,042     1,775     1,318
  Intergroup sales and other.......     (10)     (7)     (7)       (5)       (4)
                                     ------  ------  ------  --------  --------
                                      5,221   4,166   3,820     3,233     2,577
Other income, net..................      39      (2)     42        71        30
                                     ------  ------  ------  --------  --------
                                      5,260   4,164   3,862     3,304     2,607
                                     ------  ------  ------  --------  --------
COSTS AND EXPENSES
Cost of sales (exclusive of depre-
 ciation shown below)..............   3,737   3,050   2,854     2,303     1,828
Engineering, research and develop-
 ment expenses.....................      67      43      39        44        33
Selling, general and administra-
 tive..............................     588     473     451       396       276
Depreciation, depletion and amorti-
 zation............................     196     142     137       147        92
                                     ------  ------  ------  --------  --------
                                      4,588   3,708   3,481     2,890     2,229
                                     ------  ------  ------  --------  --------
Income before interest expense, in-
 come taxes and minority
 interest..........................     672     456     381       414       378
Interest expense (net of interest
 capitalized)......................     160     104     101       100        74
                                     ------  ------  ------  --------  --------
Income before income taxes and mi-
 nority interest...................     512     352     280       314       304
Income tax expense.................     231     114     115       126       124
                                     ------  ------  ------  --------  --------
Income before minority interest....     281     238     165       188       180
Minority interest..................      23      --      --        10        12
                                     ------  ------  ------  --------  --------
Income from continuing operations..     258     238     165       178       168
Loss from discontinued operations,
 net of income tax.................      --     (31)     (7)       --        --
                                     ------  ------  ------  --------  --------
Income before cumulative effect of
 change in accounting
 principle.........................     258     207     158       178       168
Cumulative effect of change in ac-
 counting principle, net of
 income tax........................      --      (7)     --        --        --
                                     ------  ------  ------  --------  --------
Net income.........................  $  258  $  200  $  158  $    178  $    168
                                     ======  ======  ======  ========  ========

The accompanying notes to combined financial statements are an integral part of these combined statements of income.

                         THE BUSINESSES OF NEW TENNECO

                            COMBINED BALANCE SHEETS

                                                  DECEMBER 31,
                                                  -------------  JUNE 30,
(MILLIONS)                                         1995   1994     1996
----------                                        ------ ------ -----------
                                                                (UNAUDITED)
ASSETS
Current assets:
  Cash and temporary cash investments............ $  103 $  350   $  129
  Receivables--
    Customer notes and accounts (net)............    351    284      477
    Affiliated companies.........................    117     53      114
    Income taxes.................................     41      2       52
    Other........................................     54     45      186
  Inventories....................................    838    557      820
  Deferred income taxes..........................     23     24       28
  Prepayments and other..........................    168    152      196
                                                  ------ ------   ------
                                                   1,695  1,467    2,002
                                                  ------ ------   ------
Investments and other assets:
  Long-term notes receivables....................     16     11       16
  Goodwill and intangibles, net..................  1,024    320      965
  Deferred income taxes..........................     52     49       61
  Pension assets.................................    433    389      444
  Other..........................................    239    113      287
                                                  ------ ------   ------
                                                   1,764    882    1,773
                                                  ------ ------   ------
Plant, property and equipment, at cost...........  4,138  3,065    4,332
  Less--Reserves for depreciation, depletion and
   amortization..................................  1,480  1,474    1,584
                                                  ------ ------   ------
                                                   2,658  1,591    2,748
                                                  ------ ------   ------
                                                  $6,117 $3,940   $6,523
                                                  ====== ======   ======
LIABILITIES AND COMBINED EQUITY
Current liabilities:
  Short-term debt (including current maturities
   on long-term debt)............................ $  384 $  108   $  530
  Payables
    Trade........................................    589    465      599
    Affiliated companies.........................     47     68       23
  Taxes accrued..................................     45     --       74
  Accrued liabilities............................    237    129      242
  Other..........................................    257    282      242
                                                  ------ ------   ------
                                                   1,559  1,052    1,710
                                                  ------ ------   ------
Long-term debt...................................  1,648  1,039    1,573
Deferred income taxes............................    435    342      451
Postretirement benefits..........................    156    122      161
Deferred credits and other liabilities...........    166     97      159
Commitments and contingencies
Minority interest................................    301    301      301
Combined equity..................................  1,852    987    2,168
                                                  ------ ------   ------
                                                  $6,117 $3,940   $6,523
                                                  ====== ======   ======

The accompanying notes to combined financial statements are an integral part of these combined balance sheets.

                         THE BUSINESSES OF NEW TENNECO

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                  SIX MONTHS
                                                YEARS ENDED          ENDED
                                                DECEMBER 31,       JUNE 30,
                                              ------------------  ------------
(MILLIONS)                                     1995   1994  1993  1996   1995
----------                                    ------  ----  ----  -----  -----
                                                                  (UNAUDITED)
OPERATING ACTIVITIES
Income from continuing operations...........  $  258  $238  $165  $ 178  $ 168
Adjustments to reconcile income from contin-
 uing operations to cash provided (used) by
 continuing operations--
  Depreciation, depletion and amortization..     196   142   137    147     92
  Deferred income taxes.....................      75    19     1     37     15
  Gain on sale of businesses and assets,
   net......................................     (15)   (5)  (29)   (49)   (14)
  Allocated interest, net of tax............      99    61    59     63     44
  Changes in components of working capital
   (Increase) decrease in receivables.......      30    87    55   (110)   (79)
   (Increase) decrease in inventories.......    (102)  (57)   (1)    18    (99)
   (Increase) decrease in prepayments and
    other current assets....................     (39)    8   (38)   (19)   (10)
   Increase (decrease) in payables..........       7    69    34    (13)   (59)
   Increase (decrease) in taxes accrued.....      23   (17)  (47)    23    (18)
   Increase (decrease) in other current lia-
    bilities................................     (15)   (3)   79    (43)   (26)
  Other.....................................     (28)   20   (85)   (33)   (23)
                                              ------  ----  ----  -----  -----
   Cash provided (used) by continuing opera-
    tions...................................     489   562   330    199     (9)
   Cash provided (used) by discontinued op-
    erations................................      --     9    (6)    --     --
                                              ------  ----  ----  -----  -----
Net cash provided (used) by operating activ-
 ities......................................     489   571   324    199     (9)
                                              ------  ----  ----  -----  -----
INVESTING ACTIVITIES
Net proceeds (expenditures) related to the
 sale of discontinued operations............      --     5    (4)    --     --
Net proceeds from sale of businesses and as-
 sets.......................................      56    16    83     10     34
Expenditures for plant, property and equip-
 ment.......................................    (562) (280) (217)  (263)  (179)
Acquisitions of businesses..................  (1,461)  (51)  (14)   (23)   (55)
Investments and other.......................     (74)    7    --    (64)    (6)
                                              ------  ----  ----  -----  -----
Net cash used by investing activities.......  (2,041) (303) (152)  (340)  (206)
                                              ------  ----  ----  -----  -----
FINANCING ACTIVITIES
Issuance of equity securities by a combined
 subsidiary.................................      --   293    --     --     --
Retirement of long-term debt................     (15) (152)  (21)    (8)   (11)
Net increase (decrease) in short-term debt
 excluding current maturities on long-term
 debt.......................................       8   (94)  (29)   (23)    (2)
Cash contributions from (distributions to)
 Tenneco....................................   1,304     3  (115)   200    (39)
                                              ------  ----  ----  -----  -----
Net cash provided (used) by financing activ-
 ities......................................   1,297    50  (165)   169    (52)
                                              ------  ----  ----  -----  -----
Effect of foreign exchange rate changes on
 cash and temporary cash investments........       8     4    (2)    (2)     4
                                              ------  ----  ----  -----  -----
Increase (decrease) in cash and temporary
 cash investments...........................    (247)  322     5     26   (263)
Cash and temporary cash investments, January
 1..........................................     350    28    23    103    350
                                              ------  ----  ----  -----  -----
Cash and temporary cash investments, Decem-
 ber 31 (Note)..............................  $  103  $350  $ 28  $ 129  $  87
                                              ======  ====  ====  =====  =====
Cash paid during the year for interest......  $    6  $ 14  $ 15  $   2  $   6
Cash paid during the year for income taxes
 (net of refunds)...........................  $  180  $137  $178  $  97  $ 137

Note: Cash and temporary cash investments include highly liquid investments with a maturity of three months or less at the date of purchase.

    The accompanying notes to combined financial statements are an integral part of these combined statements of cash flows.

                         THE BUSINESSES OF NEW TENNECO

                    STATEMENTS OF CHANGES IN COMBINED EQUITY

(MILLIONS)

Balance, December 31, 1992............................................. $  (87)
  Net income...........................................................    158
  Translation adjustment...............................................    (75)
  Allocated interest, net of tax.......................................     59
  Change in allocated corporate debt...................................    519
  Cash distributions to Tenneco........................................   (115)
  Noncash contributions from Tenneco...................................     74
                                                                        ------
Balance, December 31, 1993............................................. $  533
  Net income...........................................................    200
  Translation adjustment...............................................     56
  Allocated interest, net of tax.......................................     61
  Change in allocated corporate debt...................................     (5)
  Cash contributions from Tenneco......................................      3
  Noncash contributions from Tenneco...................................    139
                                                                        ------
Balance, December 31, 1994............................................. $  987
  Net income...........................................................    258
  Translation adjustment...............................................     49
  Allocated interest, net of tax.......................................     99
  Change in allocated corporate debt...................................   (887)
  Cash contributions from Tenneco......................................  1,304
  Noncash contributions from Tenneco...................................     42
                                                                        ------
Balance, December 31, 1995............................................. $1,852
  Net income...........................................................    178
  Translation adjustment...............................................    (25)
  Allocated interest, net of tax.......................................     63
  Change in allocated corporate debt...................................    (94)
  Cash contributions from Tenneco......................................    200
  Noncash distributions to Tenneco.....................................     (6)
                                                                        ------
Balance, June 30, 1996 (unaudited)..................................... $2,168
                                                                        ======


The accompanying notes to combined financial statements are an integral part of these
                   statements of changes in combined equity.

                         THE BUSINESSES OF NEW TENNECO

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  The accompanying combined financial statements represent the financial position, results of operations and cash flows for all automotive
(collectively referred to as "Tenneco Automotive") and packaging (collectively referred to as "Tenneco Packaging") operations owned directly or indirectly by Tenneco Inc. ("Tenneco") and its subsidiaries (see "Control" below).

  Unless the context otherwise requires, as used herein the term "Company" refers: (i) for periods prior to the Industrial Distribution, as defined below, to Tenneco Automotive, Tenneco Packaging and certain administrative service operations of Tenneco (collectively, "New Tenneco") which New Tenneco Inc. will own and operate after the Industrial Distribution, and (ii) for periods after the Industrial Distribution, to New Tenneco Inc. and its consolidated subsidiaries.

  Reference is made to Note 13, "Segment and Geographic Area Information" for a description of the businesses of the Company.

2. THE INDUSTRIAL DISTRIBUTION

  On June 19, 1996, Tenneco and El Paso Natural Gas Company ("El Paso") entered into a merger agreement pursuant to which a subsidiary of El Paso will be merged into Tenneco (the "Merger"). The Merger is part of a larger Tenneco reorganization (the "Transaction") which includes the distribution of the common stock of the Company (the "Industrial Distribution") and Newport News Shipbuilding Inc. ("Newport News"), a subsidiary of Tenneco which will hold all of the assets, liabilities and operations of Tenneco's current shipbuilding business (the "Shipbuilding Distribution") (collectively, the "Distributions") to the holders of Tenneco common stock. Upon completion of the Transaction, holders of Tenneco common stock will receive equity securities of the Company, Newport News and El Paso.

  Prior to the Transaction, Tenneco intends to initiate a realignment of its existing indebtedness. As part of the debt realignment, certain Company debt will be offered in exchange for certain issues of Tenneco debt. Tenneco will initiate tender offers for other Tenneco debt, and certain debt issues may be defeased. These tender offers and defeasances will be financed by a combination of new lines of credit of Tenneco, the Company (which may declare and pay a dividend to Tenneco) and Newport News (which will declare and pay a dividend of approximately $600 million to Tenneco). Upon completion of the debt realignment, Tenneco will have responsibility for $2.65 billion of debt, subject to certain adjustments, Newport News will have responsibility for the borrowings under its credit lines and the Company will have responsibility for the remaining debt.

  The Transaction is subject to certain conditions, including receipt of a favorable ruling from the Internal Revenue Service to the effect that the Distributions and certain internal spin-off transactions will be tax-free for federal income tax purposes and approval by Tenneco stockholders.

  In order to assist in the orderly transition of the Company into a separate, publicly held company, Tenneco intends to modify, amend or enter into certain contractual agreements with the Company. Such agreements include a tax sharing agreement between Tenneco and its subsidiaries (see "Income taxes" in Note 3), an employee benefits agreement, an insurance agreement, an administrative services agreement and other ancillary agreements. These agreements will provide, among other things, that (i) the Company will become the sole sponsor of the Tenneco Inc. Retirement Plan, the Tenneco Inc. Thrift Plan, and various Tenneco Inc. welfare plans; (ii) the Company will retain specific insurance policies which relate to its businesses and will retain continuing rights and obligations for certain parent-company insurance policies of Tenneco; and
(iii) the Company will provide certain corporate services, such as mainframe data processing and product purchasing services, to Tenneco and Newport News for a specified period of time.

                         THE BUSINESSES OF NEW TENNECO

3. SUMMARY OF ACCOUNTING POLICIES

Control

  All of the outstanding common stock of the Company is owned directly or indirectly by Tenneco. Thus, the companies which comprise Tenneco Automotive, Tenneco Packaging and certain administrative service operations are under the control of Tenneco.

Unaudited Interim Information

  The unaudited interim combined financial statements as of June 30, 1996 and for each of the six month periods ended June 30, 1996 and 1995, included herein, have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim combined financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The interim financial results are not indicative of operating results for an entire year.

Research and Development

  Research and development costs are expensed as incurred. The amounts charged to "Engineering, research and development expenses" were $42 million, $27 million, and $38 million for 1995, 1994 and 1993, respectively.

Risk Management Activities

  The Company is currently a party to financial instruments to hedge its exposure to changes in foreign currency exchange rates. These financial instruments are accounted for on the accrual basis with gains and losses being recognized based on the type of contract and exposure being hedged. After-tax net gains or losses on foreign currency contracts designated as hedges of the Company's net investments in foreign subsidiaries are recognized in the balance sheet caption "Combined equity." Net gains and losses of foreign currency contracts designated as hedges of firm commitments or other specific transactions are deferred and recognized when the offsetting gains or losses are recognized on the hedged items.

  In the Combined Statements of Cash Flows, cash receipts or payments related to the financial instruments are classified consistent with the cash flows from the transactions being hedged.

Income Taxes

  The Company utilizes the liability method of accounting for income taxes whereby it recognizes deferred tax assets and liabilities for the future tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts in the combined financial statements. Deferred tax assets are reduced by a valuation allowance when, based upon management's estimates, it is more likely than not that a portion of the deferred tax assets will not be realized in a future period. The estimates utilized in the recognition of deferred tax assets are subject to revision in future periods based on new facts or circumstances.

  The Company and Tenneco, together with certain of their respective subsidiaries which are owned 80% or more, have entered into an agreement to file a consolidated U.S. federal income tax return. Such agreement provides, among other things, that (1) each company in a taxable income position will be currently charged with an amount equivalent to its federal income tax computed on a separate return basis and (2) each company in a tax loss position will be reimbursed currently to the extent its deductions, including general business credits, are utilized in the consolidated return. The income tax amounts reflected in the combined financial statements of the

                         THE BUSINESSES OF NEW TENNECO

Company under the provisions of the tax sharing arrangement are not materially different from the income taxes which would have been provided had the Company filed a separate tax return. Under the tax sharing agreement, Tenneco pays all federal taxes directly and bills or refunds, as applicable, its subsidiaries for the applicable portion of the total tax payments. Cash taxes paid in the Combined Statement of Cash Flows include payments to Tenneco for U.S. federal income taxes.

  The Company does not provide for U.S. income taxes on unremitted earnings of foreign subsidiaries as it is the present intention of management to reinvest the unremitted earnings in its foreign operations. Unremitted earnings of foreign subsidiaries are approximately $505 million at December 31, 1995. It is not practicable to determine the amount of U.S. income taxes that would be payable upon remittance of the assets that represent those earnings.

  In connection with the Distributions the current tax sharing agreement will be cancelled and the Company will enter into a tax sharing agreement with Tenneco, Newport News and El Paso. The tax sharing agreement will provide, among other things, for the allocation of taxes among the parties of tax liabilities arising prior to, as a result of, and subsequent to the Distributions. Generally, the Company will be liable for taxes imposed on the Company and its affiliates engaged in the automotive and packaging businesses. In the case of federal income taxes imposed on the combined activities of the consolidated group, the Company and Newport News will be liable to Tenneco for federal income taxes attributable to their activities, and each will be allocated an agreed-upon share of estimated tax payments made by the Tenneco consolidated group.

Changes in Accounting Principles

  In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("FAS") No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" which establishes new accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. The statement is effective for transactions occurring after December 31, 1996. The impact of the adoption of the new standard has not been determined.

  The Company adopted FAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," in the first quarter of 1996. FAS No. 121 establishes new accounting standards for measuring the impairment of long-lived assets. The adoption of this new standard did not have a significant effect on the Company's combined financial position or results of operations.

  Effective January 1, 1994, the Company adopted FAS No. 112, "Employers' Accounting for Postemployment Benefits." This new accounting rule requires employers to account for postemployment benefits for former or inactive employees after employment but before retirement on the accrual basis rather than the "pay-as-you-go" basis. The Company recorded an after-tax charge of $7 million which was reported as a cumulative effect of change in accounting principle.

Inventories

  At December 31, 1995 and 1994, inventory by major classification was as follows:

      (MILLIONS)                                                       1995 1994
      ----------                                                       ---- ----
      Finished goods.................................................. $396 $267
      Work in process.................................................  102   81
      Raw materials...................................................  253  137
      Materials and supplies..........................................   87   72
                                                                       ---- ----
                                                                       $838 $557
                                                                       ==== ====

                         THE BUSINESSES OF NEW TENNECO

  Inventories are stated at the lower of cost or market. A portion of inventories are valued using the "last-in, first-out" method (47% and 27% at December 31, 1995 and 1994, respectively). All other inventories are valued on the "first-in, first-out" ("FIFO") or "average" methods. If the FIFO or average method of inventory accounting had been used by the Company for all inventories, inventories would have been $48 million, $46 million and $40 million higher at December 31, 1995, 1994 and 1993, respectively.

Goodwill and Intangibles

  At December 31, 1995 and 1994, goodwill and intangibles by major category was as follows:

      (MILLIONS)                                                      1995  1994
      ----------                                                     ------ ----
      Goodwill...................................................... $  632 $299
      Trademarks....................................................    194    1
      Patents.......................................................    160   --
      Other.........................................................     38   20
                                                                     ------ ----
                                                                     $1,024 $320
                                                                     ====== ====

  Goodwill is being amortized on a straight-line basis over periods ranging from 15 years to 40 years. Such amortization amounted to $10 million, $8 million and $8 million for 1995, 1994 and 1993, respectively, and is included in the Combined Statements of Income caption, "Depreciation, depletion and amortization."

  The Company has capitalized certain intangible assets, primarily trademarks and patents, based on their estimated fair value at date of acquisition. Amortization is provided on these intangible assets on a straight-line basis over periods ranging from 5 to 40 years and was not significant during any of the periods presented in the accompanying combined financial statements.

  The majority of goodwill and intangibles at December 31, 1995, resulted from the acquisition of the plastics division of Mobil Corporation in November 1995. See Note 4, "Acquisitions," for further information on the acquisitions.

Plant, Property and Equipment, at Cost

  At December 31, 1995 and 1994, plant, property and equipment, at cost, by major category was as follows:

      (MILLIONS)                                                   1995   1994
      ----------                                                  ------ ------
      Land, buildings and improvements........................... $1,125 $  978
      Machinery and equipment....................................  2,446  1,722
      Other, including construction in progress..................    567    365
                                                                  ------ ------
                                                                  $4,138 $3,065
                                                                  ====== ======

  Depreciation of the Company's properties is provided on a straight-line basis over the estimated useful lives of the related assets. Useful lives range from 10 to 40 years for buildings and improvements and from 3 to 25 years for machinery and equipment. Depletion of timber and timberlands is provided on a unit-of-production basis.

Notes Receivable and Allowance for Doubtful Accounts

  Short-term notes receivable of $53 million and $31 million were outstanding at December 31, 1995 and 1994, respectively.

                         THE BUSINESSES OF NEW TENNECO

  At December 31, 1995 and 1994, the allowance for doubtful accounts and notes receivable was $24 million and $15 million, respectively.

Environmental Liabilities

  Expenditures for ongoing compliance with environmental regulations that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments indicate that remedial efforts are probable and the costs can be reasonably estimated. Estimates of the liability are based upon currently available facts, existing technology and presently enacted laws and regulations taking into consideration the likely effects of inflation and other societal and economic factors. All available evidence is considered including prior experience in remediation of contaminated sites, other companies' clean-up experience and data released by the United States Environmental Protection Agency or other organizations. These estimated liabilities are subject to revision in future periods based on actual costs or new circumstances. These liabilities are included in the combined balance sheet at their undiscounted amounts. Recoveries are evaluated separately from the liability and, when recovery is assured, are recorded and reported separately from the associated liability in the combined financial statements.

  For further information on this subject, reference is made to Note 14, "Commitments and Contingencies--Environmental Matters."

Foreign Currency Translation

  Financial statements of international operations are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and the weighted average exchange rate for each applicable period for revenues, expenses and gains and losses. Translation adjustments are reflected in the balance sheet caption "Combined equity."

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in determining the reported amounts of the Company's assets, liabilities, revenues and expenses. Reference is made to the "Income Taxes" section of this footnote and Notes 11, 12 and 14 for additional information on significant estimates included in the Company's combined financial statements.

4. ACQUISITIONS

  In June 1996, the Company entered into agreements to acquire The Pullman Company and its Clevite products division ("Clevite") for $328 million and Amoco Foam Products Company, a unit of Amoco Chemical Company ("Amoco Foam Products"), for $310 million. Clevite makes suspension bushings and other elastomeric parts for cars and trucks. Upon completion of the Clevite acquisition in July 1996, Clevite's operations became part of Tenneco Automotive. Amoco Foam Products manufactures expanded polystyrene tableware, hinged-lid food containers, packaging trays and industrial products for residential and commercial construction applications. The Company anticipates closing the acquisition of Amoco Foam Products by the end of August 1996 and Amoco Foam Products will become part of Tenneco Packaging.

  In November 1995, Tenneco Packaging acquired the plastics division of Mobil Corporation for $1.3 billion. The plastics business is one of the largest North American producers of polyethylene and polystyrene consumer and food service packaging.

                         THE BUSINESSES OF NEW TENNECO

  Tenneco Packaging's acquisition of the plastics business was accounted for as a purchase; accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based on preliminary estimates of their fair values. Final purchase price allocations will be based on more complete evaluations and may differ from the original allocation. The excess of the purchase price over the fair value of the net assets acquired is included in the balance sheet caption, "Goodwill and intangibles" and is being amortized on a straight-line basis over 40 years. The purchase was financed with a cash contribution from Tenneco.

  The following unaudited pro forma information of the Company illustrates the effect of the plastics business acquisition as if it had occurred at the beginning of 1994, after giving effect to certain pro forma adjustments including amortization of the excess purchase price, depreciation and other adjustments based on the preliminary purchase price allocation related to the acquisition, together with estimates of the related income tax effects.

                                                                   (UNAUDITED)
                                                                   YEARS ENDED
                                                                  DECEMBER 31,
                                                                  -------------
      (MILLIONS)                                                   1995   1994
      ----------                                                  ------ ------
      Net sales and operating revenues........................... $6,217 $5,203
      Income from continuing operations.......................... $  268 $  181

  The summarized pro forma information has been prepared for comparative purposes only. It is not intended to be indicative of the actual operating results that would have occurred had the acquisition been consummated at the beginning of 1994, or the results which may be attained in the future.

  Also during 1995, Tenneco Packaging completed the acquisitions of eight paperboard packaging businesses and two specialty packaging businesses for a total consideration of approximately $196 million. In addition, Tenneco Automotive completed four acquisitions for approximately $54 million.

  Each of the acquisitions was accounted for as a purchase. If these assets and investments had been acquired January 1, 1995, net income would not have been significantly different from the reported amount.

  In 1994, Tenneco Automotive acquired Heinrich Gillet GmbH & Co. KG for $44 million in cash and $69 million in assumed debt.

5. TRANSACTIONS WITH TENNECO

Combined Equity

  The "Combined equity" caption in the accompanying combined financial statements represents Tenneco's cumulative investment in the combined businesses of the Company. Changes in the "Combined equity" caption represent the net income of the Company, net cash and non-cash contributions from (distributions to) Tenneco, cumulative translation adjustments, changes in allocated corporate debt, and allocated interest, net of tax. Reference is made to the Statements of Changes in Combined Equity for an analysis of the activity in the "Combined equity" caption for the three years ended December 31, 1995 and six months ended June 30, 1996.

General and Administrative Expenses

  General and administrative expenses of $229 million, $154 million and $149 million in 1995, 1994 and 1993, respectively, are included in the "Selling, general and administrative" caption in the Combined Statements of Income. Of the total general and administrative expenses for 1995, 1994 and 1993, $61 million, $27 million and $21 million, respectively, represent the Company's share of Tenneco's corporate general and administrative costs for legal, financial, communication and other administrative services. Tenneco's corporate general and

                         THE BUSINESSES OF NEW TENNECO
administrative expenses are allocated based on the estimated level of effort devoted to Tenneco's various operations and their relative size based on revenues, gross property and payroll. Tenneco's corporate general and administrative expenses not budgeted for allocation are absorbed by the Company. The Company's management believes the method for allocating corporate general and administrative expenses is reasonable. Total general and administrative expenses reflected in the accompanying combined financial statements are representative of the total general and administrative costs the Company would have incurred as a separate entity.

Corporate Debt and Interest Allocation

  Tenneco's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Consequently, corporate debt of Tenneco and its related interest expense have been allocated to the Company based on the portion of Tenneco's investment in the Company which is deemed to be debt, generally based upon the ratio of the Company's net assets to Tenneco consolidated net assets plus debt. Interest expense was allocated at a rate equivalent to the weighted-average cost of all corporate debt, which was 7.7%, 8.3% and 7.4% for 1995, 1994, and 1993, respectively. Total pre-tax interest expense allocated to the Company in 1995, 1994 and 1993 was $152 million, $94 million and $90 million, respectively. The Company has also been allocated tax benefits approximating 35% of the allocated pre-tax interest expense. Although interest expense, and the related tax effects, have been allocated to the Company for financial reporting on a historical basis, the Company has not been billed for these amounts. The changes in allocated corporate debt and the after-tax allocated interest have been included as a component of the Company's Combined equity. Although management believes that the historical allocation of corporate debt and interest is reasonable, it is not necessarily indicative of the Company's debt upon completion of the Debt Realignment nor debt and interest that will be incurred by the Company as a separate public entity.

Notes and Advances Receivable with Tenneco

  "Cash contributions from (distributions to) Tenneco" in the Statements of Changes in Combined Equity consist of net cash changes in notes and advances receivable with Tenneco which have been included in combined equity. Historically, Tenneco has utilized notes and advances to centrally manage cash funding requirements for its consolidated group.

  At December 31, 1995 and 1994, the Company had an interest bearing note receivable from Tenneco totaling $494 million and $310 million, respectively, which is payable on demand and is included as a component of the Company's combined equity.

Accounts Receivable and Accounts Payable--Affiliated Companies

  The "Receivables--Affiliated companies" balance primarily includes billings for general and administrative costs incurred by the Company and charged to Newport News and Tenneco Energy. The "Payables--Affiliated companies" balance primarily relates to billings for U.S. income taxes incurred by Tenneco and charged to the Company. Affiliated accounts receivable and accounts payable between Tenneco, the Company and Newport News will be settled, capitalized or converted into ordinary trade accounts, as applicable, as part of the Distributions.

Employee Benefits

  Certain employees of the Company participate in the Tenneco employee stock option and employee stock purchase plans. The Tenneco employee stock option plan provides for the grant of Tenneco common stock options and other stock awards at a price not greater than market value at the date of grant. The Tenneco employee stock purchase plan allows employees to purchase Tenneco common stock at a 15% discount subject

                         THE BUSINESSES OF NEW TENNECO
to certain thresholds. The Company expects to establish similar plans for its employees after the Industrial Distribution. In connection with the Industrial Distribution, outstanding options on Tenneco common stock held by Company employees will be converted into options of the Company so as to preserve the aggregate value of the options held prior to the Industrial Distribution.

  Employees of the Company also participate in certain Tenneco postretirement and pension plans. Reference is made to Notes 11 and 12 for a further discussion of these plans.

Sales of Receivables

  At December 31, 1995 and 1994, the Company sold $513 million and $384 million, respectively, of trade receivables to Tenneco Credit Corporation ("TCC"), a wholly-owned subsidiary of Tenneco Inc. TCC sells these trade receivables to a third party in the ordinary course of its business.

6. DISCONTINUED OPERATIONS AND DISPOSITION OF ASSETS

Discontinued Operations

  In 1994, the Company sold its brakes operation. Net proceeds from the sale of the brakes operation was approximately $18 million. Net assets and results from discontinued operations as of and for the years ended December 31, 1994 and 1993, are as follows:

                                                                     1994  1993
      (MILLIONS)                                                     ----  ----
      Net assets at December 31..................................... $ --  $61
                                                                     ====  ===
      Net sales and operating revenues.............................. $ 62  $54
                                                                     ====  ===
      Loss before income taxes and interest allocation.............. $ (8) $(8)
      Income tax benefit............................................    5    4
                                                                     ----  ---
      Loss before interest allocation...............................   (3)  (4)
      Allocation of interest expense, net of income tax (a).........   (2)  (3)
                                                                     ----  ---
      Net loss......................................................   (5)  (7)
                                                                     ----  ---
      Loss on disposition...........................................  (41)  --
      Income tax benefit from loss on disposition...................   15   --
                                                                     ----  ---
      Net loss on disposition.......................................  (26)  --
                                                                     ----  ---
      Net loss from discontinued operations......................... $(31) $(7)
                                                                     ====  ===

--------
(a) The allocation of interest expense to discontinued operations is based on the ratio of net assets of discontinued operations to Tenneco consolidated net assets plus debt.

Disposition of Assets

  In the second quarter of 1996, Tenneco Packaging entered into an agreement to form a joint venture with Caraustar Industries whereby Tenneco Packaging sold its two recycled paperboard mills and recycling operation to the joint venture in return for cash and an equity interest in the joint venture. The Company recognized a $50 million pre-tax gain from the sale in the second quarter of 1996.

  In 1995, the Company sold certain facilities and assets, principally at its Tenneco Packaging segment. Proceeds from these dispositions were $56 million resulting in a pre-tax net gain of $15 million.

                         THE BUSINESSES OF NEW TENNECO

  During 1994, the Company disposed of several assets and investments including a facility, machinery and equipment at Tenneco Packaging. Proceeds from these dispositions were $16 million resulting in a pre-tax gain of $5 million.

  During 1993, the Company disposed several Tenneco Packaging operations. The proceeds from dispositions were $83 million and the pre-tax gain was $29 million.

7. LONG-TERM DEBT, SHORT-TERM DEBT AND FINANCING ARRANGEMENTS

Long-Term Debt

  A summary of long-term debt outstanding and allocated corporate debt obligations at December 31, 1995 and 1994, is set forth in the following table
(Note):

(MILLIONS)                                                       1995    1994
----------                                                      ------  ------
Notes due 1996 through 2014, average effective interest rate
 10.9% in 1995 and 7.9% in 1994 (net of $32 million in 1995
 and $33 million in 1994 of unamortized discount).............  $   41  $   52
Other obligations due 1996 through 2007, average effective in-
 terest rate 8.8% in 1995 and
 8.4 % in 1994................................................      26      20
Current maturities............................................      (6)     (5)
                                                                ------  ------
                                                                    61      67
                                                                ------  ------
Allocated corporate debt obligations, average effective inter-
 est rate 7.7% in 1995 and 8.3% in 1994.......................   1,587     972
                                                                ------  ------
                                                                $1,648  $1,039
                                                                ======  ======

Note: Reference is made to Note 5 for a discussion of allocated corporate debt obligations.

  At December 31, 1995 and 1994, approximately $72 million and $154 million, respectively, of gross plant, property and equipment was pledged as collateral to secure $30 million and $31 million, respectively, principal amounts of long-term debt.

  The aggregate maturities applicable to non-allocated issues outstanding at December 31, 1995, are $6 million, $7 million, $6 million, $5 million and $6 million for 1996, 1997, 1998, 1999 and 2000, respectively.

Short-Term Debt

  The Company uses lines of credit and overnight borrowings to finance its short-term capital requirements. Information regarding short-term credit agreements for the years ended December 31, 1995 and 1994 follows:

(DOLLARS IN MILLIONS)                                                1995  1994
---------------------                                                ----  ----
Outstanding borrowings at end of year............................... $16   $ 22
Weighted average interest rate on outstanding borrowings at end of
 year............................................................... 6.8%   8.1%
Approximate maximum month-end outstanding borrowings during year.... $18   $163
Approximate average month-end outstanding borrowings during year.... $11   $ 53

Note: Includes borrowings under both committed credit facilities and uncommitted lines of credit and similar arrangements.

  The Company had other short-term borrowings outstanding of $17 million at December 31, 1995, and $8 million at December 31, 1994 and was allocated short-term corporate debt obligations of $345 million at December 31, 1995 and $73 million at December 31, 1994.

                         THE BUSINESSES OF NEW TENNECO

Financing Arrangements

  As of December 31, 1995, the Company had arranged committed credit facilities of $43 million of which approximately $12 million had been utilized. The credit facilities have various terms and the Company is generally required to pay commitment fees on the unused portion of the total commitment and facility fees on the total commitment.

8. FINANCIAL INSTRUMENTS

  The carrying and estimated fair values of the Company's financial instruments by class at December 31, 1995 and 1994, were as follows:

(MILLIONS)                                           1995            1994
----------                                      --------------  --------------
                                                CARRYING FAIR   CARRYING FAIR
ASSETS (LIABILITIES)                             AMOUNT  VALUE   AMOUNT  VALUE
--------------------                            -------- -----  -------- -----
Asset and Liability Instruments
  Cash and temporary cash investments..........  $ 103   $ 103   $ 350   $ 350
  Receivables (customer, affiliated and long-
   term).......................................    484     484     348     348
  Accounts payable (trade and affiliated)......   (636)   (636)   (533)   (533)
  Short-term debt (excluding current maturi-
   ties) (Note)................................    (33)    (33)    (30)    (30)
  Long-term debt (including current maturities)
   (Note)......................................    (67)    (52)    (72)    (74)
Instruments With Off-Balance-Sheet Risk
  Derivative
    Foreign currency contracts.................      5       4      17      18
  Non-derivative
    Financial guarantees.......................     --     (15)     --     (20)

Note: The carrying amounts and estimated fair values of short-term and long-term debt are before allocation of corporate debt to the Company from Tenneco. See Note 5.

Asset and Liability Instruments

  The fair value of cash and temporary cash investments, receivables, accounts payable, and short-term debt in the above table was considered to be the same as or was not determined to be materially different from the carrying amount. At December 31, 1995 and 1994, respectively, the Company's aggregate customer and long-term receivable balance was concentrated by industry segment as follows: Tenneco Automotive, 77% and 76%, respectively, and Tenneco Packaging, 23% and 24%, respectively.

  Long-term debt--The fair value of fixed-rate long-term debt was based on the market value of debt with similar maturities and interest rates.

Instruments With Off-Balance-Sheet Risk

 Derivative

  The Company utilizes foreign exchange forward contracts to hedge certain translation effects of the Company's investment in net assets in certain foreign affiliated companies. Pursuant to these arrangements, the Company recognized aggregate after-tax translation gains (losses) of $3 million, $(2) million and $5 million for 1995, 1994 and 1993, respectively, which have been included in the balance sheet caption "Combined equity."

  The Company routinely enters into various foreign currency forward purchase and sale contracts to hedge the transaction effect of exchange rate movements on receivables and payables denominated in foreign currencies. These foreign currency contracts generally mature in one year or less.

                         THE BUSINESSES OF NEW TENNECO

  In managing its foreign currency exposures, the Company identifies naturally occurring offsetting positions and then hedges residual exposures. The following table summarizes by major currency the contractual amounts of foreign currency contracts utilized by the Company:

                                                         NOTIONAL AMOUNT
                                                  -----------------------------
                                                  DECEMBER 31,   DECEMBER 31,
                                                      1995           1994
                                                  ------------- ---------------
      (MILLIONS)                                  PURCHASE SELL PURCHASE  SELL
      ----------                                  -------- ---- -------- ------
      Foreign currency contracts (in US$):
        Australian Dollars.......................   $  1   $202  $   94  $   26
        British Pounds...........................     81    125     277     964
        Canadian Dollars.........................     23     50      81      74
        French Francs............................     44     16      94      15
        U.S. Dollars.............................    240     81     244     377
        Other....................................    127     83     274     123
                                                    ----   ----  ------  ------
                                                    $516   $557  $1,064  $1,579
                                                    ====   ====  ======  ======

  Based on exchange rates at December 31, 1995 and 1994, the cost of replacing these contracts in the event of non-performance by the counterparties would not have been material.

 Non-derivative

  Guarantees--At December 31, 1995 and 1994, the Company had guaranteed payment and performance of approximately $15 million and $20 million, respectively, primarily with respect to letters of credit and other guarantees supporting various financing and operating activities.

9. INCOME TAXES

  The domestic and foreign components of income from continuing operations before income taxes are as follows:

      YEARS ENDED DECEMBER 31 (MILLIONS)                         1995 1994 1993
      ----------------------------------                         ---- ---- ----
      U.S. income before income taxes........................... $361 $242 $169
      Foreign income before income taxes........................  151  110  111
                                                                 ---- ---- ----
      Income before income taxes................................ $512 $352 $280
                                                                 ==== ==== ====

  Following is a comparative analysis of the components of combined income tax expense applicable to continuing operations:

      YEARS ENDED DECEMBER 31 (MILLIONS)                        1995 1994  1993
      ----------------------------------                        ---- ----  ----
      Current--
        U.S.................................................... $ 54 $ 42  $ 58
        State and local........................................   38   23    21
        Foreign................................................   64   30    35
                                                                ---- ----  ----
                                                                 156   95   114
                                                                ---- ----  ----
      Deferred--
        U.S....................................................   61   31    (9)
        Foreign................................................   14  (12)   10
                                                                ---- ----  ----
                                                                  75   19     1
                                                                ---- ----  ----
      Income tax expense....................................... $231 $114  $115
                                                                ==== ====  ====

  Current U.S. income tax expense for the years ended December 31, 1995, 1994 and 1993, include tax benefits of $53 million, $33 million and $32 million, respectively, related to the allocation of corporate interest expense to the Company from Tenneco. See Note 5.

                         THE BUSINESSES OF NEW TENNECO

  Following is a reconciliation of income taxes computed at the statutory U.S. federal income tax rate (35% for all years presented) to the income tax expense reflected in the Combined Statements of Income:

YEARS ENDED DECEMBER 31 (MILLIONS)                             1995 1994  1993
----------------------------------                             ---- ----  ----
Tax expense computed at the statutory U.S. federal income tax rate......................................................... $179 $123  $ 98
Increases (reductions) in income tax expense resulting from:
  Foreign income taxed at different rates and foreign losses
   with no tax benefit........................................   17  (12)    7
  State and local taxes on income, net of U.S. federal income
   tax benefit................................................   25   16    13
  U.S. federal income tax rate change.........................   --   --     2
  Realization of unrecognized deferred tax assets.............   --  (12)   --
  Other.......................................................   10   (1)   (5)
                                                               ---- ----  ----
Income tax expense............................................ $231 $114  $115
                                                               ==== ====  ====

  The components of the Company's net deferred tax liability at December 31, 1995 and 1994, were as follows:

      (MILLIONS)                                                     1995  1994
      ----------                                                     ----  ----
      Deferred tax assets--
        Tax loss carryforwards...................................... $ 83  $ 76
        Postretirement benefits other than pensions.................   41    39
        Other.......................................................   31    54
        Valuation allowance.........................................  (83)  (72)
                                                                     ----  ----
        Net deferred tax asset......................................   72    97
                                                                     ----  ----
      Deferred tax liabilities--
        Tax over book depreciation..................................  204   163
        Pension.....................................................  158   146
        Book versus tax gains and losses on asset disposals.........   63    49
        Other.......................................................    7     8
                                                                     ----  ----
        Total deferred tax liability................................  432   366
                                                                     ----  ----
      Net deferred tax liability.................................... $360  $269
                                                                     ====  ====

  As reflected by the valuation allowance in the table above, the Company had potential tax benefits of $83 million and $72 million at December 31, 1995 and 1994, respectively, which were not recognized in the Combined Statements of Income when generated. These benefits resulted primarily from foreign tax loss carryforwards which are available to reduce future foreign tax liabilities. At December 31, 1995, the Company had tax benefits of $83 million from foreign net operating loss carryforwards which will carry forward indefinitely.

10. MINORITY INTEREST

  At both December 31, 1995 and 1994, the Company reported minority interest in the balance sheet of $301 million. At December 31, 1995, $293 million of minority interest resulted from the December 1994 sale of a 25% preferred stock interest in Tenneco International Holding Corp. ("TIHC") to a financial investor. TIHC holds certain assets including the capital stock of Tenneco Canada Inc., Monroe Europe N.V., Monroe Australia Proprietary Limited, Walker France S.A. and other subsidiaries included in the Tenneco Automotive segment. For financial reporting purposes, the assets, liabilities and earnings of TIHC and its subsidiaries are combined in the Company's financial statements, and the investor's preferred stock interest has been recorded as "Minority interest" in the Combined Balance Sheets.

                         THE BUSINESSES OF NEW TENNECO

  Dividends on the TIHC preferred stock are based on the issue price ($300 million) times a rate per annum equal to 1.12% over LIBOR and are payable quarterly in arrears on the last business day of each quarter commencing on March 31, 1995. For 1995, the weighted average rate paid on TIHC preferred stock was 7.30%. Additionally, beginning in 1996, the holder of the 12,000,000 shares of preferred stock will be entitled to receive, when and if declared by the Board of Directors of TIHC, participating dividends based on the operating income growth rate of TIHC. For financial reporting purposes, dividends paid by TIHC to its financial investors have been recorded in the Company's Combined Statements of Income as "Minority interest."

11. POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

Postretirement Benefits

  The Company's employees participate in Tenneco's postretirement health care and life insurance plans which cover the Company's employees who meet certain eligibility requirements. For salaried employees, the plans cover employees retiring from the Company on or after attaining age 55 who have had at least 10 years service with the Company after attaining age 45. For hourly employees, the postretirement benefit plans generally cover employees who retire pursuant to one of the Company's hourly employee retirement plans. All of these benefits may be subject to deductibles, co-payment provisions and other limitations, and Tenneco or the Company, as applicable, has reserved the right to change these benefits. Tenneco's postretirement benefit plans are not funded.

  Generally, the Company will retain liabilities with respect to welfare benefits of its current and former employees and their dependents in connection with the Distributions.

  The funded status of the postretirement benefit plans reconciles with amounts recognized in the balance sheet at December 31, 1995 and 1994, as follows:

(MILLIONS)                                                         1995   1994
----------                                                         -----  -----
Actuarial present value of accumulated postretirement benefit ob-
 ligation at September 30:
  Retirees.......................................................  $  82  $  76
  Fully eligible active plan participants........................     19     20
  Other active plan participants.................................     33     27
                                                                   -----  -----
Total accumulated postretirement benefit obligation..............    134    123
Plan assets at fair value at September 30........................     --     --
                                                                   -----  -----
Accumulated postretirement benefit obligation in excess of plan
 assets at September 30..........................................   (134)  (123)
Claims paid during the fourth quarter............................      2      2
Unrecognized reduction of prior service obligations resulting
 from plan amendments............................................    (12)   (13)
Unrecognized net loss resulting from plan experience and changes
 in actuarial assumptions........................................     30     22
                                                                   -----  -----
Accrued postretirement benefit cost at December 31...............  $(114) $(112)
                                                                   =====  =====

Note: The accrued postretirement benefit cost has been recorded based upon certain actuarial estimates as described below. Those estimates are subject to revision in future periods given new facts or circumstances.

                         THE BUSINESSES OF NEW TENNECO

  The net periodic postretirement benefit cost from continuing operations for the years 1995, 1994 and 1993 consist of the following components:

(MILLIONS)                                                        1995  1994  1993
----------                                                        ----  ----  ----
Service cost for benefits earned during the year................. $ 3   $ 4   $ 3
Interest cost on accumulated postretirement benefit obligation...  10    10     9
Net amortization of unrecognized amounts.........................  (1)   (1)   --
                                                                  ---   ---   ---
Net periodic postretirement benefit cost......................... $12   $13   $12
                                                                  ===   ===   ===

  The initial weighted average assumed health care cost trend rate used in determining the 1995, 1994 and 1993 accumulated postretirement benefit obligation was 7%, 8% and 9%, respectively, declining to 5% in 1997 and remaining at that level thereafter.

  Increasing the assumed health care cost trend rate by one percentage-point in each year would increase the 1995, 1994 and 1993 accumulated postretirement benefit obligations by approximately $12 million, $10 million and $12 million, respectively, and would increase the aggregate of the service cost and interest cost components of the net postretirement benefit cost for 1995, 1994 and 1993 by approximately $1 million, $1 million and $2 million, respectively.

  The discount rates (which are based on long-term market rates) used in determining the 1995, 1994 and 1993 accumulated postretirement benefit obligations were 7.75%, 8.25% and 7.50%, respectively.

Postemployment Benefits

  The Company adopted FAS No. 112, "Employers' Accounting for Postemployment Benefits," in the first quarter of 1994. This new accounting rule requires employers to account for postemployment benefits for former or inactive employees after employment but before retirement on the accrual basis rather than the "pay-as-you-go" basis. Implementation of this new rule reduced 1994 net income by $7 million, net of income tax benefits of $5 million, which was reported as the cumulative effect of a change in accounting principle.

12. PENSION PLANS

  The Company has various defined benefit plans which cover substantially all of its employees. Benefits are based on years of service and, for most salaried employees, on final average compensation. The Company's funding policies are to contribute to the plans amounts necessary to satisfy the funding requirements of federal laws and regulations. Plan assets consist of listed equity and fixed income securities. Certain employees of the Company participate in the Tenneco Inc. Retirement Plan (the "TRP"). Also, included in the table below are pension obligations and assets related to certain former employees of Tenneco which the Company will retain after the Distributions.

  The Company will become the sole sponsor of the TRP after the Distributions. The benefits accrued by Tenneco and Newport News employees in the TRP will be frozen as of the last day of the calendar month including the Distributions and the Company will amend the TRP to provide that all benefits accrued through that day by Tenneco and Newport News employees are fully vested and non-forfeitable.

                         THE BUSINESSES OF NEW TENNECO

  The funded status of the plans reconcile with amounts on the Combined Balance Sheets at December 31, 1995 and 1994, as follows:

                            PLANS IN
                          WHICH ASSETS    PLANS IN WHICH
                             EXCEED         ACCUMULATED
                           ACCUMULATED    BENEFITS EXCEED     ALL PLANS
                            BENEFITS          ASSETS           (NOTE)
                          --------------  ----------------  --------------  -------
(MILLIONS)                 1995    1994    1995     1994     1995    1994
----------                ------  ------  -------  -------  ------  ------
Actuarial present value
 of benefits based on
 service to date and
 present pay levels at
 September 30:
  Vested benefit obliga-
   tion.................  $1,793  $1,672  $    35  $    24  $1,828  $1,696
  Non-vested benefit ob-
   ligation.............      38      31        4        2      42      33
                          ------  ------  -------  -------  ------  ------
  Accumulated benefit
   obligation...........  $1,831  $1,703  $    39  $    26  $1,870  $1,729
Additional amounts re-
 lated to projected sal-
 ary increases..........      72      63        3        4      75      67
                          ------  ------  -------  -------  ------  ------
Total projected benefit
 obligation at September
 30.....................  $1,903  $1,766  $    42  $    30  $1,945  $1,796
Plan assets at fair
 value at September 30..   2,233   1,968        8        9   2,241   1,977
                          ------  ------  -------  -------  ------  ------
Plan assets in excess of
 (less than) total pro-
 jected benefit obliga-
 tion at September 30...  $  330  $  202  $   (34) $   (21) $  296  $  181
Contributions during the
 fourth quarter.........       4      14       --       --       4      14
Unrecognized net loss
 resulting from plan ex-
 perience and changes in
 actuarial assumptions..     142     234        2        3     144     237
Unrecognized prior serv-
 ice obligations result-
 ing from plan amend-
 ments..................      75      81        1        1      76      82
Remaining unrecognized
 net obligation (asset)
 at initial application.     (80)    (96)       1        1     (79)    (95)
Adjustment recorded to
 recognize minimum lia-
 bility.................      --      --       (2)      (2)     (2)     (2)
                          ------  ------  -------  -------  ------  ------
Prepaid (accrued) pen-
 sion cost at December
 31.....................  $  471  $  435  $   (32) $   (18) $  439  $  417
                          ======  ======  =======  =======  ======  ======

Note: Assets of one plan may not be utilized to pay benefits of other plans. Additionally, the prepaid (accrued) pension cost has been recorded based upon certain actuarial estimates as described below. Those estimates are subject to revision in future periods given new facts or circumstances.

  Net periodic pension costs (income) from continuing operations for the years 1995, 1994 and 1993 consist of the following components:

(MILLIONS)                                   1995         1994         1993
----------                                -----------  -----------  -----------
Service cost--benefits earned during the
 year...................................        $  23        $  29        $  20
Interest accrued on prior years pro-
 jected benefit obligation..............          144          110           60
Expected return on plan assets--
  Actual (return) loss..................  (387)          16         (151)
  Unrecognized excess (deficiency) of
   actual return over expected return...   188         (175)          53
                                          ----         ----         ----
                                                 (199)        (159)         (98)
Net amortization of unrecognized
 amounts................................           (3)           1           (7)
                                                -----        -----        -----
Net pension income......................        $ (35)       $ (19)       $ (25)
                                                =====        =====        =====

  The weighted average discount rates (which are based on long-term market rates) used in determining the 1995, 1994 and 1993 actuarial present value of the benefit obligations were 7.8%, 8.3% and 7.5%, respectively.

                         THE BUSINESSES OF NEW TENNECO

The rate of increase in future compensation was 5.1%, 5.1% and 4.9% for 1995, 1994 and 1993, respectively. The weighted average expected long-term rate of return on plan assets was 10% for 1995, 1994 and 1993.

13. SEGMENT AND GEOGRAPHIC AREA INFORMATION

  The Company is a global manufacturer with the following business segments:

Tenneco Automotive

  Manufacture and sale of exhaust and ride control systems, for both the original equipment and replacement markets.

Tenneco Packaging

  Manufacture and sale of packaging materials, cartons, containers and specialty packaging products for consumer and commercial markets.

                         THE BUSINESSES OF NEW TENNECO

  The following tables summarize certain segment and geographic information of the Company's businesses (Note):

                                         SEGMENT
                                --------------------------
                                                             RECLASS.
                                                                AND
(MILLIONS)                      AUTOMOTIVE PACKAGING OTHER  ELIMINATION COMBINED
----------                      ---------- --------- -----  ----------- --------
AT DECEMBER 31, 1995, AND FOR
 THE YEAR THEN ENDED
Net sales and operating
 revenues.....................    $2,479    $2,752   $  --     $(10)     $5,221
                                  ======    ======   =====     ====      ======
Operating profit..............       248       440      44       --         732
Equity in net income of
 affiliated companies.........         1        --      --       --           1
General corporate expenses....        (9)      (10)    (42)      --         (61)
                                  ------    ------   -----     ----      ------
Income before interest
 expense, income taxes and
 minority interest............       240       430       2       --         672
                                  ======    ======   =====     ====      ======
Identifiable assets...........     1,874     3,405     925      (94)      6,110
Investment in affiliated
 companies....................         3         4      --       --           7
                                  ------    ------   -----     ----      ------
  Total assets................     1,877     3,409     925      (94)      6,117
                                  ======    ======   =====     ====      ======
Depreciation, depletion and
 amortization.................        84       110       2       --         196
                                  ======    ======   =====     ====      ======
Capital expenditures for
continuing operations.........       208       316      38       --         562
                                  ======    ======   =====     ====      ======
AT DECEMBER 31, 1994, AND FOR
 THE YEAR THEN ENDED
Net sales and operating
 revenues.....................    $1,989    $2,184   $  --     $ (7)     $4,166
                                  ======    ======   =====     ====      ======
Operating profit..............       231       217      35       --         483
Equity in net income of
 affiliated companies.........        --        --      --       --          --
General corporate expenses....        (8)       (8)    (11)      --         (27)
                                  ------    ------   -----     ----      ------
Income before interest
 expense, income taxes and
 minority interest............       223       209      24       --         456
                                  ======    ======   =====     ====      ======
Identifiable assets...........     1,472     1,537   1,082     (156)      3,935
Investment in affiliated
 companies....................         2         3      --       --           5
                                  ------    ------   -----     ----      ------
  Total assets................     1,474     1,540   1,082     (156)      3,940
                                  ======    ======   =====     ====      ======
Depreciation, depletion and
 amortization.................        51        89       2       --         142
                                  ======    ======   =====     ====      ======
Capital expenditures for
continuing operations.........       113       166       1       --         280
                                  ======    ======   =====     ====      ======
AT DECEMBER 31, 1993, AND FOR
 THE YEAR THEN ENDED
Net sales and operating
 revenues.....................    $1,785    $2,042   $  --     $ (7)     $3,820
                                  ======    ======   =====     ====      ======
Operating profit..............       230       146      24       --         400
Equity in net income of
 affiliated companies.........        --         2      --       --           2
General corporate expenses....        (8)       (9)     (4)      --         (21)
                                  ------    ------   -----     ----      ------
Income before interest
 expense, income taxes and
 minority interest............       222       139      20       --         381
                                  ======    ======   =====     ====      ======
Identifiable assets...........       987     1,433     576      (46)      2,950
Investment in affiliated
 companies....................         4         6      --       --          10
Identifiable assets related to
 discontinued operations......        70        --      --       (1)         69
                                  ------    ------   -----     ----      ------
  Total assets................     1,061     1,439     576      (47)      3,029
                                  ======    ======   =====     ====      ======
Depreciation, depletion and
 amortization.................        52        83       2       --         137
                                  ======    ======   =====     ====      ======
Capital expenditures for
continuing operations.........        93       124      --       --         217
                                  ======    ======   =====     ====      ======

Note: Included in "other" above is the operations of Tenneco Business Services ("TBS"). TBS designs, implements and administers shared administrative service programs for the Company as well as other Tenneco business entities.

                         THE BUSINESSES OF NEW TENNECO

                                  GEOGRAPHIC AREA(B)
                            -------------------------------
                                                             RECLASS.
                            UNITED         EUROPEAN  OTHER      AND
(MILLIONS)                  STATES  CANADA  UNION   FOREIGN ELIMINATION COMBINED
----------                  ------  ------ -------- ------- ----------- --------
AT DECEMBER 31, 1995, AND
 FOR THE YEAR THEN ENDED
Net sales and operating
 revenues:
  Sales to unaffiliated
   customers..............  $3,683   $149   $1,140   $249      $ --      $5,221
  Transfers among geo-
   graphic areas(a).......      75     43       27     21      (166)         --
                            ------   ----   ------   ----      ----      ------
    Total.................   3,758    192    1,167    270      (166)      5,221
                            ======   ====   ======   ====      ====      ======
Operating profit..........     585     20      102     25        --         732
Equity in net income
 (loss) of affiliated
 companies................       1     --        1     (1)       --           1
General corporate ex-
 penses...................     (61)    --       --     --        --         (61)
                            ------   ----   ------   ----      ----      ------
Income before interest ex-
 pense, income taxes and
 minority interest........     525     20      103     24        --         672
                            ======   ====   ======   ====      ====      ======
Identifiable assets.......   4,664    207    1,077    241       (79)      6,110
Investment in affiliated
 companies................       3     --        2      2        --           7
                            ------   ----   ------   ----      ----      ------
    Total assets..........   4,667    207    1,079    243       (79)      6,117
                            ======   ====   ======   ====      ====      ======
AT DECEMBER 31, 1994, AND
 FOR THE YEAR THEN ENDED
Net sales and operating
 revenues:
  Sales to unaffiliated
   customers..............  $3,143   $165   $  624   $234      $ --      $4,166
  Transfers among geo-
   graphic areas(a).......      72     36       39     30      (177)         --
                            ------   ----   ------   ----      ----      ------
    Total.................   3,215    201      663    264      (177)      4,166
                            ======   ====   ======   ====      ====      ======
Operating profit..........     376     31       47     29        --         483
Equity in net income
 (loss) of affiliated
 companies................       1     --       --     (1)       --          --
General corporate ex-
 penses...................     (27)    --       --     --        --         (27)
                            ------   ----   ------   ----      ----      ------
Income before interest ex-
 pense, income taxes and
 minority interest........     350     31       47     28        --         456
                            ======   ====   ======   ====      ====      ======
Identifiable assets.......   2,729    141    1,149     17      (101)      3,935
Investment in affiliated
 companies................       4     --       --      1        --           5
                            ------   ----   ------   ----      ----      ------
  Total assets............   2,733    141    1,149     18      (101)      3,940
                            ======   ====   ======   ====      ====      ======

See Notes on following page.

                         THE BUSINESSES OF NEW TENNECO

                                  GEOGRAPHIC AREA(B)
                            -------------------------------
                                                             RECLASS.
                            UNITED         EUROPEAN  OTHER      AND
(MILLIONS)                  STATES  CANADA  UNION   FOREIGN ELIMINATION COMBINED
----------                  ------  ------ -------- ------- ----------- --------
AT DECEMBER 31, 1993, AND
 FOR THE YEAR THEN ENDED
Net sales and operating
 revenues:
  Sales to unaffiliated
   customers..............  $2,875   $176    $569    $200      $ --      $3,820
  Transfers among geo-
   graphic areas(a).......      67     32      35      19      (153)         --
                            ------   ----    ----    ----      ----      ------
    Total.................   2,942    208     604     219      (153)      3,820
                            ======   ====    ====    ====      ====      ======
Operating profit..........     293     28      56      23        --         400
Equity in net income of
 affiliated companies.....       1     --       1      --        --           2
General corporate ex-
 penses...................     (21)    --      --      --        --         (21)
                            ------   ----    ----    ----      ----      ------
Income before interest ex-
 pense, income taxes and
 minority interest........     273     28      57      23        --         381
                            ======   ====    ====    ====      ====      ======
Identifiable assets.......   2,154    111     583     139       (37)      2,950
Investment in affiliated
 companies................       5     --       2       3        --          10
Identifiable assets re-
 lated to discontinued op-
 erations.................      54     15       1      --        (1)         69
                            ------   ----    ----    ----      ----      ------
    Total assets..........   2,213    126     586     142       (38)      3,029
                            ======   ====    ====    ====      ====      ======

Notes: (a) Products are transferred between geographic areas on a basis intended to reflect as nearly as possible the "market value" of the products.
  (b) As reflected above, the Company's segments principally market their products and services in the United States, with significant sales in the European Union and other foreign countries.

  The Company is engaged in the sale of products for export from the United States. Such sales are reflected in the table below:

                                                                   (MILLIONS)
 GEOGRAPHIC AREA                PRINCIPAL PRODUCTS               1995 1994 1993
 ---------------                ------------------               ---- ---- ----
 Canada             Paperboard products, molded and pressed      $ 72 $ 75 $ 80
                    pulp goods, corrugated boxes, aluminum and
                    plastics
 European Union     Molded and pressed pulp goods, paperboard      23   21   22
                    products, corrugated boxes, aluminum and
                    plastics
 Other Foreign      Ride control systems, molded and pressed       69   49   45
                    pulp goods, paperboard products,
                    corrugated boxes, aluminum and plastics
                                                                 ---- ---- ----
 Total Export Sales                                              $164 $145 $147
                                                                 ==== ==== ====

14. COMMITMENTS AND CONTINGENCIES

Capital Commitments

  The Company estimates that expenditures aggregating approximately $567 million will be required after December 31, 1995, to complete facilities and projects authorized at such date, and substantial commitments have been made in connection therewith.

                         THE BUSINESSES OF NEW TENNECO

Lease Commitments

  The Company holds certain of its facilities and equipment under long-term leases. The minimum rental commitments under non-cancelable operating leases with lease terms in excess of one year are $134 million, $126 million, $124 million, $113 million and $117 million for the years 1996, 1997, 1998, 1999 and 2000, respectively, and $866 million for subsequent years. Of these amounts, $81 million for 1996, $84 million for 1997, $93 million for 1998, $86 million for 1999, $92 million for 2000 and $689 million for subsequent years are lease payment commitments to GECC, John Hancock, Metropolitan Life and others (collectively, the "Lessors") for assets purchased by these companies from Georgia-Pacific in January 1991 and leased to Tenneco Packaging.

  The Company has the right to purchase from the Lessors the various leased assets under certain conditions as specified in the agreements. In the event the purchase options are not exercised, and that no event of default, as defined, exists at the renewal dates, the Company also has the right to extend the various lease terms on a basis set forth in the agreements. Throughout the lease terms, the Company is required to maintain the leased properties which includes reforestation of the timberlands harvested.

  Commitments under capital leases were not significant to the accompanying combined financial statements. Total rental expense for continuing operations for the years 1995, 1994 and 1993, was $171 million, $161 million and $131 million, respectively, including minimum rentals under non-cancelable operating leases of $148 million, $143 million and $138 million for the corresponding periods.

  Tenneco Packaging's various lease agreements require that it comply with certain covenants and restrictions, including financial ratios that, among other things, place limitations on incurring additional "funded debt" as defined by the agreements. Under the provisions of the lease agreements, in order to incur funded debt, Tenneco Packaging must maintain a pretax cash flow coverage ratio, as defined, on a cumulative four quarter basis of a minimum of 2.0, subsequently modified to 1.25 through December 31, 1995. Tenneco Packaging was in compliance with all of its covenants at December 31, 1995.

Litigation

  The legal entities which comprise the Company are parties to various legal proceedings arising from their operations. Management believes that the outcome of these proceedings, individually and in the aggregate, will have no material effect on the financial position or results of operations of the Company.

Environmental Matters

  The Company is subject to a variety of environmental and pollution control laws and regulations in all jurisdictions in which it operates. The potential costs related to the Company for various environmental matters are uncertain due to such factors as the unknown magnitude of possible cleanup costs, the complexity and evolving nature of governmental laws and regulations and their interpretations, and the timing, varying costs and effectiveness of alternative cleanup technologies. Liabilities recorded by the Company for environmental contingencies are estimates of probable costs based upon available information and assumptions. Because of these uncertainties, however, the Company's estimates may change. The Company believes that any additional costs identified as further information becomes available would not have a material effect on the financial position or results of operations of the Company.

                         THE BUSINESSES OF NEW TENNECO

15. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                          CUMULATIVE
                                    INCOME BEFORE                         EFFECT OF
                                      INTEREST                LOSS FROM   CHANGE IN
                          NET SALES   EXPENSE,      INCOME   DISCONTINUED ACCOUNTING
                             AND    INCOME TAXES     FROM     OPERATIONS  PRINCIPLE,
 QUARTER                  OPERATING AND MINORITY  CONTINUING    NET OF      NET OF    NET
(MILLIONS)                REVENUES    INTEREST    OPERATIONS  INCOME TAX  INCOMETAX  INCOME
----------                --------- ------------- ---------- ------------ ---------- ------
1996 1st................   $1,539       $161         $ 60        $ --        $--      $ 60
  2nd...................    1,694        253          118          --         --       118
                           ------       ----         ----        ----        ---      ----
                           $3,233       $414         $178        $ --        $--      $178
                           ======       ====         ====        ====        ===      ====
1995 1st................   $1,237       $177         $ 76        $ --        $--      $ 76
  2nd...................    1,340        201           92          --         --        92
  3rd...................    1,263        173           73          --         --        73
  4th...................    1,381        121           17          --         --        17
                           ------       ----         ----        ----        ---      ----
                           $5,221       $672         $258        $ --        $--      $258
                           ======       ====         ====        ====        ===      ====
1994 1st................   $  954       $ 78         $ 51        $ (2)       $(7)     $ 42
  2nd...................    1,071        125           45         (23)        --        22
  3rd...................    1,071        149          117          --         --       117
  4th...................    1,070        104           25          (6)        --        19
                           ------       ----         ----        ----        ---      ----
                           $4,166       $456         $238        $(31)       $(7)     $200
                           ======       ====         ====        ====        ===      ====

Notes: Reference is made to Notes 3, 4 and 6 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for items affecting quarterly results.


The preceding notes are an integral part of the foregoing financial statements.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Mobil Oil Corporation

  We have audited the accompanying combined statement of net assets of the Mobil Plastics Division of Mobil Oil Corporation (the "Division") as of November 17, 1995 and December 28, 1994 and the related combined statements of operations before income taxes, changes in net assets and cash flows for the period December 29, 1994 to November 17, 1995 and the year ended December 28, 1994. These financial statements are the responsibility of the Division's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  As described in Note 1, the accompanying financial statements were prepared to present the net assets and operations before income taxes of the Division, which does not have a separate legal status or existence, and are not intended to be a complete presentation of the assets and liabilities or the results of operations of Mobil Oil Corporation.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the combined net assets of the Division at November 17, 1995 and December 28, 1994 and the combined results of its operations before income taxes and its cash flows before income taxes for the period December 29, 1994 to November 17, 1995 and the year ended December 28, 1994 in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Buffalo, New York
August 9, 1996

                MOBIL PLASTICS DIVISION OF MOBIL OIL CORPORATION

                        COMBINED STATEMENT OF NET ASSETS

                                 (IN THOUSANDS)

                                                       NOVEMBER 17, DECEMBER 28,
                                                           1995         1994
                                                       ------------ ------------
Current assets:
  Accounts receivable--net............................   $114,219     $102,930
  Inventories.........................................     92,492       73,785
  Prepaid expenses and other current assets...........      1,232          552
                                                         --------     --------
Total current assets..................................    207,943      177,267
Properties, plants and equipment--net.................    330,269      306,078
Assets held for sale..................................      4,263        9,160
                                                         --------     --------
Total assets..........................................    542,475      492,505
Current liabilities:
  Accounts payable....................................     53,788       53,503
  Accrued restructuring charges.......................      5,575       28,837
  Accrued expenses--other.............................     57,860       81,571
                                                         --------     --------
Total current liabilities.............................    117,223      163,911
                                                         --------     --------
Net assets............................................   $425,252     $328,594
                                                         ========     ========


                  See notes to combined financial statements.

                MOBIL PLASTICS DIVISION OF MOBIL OIL CORPORATION

              COMBINED STATEMENT OF OPERATIONS BEFORE INCOME TAXES

                                 (IN THOUSANDS)

                                                  FOR THE PERIOD     FOR THE
                                                 DECEMBER 29, 1994  YEAR ENDED
                                                        TO         DECEMBER 28,
                                                 NOVEMBER 17, 1995     1994
                                                 ----------------- ------------
Net sales.......................................     $994,686       $1,035,884
Other operating revenue.........................        1,028            1,050
                                                     --------       ----------
                                                      995,714        1,036,934
Operating expenses:
  Cost of goods sold............................      625,330          665,150
  Selling, distribution, general and administra-
   tive.........................................      259,323          281,544
  Research and development......................        7,879            8,612
  Restructuring and other charges...............        9,267           77,716
                                                     --------       ----------
                                                      901,799        1,033,022
                                                     --------       ----------
Operating income................................       93,915            3,912
Other income....................................        6,000              695
                                                     --------       ----------
Income before income taxes......................     $ 99,915       $    4,607
                                                     ========       ==========


                  See notes to combined financial statements.

                MOBIL PLASTICS DIVISION OF MOBIL OIL CORPORATION

                  COMBINED STATEMENT OF CHANGES IN NET ASSETS

                                 (IN THOUSANDS)

Excess of combined assets over liabilities at December 29, 1993...... $ 432,150
Income before income taxes...........................................     4,607
Net change in foreign currency translation adjustment................      (239)
Net change in parent company advances................................  (107,924)
                                                                      ---------
Excess of combined assets over liabilities at December 28, 1994......   328,594
Income before income taxes...........................................    99,915
Net change in foreign currency transaction adjustment................      (179)
Net change in parent company advances................................    (3,078)
                                                                      ---------
Excess of combined assets over liabilities at November 17, 1995...... $ 425,252
                                                                      =========



                  See notes to combined financial statements.

                MOBIL PLASTICS DIVISION OF MOBIL OIL CORPORATION

                        COMBINED STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                      PERIOD ENDED  YEAR ENDED
                                                      NOVEMBER 17, DECEMBER 28,
                                                          1995         1994
                                                      ------------ ------------
OPERATING ACTIVITIES
Income before income taxes..........................    $99,915      $  4,607
Adjustments to reconcile income before income taxes
 to net cash flows provided by operating activities:
  Depreciation......................................     34,538        42,184
  Write down of properties, plants, equipment and
   inventory as a result of restructuring program...      4,842        34,386
  Gain (loss) on disposal of machinery and equip-
   ment.............................................        (20)        3,005
  Changes in operating assets and liabilities:
    Accounts receivable--net........................    (11,289)      (11,605)
    Inventories.....................................    (18,707)       52,431
    Prepaid expenses and other current assets.......       (680)        5,056
    Accounts payable and accrued expenses...........    (23,426)        9,749
    Accrued restructuring charges...................    (23,262)       28,837
    Other...........................................        197           462
                                                        -------      --------
Cash provided by operating activities...............     62,108       169,112
INVESTING ACTIVITIES
Capital expenditures................................    (63,858)      (63,031)
Proceeds from sale of machinery and equipment.......      4,828         1,843
                                                        -------      --------
Cash used in investing activities...................    (59,030)      (61,188)
FINANCING ACTIVITIES
Change in parent company investment.................     (3,078)     (107,924)
                                                        -------      --------
Cash used in financing activities...................     (3,078)     (107,924)
                                                        -------      --------
Net change in cash and cash equivalents.............         --            --
Cash and cash equivalents:
  Beginning of period...............................         --            --
                                                        -------      --------
  End of period.....................................    $    --      $     --
                                                        =======      ========

                  See notes to combined financial statements.

               MOBIL PLASTICS DIVISION OF MOBIL OIL CORPORATION

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  The accompanying combined financial statements present, on a historical cost basis, the combined assets, liabilities, revenue and expense related to the Mobil Plastics Division of Mobil Oil Corporation ("The Division" or the "Plastics Division") as of November 17, 1995 and December 28, 1994. These statements are presented as if the Division had existed as a separate entity during the periods presented. Transactions between the businesses included in these statements have been eliminated.

  On November 17, 1995, substantially all of the assets and liabilities of the Division were purchased by Tenneco Inc. pursuant to the Asset Purchase Agreement dated October 1, 1995 among Mobil Oil Corporation, Mobil Chemical Canada, Ltd. and Tenneco Inc. (the "agreement"). In accordance with the agreement, certain assets and liabilities of the Division were retained by Mobil Oil Corporation; however, with the exception of income taxes, these assets and liabilites are included in the accompanying combined financial statements.

  The combined financial statements include the financial position and results of operations of the Plastics Packaging and Consumer Products business groups, which, prior to the sale to Tenneco Inc., were 100% owned by Mobil Corporation ("Mobil") through the legal entity, Mobil Oil Corporation ("Mobil Oil"). These business groups have been organized as part of a division of Mobil Chemical Company ("Mobil Chemical"), which is an operating entity of Mobil Oil.

  The Division incurs certain common costs which relate to both the Division and other Mobil Chemical operations, and management has made allocations of these costs to the Division. Also, in order to prepare these combined financial statements, management has made certain allocations of liabilities to the Division. Management of Mobil Chemical believes such allocations are reasonable; however, the amounts could differ from amounts that would be determined if the Division were operated on a stand-alone basis.

  Net assets reflect Mobil's historical cost basis investment in the Division, accumulated earnings and losses of the Division, cumulative exchange translation adjustments and intercompany activity with Mobil and other affiliates which are not settled on a current basis.

  Income taxes have been excluded from the accompanying combined financial statements as the responsibility for such taxes is being retained by Mobil Oil.

2. SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

  All cash and cash equivalents are transferred to Mobil Oil Corporation through the intercompany account on a current basis and, with the exception of petty cash, are excluded from assets on the accompanying combined statements of net assets. The Division is part of a centralized cash management system of Mobil Oil, whereby all cash disbursements of the Division are funded by, and all cash receipts are transferred to, Mobil Oil.

Inventories

  Inventories are stated at cost, but not in excess of market. The cost of substantially all product inventories is determined by the last-in, first-out
(LIFO) method. The cost of maintenance and supplies inventories is determined by the first-in, first-out method.

Properties, Plants and Equipment

  Properties, plants and equipment are stated at cost. Depreciation is computed principally using the straight-line and various accelerated methods over the estimated useful lives of the assets which range from 3 years to 11

               MOBIL PLASTICS DIVISION OF MOBIL OIL CORPORATION

2. SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) years for machinery and equipment, and 25 years to 32 years for land improvements and buildings. Expenditures for renewals and improvements that extend the useful life of an asset are capitalized. Expenditures for routine repairs and maintenance are charged to operations when incurred. Property items retired or otherwise disposed of are removed from the property and related accumulated depreciation accounts. Any profit or loss is included in operations.

Foreign Currency Translation

  Financial statements for the Canadian operations are translated into U.S. dollars at period-end exchange rates as to assets and liabilities and weighted average exchange rates as to revenues and expenses. The resulting translation adjustments are recorded as part of net assets.

Use of Estimates

  The financial statements, which are prepared in conformity with generally accepted accounting principles, include amounts that are based, in part, on management's best estimates and judgments.

Revenue Recognition

  The Division recognizes revenue at the point of passage of title, which is at the time of shipment to the customer.

Promotional Programs

  The Division accrues for the costs of promotional programs, including cents-off coupons and other trade related programs, at the time the program is made available to customers. Any adjustments between the original estimate and ultimate costs are recorded as a change in estimate in the period known. This change in estimate in 1995 resulted in a reduction of expense of approximately $9 million.

Environmental Liabilities

  The estimated future costs for known environmental remediation requirements are accrued when it is probable that a liability has been incurred and the amount of remediation costs can be reasonably estimated. These amounts are the undiscounted future estimated costs under existing regulatory requirements and using existing technology.

Allocation of Expenses

  The Division shares certain services with other related business groups at the Divisional level. Services are also performed by Mobil Chemical, Mobil Oil and Mobil Corporation. These services are allocated to the Plastics Division primarily on the basis of estimated usage of services. A summary of the services and the amounts allocated to the Division are described in Note 10.

3. OPERATING ACTIVITIES

  The Division is comprised of two primary business groups, Plastics Packaging and Consumer Products. Plastics Packaging serves food service, supermarkets and industrial segments while Consumer Products serves the packaged goods segment of the retail industry. The Division's products include waste bags, tableware, food bags, food service disposables, meat trays, clear containers, grocery sacks and stretch film. The Division operates ten manufacturing facilities in the United States and one in Canada. These facilities consist of six polyethylene and five polystyrene fabricating plants. The Division primarily markets its products to customers in North America. There are no further geographic concentrations of customers, and, generally, collateral is not required.

               MOBIL PLASTICS DIVISION OF MOBIL OIL CORPORATION

4. ACCOUNTS RECEIVABLE

  Accounts receivable consists of the following:

                                                       NOVEMBER 17, DECEMBER 28,
                                                           1995         1994
                                                       ------------ ------------
                                                              (THOUSANDS)
Accounts receivable--trade............................   $112,239     $101,911
Other receivables.....................................      3,067        2,108
Less: Allowance for doubtful accounts.................     (1,087)      (1,089)
                                                         --------     --------
                                                         $114,219     $102,930
                                                         ========     ========

5. INVENTORIES

  Major classes of inventories are as follows:

                                                       NOVEMBER 17, DECEMBER 28,
                                                           1995         1994
                                                       ------------ ------------
                                                              (THOUSANDS)
Raw material..........................................   $ 25,068     $24,443
In-process............................................     12,740      10,637
Finished product......................................     84,752      63,866
                                                         --------     -------
Product inventory at current cost.....................    122,560      98,946
Less: LIFO and other product inventory reserves.......    (43,895)    (44,893)
                                                         --------     -------
                                                           78,665      54,053
Other material and supplies...........................      6,427       6,274
Maintenance...........................................      7,400      13,458
                                                         --------     -------
                                                         $ 92,492     $73,785
                                                         ========     =======

  As a result of the decrease in the level of inventories in 1994, a LIFO layer liquidation occurred. The impact of the liquidation was approximately a $7,340 thousand decrease to cost of goods sold for the year ended December 28, 1994. The reduction to cost of goods sold consists of a decrease of $8,640 thousand for the Consumer Products business group which is offset by an increase of $1,300 thousand for the Plastics Packaging business group.

6. PROPERTIES, PLANTS AND EQUIPMENT

  Major classes of properties, plants and equipment are as follows:

                                                       NOVEMBER 17, DECEMBER 28,
                                                           1995         1994
                                                       ------------ ------------
                                                              (THOUSANDS)
Land and land improvements............................  $  17,185    $  17,092
Buildings.............................................    112,218      111,262
Machinery, equipment, furniture and fixtures..........    591,343      561,596
Construction in progress..............................     50,642       31,580
                                                        ---------    ---------
Properties, plants and equipment--gross...............    771,388      721,530
Less accumulated depreciation.........................   (441,119)    (415,452)
                                                        ---------    ---------
Properties, plants and equipment--net.................  $ 330,269    $ 306,078
                                                        =========    =========

               MOBIL PLASTICS DIVISION OF MOBIL OIL CORPORATION

7. ASSETS HELD FOR SALE

  As part of the Division's reengineering program, as described in Note 15, the Division closed two manufacturing plants and eliminated unprofitable product lines which resulted in either the sale or disposal of the related machinery and equipment. The restructuring charge recorded in 1995 and 1994 includes $4,713 thousand and $28,581 thousand to write-down the two plants, machinery and equipment to their estimated realizable value. These items had an original cost of approximately $108,700 thousand and accumulated depreciation of approximately $66,000 thousand prior to the restructuring charge. The Washington, New Jersey plant was closed in September 1994, and the Woodland, California plant was closed in March 1995. The items that have not been sold or disposed of are included as assets held for sale in the accompanying combined statement of net assets at management's estimate of the realizable value.

8. ACCRUED EXPENSES--OTHER

  Accrued expenses--other consists of the following:

                                                       NOVEMBER 17, DECEMBER 28,
                                                           1995         1994
                                                       ------------ ------------
                                                              (THOUSANDS)
Promotional programs..................................   $28,861      $42,139
Vacation..............................................     6,752        7,993
Quantity discounts....................................     5,791        7,150
Freight...............................................     4,847        6,965
Sales force and other bonuses.........................     2,624        2,331
Benefits..............................................     2,310        3,442
Commissions...........................................     1,421        1,671
Relocation costs......................................     1,152          873
Sales and use tax.....................................     1,042          674
Workers compensation insurance........................       965        2,230
Insurance programs....................................       769          773
Advertising...........................................       446        1,219
Property taxes........................................       221          904
Salaries..............................................        --        2,067
Other accrued expenses................................       659        1,140
                                                         -------      -------
                                                         $57,860      $81,571
                                                         =======      =======

9. FOREIGN CURRENCY TRANSLATION

  The cumulative currency translation adjustment included in net assets consists of the following unrealized gain (loss):

                                                                     (THOUSANDS)
                                                                     -----------
Balance at December 29, 1993........................................   $  (770)
  Exchange adjustments..............................................      (239)
                                                                       -------
Balance at December 28, 1994........................................    (1,009)
  Exchange adjustments..............................................      (179)
                                                                       -------
Balance at November 17, 1995........................................   $(1,188)
                                                                       =======

               MOBIL PLASTICS DIVISION OF MOBIL OIL CORPORATION

10. RELATED PARTY TRANSACTIONS

  Mobil Chemical Company, Mobil Oil Corporation, and Mobil Corporation have provided the Plastics Division with various administrative and financial services. Mobil Chemical Company services include computer systems, accounting, legal and purchasing functions. Mobil Oil Corporation and Mobil Corporation services include computer mainframe and networking charges, payroll and employee benefits administration, health, safety and environmental compliance programs, and plastics industry trade dues. It is Mobil's policy to allocate centrally incurred costs primarily on the basis of usage or on estimated time spent. Management believes these allocations and charges have been made on a reasonable basis; however, they are not necessarily indicative of the level of expenses which might have been incurred had the Division been operating as a stand-alone entity.

  Charges allocated to the Division from the above-mentioned sources amounted to approximately $21,110 thousand and $24,980 thousand for the period December 29, 1994 to November 17, 1995 and the year ended December 28, 1994, respectively. In addition to the above charges, the Division is allocated a surcharge based on payroll for various employee benefits, including those mandated by statute. For U.S. operations these charges amounted to $36,606 thousand and $46,591 thousand, and for Canadian operations these charges amounted to $502 thousand and $610 thousand for the periods ended November 17, 1995 and December 28, 1994, respectively. In addition, workers' compensation costs were allocated to the Division from Mobil Oil based on payroll, state mandated rates, and experience ratings. Workers' compensation costs allocated to the Division for the periods ended November 17, 1995 and December 28, 1994, amounted to approximately $4,811 thousand and $7,300 thousand, respectively.

  The Division obtains general liability and fire and extended property insurance coverage from a wholly-owned subsidiary of Mobil Corporation. The Division is self-insured up to deductible limits; these limits for fire and extended property insurance were increased effective January 1, 1995. Insurance premiums charged to the Division were approximately $382 thousand and $801 thousand for the periods ended November 17, 1995 and December 28, 1994, respectively.

  The Division purchased approximately 7% and 10% of its polyethylene resin raw material from Mobil affiliates during the period ended November 17, 1995 and the year ended December 28, 1994, respectively. These purchases, which were made at market rates, amounted to approximately $12,240 thousand and $16,600 thousand for the periods ended November 17, 1995 and December 28, 1994, respectively.

11. DEFINED BENEFIT RETIREMENT PLANS

  The majority of the Division's U.S. employees are covered by funded noncontributory pension plans sponsored by Mobil Oil. These plans are primarily final average pay plans. Funding for these plans, at the Corporate level, is based on the projected unit credit actuarial cost method. The assets of these plans consist primarily of equity and fixed income securities.

  The Division receives an intercompany allocation of pension costs from Mobil or its subsidiaries. The net pension obligation is maintained on Mobil's books and no amount has been included in the accompanying combined statement of net assets for the Division's share of the obligation.

  Net pension costs allocated by Mobil Oil to the Plastics Division approximated a credit of $983 thousand for the period December 29, 1994 to November 17, 1995 and a charge of $4,619 thousand for the year ended December 28, 1994. Amounts allocated are principally determined based on payroll. These credits and charges are included in the payroll surcharge amount disclosed in
Note 10.

               MOBIL PLASTICS DIVISION OF MOBIL OIL CORPORATION

11. DEFINED BENEFIT RETIREMENT PLANS--(CONTINUED)

  The Division also provides retirement benefits for its Canadian employees under pension plans sponsored by a Canadian subsidiary of Mobil Corporation. Net pension costs allocated to the Plastics Division amounted to approximately $99 thousand and $170 thousand for the periods ended November 17, 1995 and December 28, 1994, respectively. These charges are included in the payroll surcharge amount disclosed in Note 10.

  In accordance with certain reporting requirements, actuarial valuations for the defined benefit retirement plans are performed on an annual basis. Mobil Oil performed actuarial valuations as of December 31, 1995 and 1994. The primary assumptions used for the U.S. and Canadian plans actuarial valuations are as follows:

                                                        YEAR ENDED   YEAR ENDED
                                                       DECEMBER 31, DECEMBER 28,
                                                           1995         1994
                                                       ------------ ------------
                                                                Percent
Discount rate.........................................   7.0--7.3     7.5--8.5
Rate of salary increase...............................   4.0--5.3     4.0--5.6
Expected return on plan assets........................   8.7--9.0     8.2--8.5

12. OTHER POSTRETIREMENT BENEFITS

  The Division, through Mobil Oil, provides certain health care and life insurance benefits for U.S. retired employees who meet eligibility requirements. The cost of these benefits is allocated to the Division by Mobil Oil. The net obligation for these benefits is maintained by Mobil Oil and no amount has been recorded in the accompanying combined statement of net assets for the Division's share of the obligation. Premium costs are shared on a plan-by-plan basis between Mobil Oil and the participants. Postretirement health care benefits are provided both before and after eligibility for Medicare. The life insurance plans provide for a single lump-sum payment to a designated beneficiary.

  Charges for postretirement health care and life insurance plans allocated to the Division by Mobil Oil were $951 thousand and $3,460 thousand for the period December 28, 1994 to November 17, 1995 and the year ended December 28, 1994, respectively. Amounts allocated are principally determined based on the Division's payroll and the number of employees. These charges are included in the payroll surcharge amount disclosed in Note 10.

  In accordance with certain reporting requirements, actuarial valuations for postretirement health care and life insurance plans are performed on an annual basis. Mobil Oil performed actuarial valuations as of December 31, 1995 and 1994.

  The accumulated postretirement benefit obligation is based on a weighted-average assumed discount rate of 7% and 8.5% as of December 31, 1995 and 1994, respectively. At December 31, 1995, the health care cost trend used to calculate the accumulated postretirement benefit obligation is 9.7% for 1996, and is assumed to decrease generally over 9 years to 5.5%. At December 31, 1994, the health care cost trend rate was assumed to be 10.3% for 1995, declining to 5.5% after 10 years. The effect of a one percentage point increase in the assumed health care cost trend rate for each year would increase the Division's postretirement benefit charge by approximately 15%.

  Mobil Corporation's policy is to make contributions to funded plans and provide book reserves for unfunded plans.

  The Division does not provide postretirement benefits for its Canadian employees because they are covered primarily by local government programs.

               MOBIL PLASTICS DIVISION OF MOBIL OIL CORPORATION

13. EMPLOYEE SAVINGS PLAN

  The Division, through Mobil Oil, sponsors an Employee Savings Plan, which covers most U.S. employees. The Plan includes a savings plan, which consists primarily of an employee stock ownership plan (ESOP) and a 401(k) plan. The ESOP consists of contributions made by Mobil Oil of 4% of eligible employees' annual base salary. The 401(k) plan consists of Mobil Oil's contribution of 2% of eligible employees' annual base salary and employee contributions of 1% to 10% of their base salary subject to IRS limitations. Mobil Oil contributions to the ESOP are invested in Mobil ESOP Convertible Preferred Stock. Employee contributions to the savings plan are invested at the employees' discretion in Mobil Corporation common stock or a variety of mutual funds. The Division was charged approximately $4,348 thousand and $6,506 thousand for the period December 29, 1994 to November 17, 1995 and the year ended December 28, 1994, respectively, for their allocated costs of these plans. These charges are included in the payroll surcharge amount disclosed in Note 10.

  The Division also sponsors, through a Canadian subsidiary of Mobil Corporation, an Employee Savings Plan for its Canadian employees. For salaried employees the plan consists of a 3-5% contribution by Mobil (depending on years of service). This contribution is made only if an employee also contributes a minimum of 5%. An employee may contribute up to 25% of their salary. For non-salaried workers the employee has a choice of 2% of additional wages, or a 2% contribution to the Savings Plan. All contributions are invested at the employees' discretion in Mobil Corporation common stock or a variety of mutual funds. Employee Savings Plan contributions allocated to the Division amounted to approximately $65 thousand and $73 thousand for the periods ended November 17, 1995 and December 28, 1994, respectively. These charges are included in the payroll surcharge amount disclosed in Note 10.

14. LEASE COMMITMENTS AND RENTALS

  The Division rents certain property and equipment under various operating leases. Total rental expense for the period December 29, 1994 to November 17, 1995 and the year ended December 28, 1994, amounted to approximately $3,518 thousand and $8,169 thousand, respectively.

  Future minimum lease payments under all non-cancelable operating leases having a remaining term in excess of one year are as follows for the next five calendar years:

                                                                     (THOUSANDS)
                                                                     -----------
1996................................................................   $2,098
1997................................................................    1,415
1998................................................................      930
1999................................................................       --
2000................................................................       --

15. RESTRUCTURING CHARGE

  During 1994, the Division implemented a major reengineering program intent on reducing the Division's cost structure through a comprehensive redesign of operating practices and major business processes. The program included the closing of two manufacturing plants, equipment consolidation, elimination of unprofitable product lines, closure of outside warehouses, and manpower reductions made possible by improved processes and consolidating accounting and other administrative functions. As a result of the reengineering program, the Division's headcount was reduced by approximately 25% or 1,200 positions.

  Included in operating results is a charge of $7,267 and $74,809 thousand relating to the cost of this program for the period December 29, 1994 to November 17, 1995 and for the year ended December 28, 1994, respectively.

               MOBIL PLASTICS DIVISION OF MOBIL OIL CORPORATION

15. RESTRUCTURING CHARGE--(CONTINUED)

  The restructuring charge consists of the following:

                                                      NOVEMBER 17, DECEMBER 28,
                                                          1995         1994
                                                      ------------ ------------
                                                             (THOUSANDS)
Employee severance packages.........................     $1,102      $37,375
Write-down of equipment and inventory and related
 costs of discontinued product lines................      3,896       27,190
Charges to record closed manufacturing facilities at
 estimated realizable value and related closure and
 selling costs......................................        946        9,113
Other...............................................      1,323        1,131
                                                         ------      -------
                                                         $7,267      $74,809
                                                         ======      =======

  The Division's combined statements of net assets includes accruals for restructuring of $5,575 thousand and $28,837 thousand at November 17, 1995 and December 28, 1994, respectively. These accruals consist primarily of employee severance packages which are paid on an ongoing basis; it is anticipated that payments relating to this program will be completed in 1996.

  The Division also incurred consulting charges relating to the restructuring program of $2,000 thousand and $2,907 thousand for the period December 29, 1994 to November 17, 1995 and the year ended December 28, 1994, respectively.

16. CONTINGENCIES

Environmental Matters

  The Division is subject to loss contingencies pursuant to various federal, state and local environmental laws and regulations. These include possible obligations to remove or mitigate the effects on the environment of the placement, storage, disposal or release of certain chemical or other substances by the Division or by other parties.

  The Division is not aware of any significant environmental obligations and accordingly has not made any provisions for such obligations related to its current operating facilities. The Division may, in the future, be involved in environmental assessments or clean-ups. While the ultimate requirement for any such remediation, and its cost, is presently not known, the management of the Division does not expect these costs, based upon currently known information and existing requirements, to have a material adverse effect on its net assets and future operating results.

17. PATENT INFRINGEMENT SETTLEMENT

  In March 1995 the Division received a $6,000 thousand settlement relating to a patent infringement suit. This amount is recorded as other income during the period ended November 17, 1995.

                                  SIGNATURES

  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          New Tenneco Inc.

                                                    /s/ Dana G. Mead
                                          By:__________________________________
                                                      Dana G. Mead
                                                        Chairman

Dated November 4, 1996

                                                                     SCHEDULE II

                         THE BUSINESSES OF NEW TENNECO

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                   (MILLIONS)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

COLUMN A                   COLUMN B        COLUMN C         COLUMN D  COLUMN E
------------------------------------------------------------------------------
                                           ADDITIONS
                                     ---------------------
                          BALANCE AT CHARGED TO CHARGED TO            BALANCE
                          BEGINNING  COSTS AND    OTHER                AT END
DESCRIPTION                OF YEAR    EXPENSES   ACCOUNTS  DEDUCTIONS OF YEAR
------------------------------------------------------------------------------
Allowance for Doubtful
 Accounts Deducted from
 Assets to Which it
 Applies:
  Year Ended December 31,
   1995..................    $15        $20        $--        $11       $24
                             ===        ===        ===        ===       ===
  Year Ended December 31,
   1994..................    $15        $ 5        $--        $ 5       $15
                             ===        ===        ===        ===       ===
  Year Ended December 31,
   1993..................    $17        $10        $--        $12       $15
                             ===        ===        ===        ===       ===

                               INDEX TO EXHIBITS

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
   2     Distribution Agreement, November 1, 1996, by and among Tenneco Inc.,
         New Tenneco Inc., and Newport News Shipbuilding Inc.
  +3.1   Certificate of Incorporation of New Tenneco Inc. as currently in effect.
   3.2   Form of Restated Certificate of Incorporation to be adopted prior to the Distribution Date.
  +3.3   By-laws of New Tenneco Inc. as currently in effect.
  +3.4   Form of Amended and Restated By-laws to be adopted prior to the
         Distribution Date.
  +4.1   Form of Specimen Stock Certificate of Company Common Stock.
  +4.2   Form of Rights Agreement by and between New Tenneco Inc. and First
         Chicago Trust Company of New York, as Rights Agent.
  +4.3   Form of Indenture between New Tenneco Inc. and The Chase Manhattan
         Bank, as trustee.
  10.1   Form of Debt and Cash Allocation Agreement by and among Tenneco Inc.,
         New Tenneco Inc., and Newport News Shipbuilding Inc.
 +10.2   Form of Benefits Agreement by and among Tenneco Inc., New Tenneco
         Inc., and Newport News Shipbuilding Inc.
 +10.3   Form of Insurance Agreement by and among Tenneco Inc., New Tenneco
         Inc., and Newport News Shipbuilding Inc.
  10.4   Form of Tax Sharing Agreement by and among Tenneco Inc., Newport News
         Shipbuilding Inc., New Tenneco Inc., and El Paso Natural Gas Company.
  10.5   Form of Transition Services Agreement by and among, Tenneco Business
         Services, Inc., Tenneco Inc. and El Paso Natural Gas Company.
 +10.6   Form of Shipbuilding Trademark Transition License Agreement by and
         between Newport News Shipbuilding Inc. and New Tenneco Inc.
 +10.7   Form of Tenneco Trademark Transition License Agreement by and between
         New Tenneco Inc. and Tenneco Inc.
 +10.8   Form of Amended and Restated Tenneco Inc. Board of Directors Deferred
         Compensation Plan, to be assumed by New Tenneco Inc. as of the
         Distribution Date.
 +10.9   Form of Amended and Restated Tenneco Inc. Executive Incentive
         Compensation Plan, to be assumed by New Tenneco Inc. as of the
         Distribution Date.
 +10.10  Form of Tenneco Inc. Deferred Compensation Plan, to be assumed by New
         Tenneco Inc. as of the Distribution Date.
 +10.11  Form of Tenneco Inc. 1996 Deferred Compensation Plan, to be assumed by
         New Tenneco, Inc. as of the Distribution Date.
 +10.12  Form of Amended and Restated Tenneco Inc. Supplemental Executive
         Retirement Plan, to be assumed by New Tenneco, Inc. as of the
         Distribution Date.
 +10.13  Form of Amended and Restated Tenneco Inc. Benefit Equalization Plan,
         to be assumed by New Tenneco Inc. as of the Distribution Date.
 +10.14  Form of Amended and Restated Tenneco Inc. Outside Directors Retirement
         Plan, to be assumed by New Tenneco Inc. as of the Distribution Date.

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
 +10.15  Form of Amended and Restated Supplemental Pension Agreement, between
         Dana G. Mead and Tenneco Inc., to be assumed by New Tenneco Inc. as of the Distribution Date.
 +10.16  Form of Amended and Restated Tenneco Inc. Change in Control Severance
         Benefit Plan for Key Executives, to be assumed by New Tenneco Inc. as of the Distribution Date.
 +10.17  Form of Amended and Restated Tenneco Benefits Protection Trust, to be
         assumed by New Tenneco as of the Distribution Date.
 +10.18  Form of Employment Agreement between Stacy S. Dick and New Tenneco
         Inc.
 +10.19  Form of Employment Agreement between Dana G. Mead and New Tenneco Inc.
 +10.20  Form of Employment Agreement between Paul T. Stecko and Tenneco
         Packaging Inc.
 +10.21  Form of Agreement between Theodore R. Tetzlaff and New Tenneco Inc.
 +10.22  Form of Tenneco Inc. Directors Restricted Stock Program, effective as of the Distribution Date, to be assumed by New Tenneco Inc. as of the
         Distribution Date.
 +10.23  Form of Tenneco Inc. Directors Restricted Stock and Restricted Unit
         Program, effective as of the Distribution Date, to be assumed by New
         Tenneco Inc. as of the Distribution Date.
 +10.24  Form of 1996 Tenneco Inc. Stock Ownership Plan, to be assumed by New
         Tenneco Inc. as of the Distribution Date.
 +10.25  Lease Agreement, Tomahawk, dated as of January 30, 1991, between The
         Connecticut National Bank, as Owner Trustee, and Packaging Corporation
         of America.
 +10.26  Lease Agreement, Valdosta, dated as of January 30, 1991 between The
         Connecticut National Bank, Philip G. Kane, Jr., Frank McDonald, Jr.,
         and William R. Monroe, as Owner Trustee, and Packaging Corporation of
         America.
 +10.27  Timberland Lease, dated January 31, 1991, by and between Four States
         Timber Venture and Packaging Corporation of America.
  10.28  Professional Services Agreement, dated August 22, 1996, by and between
         Tenneco Business Services Inc. and Newport News Shipbuilding Inc.
 +12     Statement re computation of ratio of earnings to fixed charges.
 +21     Subsidiaries of New Tenneco Inc.
 +27(a)  Financial data schedule--As of December 31, 1995
 +27(b)  Financial data schedule--As of June 30, 1996

  Each exhibit identified on this Exhibit List is filed as part of this Registration Statement. Exhibits which were previously filed are designated by a dagger (+); all exhibits not so designated are being filed herewith.